As filed with the Securities and Exchange Commission on May 8, 2020
Registration No. 333-237862

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED COMMUNITY BANKS, INC.
(Exact Name of Registrant as Specified in its Charter)

Georgia	6022	58-1807304
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
125 Highway 515 East
Blairsville, Georgia 30512
(706) 781-2265
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

Melinda Davis Lux
General Counsel and Corporate Secretary
United Community Banks, Inc.
2 West Washington Street, Suite 700
Greenville, South Carolina 29601
Telephone: (864) 241-8736
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copies to:
Neil E. Grayson Nelson Mullins Riley & Scarborough LLP 2 West Washington Street, Suite 400 Greenville, South Carolina 29601 Telephone: (864) 373-2300	John P. Greeley Smith Mackinnon, PA 301 East Pine Street, Suite 750 Orlando, Florida 32801 Telephone: (407) 843-7300

Approximate date of commencement of the proposed sale of the securities to the public:
As soon as practicable after this Registration Statement becomes effective and upon completion of the merger described in the enclosed document.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY — SUBJECT TO COMPLETION — DATED MAY 8, 2020

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT
To the Shareholders of Three Shores Bancorporation, Inc.:
On March 9, 2020, United Community Banks, Inc., which we refer to as United, and Three Shores Bancorporation, Inc., which we refer to as Three Shores, entered into an Agreement and Plan of Merger, which we refer to as the merger agreement, that provides for the combination of United and Three Shores. Under the merger agreement, Three Shores will merge with and into United, with United as the surviving corporation, in a transaction we refer to as the merger. Immediately following completion of the merger, Seaside National Bank & Trust, a wholly-owned subsidiary of Three Shores, which we refer to as Seaside, will merge with and into United Community Bank, a wholly-owned subsidiary of United, with United Community Bank as the surviving bank, in a transaction we refer to as the bank merger. The acquisition will expand United’s presence in attractive Florida markets and strengthen its position in the state.
Pursuant to the terms and subject to the conditions set forth in the merger agreement, at the effective time of the merger, each outstanding share of Three Shores common stock and each outstanding share of Three Shores convertible perpetual preferred stock, designated as Series D-1, Series D-2, Series D-3, and Series D-4, which we collectively refer to as Three Shores Series D preferred stock (except for treasury stock or shares owned by Three Shores or United, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted, and shares held by shareholders who properly exercise dissenters’ rights) will be converted into the right to receive 0.33 shares, which we refer to as the exchange ratio, of United common stock, plus cash in lieu of fractional shares.
Although the number of shares of United common stock that each Three Shores shareholder will receive is fixed, the market value of the merger consideration will fluctuate with the market price of United common stock and will not be known at the time Three Shores shareholders vote on the merger agreement. Based on the closing price of United common stock on the NASDAQ Global Select Market on March 6, 2020, the last trading day preceding the date of public announcement of the merger, the value of the per share merger consideration payable to holders of Three Shores common stock and Three Shores Series D preferred stock was approximately $7.64. We urge you to obtain current market quotations for United (currently traded on The NASDAQ Global Select Market under the trading symbol “UCBI”). Three Shores common stock is quoted on the OTC Pink Open Market under the trading symbol “TSHR.” Three Shores Series D preferred stock is not listed or quoted on any exchange.
Based on the current number of shares of Three Shores common stock and Three Shores Series D preferred stock outstanding as of March 9, 2020, United expects to issue approximately 8,143,916 shares of United common stock to Three Shores shareholders upon completion of the merger. Upon completion of the merger, current Three Shores shareholders will own approximately 9.6% of United common stock immediately following the merger. However, any increase or decrease in the number of outstanding shares of Three Shores common stock or Three Shores Series D preferred stock that occurs for any reason before the completion of the merger will cause the actual number of shares of United common stock issued upon completion of the merger to change.
Three Shores will hold a special meeting of its shareholders in connection with the merger. Holders of Three Shores common stock and Three Shores Series D preferred stock will be asked to vote to adopt and approve the merger agreement as described in this proxy statement/prospectus. Three Shores shareholders will also be asked to approve a proposal to adjourn the special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement, as described in this proxy statement/prospectus. Certain holders of Three Shores common stock and the holders of all outstanding shares of Three Shores Series D preferred stock have entered into voting and support agreements with United pursuant to which they have agreed to vote “FOR” the approval of the merger agreement, subject to the terms of the voting and support agreements.
The special meeting of Three Shores shareholders will be held on June 16, 2020 at 10:00 a.m., Eastern Daylight Time. Due to concerns regarding the coronavirus outbreak and to assist in protecting the health and well-being of Three Shores shareholders and employees, the special meeting of shareholders will be held virtually via the Internet. Additional information regarding the voting process for the special meeting is included in this proxy statement/prospectus.
Three Shores’ board of directors has determined and declared that the merger agreement, the merger, and the transactions contemplated by the merger agreement are advisable and in the best interests of Three Shores and its shareholders, has unanimously authorized, adopted and approved the merger agreement, the merger, and the transactions contemplated by the merger agreement, and unanimously recommends that Three Shores shareholders vote “FOR” the proposal to adopt and approve the merger agreement and “FOR” the proposal to adjourn the Three Shores special meeting, if necessary or appropriate, to solicit additional proxies in favor of the proposal to adopt and approve the merger agreement.
This document, which serves as a proxy statement for the special meeting of Three Shores shareholders and as a prospectus for the shares of United common stock to be issued in the merger to Three Shores shareholders, describes the special meeting of Three Shores shareholders, the merger, the documents related to the merger, and other related matters. Please carefully read this entire proxy statement/prospectus, including the “Risk Factors,” beginning on page 22, for a discussion of the risks relating to the proposed merger. You can also obtain information about United from documents that United has filed with the Securities and Exchange Commission.
If you have any questions concerning the merger, you should contact Gideon T. Haymaker, President and Chief Executive Officer, 201 South Orange Avenue, Suite 100, Orlando, Florida 32801 at (407) 567-2200.

Gideon T. Haymaker
President and Chief Executive Officer Three Shores Bancorporation, Inc.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued in the merger or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense.
The securities to be issued in the merger are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of either United or Three Shores, and they are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.
The date of this proxy statement/prospectus is [•], 2020, and it is first being mailed or otherwise delivered to the shareholders of Three Shores on or about [•], 2020.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
TO BE HELD ON JUNE 16, 2020
To the Shareholders of Three Shores Bancorporation, Inc.:
Three Shores Bancorporation, Inc., which we refer to as Three Shores, will hold a special meeting of shareholders at 10:00 a.m. Eastern Daylight Time, on June 16, 2020, for the following purposes:
•
to consider and vote upon a proposal to adopt and approve the Agreement and Plan of Merger, dated as of March 9, 2020, by and among United Community Banks, Inc., which we refer to as United, and Three Shores, pursuant to which Three Shores will merge with and into United, with United continuing as the surviving corporation, which we refer to as the merger proposal; and

•
to consider and vote upon a proposal to adjourn the Three Shores special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal.

Due to concerns regarding the coronavirus outbreak and to assist in protecting the health and well-being of Three Shores shareholders and employees, the special meeting of shareholders will be held virtually via the Internet. Additional information regarding the voting process for the special meeting is included in this proxy statement. Shareholders will be able to listen, vote and submit questions during the special meeting via a live audiocast available at http:// www.AALvote.com/TSHR. To access the special meeting, you will need the 16-digit control number included on your proxy card (printed in box and marked by the arrow) or in the instructions that accompanied this proxy statement/prospectus. We have designed the format of the special meeting to ensure that our shareholders who attend the special meeting virtually will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
We have fixed the close of business on May 6, 2020 as the record date for the Three Shores special meeting. Only holders of record of Three Shores common stock and Three Shores convertible perpetual preferred stock, designated as Series D-1, Series D-2, Series D-3, and Series D-4, which we collectively refer to as Three Shores Series D preferred stock, at that time are entitled to notice of, and to vote at, the Three Shores special meeting, or any adjournment or postponement of the Three Shores special meeting. Approval of the merger proposal requires the affirmative vote of the holders of a majority of the outstanding shares of each of (i) Three Shores common stock, (ii) Three Shores Series D preferred stock, and (iii) Three Shores common stock and Three Shores Series D preferred stock, voting together as a single class. The special meeting may be adjourned from time to time upon approval of the holders of Three Shores common stock and Three Shores Series D preferred stock, without notice other than by announcement at the meeting of the adjournment thereof, and any and all business for which notice is hereby given may be transacted at such adjourned meeting. Certain holders of Three Shores common stock and the holders of all outstanding shares of Three Shores Series D preferred stock have entered into voting and support agreements with United, pursuant to which such holders have agreed to vote in favor of the merger proposal, subject to the terms of the voting and support agreements.
Three Shores shareholders have appraisal rights under Florida law entitling them to obtain payment in cash for the fair value of their shares, provided they comply with each of the requirements under Florida law, including not voting in favor of the merger proposal and providing timely notice to Three Shores. For more information regarding appraisal rights, please see “The Merger — Appraisal Rights in the Merger” beginning on page 61.
Your vote is very important. We cannot complete the merger unless Three Shores shareholders approve the merger proposal.
Whether or not you plan to attend the live audiocast of the special meeting, we urge you to vote now to make sure there will be a quorum for the special meeting. Please vote as soon as possible. If you hold stock in your name as a shareholder of record, please complete, sign, date, and return the accompanying proxy card in the enclosed postage-paid return envelope as described on the proxy card. If you hold your stock in “street name” through a bank or broker, please follow the instructions on the voting instruction card furnished by the record holder.
The enclosed proxy statement/prospectus provides a detailed description of the special meeting, the merger, the documents related to the merger (including the merger agreement), and other related matters. We urge you to read the proxy statement/prospectus, including any documents incorporated in the proxy statement/prospectus by reference, and its appendices carefully and in their entirety. If you have any questions concerning the merger or the proxy statement/prospectus, would like additional copies of the proxy statement/prospectus, or need help voting your shares of Three Shores common stock or Three Shores Series D preferred stock, please contact Gideon T. Haymaker, President and Chief Executive Officer, at (407) 567-2200.
Three Shores’ board of directors has determined and declared that the merger agreement, the merger, and the transactions contemplated by the merger agreement are advisable and in the best interests of Three Shores and its shareholders, has unanimously authorized, adopted and approved the merger agreement, the merger and the transactions contemplated by the merger agreement, and unanimously recommends that Three Shores shareholders vote “FOR” the proposal to adopt and approve the merger agreement and “FOR” the proposal to adjourn the Three Shores special meeting, if necessary or appropriate, to solicit additional proxies in favor of the merger proposal.
By Order of the Board of Directors,
Gideon T. Haymaker
President and Chief Executive Officer
Orlando, Florida
May [•], 2020

REFERENCES TO ADDITIONAL INFORMATION
This proxy statement/prospectus incorporates important business and financial information about United Community Banks, Inc., which we refer to as United, from documents filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC, that are not included in or delivered with this proxy statement/prospectus. You can obtain any of the documents filed with or furnished to the SEC by United at no cost from the SEC’s website at http://www.sec.gov. You may also request copies of these documents, including documents incorporated by reference in this proxy statement/prospectus, at no cost by contacting United at the following address:
United Community Banks, Inc.
125 Highway 515 East
Blairsville, Georgia 30512
Attention: Investor Relations
Telephone: (706) 781-2265
You will not be charged for any of these documents that you request. To obtain timely delivery of these documents, Three Shores shareholders must request them no later than five business days before the date of the Three Shores special meeting. This means that Three Shores shareholders requesting documents must do so by June 9, 2020.
You should rely only on the information contained in, or incorporated by reference into, this document. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this document. This document is dated [•], 2020, and you should assume that the information in this document is accurate only as of such date. You should assume that the information incorporated by reference into this document is accurate as of the date of such document. Neither the mailing of this document to Three Shores shareholders, nor the issuance by United of shares of United common stock in connection with the merger, will create any implication to the contrary.
This document does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Except where the context otherwise indicates, information contained in this document regarding United has been provided by United and information contained in this document regarding Three Shores has been provided by Three Shores.
Please see “Where You Can Find More Information” for more details.

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER
The following are some questions that you may have about the merger and the Three Shores special meeting, and brief answers to those questions. We urge you to read carefully the remainder of this proxy statement/prospectus because the information in this section does not provide all of the information that might be important to you with respect to the merger or the Three Shores special meeting. Additional important information is also contained in the documents incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information.”
Q:
What is the merger?

A:
United and Three Shores have entered into an Agreement and Plan of Merger, dated as of March 9, 2020, which we refer to as the merger agreement. Under the merger agreement, Three Shores will merge with and into United, with United continuing as the surviving corporation, in a transaction we refer to as the merger. Immediately following the completion of the merger, Seaside National Bank & Trust, a wholly-owned subsidiary of Three Shores, which we refer to as Seaside, will merge with and into United Community Bank, a wholly-owned subsidiary of United, with United Community Bank continuing as the surviving bank, in a transaction we refer to as the bank merger. A copy of the merger agreement is included in this proxy statement/prospectus as Annex A.

Upon completion of the merger, Three Shores shareholders will receive 0.33 shares of United common stock for each share of Three Shores common stock or Three Shores convertible perpetual preferred stock, designated as Series D-1, Series D-2, Series D-3, and Series D-4, which we collectively refer to as Three Shores Series D preferred stock (except for treasury stock or shares owned by Three Shores or United, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted, and shares held by shareholders who properly exercise dissenters’ rights) they hold immediately prior to the merger, plus cash in lieu of fractional shares. As a result of the foregoing, based on the number of shares of United common stock and Three Shores common stock outstanding as of March 9, 2020, the last trading day before public announcement of the merger, it is expected that United shareholders will hold approximately 90.4%, and Three Shores shareholders will hold approximately 9.6%, of the shares of the combined company outstanding immediately after the effective time of the merger, which we refer to as the effective time.
The merger cannot be completed unless, among other things, Three Shores shareholders approve the merger proposal.
Q:
Why am I receiving this proxy statement/prospectus?

A:
We are delivering this document to you because it is a proxy statement being used by the Three Shores board of directors to solicit proxies of Three Shores shareholders in connection with approval of the merger and related matters.

In order to approve the merger agreement and related matters, Three Shores has called a special meeting of its shareholders. This document serves as the proxy statement for the Three Shores special meeting and describes the proposals to be presented at the Three Shores special meeting.
Finally, this document is also a prospectus that is being delivered to Three Shores shareholders because, in connection with the merger, United will be issuing to Three Shores shareholders shares of United common stock as merger consideration.
This proxy statement/prospectus contains important information about the merger and the other proposals being voted on at the Three Shores special meeting and important information to consider in connection with an investment in United common stock. You should read it carefully and in its entirety. The enclosed materials allow you to have your shares of Three Shores common stock voted by proxy without attending the Three Shores special meeting. Your vote is important and we encourage you to submit your proxy as soon as possible.

Q:
What are Three Shores shareholders being asked to vote on at the Three Shores special meeting?

A:
Three Shores is soliciting proxies from its shareholders with respect to the following proposals:

•
a proposal to adopt and approve the merger agreement, which we refer to as the merger proposal; and

•
a proposal to adjourn the Three Shores special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in favor of the merger proposal, which we refer to as the adjournment proposal.

Q:
What will Three Shores shareholders receive in the merger?

A:
Upon completion of the merger, Three Shores shareholders will receive 0.33 shares of United common stock, which we refer to as the merger consideration, for each share of Three Shores common stock or Three Shores Series D preferred stock held immediately prior to the merger. United will not issue any fractional shares of United common stock in the merger. Three Shores shareholders who would otherwise be entitled to a fraction of a share of United common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) based on the volume weighted average closing price of United common stock for the 20 full trading days ending on the second trading day preceding the closing date of the merger.

Q:
How will the merger affect Three Shores restricted stock awards?

A:
Under the merger agreement, at the effective time, each outstanding Three Shores restricted stock award will vest and be cancelled and converted automatically into the right to receive the merger consideration in respect of each share of Three Shores common stock underlying such restricted stock award.

Q:
How will the merger affect Three Shores stock options?

A:
At the effective time, each outstanding option to purchase shares of Three Shores common stock will vest and be cancelled and converted automatically into the right to receive a cash payment equal to the difference between $10.00 and the exercise price with respect to such stock option.

Q:
How will the merger affect follow-on investment rights with respect to Three Shores Series D preferred stock?

A:
At the effective time, each outstanding right to make a follow-on investment with respect to a share of Three Shores Series D preferred stock existing under the terms of certain agreements between Three Shores and certain of the holders of the Three Shores Series D preferred stock, which we refer to as a Three Shores follow-on right, will be cancelled and converted automatically into the right to receive a cash payment equal to the difference between $10.00 and $6.47, which is the exercise price with respect to the Three Shores follow-on rights.

Q:
What are the U.S. federal income tax consequences of the merger to Three Shores shareholders?

A:
It is intended that the merger qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code. It is a condition to the completion of the merger that United and Three Shores receive written opinions from their respective counsel or accounting firm, as applicable, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. If the merger so qualifies, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences”) of Three Shores common stock or Three Shores Series D preferred stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of shares of Three Shores common stock and Three Shores Series D preferred stock, as applicable, for shares of United common stock pursuant to the merger, except with respect to any cash received in lieu of fractional shares of United common stock or from the exercise of appraisal rights. For further information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 80.

Three Shores shareholders should consult their own tax advisors for a full understanding of the particular tax consequences of the merger to them.
Q:
If I am a Three Shores shareholder, should I send in my Three Shores stock certificate(s) now?

A:
No. Please do not send in your Three Shores stock certificate(s) with your proxy. After the merger, an exchange agent will send you instructions for exchanging Three Shores stock certificates for the merger consideration. See “The Merger Agreement — Conversion of Shares; Exchange of Certificates.”

Q:
What should I do if I hold my shares of Three Shores common stock or Three Shores Series D preferred stock in book-entry form?

A:
You are not required to take any additional actions in connection with the conversion at the effective time of your shares of Three Shores common stock or Three Shores Series D preferred stock into shares of United common stock, if your shares of Three Shores common stock or Three Shores Series D preferred stock are held in book-entry form. After the completion of the merger, shares of Three Shores common stock and Three Shores Series D preferred stock held in book-entry form will automatically be exchanged for book-entry shares of United common stock.

Q:
Will the value of the merger consideration change between the date of this proxy statement/prospectus and the time the merger is completed?

A:
Yes. Although the merger consideration is fixed, the value of the merger consideration will fluctuate between the date of this proxy statement/prospectus and the completion of the merger based upon the market value for United common stock. Any fluctuation in the market price of United common stock after the date of this proxy statement/prospectus will change the value of the shares of United common stock that Three Shores shareholders will receive.

Based on the closing price per share of United common stock on The NASDAQ Global Select Market, or NASDAQ, on March 6, 2020, the last trading day before the date of public announcement of the merger, the exchange ratio represented approximately $7.64 in value for each share of Three Shores common stock and Three Shores Series D preferred stock. Based on the closing price per share of United common stock on May 7, 2020, the latest practicable trading day before the date of this proxy statement/prospectus, the exchange ratio represented approximately $5.82 in value for each share of Three Shores common stock and Three Shores Series D preferred stock. We urge you to obtain current market quotations for shares of United common stock (trading symbol “UCBI”) and shares of Three Shores common stock (currently quoted on the OTC Pink Open Market under the trading symbol “TSHR”). Three Shores Series D preferred stock is not listed or quoted on any exchange.
Q:
How does the Three Shores board of directors recommend that I vote at the Three Shores special meeting?

A:
The Three Shores board of directors unanimously recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Q:
When and where is the Three Shores special meeting?

A:
The Three Shores special meeting will be held on June 16, 2020 at 10:00 a.m., Eastern Daylight Time. The Three Shores special meeting will be held virtually via the Internet.

Q:
What do I need to do now?

A:
After you have carefully read this proxy statement/prospectus and have decided how you wish to vote your shares, please vote your shares promptly so that your shares are represented and voted at the Three Shores special meeting. If you hold your shares in your name as a shareholder of record, you must complete, sign, date, and mail your proxy card in the enclosed postage-paid return envelope as soon as possible. Alternatively, you may vote before the special meeting through the Internet or by telephone. Information and applicable deadlines for voting through the Internet or by telephone are set forth in the enclosed proxy card instructions. If you desire to vote via the Internet during the live audiocast of the special meeting, please follow the instructions for participating in and voting at the special meeting located on your proxy card and in this proxy statement/prospectus under the heading “Information

About the Three Shores Special Meeting — How to Participate in the Special Meeting” beginning on page 30. If you hold your shares in “street name” through a bank or broker, you must direct your bank or broker how to vote in accordance with the instructions you have received from your bank or broker. “Street name” shareholders who wish to vote via the Internet during the live audiocast of the special meeting will need to obtain a legal proxy from the institution that holds their shares.
Q:
What constitutes a quorum for the Three Shores special meeting?

A:
The presence at the Three Shores special meeting, in person or by proxy, of a majority of the outstanding shares of Three Shores common stock and a majority of the outstanding shares of Three Shores Series D preferred stock will constitute a quorum for the transaction of business. Abstentions will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:
What is the vote required to approve each proposal at the Three Shores special meeting?

A:
Merger proposal

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Standard:   Approval of the merger proposal requires the affirmative vote of holders of a majority of the outstanding shares of each of (i) Three Shores common stock, (ii) Three Shores Series D preferred stock, and (iii) Three Shores common stock and Three Shores Series D preferred stock, voting together as a single class.

•
Effect of abstentions and broker non-votes:   If you fail to vote, mark “ABSTAIN” on your proxy, or fail to instruct your bank or broker with respect to the merger proposal, it will have the same effect as a vote “AGAINST” the proposal.

Adjournment proposal
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Standard:   Approval of the adjournment proposal requires that the number of votes of Three Shores common stock and Three Shores Series D preferred stock, voting together as a single class, cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal.

•
Effect of abstentions and broker non-votes:   If you mark “ABSTAIN” on your proxy card, fail to submit a proxy card or vote in person at the Three Shores special meeting, or fail to instruct your bank or broker how to vote with respect to the adjournment proposal, you will be deemed not to have cast a vote with respect to the proposal and it will have no effect on the proposal.

For information regarding the voting and support agreements between United and certain holders of shares of Three Shores common stock and Three Shores Series D preferred stock, see “Information About The Three Shores Special Meeting — Shares Subject to Voting and Support Agreement; Shares Held by Directors and Executive Officers.”
Q:
Why is my vote important?

A:
If you do not vote, it will be more difficult for Three Shores to obtain the necessary quorum to hold the Three Shores special meeting. In addition, your failure to submit a proxy or vote in person, or failure to instruct your bank or broker how to vote, or abstention will have the same effect as a vote “AGAINST” the merger proposal.

Q:
If my shares are held in “street name” by my bank or broker, will my bank or broker automatically vote my shares for me?

A:
No. Your bank or broker cannot vote your shares without instructions from you. If your shares are held in “street name” through a bank, broker, or other holder of record, you must provide the record holder of your shares with instructions on how to vote the shares. Please follow the voting instructions provided by the bank or broker. You may not vote shares held in street name by returning a proxy card directly to Three Shores, or by voting via the Internet during the live audiocast of the Three Shores special meeting, unless you provide a “legal proxy,” which you must obtain from your broker, bank, or other nominee. Further, brokers, banks, or other nominees who hold shares of Three Shores common stock or Three Shores Series D preferred stock on behalf of their customers may not give a proxy to

Three Shores to vote those shares with respect to any of the proposals without specific instructions from their customers, as brokers, banks, and other nominees do not have discretionary voting power on these matters. Failure to instruct your bank or broker how to vote will have the same effect as a vote “AGAINST” the merger proposal.
Q:
Can I participate in the Three Shores special meeting via the live audiocast of Three Shores special meeting and vote my shares via the Internet during the meeting?

A:
Yes. All Three Shores shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees, or any other holder of record, are invited to participate in the live audiocast of the Three Shores special meeting.

If you are a holder of record of Three Shores common stock or Three Shores Series D preferred stock:
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You are strongly encouraged to register to participate in the Three Shores special meeting at http://www.viewproxy.com/ThreeShoresBancorp/2020 before 11:59 p.m. Eastern Daylight Time on June 14, 2020. You will need to enter your name, phone number, virtual control number (included on your proxy card), and email address in order to register. After you register, you will receive an email confirming your registration and containing the password to enter the Three Shores special meeting via the live audiocast.

•
On June 16, 2020, the day of the Three Shores special meeting, if you have properly registered, you may enter the meeting by logging in to http://www.viewproxy.com/ThreeShoresBancorp/2020/VM using the password you received via email in your registration confirmation. You will also need the virtual control number included on your proxy card.

•
If you wish to vote your shares electronically at the Three Shores special meeting, you will need to visit http://www.AALvote.com/TSHR during the Three Shores special meeting while the polls are open. You will also need the virtual control number included on your proxy card.

If you are not a shareholder of record (i.e., if your shares of Three Shores common stock or Three Shores Series D preferred stock are held for you in “street name”):
•
You must obtain a legal proxy from your broker, bank, or other nominee.

•
You are strongly encouraged to register to participate in the Three Shores special meeting at http://www.viewproxy.com/ThreeShoresBancorp/2020 before 11:59 p.m. Eastern Daylight Time on June 14, 2020. You will need to enter your name, phone number, and email address, and provide a copy of the legal proxy (which may be uploaded to the registration website or delivered via email to VirtualMeeting@viewproxy.com) in order to register. After you register, you will receive an email confirming your registration and containing your virtual control number and password to participate in the Three Shores special meeting. If you do not provide a copy of the legal proxy, you may register to participate in the Three Shores special meeting, but you will be unable to vote your shares electronically at the meeting.

•
On the day of the Three Shores special meeting, if you have properly registered, you may enter the meeting by logging in to http://www.viewproxy.com/ThreeShoresBancorp/2020/VM using the password you received via email in your registration confirmation.

•
If you wish to vote your shares electronically at the Three Shores special meeting and have followed the instructions above related to providing a legal proxy, you will need to visit http://www.AALvote.com/TSHR during the Three Shores special meeting while the polls are open. You will also need the virtual control number assigned to you in your registration confirmation email.

If you do not register to participate in the Three Shores special meeting by 11:59 p.m. Eastern Daylight Time on June 14, 2020, we cannot assure you that you will be able to complete the registration process and vote at the Three Shores special meeting. Regardless of whether you plan to participate in the live audiocast of the Three Shores special meeting, you are urged to sign, date, and return your proxy card, or to vote via the Internet or by telephone, promptly. If you participate in the live audiocast of the Three Shores special meeting over the Internet, you may continue to have your shares of Three Shores common stock or Three Shores Series D preferred stock voted as you instructed in a previously delivered proxy or you may electronically revoke your proxy and vote your shares via the Internet during the special meeting (provided that if your shares are held in street name, you have obtained a legal proxy and have provided it as instructed above).
We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:30 a.m., Eastern Daylight Time, and you should allow ample time for the check-in procedures.
Q:
Can I change my vote?

A:
Yes. If you are a holder of record of Three Shores common stock or Three Shores Series D preferred stock, you may change your vote at any time before your shares are voted at the Three Shores special meeting by: (1) signing and returning another valid proxy card with a later date, (2) submitting another valid proxy by telephone or the Internet with a later date, (3) prior to the special meeting, delivering a written notice of revocation to Three Shores’ President and Chief Executive Officer at the following address: Three Shores Bancorporation, Inc., 201 South Orange Avenue, Suite 1350, Orlando, Florida 32801, or (4) participating in the live audiocast of the special meeting virtually over the Internet and voting via the Internet during the meeting.

If you hold your shares in “street name” through a bank, broker, or other holder of record, you should contact your record holder to change your vote.
Q:
What should I do if I receive more than one set of voting materials?

A:
Three Shores shareholders may receive more than one set of voting materials, including multiple copies of this proxy statement/prospectus and multiple proxy cards or voting instruction cards. For example, if you hold shares of Three Shores common stock and/or Three Shores Series D preferred stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold such shares. If you are a holder of record of Three Shores common stock and/or Three Shores Series D preferred stock and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date, and return each proxy card and voting instruction card that you receive or otherwise follow the voting instructions set forth in this proxy statement/prospectus to ensure that you vote every share of Three Shores common stock and Three Shores Series D preferred stock that you own.

Q:
Will Three Shores be required to submit the merger proposal to its shareholders even if the Three Shores board of directors has withdrawn, modified, or qualified its recommendation?

A:
Yes. Unless the merger agreement is terminated before the Three Shores special meeting, Three Shores is required to submit the merger proposal to its shareholders even if the Three Shores board of directors has withdrawn, modified or qualified its recommendation that Three Shores shareholders adopt and approve the merger agreement.

Q:
Are Three Shores shareholders entitled to appraisal rights?

A:
Yes, Three Shores shareholders who do not vote in favor of the merger proposal and otherwise comply with all of the procedures set forth in Florida law will be entitled to receive payment in cash for the fair value of their shares. A copy of Sections 607.1301 through 607.1340 of the Florida Business Corporation Act, which we refer to as the FBCA, is attached as Annex C to this proxy statement/prospectus. The fair value, as determined under the statute, could be more than the merger consideration but could also be less. The provisions of Florida law governing appraisal rights are complex, and you should study them carefully if you wish to exercise these rights. Multiple steps must be taken to properly exercise and perfect such rights. For further information, see “The Merger — Appraisal Rights in the Merger.”

Q:
When do you expect to complete the merger?

A:
United and Three Shores expect to complete the merger in the third quarter of 2020. However, neither United nor Three Shores can assure you of when or if the merger will be completed. United and Three Shores must obtain the approval of the merger agreement by the Three Shores shareholders at the Three Shores special meeting, and also must obtain necessary regulatory approvals in addition to satisfying certain other closing conditions.

Q:
What happens if the merger is not completed?

A:
If the merger is not completed, Three Shores shareholders will not receive any consideration for their shares of Three Shores common stock in connection with the merger. Instead, Three Shores will remain an independent company and Three Shores common stock will continue to be quoted on the OTC Pink Open Market. In addition, if the merger agreement is terminated in certain circumstances, a termination fee may be required to be paid by Three Shores to United. See “The Merger Agreement — Termination Fee” for a complete discussion of the circumstances under which any such termination fee will be required to be paid.

Q:
Whom should I call with questions?

A:
If you have any questions concerning the merger or this proxy statement/prospectus, would like additional copies of this proxy statement/prospectus, or need help voting your shares of Three Shores common stock or Three Shores Series D preferred stock, please contact Three Shores’ President and Chief Executive Officer at (407) 567-2200.

SUMMARY
This summary highlights selected information from this proxy statement/prospectus. It may not contain all of the information that is important to you. We urge you to read carefully the entire proxy statement/prospectus, including the annexes, and the other documents to which we refer in order to fully understand the merger. Please see “Where You Can Find More Information.” Each item in this summary refers to the page of this proxy statement/prospectus on which that subject is discussed in more detail.
The Merger (page 40)
United and Three Shores are proposing a merger. If the merger is completed, Three Shores shareholders will receive 0.33 shares of United common stock for each share of Three Shores common stock or Three Shores Series D preferred stock they hold immediately prior to the merger. United will not issue any fractional shares of United common stock in the merger. Three Shores shareholders who would otherwise be entitled to a fraction of a share of United common stock upon the completion of the merger will instead receive, for the fraction of a share, an amount in cash (rounded to the nearest cent) based on the volume weighted average closing price of United common stock for the 20 full trading days ending on the second trading day preceding the closing date of the merger.
As a result of the foregoing, based on the number of shares of United common stock, Three Shores common stock, and Three Shores Series D preferred stock outstanding as of March 6, 2020, the last trading day before the date of public announcement of the merger, it is expected that United shareholders will hold approximately 90.4%, and Three Shores shareholders will hold approximately 9.6%, of the shares of the combined company outstanding immediately after the effective time of the merger, which we refer to as the effective time.
United common stock is listed on NASDAQ under the symbol “UCBI,” and Three Shores common stock is quoted on the OTC Pink Open Market under the symbol “TSHR.” Three Shores Series D preferred stock is not listed or quoted on any exchange. The following table shows the closing sale prices of United common stock and Three Shores common stock as reported on NASDAQ and the OTC Pink Open Market, respectively, on March 6, 2020, the day of public announcement of the merger agreement, and on May 7, 2020, the latest practicable trading day before the date of this proxy statement/prospectus. The table also shows the implied value of the merger consideration payable for each share of Three Shores common stock and Three Shores Series D preferred stock, which we calculated by multiplying the closing price per share of United common stock on those dates by the exchange ratio of 0.33.
	United Common Stock	Three Shores Common Stock	Implied Value of One Share of Three Shores Common Stock or Three Shores Series D Preferred Stock
March 6, 2020	$23.15	$9.22	$7.64
May 7, 2020	$17.65	$6.05	$5.82
The merger agreement governs the merger. The merger agreement is included in this proxy statement/prospectus as Annex A. All descriptions in this summary and elsewhere in this proxy statement/prospectus of the terms and conditions of the merger are qualified in their entirety by reference to the merger agreement. Please read the merger agreement carefully for a more complete understanding of the merger.
Three Shores’ Reasons for the Merger; Recommendation of the Three Shores Board of Directors (page 43)
The Three Shores board of directors has unanimously (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are in the best interests of Three Shores and the Three Shores shareholders and (ii) adopted the merger agreement and approved the execution, delivery and performance by Three Shores of the merger agreement and the consummation of the transactions contemplated thereby, including the merger. The Three Shores board of directors unanimously recommends that the Three Shores shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. For the factors considered by the Three Shores board of directors in reaching its decision to adopt the merger agreement, see “The Merger — Three Shores’ Reasons for the Merger; Recommendation of Three Shores’ Board of Directors,” beginning on page 43.

Opinion of Three Shores’ Financial Advisor (page 49 and Annex B)
At the March 9, 2020 meeting at which the Three Shores’ board of directors considered and discussed the terms of the merger agreement and the merger, Piper Sandler & Co., which we refer to as Piper Sandler, delivered to the Three Shores board of directors its oral opinion, which was subsequently confirmed in writing on March 9, 2020, to the effect that, as of such date, the merger consideration was fair, from a financial point of view, to the Three Shores shareholders. The full text of Piper Sandler’s opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Three Shores shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
For further information, see “The Merger — Opinion of Three Shores’ Financial Advisor,” beginning on page 49.
Treatment of Three Shores Restricted Stock, Stock Options, and Follow-On Rights (page 68)
Restricted Stock. Under the merger agreement, at the effective time, each outstanding Three Shores restricted stock award will vest and be cancelled and converted automatically into the right to receive the merger consideration in respect of each share of Three Shores common stock underlying such restricted stock award.
Stock Options. At the effective time, each outstanding option to purchase shares of Three Shores common stock will vest and be cancelled and converted automatically into the right to receive a cash payment equal to the difference between $10.00 and the exercise price with respect to such stock option.
Follow-On Rights. At the effective time, each Three Shores follow-on right will be cancelled and converted automatically into the right to receive a cash payment equal to the difference between $10.00 and $6.47, which is the exercise price with respect to the Three Shores follow-on rights.
For further information, see “The Merger Agreement — Treatment of Three Shores Restricted Stock, Stock Options, and Follow-On Rights,” beginning on page 68.
Three Shores Will Hold its Special Meeting on June 16, 2020 (page 29)
The Three Shores special meeting will be held on June 16, 2020 at 10 a.m. Eastern Daylight Time virtually over the Internet. At the Three Shores special meeting, Three Shores shareholders will be asked to consider and vote upon the following matters:
•
a proposal to adopt and approve the Agreement and Plan of Merger, dated as of March 9, 2020, as it may be amended from time to time, by and between Three Shores and United, pursuant to which Three Shores will merge with and into United, with United continuing as the surviving corporation, which we refer to as the merger proposal; and

•
a proposal to approve one or more adjournments of the Three Shores special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal, which we refer to as the adjournment proposal.

Three Shores’ board of directors has fixed the close of business on May 6, 2020 as the record date for determining the holders of Three Shores common stock and Three Shares Series D preferred stock entitled to receive notice of and to vote at the Three Shores special meeting.
As of the Three Shores record date, there were 18,844,764 shares of Three Shores common stock outstanding and entitled to vote at the Three Shores special meeting held by approximately 450 holders of record and 5,834,543 shares of Three Shores Series D preferred stock held by eight holders of record. Each share of Three Shores common stock and Three Shores Series D preferred stock entitles the holder to one vote at the Three Shores special meeting on each proposal to be considered at the Three Shores special meeting. For information regarding the voting and support agreements between United and certain holders of shares of Three Shores common stock and Three Shores Series D preferred stock, see

“Information About The Three Shores Special Meeting — Shares Subject to Voting and Support Agreement; Shares Held by Directors and Executive Officers.”
For further information, see “Information About The Three Shores Special Meeting” beginning on page 29.
Material U.S. Federal Income Tax Consequences of the Merger (page 80)
The merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the completion of the merger that United and Three Shores receive written opinions from their counsel or accounting firm, respectively, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. Because the merger will so qualify, a U.S. holder (as defined under “Material U.S. Federal Income Tax Consequences”) of Three Shores common stock and Three Shares Series D preferred stock generally will not recognize gain or loss for U.S. federal income tax purposes upon the exchange of shares of Three Shores common stock or Three Shores Series D preferred stock, as applicable, for shares of United common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of United common stock or from the exercise of appraisal rights. For further information, see “Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 80.
All holders of Three Shores shareholders should consult their own tax advisors for a full understanding of the particular tax consequences of the merger to them.
Interests of Three Shores’ Directors and Executive Officers in the Merger (page 58)
In considering the recommendation of the Three Shores board of directors with respect to the merger, Three Shores shareholders should be aware that Three Shores’ directors and executive officers have interests in the merger, including financial interests, that may be different from, or in addition to, the interests of the other shareholders of Three Shores. The Three Shores board of directors was aware of and considered these interests during its deliberations of the merits of the merger and in determining to recommend to Three Shores’ shareholders that they vote for the merger proposal and thereby approve the transactions contemplated by the merger agreement, including the merger.
These interests include, among others:
•
as holders of Three Shores restricted stock awards, certain Three Shores directors and executive officers will be entitled to accelerated vesting of such awards;

•
as holders of Three Shores stock options, Three Shores directors and executive officers will be entitled to accelerated vesting of such stock options and a payment with respect to each such stock option equal to $10.00 less its exercise price in exchange for its cancellation;

•
Gideon T. Haymaker, Three Shores’ President and Chief Executive Officer, has entered into an employment agreement with United Community Bank that provides for his continued employment with United Community Bank following the merger;

•
the right of certain executive officers of Three Shores to receive certain change of control payments pursuant to their existing employment agreements;

•
the right of certain holders of Three Shores follow-on rights affiliated with certain directors of Three Shores to receive a cash payment with respect to each such right equal to $10.00 less the $6.47 exercise price of such right; and

•
United has agreed to provide certain ongoing indemnification and insurance coverage to the officers and directors of Three Shores following the merger for acts or omissions occurring prior to the merger.

For a more complete description of these interests, see the section entitled “The Merger — Interests of Three Shores’ Directors and Executive Officers in the Merger,” beginning on page 58.

Appraisal Rights in the Merger (page 61)
Under the Florida Business Corporation Act, which we refer to as the FCBA, which is the law under which Three Shores is incorporated, Three Shores shareholders will be entitled to appraisal rights in connection with the merger.
In general, to preserve appraisal rights, Three Shores shareholders must:
•
deliver to Three Shores, before the Three Shores special meeting, written notice of intent to demand payment if the merger is effectuated;

•
not vote their shares in favor of the merger proposal; and

•
comply with the other procedures set forth for exercising appraisal rights set forth in the FBCA.

A copy of Sections 607.1301 through 607.1340 of the FBCA pertaining to appraisal rights is attached as Annex C to this proxy statement/prospectus. You should read the text of the statutes carefully and consult with your legal counsel if you intend to exercise appraisal rights.
For more information, see “The Merger — Appraisal Rights in the Merger,” beginning on page 61.
Regulatory Approvals Required for the Merger (page 64)
Subject to the terms of the merger agreement, both United and Three Shores have agreed to use their reasonable best efforts to obtain as soon as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement. These approvals include approvals from, among others, the Board of Governors of the Federal Reserve System, which we refer to as the Federal Reserve Board, the Federal Deposit Insurance Corporation, which we refer to as the FDIC, and the Georgia Department of Banking and Finance, which we refer to as the Georgia DBF. United and Three Shores have filed applications and notifications to obtain the required regulatory approvals.
Although neither United nor Three Shores knows of any reason why it cannot obtain these regulatory approvals in a timely manner, United and Three Shores cannot be certain when or if they will be obtained. For more information, see “The Merger — Regulatory Approvals Required for the Merger,” beginning on page 64.
Conditions to Complete the Merger (page 76)
Each party’s obligation to complete the merger is subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain conditions, including: (1) the approval of the merger agreement by the requisite vote of Three Shores shareholders; (2) the receipt of all required regulatory approvals and expiration or termination of all statutory waiting periods in respect thereof, each as described above; (3) authorization for listing on NASDAQ of the shares of United common stock to be issued in the merger; (4) effectiveness of the registration statement on Form S-4 with respect to the shares of the United common stock to be issued in the merger; (5) the absence of any order, injunction, or other legal restraint preventing the completion of the merger or making the completion of the merger illegal; (6) subject to certain exceptions, the accuracy of the representations and warranties of the other party; (7) performance in all material respects by the other party of its obligations under the merger agreement; (8) receipt by such party of an opinion from its counsel or accounting firm to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; (9) the holders of no more than five percent of the aggregate outstanding shares of Three Shores common stock and Three Shores Series D preferred stock having properly notified Three Shores of their intent to exercise appraisal rights; and (10) the absence of any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the other party since December 31, 2019.
Neither United nor Three Shores can be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed. For more information, see “The Merger Agreement — Conditions to Complete the Merger,” beginning on page 76.

Termination of the Merger Agreement (page 76)
The merger agreement may be terminated at any time by either United or Three Shores prior to the effective time under the following circumstances:
•
by mutual written consent;

•
if the merger is not consummated by December 31, 2020, unless the failure of the merger to be consummated by that date is due to the material breach of the merger agreement by the party seeking to terminate the merger agreement;

•
if its respective board of directors determines, in the event that any regulatory approval required to complete the merger is denied by a final, non-appealable action or an application for any such regulatory approval is permanently withdrawn at the request of a governmental authority;

•
if the merger proposal is not approved by Three Shores shareholders at the Three Shores special meeting or any adjournment or postponement of the Three Shores special meeting; or

•
subject to cure rights, in the event of a breach of any of the covenants or agreements, or any inaccuracy of any of the representations or warranties of the other party, such that the conditions to the terminating party’s obligations to complete the merger would not be satisfied.

In addition, the merger agreement may be terminated:
•
by United, if its board of directors determines following a good faith determination by United that obtaining a regulatory approval required to complete the merger would result in a materially burdensome condition being imposed upon the combined company;

•
by United if, prior to obtaining the approval of the Three Shores shareholders of the merger proposal, the Three Shores board of directors makes an adverse recommendation change or breaches its obligations with respect to the non-solicitation of acquisition proposals, calling a meeting of its shareholders to approve the merger agreement or recommending that its shareholders approve the merger agreement;

•
by Three Shores, prior to approval of the merger proposal by the Three Shores shareholders, in order to enter into a definitive agreement with respect to a superior proposal, provided that that (i) Three Shores has complied with its non-solicitation obligations under the merger agreement in all material respects, (ii) Three Shores has provided United an opportunity to renegotiate the merger agreement such that the alternative transaction no longer constitutes a superior proposal, and (iii) Three Shores pays (or causes to be paid) the termination fee (as defined below) prior to or simultaneously with such termination; or

•
by Three Shores, if the price of the United common stock declines by more than 20% and the price of United common stock underperforms a bank stock index by more than 20%, in each case from the date of the merger agreement, provided that United will have a right to increase the merger consideration to prevent these thresholds from being triggered in the event that Three Shores seeks to exercise this right.

For more information, see “The Merger Agreement — Termination of the Merger Agreement,” beginning on page 76.
Termination Fee (page 77)
If the merger agreement is terminated under certain circumstances, including circumstances involving alternative acquisition proposals and changes in the recommendation of the Three Shores board of directors, Three Shores may be required to pay to United a termination fee equal to $8,500,000. This termination fee could discourage other companies from seeking to acquire or merge with Three Shores. For more information, see “The Merger Agreement — Termination Fee,” beginning on page 77.
The Rights of Three Shores Shareholders Will Change as a Result of the Merger (page 87)
The rights of Three Shores shareholders will change as a result of the merger due to differences in United’s and Three Shores’ governing documents. The rights of Three Shores shareholders are governed by

Florida law and by the Three Shores articles of incorporation and bylaws. Upon the completion of the merger, Three Shores shareholders immediately prior to the effective time will become United shareholders, as the continuing legal entity in the merger, and the rights of Three Shores shareholders will therefore be governed by Georgia law and the United articles of incorporation and bylaws.
For more information, see “Comparison of Shareholders’ Rights,” beginning on page 87 for a description of the material differences in stockholders’ rights under each of the United and Three Shores governing documents.
Information About the Companies (pages 35, 36)
United Community Banks, Inc.
United Community Banks, Inc. is a bank holding company and a Georgia corporation headquartered in Blairsville, Georgia, and is the parent company of United Community Bank, a Georgia state-chartered bank that opened in 1950. At March 31, 2020, United had total consolidated assets of approximately $13.1 billion, total consolidated deposits of approximately $11.0 billion, total consolidated net loans of approximately $8.9 billion, and total consolidated shareholders’ equity of approximately $1.6 billion. United was incorporated in 1987 and began operations in 1988 in the state of Georgia by acquiring the capital stock of United Community Bank. United has since grown through a combination of acquisitions and strategic growth throughout the Georgia, South Carolina, North Carolina and Tennessee markets, as well as nationally through its United States Small Business Administration and United States Department of Agriculture lending and equipment finance businesses. As of January 31, 2020, United had 2,309 full-time equivalent employees.
United provides a wide array of commercial and consumer banking services, including checking, savings and time deposit accounts, secured and unsecured loans, mortgage loans, payment services, wire transfers, brokerage, investment advisory services and other related financial services to its customers. United’s business model combines the commitment to exceptional customer service of a local bank with the products and expertise of a larger institution. United believes that this combination of service and expertise sets it apart and is instrumental in its strategy to build long-term relationships. United Community Bank operates as a locally-focused community bank, supplemented by experienced, centralized support to deliver products and services to its larger, more sophisticated, customers. United’s organizational structure reflects these strengths, with local leaders for each market and market advisory boards operating in partnership with the product experts of its Commercial Banking Solutions unit.
United’s revenue is primarily derived from interest on and fees received in connection with loans we and from interest and dividends on investment securities and short-term investments. The principal sources of funds for United’s lending activities are customer deposits, repayment of loans, and the sale and maturity of investment securities. United’s principal expenses are interest paid on deposits and other borrowings and operating and general administrative expenses.
United’s principal office is located at 125 Highway 515 East, Blairsville, Georgia 30512, and its telephone number at that location is (706) 781-2265. United’s stock is traded on the NASDAQ under the symbol “UCBI.” Additional information about United and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information.”
Three Shores Bancorporation, Inc.
Three Shores is a financial holding company and a Florida corporation headquartered in Orlando, Florida, and is the parent company of Seaside, a national banking association that commenced operations in 2006. Seaside is a full-service commercial bank, providing a wide range of wealth management and business and consumer financial services in its target marketplaces. Seaside also owns Seaside Insurance, Inc. (an insurance agency formed to provide various insurance products and services) and Seaside Capital Management, Inc. (a registered investment advisory company formed to provide investment management products and services). Seaside operates 14 banking locations located throughout Florida. Three Shores’ executive offices are located in Orlando, Florida. At March 31, 2020, Three Shores had total consolidated assets of approximately $1.9 billion, total consolidated deposits of approximately $1.5 billion, total consolidated net loans of approximately $1.3 billion, and total consolidated shareholders’ equity of approximately $176.0 million. For additional financial information regarding Three Shores, see the financial statements of Three Shores attached as Annex D to this proxy statement/prospectus.
Three Shores’ headquarters is located at 201 South Orange Avenue, Suite 100, Orlando, Florida 32801, and its telephone number at that location is (407) 567-2200. Three Shores’ common stock is quoted on the OTC Pink Open Market under the symbol “TSHR.”
Risk Factors (page 22)
You should consider all the information contained in or incorporated by reference into this proxy statement/prospectus in deciding how to vote for the proposals presented in the proxy statement/prospectus. In particular, you should consider the factors described under “Risk Factors” beginning on page 22.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA OF UNITED
The following table summarizes certain selected consolidated historical financial data of United for the periods presented. The selected historical financial data as of and for the three months ended March 31, 2020 and 2019 have been derived from United's unaudited interim consolidated financial statements, which are incorporated by reference in this proxy statement/prospectus. The unaudited condensed consolidated financial statements include all adjustments, consisting only of normal recurring items, which United’s management considers necessary for a fair presentation of its financial position and results of operations for those periods. The financial condition and results of operations as of and for the three months ended March 31, 2020 do not purport to be indicative of the financial condition or results of operations to be expected as of or for the fiscal year ended December 31, 2020. The unaudited condensed consolidated financial statements as of March 31, 2020 and for the three-month periods ended March 31, 2020 and 2019, together with the notes thereto, are included in United's quarterly report on Form 10-Q for the quarter ended March 31, 2020, which is incorporated by reference into this proxy statement/prospectus. The selected historical financial data as of and for the years ended December 31, 2019, 2018, 2017, 2016 and 2015 have been derived from United’s audited consolidated financial statements, and United’s audited consolidated financial statements as of December 31, 2019 and 2018 and for each of the years in the three-year period ended December 31, 2019 have been incorporated by reference in this proxy statement/prospectus.
The selected consolidated historical financial data of United presented below contains financial measures that are not presented in accordance with U.S. generally accepted accounting principles and which have not been audited. See “Non-GAAP Financial Measures” in United’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and Annual Report on Form 10-K for the year ended December 31, 2019 for a reconciliation of non-GAAP measures to the most directly comparable GAAP financial measure.
The selected consolidated historical financial data of United presented below is only a summary and not necessarily indicative of the results of future operations of United or the combined company following the completion of the merger, and you should read such information together with the historical consolidated financial information contained in United’s consolidated financial statements and related notes, as well as the information contained under the caption entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in United’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and Annual Report on Form 10-K for the year ended December 31, 2019, which have been filed with the SEC and are incorporated by reference in this proxy statement/prospectus. For more information, see the section entitled “Where You Can Find More Information” beginning on page 95.
	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
(in thousands, except per share data)	2020	2019	2019	2018	2017	2016	2015
INCOME SUMMARY
Interest revenue	$136,547	$136,516	$552,706	$500,080	$389,720	$335,020	$278,532
Interest expense	17,941	20,882	83,312	61,330	33,735	25,236	21,109
Net interest revenue	118,606	115,634	469,394	438,750	355,985	309,784	257,423
Provision for credit losses	22,191	3,300	13,150	9,500	3,800	(800)	3,700
Noninterest income	25,814	20,968	104,713	92,961	88,260	93,697	72,529
Total revenue	122,229	133,302	560,957	522,211	440,445	404,281	326,252
Expenses	81,538	76,084	322,245	306,285	267,611	241,289	211,238
Income before income tax expense	40,691	57,218	238,712	215,926	172,834	162,992	115,014
Income tax expense	8,807	12,956	52,991	49,815	105,013	62,336	43,436
Net income	31,884	44,262	185,721	166,111	67,821	100,656	71,578
Merger-related and other charges	808	739	7,357	7,345	14,662	8,122	17,995
Income tax benefit of merger-related and other charges	(182)	(172)	(1,695)	(1,494)	(3,745)	(3,074)	(6,388)
Impact of remeasurement of deferred tax asset resulting from 2017 Tax Cuts and Jobs Act	—	—	—	—	38,199	—	—
Impairment of deferred tax asset on cancelled non-qualified stock options	—	—	—	—	—	976	—
Release of disproportionate tax effects lodged in OCI	—	—	—	—	3,400	—	—
Net income – operating(1)(4)	$32,510	$44,829	$191,383	$171,962	$120,337	$106,680	$83,185

	As of and for the Three Months Ended March 31,		As of and for the Years Ended December 31,
(in thousands, except per share data)	2020	2019	2019	2018	2017	2016	2015
PERFORMANCE MEASURES
Per common share:
Diluted net income – GAAP	$0.40	$0.55	$2.31	$2.07	$0.92	$1.40	$1.09
Diluted net income – operating(1)*	0.41	0.56	2.38	2.14	1.63	1.48	1.27
Cash dividends declared	0.18	0.16	0.68	0.58	0.38	0.30	0.22
Book value	20.80	18.93	20.53	18.24	16.67	15.06	14.02
Tangible book value(3)	16.52	14.93	16.28	14.24	13.65	12.95	12.06
Key performance ratios:
Return on common equity – GAAP(2)*	7.85%	11.85%	11.89%	11.60%	5.67%	9.41%	8.15%
Return on common equity – operating(1)(2)*	8.01	12.00	12.25	12.01	10.07	9.98	9.48
Return on tangible common equity – operating(1)(2)(3)*	10.57	15.46	15.81	15.69	12.02	11.86	10.24
Return on assets – GAAP	0.99	1.44	1.46	1.35	0.62	1.00	0.85
Return on assets – operating(1)*	1.01	1.45	1.51	1.40	1.09	1.06	0.98
Dividend payout ratio – GAAP	45.00	29.09	29.44	28.02	41.30	21.43	20.18
Dividend payout ratio – operating(1)*	43.90	28.57	28.57	27.10	23.31	20.27	17.32
Net interest margin (fully taxable equivalent)	4.07	4.10	4.07	3.91	3.52	3.36	3.30
Efficiency ratio – GAAP	56.15	55.32	55.77	57.31	59.95	59.80	63.96
Efficiency ratio – operating(1)*	55.59	54.78	54.50	55.94	56.67	57.78	58.51
Equity to total assets	12.54	12.06	12.66	11.59	10.94	10.05	10.58
Tangible common equity to total assets(3)*	10.22	9.76	10.32	9.29	9.14	8.77	9.15
ASSET QUALITY
Nonperforming loans	$36,208	$23,624	$35,341	$23,778	$23,658	$21,539	$22,653
Foreclosed properties	475	1,127	476	1,305	3,234	7,949	4,883
Total nonperforming assets (NPAs)	36,683	24,751	35,817	25,083	26,892	29,488	27,536
Allowance for loan losses	81,905	61,642	62,089	61,203	58,914	61,422	68,448
Net charge-offs	8,114	3,130	12,216	6,113	5,998	6,766	6,259
Allowance for loan losses to loans	0.92%	0.73%	0.70%	0.73%	0.76%	0.89%	1.14%
Net charge-offs to average loans	0.37	0.15	0.14	0.07	0.08	0.11	0.12
NPAs to loans and foreclosed properties	0.41	0.29	0.41	0.30	0.35	0.43	0.46
NPAs to total assets	0.28	0.20	0.28	0.20	0.23	0.28	0.29
AVERAGE BALANCES ($ in millions)
Loans	$8,829	$8,430	$8,708	$8,170	$7,150	$6,413	$5,298
Investment securities	2,520	2,883	2,647	2,899	2,847	2,691	2,368
Earning assets	11,798	11,498	11,609	11,282	10,162	9,257	7,834
Total assets	12,944	12,509	12,687	12,284	11,015	10,054	8,462
Deposits	10,915	10,361	10,579	10,000	8,950	8,177	7,055
Shareholders’ equity	1,653	1,478	1,556	1,380	1,180	1,059	869
Common shares – basic (thousands)	79,340	79,807	79,700	79,662	73,247	71,910	65,488
Common shares – diluted (thousands)	79,446	79,813	79,708	79,671	73,259	71,915	65,492
AT PERIOD END ($ in millions)
Loans	$8,935	$8,493	$8,813	$8,383	$7,736	$6,921	$5,995
Investment securities	2,540	2,720	2,559	2,903	2,937	2,762	2,656
Total assets	13,086	12,506	12,916	12,573	11,915	10,709	9,616
Deposits	11,035	10,534	10,897	10,535	9,808	8,638	7,873
Shareholders’ equity	1,641	1,508	1,636	1,458	1,303	1,076	1,018
Common shares outstanding (thousands)	78,284	79,035	79,014	79,234	77,580	70,899	71,484

(1)
Excludes merger-related and other charges which includes amortization of certain executive change of control benefits, the 2017 impact of remeasurement of United’s deferred tax assets following the passage of tax reform legislation, a 2017 release of disproportionate tax effects lodged in OCI, a 2016 deferred tax asset impairment charge related to cancelled non-qualified stock options and 2015 impairment losses on surplus bank property.(2) Net income less preferred stock dividends, divided by average realized common equity, which excludes accumulated other comprehensive income (loss).(3) Excludes effect of acquisition related intangibles and associated amortization.
*
Represents a non-GAAP financial measure. For more information and a corresponding reconciliation of non-GAAP to related GAAP financial measures, see “GAAP Reconciliation and Explanation” and “Table 1 — Non-GAAP Performance Measures Reconciliation” in the Management’s Discussion and Analysis of Financial Condition and Results of Operation section of United’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 and “GAAP Reconciliation and Explanation” and “Table 1 — Non-GAAP Performance Measures Reconciliation — Annual” in the Management’s Discussion and Analysis of Financial Condition and Results of Operation section of United’s Annual Report on Form 10-K for the year ended December 31, 2019.

	2019				2018
(in thousands, except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
INCOME SUMMARY
Interest revenue	$136,419	$140,615	$139,156	$136,516	$133,854	$128,721	$122,215	$115,290
Interest expense	19,781	21,277	21,372	20,882	18,975	16,611	13,739	12,005
Net interest revenue	116,638	119,338	117,784	115,634	114,879	112,110	108,476	103,285
Provision for credit losses	3,500	3,100	3,250	3,300	2,100	1,800	1,800	3,800
Noninterest income	30,183	29,031	24,531	20,968	23,045	24,180	23,340	22,396
Total revenue	143,321	145,269	139,065	133,302	135,824	134,490	130,016	121,881
Expenses	81,424	82,924	81,813	76,084	78,242	77,718	76,850	73,475
Income before income tax expense	61,897	62,345	57,252	57,218	57,582	56,772	53,166	48,406
Income tax expense	12,885	13,983	13,167	12,956	12,445	13,090	13,532	10,748
Net income	49,012	48,362	44,085	44,262	45,137	43,682	39,634	37,658
Merger-related and other charges	(74)	2,605	4,087	739	1,234	592	2,873	2,646
Income tax benefit of merger-related and other charges	17	(600)	(940)	(172)	(604)	(141)	(121)	(628)
Net income – operating(1)*	$48,955	$50,367	$47,232	$44,829	$45,767	$44,133	$42,386	$39,676

	2019				2018
(in thousands, except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
PERFORMANCE MEASURES
Per common share:
Diluted net income (loss) – GAAP	$0.61	$0.60	$0.55	$0.55	$0.56	$0.54	$0.49	$0.47
Diluted net income – operating(1)*	0.61	0.63	0.59	0.56	0.57	0.55	0.53	0.50
Cash dividends declared	0.18	0.17	0.17	0.16	0.16	0.15	0.15	0.12
Book value	20.53	20.16	19.65	18.93	18.24	17.56	17.29	17.02
Tangible book value(3)*	16.28	15.90	15.38	14.93	14.24	13.54	13.25	12.96
Key performance ratios:
Return on common equity – GAAP(2)(4)*	12.07%	12.16%	11.45%	11.85%	12.08%	11.96%	11.20%	11.11%
Return on common equity – operating(1)(2)(4)*	12.06	12.67	12.27	12.00	12.25	12.09	11.97	11.71
Return on tangible common equity – operating(1)(2)(3)(4)*	15.49	16.38	15.88	15.46	15.88	15.81	15.79	15.26
Return on assets – GAAP(4)*	1.50	1.51	1.40	1.44	1.43	1.41	1.30	1.26
Return on assets – operating(1)(4)*	1.50	1.58	1.50	1.45	1.45	1.42	1.39	1.33
Dividend payout ratio – GAAP	29.51	28.33	30.91	29.09	28.57	27.78	30.61	25.53
Dividend payout ratio – operating(1)*	29.51	26.98	28.81	28.57	28.07	27.27	28.30	24.00
Net interest margin (fully taxable equivalent)(4)*	3.93	4.12	4.12	4.10	3.97	3.95	3.90	3.80
Efficiency ratio – GAAP	54.87	55.64	57.28	55.32	56.73	56.82	57.94	57.83
Efficiency ratio – operating(1)	54.92	53.90	54.42	54.78	55.83	56.39	55.77	55.75
Equity to total assets	12.66	12.53	12.25	12.06	11.59	11.30	11.13	11.06
Tangible common equity to tangible assets(3)	10.32	10.16	9.86	9.76	9.29	8.95	8.76	8.66
ASSET QUALITY
Nonperforming loans	$35,341	$30,832	$26,597	$23,624	$23,778	$22,530	$21,817	$26,240
Foreclosed properties	476	102	75	1,127	1,305	1,336	2,597	2,714
Total nonperforming assets (NPAs)	35,817	30,934	26,672	24,751	25,083	23,866	24,414	28,954
Allowance for loan losses	62,089	62,514	62,204	61,642	61,203	60,940	61,071	61,085
Net charge-offs	3,925	2,723	2,438	3,130	1,787	1,466	1,359	1,501
Allowance for loan losses to loans	0.70%	0.70%	0.70%	0.73%	0.73%	0.74%	0.74%	0.75%
Net charge-offs to average loans(4)*	0.18	0.12	0.11	0.15	0.09	0.07	0.07	0.08
NPAs to loans and foreclosed properties	0.41	0.35	0.30	0.29	0.30	0.29	0.30	0.35
NPAs to total assets	0.28	0.24	0.21	0.20	0.20	0.19	0.20	0.24
AVERAGE BALANCES ($ in millions)
Loans	$8,890	$8,836	$8,670	$8,430	$8,306	$8,200	$8,177	$7,993
Investment securities	2,486	2,550	2,674	2,883	3,004	2,916	2,802	2,870
Earning assets	11,832	11,568	11,534	11,498	11,534	11,320	11,193	11,076
Total assets	12,946	12,681	12,608	12,509	12,505	12,302	12,213	12,111
Deposits	10,924	10,531	10,493	10,361	10,306	9,950	9,978	9,759
Shareholders’ equity	1,623	1,588	1,531	1,478	1,420	1,394	1,370	1,336
Common shares – basic (thousands)	79,659	79,663	79,673	79,807	79,884	79,806	79,753	79,205
Common shares – diluted (thousands)	79,669	79,667	79,678	79,813	79,890	79,818	79,755	79,215

	2019				2018
(in thousands, except per share data)	Fourth Quarter	Third Quarter	Second Quarter	First Quarter	Fourth Quarter	Third Quarter	Second Quarter	First Quarter
AT PERIOD END ($ in millions)
Loans	$8,813	$8,903	$8,838	$8,493	$8,383	$8,226	$8,220	$8,184
Investment securities	2,559	2,515	2,620	2,720	2,903	2,873	2,834	2,731
Total assets	12,916	12,809	12,779	12,506	12,573	12,405	12,386	12,264
Deposits	10,897	10,757	10,591	10,534	10,535	10,229	9,966	9,993
Shareholders’ equity	1,636	1,605	1,566	1,508	1,458	1,402	1,379	1,357
Common shares outstanding (thousands)	79,014	78,974	79,075	79,035	79,234	79,202	79,138	79,123

(1)
Excludes merger-related and other charges which includes termination of pension plan in the third quarter of 2019, executive retirement charges in the second quarter of 2019, and amortization of certain executive change of control benefits.(2) Net income less preferred stock dividends, divided by average realized common equity, which excludes accumulated other comprehensive income (loss).(3) Excludes effect of acquisition related intangibles and associated amortization.(4) Annualized.

*
Represents a non-GAAP financial measure. For more information and a corresponding reconciliation of non-GAAP to related GAAP financial measures, see “GAAP Reconciliation and Explanation” and “Table 1 — Non-GAAP Performance Measures Reconciliation” in the Management's Discussion and Analysis of Financial Condition and Results of Operation section of United's Quarterly Report on Form 10-Q for the “GAAP Reconciliation and Explanation” and “Table 1 — Non-GAAP Performance Measures Reconciliation — Quarterly” in the Management’s Discussion and Analysis of Financial Condition and Results of Operation section of United’s Annual Report on Form 10-K for the year ended December 31, 2019.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Some of the statements contained or incorporated by reference in this proxy statement/prospectus are forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 giving United’s or Three Shores’ expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “projections,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may,” or by variations of such words or by similar expressions. Such forward-looking statements include, but are not limited to, statements about the benefits of the merger or the bank merger, including future financial and operating results of United, Three Shores or the combined company following the merger, the combined company’s plans, objectives, expectations and intentions, the expected timing of the completion of the merger, the likelihood of success, and impact of litigation and other statements that are not historical facts. These statements are only predictions based on United’s and Three Shores’ current expectations and projections about future events. There are important factors that could cause United’s and Three Shores’ actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described in the section entitled “Risk Factors” beginning on page 22.
These forward-looking statements are subject to numerous assumptions, risks, and uncertainties which change over time. In addition to factors previously disclosed in United’s reports filed with the SEC, the following factors, among others, could cause actual results to differ materially from forward-looking statements:
•
the inability to close the merger and the bank merger in a timely manner;

•
the failure to complete the merger due to the failure of Three Shores shareholders to approve the merger proposal;

•
failure to obtain applicable regulatory approvals and meet other closing conditions to the merger on the expected terms and schedule;

•
the potential impact of announcement or consummation of the merger on relationships with third parties, including customers, employees, and competitors;

•
business disruption following the merger;

•
difficulties and delays in integrating the businesses of United and Three Shores or fully realizing cost savings and other benefits;

•
United’s potential exposure to unknown or contingent liabilities of Three Shores;

•
the challenges of integrating, retaining, and hiring key personnel;

•
failure to attract new customers and retain existing customers in the manner anticipated;

•
the outcome of pending or threatened litigation, or of matters before regulatory agencies, whether currently existing or commencing in the future, including litigation related to the merger;

•
any interruption or breach of security resulting in failures or disruptions in customer account management, general ledger, deposit, loan, or other systems;

•
changes in United’s stock price before closing, including as a result of the financial performance of Three Shores prior to closing;

•
operational issues stemming from, and/or capital spending necessitated by, the potential need to adapt to industry changes in information technology systems, on which United and Three Shores are highly dependent;

•
changes in legislation, regulation, policies, or administrative practices, whether by judicial, governmental, or legislative action, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act, which we refer to as the “CARES Act,” the Dodd-Frank Wall Street Reform and Consumer Protection Act, which we refer to as the “Dodd-Frank Act,” and other changes pertaining to banking, securities, taxation, rent regulation and housing, financial accounting and reporting, environmental protection, and insurance, and the ability to comply with such changes in a timely manner;
•
changes in the monetary and fiscal policies of the U.S. Government, including policies of the U.S. Department of the Treasury and the Federal Reserve Board;

•
changes in interest rates, which may affect United’s and Three Shores’ net income, prepayment penalty income, mortgage banking income, and other future cash flows, or the market value of United’s or Three Shores’ assets, including its investment securities;

•
changes in accounting principles, policies, practices, or guidelines;

•
changes in United’s credit ratings or in United’s ability to access the capital markets;

•
the negative impacts and disruptions resulting from the recent outbreak of the novel coronavirus, or COVID-19, on the economies and communities served by United and Three Shores, which may have an adverse impact on their respective business, operations and performance, and could have a negative impact on their respective credit portfolios, share prices, borrowers, and on the economy as a whole, both domestically and globally;

•
natural disasters, war, or terrorist activities; and

•
other economic, competitive, governmental, regulatory, technological, and geopolitical factors affecting United’s or Three Shores’ operations, pricing, and services.

Additionally, the timing and occurrence or non-occurrence of events may be subject to circumstances beyond United’s or Three Shores’ control.
For any forward-looking statements made in this proxy statement/prospectus or in any documents incorporated by reference into this proxy statement/prospectus, United and Three Shores claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on these statements, which speak only as of the date of this proxy statement/prospectus or the date of the applicable document incorporated by reference in this proxy statement/prospectus. Except to the extent required by applicable law, United and Three Shores do not undertake to update forward-looking statements to reflect facts, circumstances, assumptions, or events that occur after the date the forward-looking statements are made. All written and oral forward-looking statements concerning the merger or other matters addressed in this proxy statement/prospectus and attributable to United, Three Shores, or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this proxy statement/prospectus.

RISK FACTORS
In addition to general investment risks and the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Cautionary Statement Regarding Forward-Looking Statements,” you should carefully consider the following risk factors in deciding how to vote for the proposals presented in this proxy statement/prospectus. You should also read and consider the risk factors relating to the business of United and ownership of United common stock described in Part I, Item 1A of United’s Annual Report on Form 10-K for the year ended December 31, 2019 and Part II, Item 1A of United’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2020 that have been filed with the SEC, as well as any subsequent documents filed by United with the SEC, which are incorporated into this proxy statement/prospectus by reference. See “Where You Can Find More Information” beginning on page 95.
Because the market price of United common stock will fluctuate, Three Shores shareholders cannot be certain of the market value of the merger consideration they will receive.
Upon completion of the merger, each outstanding share of Three Shores common stock and Three Shores Series D preferred stock (except for treasury stock or shares owned by Three Shores or United, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted, and shares held by shareholders who properly exercise dissenters’ rights) will be converted into 0.33 shares of United common stock. The market value of the merger consideration will vary from the closing price of United common stock on the date United and Three Shores announced the merger, on the date that this proxy statement/prospectus is mailed to Three Shores shareholders, on the date of the Three Shores special meeting, and on the date the merger is completed. Any change in the market price of United common stock prior to the completion of the merger will affect the market value of the merger consideration that Three Shores shareholders will receive upon completion of the merger, and there will be no adjustment to the merger consideration for changes in the market price of shares of United common stock, Three Shores common stock, or Three Shores Series D preferred stock, provided that Three Shores may terminate the merger agreement in certain circumstances relating to a decline in the price of United common stock relative to such price as of the date of the merger agreement or to a bank stock index, provided that United will have a right to increase the exchange ratio to a specified amount set forth in the merger agreement to prevent such termination. See “The Merger — Termination of the Merger Agreement.”
The market price of United’s common stock could be subject to significant fluctuations due to changes in sentiment in the market regarding United’s operations or business prospects, including market sentiment regarding United’s entry into the merger agreement, as well as changes in general market and economic conditions, changes in geopolitical conditions and changes in the values and perceptions of financial services stocks generally. These risks may be affected by:
•
operating results that vary from the expectations of United’s management or of securities analysts and investors;

•
developments in United’s business or in the financial services sector generally;

•
the economic consequences of the novel coronavirus, or COVID-19, pandemic, which has resulted in significant market volatility, including volatility in the price of United common stock, as well as the market for financial institutions stocks generally and the broader debt and equity markets;

•
regulatory or legislative changes affecting United’s industry generally or its business and operations;

•
operating and securities price performance of companies that investors consider to be comparable to United;

•
changes in estimates or recommendations by securities analysts or rating agencies;

•
announcements of strategic developments, acquisitions, dispositions, financings, and other material events by United or its competitors; and

•
changes in global financial markets and economies and general market conditions, such as interest or foreign exchange rates, stock, commodity, credit or asset valuations or volatility.

Therefore, at the time of the Three Shores special meeting, you will not know the precise market value of the consideration you will receive at the effective time. You should obtain current market quotations for shares of United common stock and for shares of Three Shores common stock.
The coronavirus (COVID-19) pandemic has adversely affected the business and results of operations of each of United and Three Shores, and the ultimate impacts of the pandemic on the business, financial condition and results of operations of the combined company will depend on future developments and other factors that are highly uncertain and will be impacted by the scope and duration of the pandemic and actions taken by governmental authorities in response to the pandemic.
In December 2019, a novel strain of coronavirus (COVID-19) was reported to have surfaced in China, and has since spread to a number of other countries, including the United States. In March 2020, the World Health Organization declared COVID-19 a global pandemic and the United States declared a National Public Health Emergency. The ongoing COVID-19 global and national health emergency has caused significant disruption in the international and United States economies and financial markets and has had an adverse effect on the business and results of operations of each of United and Three Shores. The spread of COVID-19 has caused illness, quarantines, cancellation of events and travel, business and school shutdowns, reduction in business activity and financial transactions, supply chain interruptions and overall economic and financial market instability. In response to the COVID-19 pandemic, the governments of the states in which United and Three Shores have branches, and of most other states, have taken preventative or protective actions, such as imposing restrictions on travel and business operations, advising or requiring individuals to limit or forego their time outside of their homes, and ordering temporary closures of businesses that have been deemed to be non-essential. These restrictions and other consequences of the pandemic have resulted in significant adverse effects for many different types of businesses, including, among others, those in the hospitality (including hotels and lodging) and restaurant industries, and have resulted in a significant number of layoffs and furloughs of employees nationwide and in the regions in which United and Three Shores operate.
The ultimate effects of the COVID-19 pandemic on the broader economy and the markets that United and Three Shores serve are not known nor is the ultimate length of the restrictions described above and any accompanying effects. Moreover, the Federal Reserve has taken action to lower the Federal Funds rate, which may negatively affect interest income for United, Three Shores and the combined company and, therefore, earnings, financial condition and results of operation of United, Three Shores and the combined company. Additional impacts of the COVID-19 pandemic on the business of United, Three Shores or the combined company could be widespread and material, and may include, or exacerbate, among other consequences, the following:
•
employees contracting COVID-19;

•
reductions in operating effectiveness as employees work from home;

•
a work stoppage, forced quarantine, or other interruption of the business of United, Three Shores or the combined company;

•
unavailability of key personnel necessary to conduct the business activities of United, Three Shores or the combine company;

•
effects on key employees, including operational management personnel and those charged with preparing, monitoring and evaluating the financial reporting and internal controls of United, Three Shores or the combined company;

•
sustained closures of branch lobbies or the offices of the customers of United, Three Shores or the combined company;

•
declines in demand for loans and other banking services and products;

•
reduced consumer spending due to both job losses and other effects attributable to the COVID-19 pandemic;

•
unprecedented volatility in United States financial markets;

•
volatile performance of the investment securities portfolio of United, Three Shores or the combined company;

•
decline in the credit quality of the loan portfolio of United, Three Shores or the combined company, owing to the effects of the COVID-19 pandemic in their respective markets, leading to a need to increase the allowance for credit losses or loan losses, as applicable;

•
additional provision expense with respect to United due to the adoption of the new expected credit losses accounting standard, or CECL, and the expected impact of COVID-19;

•
declines in value of collateral for loans, including real estate collateral;

•
declines in the net worth and liquidity of borrowers and loan guarantors, impairing their ability to honor commitments to United, Three Shores or the combined company; and

•
declines in demand resulting from businesses being deemed to be “non-essential” by governments in the markets that United or Three Shores serve, and from “non-essential” and “essential” businesses suffering adverse effects from reduced levels of economic activity in these markets.

These factors, together or in combination with other events or occurrences that may not yet be known or anticipated, may materially and adversely affect the business, financial condition and results of operations of United, Three Shores and the combined company.
The ongoing COVID-19 pandemic has resulted in meaningfully lower stock prices for many companies, as well as the trading prices for many other securities. The further spread of the COVID-19 outbreak, as well as ongoing or new governmental, regulatory and private sector responses to the pandemic, may materially disrupt banking and other economic activity generally and in the areas in which United and Three Shores operate. This could result in further decline in demand for banking products and services, and could negatively impact, among other things, the combined company’s liquidity, regulatory capital and growth strategy. Any one or more of these developments could have a material adverse effect on the combined company’s business, financial condition and results of operations.
United and Three Shores are taking precautions to protect the safety and well-being of their respective employees and customers and intend to continue to do so following the merger, all while maintaining continuity of business operations for the benefit of their respective customers. However, the financial performance of each of United and Three Shores generally, and in particular the ability of borrowers to pay interest on and repay principal of outstanding loans and the value of collateral securing those loans, as well as demand for loans and other products and services that each company offers and whose success it relies on to drive growth, is highly dependent upon the business environment in the primary markets in which they each operate and in the United States as a whole. Unfavorable market conditions and uncertainty due to the coronavirus pandemic may result in a deterioration in the credit quality of borrowers, an increase in the number of loan delinquencies, defaults and charge-offs, additional provisions for loan losses, adverse asset values of the collateral securing loans and an overall material adverse effect on the quality of the loan portfolio of each of United, Three Shores, and the combined company following the completion of the merger. Moreover, the duration of the coronavirus pandemic and its corresponding effect on unfavorable and uncertain economic conditions is unknown.
Because Three Shores common stock is traded infrequently, it is difficult to determine how the fair value of Three Shores common stock compares with the merger consideration.
Three Shores common stock is quoted on the OTC Pink Open Market. The market for Three Shores common stock has historically been illiquid and irregular. This lack of liquidity makes it difficult to determine the fair value of Three Shores common stock. In addition, the Three Shores Series D preferred stock is not listed or quoted on any exchange. Because the merger consideration was determined based on negotiations between the parties, it may not be indicative of the fair value of shares of Three Shores common stock or Three Shores Series D preferred stock.
The market price of United common stock after the merger may be affected by factors different from those affecting the shares of United common stock or Three Shores common stock currently.
Upon completion of the merger, holders of Three Shores common stock and Three Shores Series D preferred stock will become holders of United common stock. United’s business differs in important respects from that of Three Shores, and, accordingly, the results of operations of the combined company and the market price of United common stock after the completion of the merger may be affected by factors different from those currently affecting the independent results of operations of each of United and Three Shores. For a discussion of the businesses of United and Three Shores and of some important factors to consider in connection with those businesses, see the documents incorporated by reference in this proxy statement/prospectus and referred to under “Where You Can Find More Information.”
Regulatory approvals may not be received, may take longer than expected, or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.
Before the merger and the bank merger may be completed, United and Three Shores must obtain all necessary approvals or waivers from the Federal Reserve Board, the FDIC and the Georgia DBF. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals the regulators consider a variety of factors, including the regulatory standing of each party and the factors described under “The Merger — Regulatory Approvals Required for the Merger.” An adverse development in either party’s regulatory standing or these factors could result in an inability to obtain approval or delay their receipt. These regulators may impose conditions on the completion of the merger or the bank merger or require changes to the terms of the merger or the bank merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or the bank merger or imposing additional costs on or limiting the revenues of the combined company following the merger and the bank merger, any of which might have an adverse effect on the combined company following the merger. See “The Merger — Regulatory Approvals Required for the Merger.”
The success of the merger and integration of United and Three Shores will depend on a number of uncertain factors.
The success of the merger will depend on a number of factors, including, without limitation:
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United’s ability to integrate the branches acquired from Three Shores in the merger, which we refer to as the acquired branches, into United’s current operations;

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United’s ability to limit the outflow of deposits held by its new customers in the acquired branches and to successfully retain and manage interest-earning assets (i.e., loans) acquired in the merger;

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United’s ability to control the incremental non-interest expense from the acquired branches in a manner that enables it to maintain a favorable overall efficiency ratio;

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United’s ability to retain and attract the appropriate personnel to staff the acquired branches; and

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United’s ability to earn acceptable levels of interest and non-interest income, including fee income, from the acquired branches.

Integrating the acquired branches will be an operation of substantial size and expense, and may be affected by general market and economic conditions or government actions affecting the financial industry generally. Integration efforts will also likely divert United’s management’s attention and resources. No assurance can be given that United will be able to integrate the acquired branches successfully, and the integration process could result in the loss of key employees, the disruption of ongoing business, or inconsistencies in standards, controls, procedures and policies that adversely affect United’s ability to maintain relationships with clients, customers, depositors, and employees, or to achieve the anticipated benefits of the merger. United may also encounter unexpected difficulties or costs during the integration that could adversely affect its earnings and financial condition, perhaps materially. Additionally, no assurance can be given that the operation of the acquired branches will not adversely affect United’s existing profitability, that United will be able to achieve results in the future similar to those achieved by its existing banking business, or that United will be able to manage any growth resulting from the merger effectively.
Combining United and Three Shores may be more difficult, costly, or time consuming than expected and the anticipated benefits and cost savings of the merger may not be realized.
United and Three Shores have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on United’s ability to successfully combine and integrate the businesses of United and Three Shores in a manner that permits growth opportunities and does not materially disrupt the existing customer relations or result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company’s ongoing businesses, or inconsistencies in standards, controls, procedures, and policies that adversely affect the combined company’s ability to maintain relationships with clients, customers, depositors and employees or to achieve the anticipated benefits and cost savings of the merger. The loss of key employees could adversely affect United’s ability to successfully conduct its business, which could have an adverse effect on United’s financial results and the value of the United common stock. If United experiences difficulties with the integration process, the anticipated benefits of the merger may not be realized fully or at all, or may take longer to realize than expected. As with any merger of financial institutions, there also may be business disruptions that cause United and/or Three Shores to lose customers or cause customers to remove their accounts from United and/or Three Shores and move their business to competing financial institutions. Integration efforts between the two companies will also divert management attention and resources. These integration matters could have an adverse effect on each of United and Three Shores during this transition period and for an undetermined period after completion of the merger on the combined company. In addition, the actual cost savings of the merger could be less than anticipated.
The combined company may be unable to retain Three Shores personnel successfully after the merger is completed.
The success of the merger will depend in part on the combined company’s ability to retain the talents and dedication of key employees currently employed by Three Shores. It is possible that these employees may decide not to remain with Three Shores while the merger is pending or with the combined company after the merger is consummated. If key employees terminate their employment, or if an insufficient number of employees are retained to maintain effective operations, the combined company’s business activities may be adversely affected and management’s attention may be diverted from successfully integrating Three Shores to hiring suitable replacements, all of which may cause the combined company’s business to suffer. In addition, United may not be able to locate suitable replacements for any key employees who leave the combined company, or to offer employment to potential replacements on reasonable terms.
Three Shores’ directors and executive officers have interests in the merger that may differ from the interests of Three Shores shareholders.
Three Shores shareholders should be aware that some of Three Shores’ directors and executive officers have interests in the merger that are different from, or in addition to, those of Three Shores shareholders generally. The Three Shores board of directors was aware of these interests and considered these interests, among other matters, when making its decision to approve the merger agreement, and in recommending that Three Shores shareholders vote in favor of approving the merger agreement.
For a more complete description of these interests, please see “The Merger — Interests of Three Shores’ Directors and Executive Officers in the Merger.”
Termination of the merger agreement could negatively impact United or Three Shores.
If the merger agreement is terminated, there may be various consequences. For example, United’s or Three Shores’ businesses may have been impacted adversely by the failure to pursue other beneficial opportunities due to the focus of management on the merger, without realizing any of the anticipated benefits of completing the merger. Additionally, if the merger agreement is terminated, the market price of United common stock or Three Shores common stock could decline to the extent that the current market prices reflect a market assumption that the merger will be completed. If the merger agreement is terminated under certain circumstances, Three Shores may be required to pay to United a termination fee of $8.5 million.
Three Shores will be subject to business uncertainties and contractual restrictions while the merger is pending.
Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Three Shores and, consequently, the combined company. These uncertainties may impair Three Shores’ ability to attract, retain, and motivate key personnel until the merger is completed, and could cause customers and others that deal with Three Shores to seek to change existing business relationships with Three Shores. Retention of certain employees by Three Shores may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with the combined company. If key employees depart because of issues relating to the uncertainty and difficulty of integration, or a desire not to remain with Three Shores and, ultimately, the combined company, the combined company’s business could be harmed. In addition, subject to certain exceptions, Three Shores has agreed to operate its business in the ordinary course and use commercially reasonable efforts to preserve its business organization, employees and advantageous business relationships prior to closing. See “The Merger Agreement — Covenants and Agreements” for a description of the restrictive covenants applicable to Three Shores.
If the merger is not completed, United and Three Shores will have incurred substantial expenses without realizing the expected benefits of the merger.
Each of United and Three Shores has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of filing, printing, and mailing this proxy statement/prospectus, and all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, United and Three Shores would have to recognize these expenses without realizing the expected benefits of the merger.
The merger agreement limits Three Shores’ ability to pursue acquisition proposals and requires Three Shores to pay a termination fee of $8.5 million under limited circumstances, including circumstances relating to acquisition proposals.
The merger agreement prohibits Three Shores from initiating, soliciting, knowingly encouraging, or knowingly facilitating certain third-party acquisition proposals. See “The Merger Agreement — Agreement Not to Solicit Other Offers.” The merger agreement also provides that Three Shores will be required to pay a termination fee in the amount of $8.5 million in the event that the merger agreement is terminated under certain circumstances, including an adverse recommendation change by the Three Shores board of directors. See “The Merger Agreement — Termination Fee.” These provisions might discourage a potential competing acquirer that might have an interest in acquiring all or a significant part of Three Shores from considering or proposing such an acquisition.
The shares of United common stock to be received by Three Shores shareholders as a result of the merger will have different rights from the shares of Three Shores common stock and Three Shores Series D preferred stock.
Upon completion of the merger, Three Shores shareholders will become United shareholders and their rights as shareholders will be governed by the GBCA and the United articles of incorporation and bylaws. The rights associated with Three Shores common stock and Three Shores Series D preferred stock are different from the rights associated with United common stock. Please see “Comparison of Shareholders’ Rights” beginning on page 87 for a discussion of the different rights associated with United common stock.
Three Shores shareholders will have a reduced ownership and voting interest in the combined company after the merger and will exercise less influence over management, as compared to their ownership and voting interests in Three Shores.
Three Shores shareholders currently have the right to vote in the election of the board of directors and on other matters affecting Three Shores. Upon completion of the merger, each Three Shores shareholder who receives shares of United common stock will become a United shareholder, with a percentage ownership of United that is much smaller than such shareholder’s percentage ownership of Three Shores. Based on the number of shares outstanding on March 9, 2020 and the shares of United common stock expected to be issued in the merger, the Three Shores shareholders as a group will receive shares in the merger constituting approximately 9.6% of the outstanding shares of United common stock immediately after the merger. As a result, current United shareholders as a group will own approximately 90.4% of the outstanding shares of United common stock immediately after the merger. Because of this, Three Shores shareholders may have less influence on the management and policies of the combined company than they now have on the management and policies of Three Shores.

The fairness opinion received by the Three Shores board of directors from Piper Sandler has not been, and is not expected to be, updated to reflect any changes in circumstances that may have occurred since the date of such opinion.
The fairness opinion of Piper Sandler was rendered to Three Shores’ board of directors on March 9, 2020. Changes in the operations and prospects of Three Shores, general market and economic conditions, and other factors which may be beyond the control of Three Shores (including, but not limited to, the recent COVID-19 pandemic) may have altered the value of Three Shores or the sale prices of shares of Three Shores common stock or Three Shores Series D Preferred Stock as of the date of this proxy statement/prospectus, or may alter such value and sale prices by the time the merger is completed. The opinion from Piper Sandler, dated March 9, 2020, does not speak as of any date other than the date of such opinion.
United and United Community Bank have not previously operated in many of Three Shores and Seaside’s market areas.
Three Shores and Seaside’s primary market areas are the central and southern Florida metro areas. The banking business in these markets is extremely competitive, and the level of competition may increase further in the future. United Community Bank has not previously achieved substantial penetration into these market areas and there may be unexpected challenges and difficulties in doing so that could adversely affect United Community Bank following the completion of the merger.
Three Shores shareholders will become shareholders of a Georgia corporation and will have their rights as shareholders governed by United’s organizational documents and Georgia law.
As a result of the completion of the merger, Three Shores shareholders will become shareholders of United, and their rights as shareholders of United will be governed by United’s organizational documents and the Georgia Business Corporation Code, which we refer to as the GBCC. As a result, there will be differences between the rights currently enjoyed by Three Shores shareholders and the rights they expect to have as shareholders of the combined company. See “Comparison of Shareholders’ Rights” beginning on page 87.
There is no assurance that United will continue paying dividends at the current rate.
United’s board of directors has adopted a current dividend practice for the payment of a quarterly cash dividend. This practice can be changed at any time at the discretion of United’s board of directors, and United’s common shareholders will have no contractual or other legal right to dividends. In addition, the other risk factors described in this section could materially reduce the cash available from operations, and these outcomes could cause capital not to be available when needed in an amount sufficient to support United’s dividend practice. The amount of dividends that United may distribute will also be subject to restrictions under Georgia law and applicable bank regulatory provisions. If United’s board of directors were to adopt a change to United’s current dividend practice that resulted in a reduction in the amount of dividends, such change could have a material and adverse effect on the market price of United’s common stock.
Risks relating to United’s business.
You should read and consider the risk factors specific to United’s business that will also affect the combined company after the merger. These risks are described in the sections entitled “Risk Factors” in United’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, United’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2020, and in other documents incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information” beginning on page 95 for the location of information incorporated by reference into this proxy statement/prospectus.

INFORMATION ABOUT THE THREE SHORES SPECIAL MEETING
This section contains information about the special meeting that Three Shores has called to allow Three Shores shareholders to vote on the approval of the merger agreement. The Three Shores board of directors is mailing this proxy statement/prospectus to you on or about [•], 2020. Together with this proxy statement/prospectus, the Three Shores board of directors is also sending you a notice of the special meeting of Three Shores shareholders and a form of proxy that the Three Shores board of directors is soliciting for use at the special meeting and at any adjournments or postponements of the special meeting.
Time, Date, and Place
The special meeting is scheduled to be held on June 16, 2020 at 10:00 a.m., Eastern Daylight Time.
Due to concerns regarding the coronavirus outbreak and to assist in protecting the health and well-being of Three Shores shareholders and employees, the special meeting of shareholders will be held virtually via the Internet. Shareholders will be able to listen, vote and submit questions during the special meeting via a live audiocast. Additional information regarding how to participate in, and the voting process for, the special meeting is included in this proxy statement below under “— How to Participate in the Special Meeting” beginning on page 30. We have designed the format of the special meeting to ensure that our shareholders who attend the special meeting virtually will be afforded the same rights and opportunities to participate as they would at an in-person meeting.
Matters to be Considered at the Meeting
At the special meeting, Three Shores shareholders will be asked to consider and vote on:
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a proposal to adopt and approve the merger agreement, which we refer to as the merger proposal;

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a proposal of the Three Shores board of directors to adjourn or postpone the special meeting, if necessary or appropriate, including to permit further solicitation of proxies if there are insufficient votes at the time of the special meeting to adopt and approve the merger agreement, which we refer to as the adjournment proposal; and

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any other matters as may properly be brought before the special meeting or any adjournment or postponement of the special meeting.

At this time, the Three Shores board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have completed, signed and submitted your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his judgment with respect to such matters. A copy of the merger agreement is included in this proxy statement/prospectus as Appendix A, and we encourage you to read it carefully in its entirety.
Recommendation of the Three Shores Board of Directors
The Three Shores board of directors recommends that Three Shores shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. See “The Merger — Three Shores’ Reasons for the Merger; Recommendation of Three Shores’ Board of Directors.”
Record Date and Quorum
May 6, 2020 has been fixed as the record date for the determination of Three Shores shareholders entitled to notice of, and to vote at, the special meeting and any adjournment or postponement thereof. At the close of business on the record date, there were 18,844,764 shares of Three Shores common stock outstanding and entitled to vote at the special meeting, held by approximately 450 holders of record, and 5,834,543 shares of Three Shores Series D preferred stock outstanding and entitled to vote at the Special Meeting, held by eight holders of record.
A quorum is necessary to transact business at the special meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of Three Shores common stock and a majority of the outstanding shares of Three Shores Series D preferred stock entitled to vote at the meeting is necessary to constitute a quorum. Shares of Three Shores common stock or Three Shores Series D preferred stock represented at the special meeting but not voted, including shares that a shareholder abstains from voting, will be counted for purposes of establishing a quorum. Once a share of Three Shores common stock is represented at the special meeting, it will be counted for the purpose of determining a quorum not only at the special meeting but also at any adjournment or postponement of the special meeting. In the event that a quorum is not present at the special meeting, it is expected that the special meeting will be adjourned or postponed.
Required Vote
In order for the merger proposal to be approved, it must receive the affirmative vote of a majority of the outstanding shares of (i) Three Shores common stock, (ii) Three Shores Series D preferred stock, and (iii) Three Shores common stock and Three Shores Series D preferred stock, voting together as a single class. If you vote to “ABSTAIN” with respect to the merger proposal or if you fail to vote on the merger proposal, it will have the same effect as a vote “AGAINST” the merger proposal.
The adjournment proposal will be approved if the votes of Three Shores common stock and Three Shores Series D preferred stock, voting together as a single class, cast in favor of the adjournment proposal exceed the votes cast against the adjournment proposal. If you vote to “ABSTAIN” with respect to the adjournment proposal or if you fail to vote on the adjournment proposal, it will have no effect on the outcome of the vote on the adjournment proposal.
Each share of Three Shores common stock and Three Shores Series D preferred stock you own as of the record date for the special meeting entitles you to one vote at the special meeting on all matters properly presented at the meeting.
How to Participate in the Special Meeting
All Three Shores shareholders, including shareholders of record and shareholders who hold their shares through banks, brokers, nominees, or any other holder of record, are invited to participate in the live audiocast of the Three Shores special meeting. All Three Shore shareholders will need to register to be able to participant in the Three Shores special meeting via the live audiocast, submit their questions during the meeting, and vote their shares electronically during the meeting by following the instructions below.
If you are a holder of record of Three Shores common stock or Three Shores Series D preferred stock:
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You are strongly encouraged to register to participate in the Three Shores special meeting at http://www.viewproxy.com/ThreeShoresBancorp/2020 before 11:59 p.m. Eastern Daylight Time on June 14, 2020. You will need to enter your name, phone number, virtual control number (included on your proxy card), and email address in order to register. After you register, you will receive an email confirming your registration and containing the password to enter the Three Shores special meeting via the live audiocast.

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On June 16, 2020, the day of the Three Shores special meeting, if you have properly registered, you may enter the meeting by logging in to http://www.viewproxy.com/ThreeShoresBancorp/2020/VM using the password you received via email in your registration confirmation. You will also need the virtual control number included on your proxy card.

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If you wish to vote your shares electronically at the Three Shores special meeting, you will need to visit http://www.AALvote.com/TSHR during the Three Shores special meeting while the polls are open. You will also need the virtual control number included on your proxy card.

If you are not a shareholder of record (i.e., if your shares of Three Shores common stock or Three Shores Series D preferred stock are held for you in “street name”):
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You must obtain a legal proxy from your broker, bank, or other nominee.

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You are strongly encouraged to register to participate in the Three Shores special meeting at http://www.viewproxy.com/ThreeShoresBancorp/2020 before 11:59 p.m. Eastern Daylight Time on

June 14, 2020. You will need to enter your name, phone number, and email address, and provide a copy of the legal proxy (which may be uploaded to the registration website or delivered via email to VirtualMeeting@viewproxy.com) in order to register. After you register, you will receive an email confirming your registration and containing your virtual control number and password to participate in the Three Shores special meeting. If you do not provide a copy of the legal proxy, you may register to participate in the Three Shores special meeting, but you will be unable to vote your shares electronically at the meeting.
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On the day of the Three Shores special meeting, if you have properly registered, you may enter the meeting by logging in to http://www.viewproxy.com/ThreeShoresBancorp/2020/VM using the password you received via email in your registration confirmation.

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If you wish to vote your shares electronically at the Three Shores special meeting and have followed the instructions above related to providing a legal proxy, you will need to visit http://www.AALvote.com/TSHR during the Three Shores special meeting while the polls are open. You will also need the virtual control number assigned to you in your registration confirmation email.

If you do not register to participate in the Three Shores special meeting by 11:59 p.m. Eastern Daylight Time on June 14, 2020, we cannot assure you that you will be able to complete the registration process and vote at the Three Shores special meeting. Regardless of whether you plan to participate in the live audiocast of the Three Shores special meeting, you are urged to sign, date, and return your proxy card, or to vote via the Internet or by telephone, promptly. If you participate in the live audiocast of the Three Shores special meeting over the Internet, you may continue to have your shares of Three Shores common stock or Three Shores Series D preferred stock voted as you instructed in a previously delivered proxy or you may electronically revoke your proxy and vote your shares via the Internet during the special meeting (provided that if your shares are held in street name, you have obtained a legal proxy and have provided it as instructed above).
We encourage you to access the meeting prior to the start time. Online check-in will begin at 9:30 a.m., Eastern Daylight Time, and you should allow ample time for the check-in procedures.
We will have technicians ready to assist you with any technical difficulties you may have accessing the Three Shores special meeting live audiocast.
Please be sure to check in by 9:30 a.m., Eastern Daylight Time, on June 16, 2020, the day of the Three Shores special meeting, so we may address any technical difficulties before the special meeting live audiocast begins. If you encounter any difficulties accessing the special meeting live audiocast during the check-in or meeting time, please email VirtualMeeting@viewproxy.com or call (866) 612-8937.
How to Vote — Shareholders of Record
Voting by Internet or Telephone Before the Special Meeting
If you are a shareholder of record, and have Internet or telephone access, you may submit your proxy by following the voting instructions on your proxy card. If you vote by Internet or telephone, you should not return your proxy card. If you vote via the Internet or by telephone, your vote must be received by 11:59 p.m., Eastern Daylight Time, on June 15, 2020.
Voting by Mail
Your proxy card includes instructions on how to vote by mailing in the proxy card. If you choose to vote by mail, please mark each proxy card you receive, sign and date it, and promptly return it in the envelope enclosed with the proxy card. If the merger is completed, then you will receive a separate letter of transmittal and instructions on how to surrender your Three Shores stock certificates for the merger consideration.
Vote by Internet During the Special Meeting.
If you desire to vote via the Internet during the live audiocast of the special meeting, please follow the instructions for participating in and voting at the special meeting located on your proxy card and in this proxy statement/prospectus above under “—How to Participate in the Special Meeting” beginning on page 30. Three Shores shareholders will need their virtual control number which appears on the proxy card (printed in the box).
YOUR VOTE IS VERY IMPORTANT. PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND PROMPTLY RETURN IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE, OR VOTE VIA THE INTERNET OR BY TELEPHONE, REGARDLESS OF WHETHER YOU PLAN TO PARTICIPATE IN THE LIVE AUDIOCAST OF THE SPECIAL MEETING. SHAREHOLDERS WHO PARTICIPATE IN THE SPECIAL MEETING MAY REVOKE THEIR PROXIES BY VOTING VIA THE INTERNET DURING THE SPECIAL MEETING.
How to Vote — Shares Held in Street Name
If you hold shares through a broker, bank or other nominee, you are considered the “beneficial holder” of the shares held for you in what is known as “street name.” The “record holder” of such shares is your broker, bank or other nominee, and not you, and you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in street name by returning a proxy card directly to Three Shores or by voting via the Internet during the live audiocast of the Three Shores special meeting unless you have a “legal proxy,” which you must obtain from your broker, bank or other nominee. Additional information regarding how to participate in, and the voting process for, the special meeting is included in this proxy statement above under “— How to Participate in the Special Meeting” beginning on page 30.
Please also note that brokers, banks or other nominees who hold shares of Three Shores common stock or Three Shores Series D preferred stock on behalf of their customers may not give a proxy to Three Shores to vote those shares without specific instructions from their customers.
Voting of Proxies; Incomplete Proxies
If you sign and return your proxy without instruction on how to vote your shares, your shares will be voted “FOR” the merger proposal and “FOR” the adjournment proposal. At this time, the Three Shores board of directors is unaware of any other matters that may be presented for action at the special meeting. If any other matters are properly presented, however, and you have returned your proxy, the person(s) named as proxy will have the authority to vote your shares in accordance with his or her judgment with respect to such matters. Please do not send in your stock certificates with your proxy card. If the merger is completed, then you will receive a separate letter of transmittal and instructions on how to surrender your Three Shores stock certificates for the merger consideration.
Revocation of Proxies
You can revoke your proxy at any time before your shares are voted. If you are a shareholder of record, then you can revoke your proxy by:
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signing and returning another valid proxy card with a later date;

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submitting another valid proxy;

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by telephone or the Internet with a later date;

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prior to the special meeting, delivering a written notice of revocation to Three Shores’ President and Chief Executive Officer at the following address: Three Shores Bancorporation, Inc., 201 South Orange Avenue, Suite 1350, Orlando, Florida 32801; or

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participating in the live audiocast of the special meeting virtually over the Internet and voting via the Internet during the meeting.

If you submit a valid proxy bearing a later date or a notice of revocation, the new proxy or notice of revocation must be received before the beginning of the special meeting. Participation in the special meeting will not, in and of itself, constitute revocation of a proxy. If you hold your shares in street name with a bank, broker or other nominee, you must follow the directions you receive from your bank, broker or other nominee to change your vote. Your last vote will be the vote that is counted.
Shares Subject to Voting and Support Agreement; Shares Held by Directors and Executive Officers
As of the record date, directors and executive officers of Three Shores and their affiliates beneficially owned and were entitled to vote 9,192,195 shares of Three Shores common stock and 5,229,394 shares of Series D preferred stock, representing approximately 48.8% of the outstanding shares of Three Shores common stock and approximately 89.6% of the Three Shores Series D preferred stock entitled to vote on that date.
A total of 10,099,916 shares of Three Shores common stock, representing approximately 53.6% of the outstanding shares of Three Shores common stock entitled to vote at the Three Shores special meeting, and a total of 5,834,542 shares of Three Shores Series D preferred stock, representing 100% of the outstanding shares of Three Shores Series D preferred stock entitled to vote at the Three Shores special meeting, are subject to voting and support agreements between United and the holders of such shares. Pursuant to the voting and support agreements, each such holder of Three Shores common stock and Three Shores Series D preferred stock has agreed, at any meeting of Three Shores shareholders, however called, or any adjournment or postponement thereof (and subject to certain exceptions), to:
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vote (or cause to be voted) all shares of Three Shores common stock and Three Shores Series D preferred stock beneficially owned by such holder, or with respect to which such holder has the right to vote, in favor of the merger proposal;

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not vote or grant any proxies to any third party, except where such proxies are directed to vote in favor of the merger proposal; and

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vote (or cause to be voted) such holder’s shares against any competing transaction.

Pursuant to the voting and support agreements, without the prior written consent of United, each holder has further agreed not to sell or otherwise transfer any shares of Three Shores common stock or Three Shores Series D preferred stock.
For more information about the beneficial ownership of Three Shores common stock and Three Shores Series D preferred stock by each 5% or greater beneficial owner, each director and executive officer, and directors and executive officers as a group, see “Security Ownership of Certain Beneficial Owners and Management of Three Shores.”
Solicitation of Proxies
The proxy for the special meeting is being solicited on behalf of the Three Shores board of directors. Three Shores will bear the entire cost of soliciting proxies from you. Three Shores will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of Three Shores common stock and Three Shores Series D preferred stock. Proxies will be solicited principally by mail, but may also be solicited by the directors, officers, and other employees of Three Shores in person or by telephone, facsimile or other means of electronic communication. Directors, officers and employees will receive no compensation for these activities in addition to their regular compensation, but may be reimbursed for out-of-pocket expenses in connection with such solicitation.
Questions and Additional Information
If you have more questions about the merger or how to submit your proxy or vote, or if you need additional copies of this proxy statement/prospectus or the enclosed proxy card or voting instructions, please contact Three Shores at:
Three Shores Bancorporation, Inc.
201 South Orange Avenue, Suite 1350
Orlando, Florida 32801
Telephone: (407) 567-2200
Attn: Gideon T. Haymaker, President and Chief Executive Officer

THREE SHORES PROPOSALS
Proposal No. 1 — Merger Proposal
At the Three Shores special meeting, the Three Shores shareholders will be asked to adopt and approve the merger agreement. Holders of Three Shores common stock and Three Shores Series D preferred stock should read this proxy statement/prospectus carefully and in its entirety, including the annexes, for more detailed information concerning the merger agreement and the merger. A copy of the merger agreement is attached to this proxy statement/prospectus as Annex A.
After careful consideration, the Three Shores board of directors unanimously adopted the merger agreement, authorized and approved the merger and the transactions contemplated by the merger agreement and determined the merger agreement and the merger to be advisable and in the best interests of Three Shores and its shareholders. Please see “The Merger — Three Shores’ Reasons for the Merger; Recommendation of Three Shores’ Board of Directors” included elsewhere in this proxy statement/prospectus for a more detailed discussion of the Three Shores board of directors’ recommendation.
The Three Shores board of directors unanimously recommends that Three Shores shareholders vote “FOR” the merger proposal.
Proposal No. 2 — Adjournment Proposal
The Three Shores special meeting may be adjourned to another time, if necessary or appropriate, to permit, among other things, further solicitation of proxies if necessary to obtain additional votes in favor of the merger proposal.
If, at the Three Shores special meeting, the number of shares of Three Shores common stock or Three Shores Series D preferred stock present or represented and voting in favor of the merger proposal is insufficient to approve such proposal, Three Shores intends to move to adjourn the Three Shores special meeting in order to solicit additional proxies for the adoption of the merger agreement. Florida law provides that the holders of a majority of the shares represented, and who would be entitled to vote at the special meeting if a quorum were present, where a quorum is not present, may adjourn such meeting from time to time.
The Three Shores board of directors unanimously recommends that Three Shores shareholders vote “FOR” the adjournment proposal.

INFORMATION ABOUT UNITED COMMUNITY BANKS, INC.
United Community Banks, Inc. is a bank holding company and a Georgia corporation headquartered in Blairsville, Georgia, and is the parent company of United Community Bank, a Georgia state-chartered bank that opened in 1950. At March 31, 2020, United had total consolidated assets of approximately $13.1 billion, total consolidated deposits of approximately $11.0 billion, total consolidated net loans of approximately $8.9 billion, and total consolidated shareholders’ equity of approximately $1.6 billion. United was incorporated in 1987 and began operations in 1988 in the state of Georgia by acquiring the capital stock of United Community Bank. United has since grown through a combination of acquisitions and strategic growth throughout the Georgia, South Carolina, North Carolina and Tennessee markets, as well as nationally through its United States Small Business Administration and United States Department of Agriculture lending and equipment finance businesses.
United provides a wide array of commercial and consumer banking services, including checking, savings and time deposit accounts, secured and unsecured loans, mortgage loans, payment services, wire transfers, brokerage, investment advisory services and other related financial services to its customers. United’s business model combines the commitment to exceptional customer service of a local bank with the products and expertise of a larger institution. United believes that this combination of service and expertise sets it apart and is instrumental in its strategy to build long-term relationships. United Community Bank operates as a locally-focused community bank, supplemented by experienced, centralized support to deliver products and services to its larger, more sophisticated, customers. United’s organizational structure reflects these strengths, with local leaders for each market and market advisory boards operating in partnership with the product experts of its Commercial Banking Solutions unit.
United’s revenue is primarily derived from interest on and fees received in connection with loans we and from interest and dividends on investment securities and short-term investments. The principal sources of funds for United’s lending activities are customer deposits, repayment of loans, and the sale and maturity of investment securities. United’s principal expenses are interest paid on deposits and other borrowings and operating and general administrative expenses.
United’s principal office is located at 125 Highway 515 East, Blairsville, Georgia 30512, and its telephone number at that location is (706) 781-2265. United’s stock is traded on the NASDAQ under the symbol “UCBI.” Additional information about United and its subsidiaries is included in documents incorporated by reference into this proxy statement/prospectus. Please see “Where You Can Find More Information.”

INFORMATION ABOUT THREE SHORES BANCORPORATION, INC.
General
Three Shores is a bank holding company registered under the BHC Act and is subject to the supervision and regulation of the Board of Governors of the Federal Reserve System. Three Shores is a corporation organized under the laws of the State of Florida. Seaside, Three Shores’ wholly-owned bank subsidiary, is a national banking association, which commenced operations in 2006, and is subject to the supervision and regulation of the Office of the Comptroller of the Currency and Federal Deposit Insurance Corporation. Seaside is a full-service commercial bank, providing a wide range of wealth management and business and consumer financial services in its target marketplaces. Seaside also owns Seaside Insurance, Inc. (an insurance agency formed to provide various insurance products and services) and Seaside Capital Management, Inc. (a registered investment advisory company formed to provide investment management products and services). Seaside operates 14 banking locations located throughout Florida. Three Shores’ executive offices are located in Orlando, Florida. At March 31, 2020, Three Shores had total consolidated assets of approximately $1.9 billion, total consolidated deposits of approximately $1.5 billion, total consolidated net loans of approximately $1.3 billion, and total consolidated shareholders’ equity of approximately $176.0 million. For additional financial information regarding Three Shores, see the financial statements of Three Shores included attached as Annex D to this proxy statement/prospectus.
Seaside’s website is www.seasidebank.com. The information on Seaside’s website is not part of this proxy statement/prospectus, and the reference to the Seaside website address does not constitute incorporation by reference of any information on that website into this proxy statement/prospectus.
Business
Historically, Seaside’s market areas have been served both by large banks headquartered out of state as well as a number of community banks offering a higher level of personal attention, recognition and service. The large banks have generally applied a transactional business approach, based upon volume considerations, to the market while community banks have traditionally offered a more service relationship approach.
Through its affiliated companies, Three Shores offers its clients a complete array of financial services including private banking, commercial banking, wealth management, trust services and insurance. The basic financial services offered by Seaside include: demand interest bearing and noninterest bearing accounts, money market deposit accounts, NOW accounts, time deposits, safe deposit services, credit cards, debit cards, direct deposits, notary services, money orders, night depository, travelers’ checks, cashier’s checks, domestic collections, savings bonds, bank drafts, automated teller services thru shared networks, banking by mail and the full range of consumer loans, both collateralized and uncollateralized. In addition, Seaside makes secured and unsecured commercial and real estate loans and issues stand-by letters of credit. Seaside provides automated teller machine (ATM) cards and is a member of the NYCE, Presto, Pulse and Cirrus ATM networks thereby permitting customers to utilize the convenience of Seaside’s ATM network and NYCE member machines both nationwide and internationally.
Seaside’s target market is consumers, professionals, businesses and commercial real estate investors. The small business customer (typically a commercial entity with sales of $100 million or less) has the opportunity to generate significant revenue for Seaside yet is generally underserved by large bank competitors. These customers generally can afford Seaside more profitability opportunities than the average retail customer.
The revenues of Seaside are primarily derived from fees through its wealth management platform and trust and insurance services, interest and fees received in connection with loans, capital markets fees, interest and dividends from investment securities, service charge income generated from demand accounts, gain on sale of loans, and ATM fees. The principal sources of funds for Seaside’s lending activities are its deposits (primarily commercial and consumer deposits), loan repayments, and proceeds from investment securities. The principal expenses of Seaside are the interest paid on deposits, and operating and general administrative expenses.
As is the case with banking institutions generally, Seaside’s operations are materially and significantly influenced by general economic conditions and by related monetary and fiscal policies of financial institution regulatory agencies, including the Federal Reserve and the FDIC. Deposit flows and costs of funds are influenced by interest rates on competing investments and general market rates of interest. Lending activities are affected by the demand for financing of real estate and other types of loans, which in turn is affected by the interest rates at which such financing may be offered and other factors affecting local demand and availability of funds. Seaside faces strong competition in the attraction of deposits (the primary source of lendable funds) and in the origination of loans. See “— Competition” below.
Services
Wealth Management.   Seaside provides an array of wealth management, trust and fiduciary services to individuals and businesses through Seaside’s client advisors.
Commercial Banking.   Seaside focuses its commercial loan originations on small and mid-sized business (generally up to $100 million in annual sales) and such loans are usually accompanied by significant related deposits. Commercial underwriting is driven by cash flow analysis supported by collateral analysis and review. Commercial loan products include commercial real estate construction and term loans; working capital loans and lines of credit; demand, term and time loans; and equipment, inventory and accounts receivable financing. Seaside offers a range of cash management services and deposit products to commercial customers. Online banking is currently available to individual and commercial customers. Mobile banking solutions are also available to individual and commercial users.
Retail Banking.   Seaside’s retail banking activities emphasize consumer deposit and checking accounts. An extensive range of these services is offered by Seaside to meet the varied needs of its customers from young persons to senior citizens. In addition to traditional products and services, Seaside offers contemporary products and services, such as debit cards, mutual funds and annuities, internet banking, mobile banking and electronic bill payment services. Consumer loan products offered by Seaside include home equity lines of credit, second mortgages, new and used auto loans, new and used boat loans, overdraft protection, and unsecured personal credit lines.
Mortgage Banking.   Seaside’s mortgage banking business is structured to provide a source of fee income largely from the process of originating product for sale on the secondary market (primarily fixed rate loans), as well as the origination of primarily adjustable rate loans to be held in Seaside’s loan portfolio. Mortgage banking capabilities include conventional and nonconforming mortgage underwriting, and construction to permanent financing.
Employees
As of March 31, 2020, Seaside employed 157 full-time employees and four part-time employees. The employees are not represented by a collective bargaining unit. Seaside considers relations with employees to be good.
Properties
The main office of Seaside is located at 201 South Orange Avenue, Suite 1350, Orlando, Florida 32801. Seaside operates 13 additional banking offices located in Boca Raton, Coral Gables, Fort Lauderdale, Lake Mary, Naples, Palm Beach, Palm Beach Gardens, Ponte Vedra Beach, Sarasota, Stuart, Tampa, Windermere and Winter Park, Florida.
Legal Proceedings
Seaside is periodically a party to or otherwise involved in legal proceedings arising in the normal course of business, such as claims to enforce liens, claims involving the making and servicing of real property loans, and other issues incident to its business. Management does not believe that there is any pending or threatened proceeding against Seaside which, if determined adversely, would have a material adverse effect on Seaside’s financial position, liquidity, or results of operations.
Competition
Seaside encounters strong competition both in making loans and in attracting deposits. The deregulation of the banking industry and the widespread enactment of state laws which permit multi-bank holding companies as well as an increasing level of interstate banking have created a highly competitive environment for commercial banking. In one or more aspects of its business, Seaside competes with other trust and wealth management institutions, commercial banks, savings and loan associations, credit unions, finance companies, mutual funds, insurance companies, brokerage and investment banking companies, and other financial intermediaries. Most of these competitors, some of which are affiliated with bank holding companies, have substantially greater resources and lending limits, and may offer certain services that Seaside does not currently provide. In addition, many of Seaside’s non-bank competitors are not subject to the same extensive federal regulations that govern bank holding companies and federally insured banks. Recent federal and state legislation has heightened the competitive environment in which financial institutions must conduct their business, and the potential for competition among financial institutions of all types has increased significantly. There is no assurance that increased competition from other financial institutions will not have an adverse effect on Seaside’s operations.
Management
Directors.   The Board of Directors of Three Shores is comprised of six individuals and the Board of Directors of Seaside is comprised of 11 individuals. The directors of Three Shores and Seaside serve until the next annual meeting of its shareholders, and until their respective successor has been duly elected and qualified. The following sets forth certain information regarding the directors of Three Shores and Seaside.
Directors of Three Shores:
Name	Position Held with Three Shores	Principal Occupation
Charles E. Bailes III	Director	Chairman & CEO, ABC Fine Wine & Spirits
John D. Cochran	Director	Partner, Lovell Minnick Partners LLC
Brian P. Golson	Director	Managing Partner and Co-CEO, Parthenon Capital
Gideon T. Haymaker	President & Chief Executive Officer and Director
Thomas J. O’Shane	Chairman	Retired
Richard J. Walsh	Director	President, Knob Hill Group, Inc.
Directors of Seaside:
Name	Position Held with Seaside	Principal Occupation
Charles E. Bailes III	Director	Chairman & CEO, ABC Fine Wine & Spirits
John D. Cochran	Director	Partner, Lovell Minnick Partners LLC
Glen S. Davis	Director	Retired
Michael Fess	Director	President, Equity Partners, Inc.
Brian P. Golson	Director	Managing Partner and Co-CEO, Parthenon Capital
Gideon T. Haymaker	President & Chief Executive Officer and Director
Steven D. Hayworth	Vice Chairman, Director of Seaside Wealth Management
Thomas J. O’Shane	Chairman	Retired
Edmund C. Timberlake	Client Advisor and Central Florida Advisory Board Chairman
Jack T. Thompson	Director	CEO, Pawson Capital Management, LLC
Richard J. Walsh	Director	President, Knob Hill Group, Inc.

Executive Officers.   The following sets forth information regarding the executive officers of Three Shores and Seaside. The executive officers of Three Shores and Seaside serve at the pleasure of their respective Board of Directors.
Name	Principal Occupation and Business Experience During the Past Five Years
Barry R. Griffiths	Senior Vice President & Chief Financial Officer
Gideon T. Haymaker	President & Chief Executive Officer
Steven D. Hayworth	Vice Chairman & Director of Wealth Management
David E. Robinson	Senior Vice President & Chief Credit Officer
Gary P. Young	Senior Vice President & Chief Operations Officer
Three Shores’ headquarters is located at 201 South Orange Avenue, Suite 100, Orlando, Florida 32801, and its telephone number at that location is (407) 567-2200. Three Shores’ common stock is quoted on the OTC Pink Open Market under the symbol “TSHR.”

THE MERGER
The following discussion contains certain information about the merger. The discussion is subject, and qualified in its entirety by reference, to the merger agreement attached as Annex A to this proxy statement/prospectus and incorporated herein by reference. We urge you to read carefully this entire proxy statement/prospectus, including the merger agreement attached as Annex A, for a more complete understanding of the merger.
Terms of the Merger
Each of the United board of directors and the Three Shores board of directors has unanimously approved the merger agreement. Under the merger agreement, Three Shores will merge with and into United, with United continuing as the surviving corporation, in a transaction we refer to as the merger. Immediately following the completion of the merger, Seaside will merge with and into United Community Bank, with United Community Bank continuing as the surviving bank.
If the merger is completed, Three Shores shareholders receive 0.33 shares of United common stock for each share of Three Shores common stock and Three Shores Series D preferred stock (except for treasury stock or shares owned by Three Shores or United, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted, and shares held by shareholders who properly exercise dissenters’ rights) they hold immediately prior to the merger, plus cash in lieu of fractional shares. As a result of the foregoing, based on the number of shares of United common stock and Three Shores common stock outstanding as of March 9, 2020, the last trading day before public announcement of the merger, it is expected that United shareholders will hold approximately 90.4%, and Three Shores shareholders will hold approximately 9.6%, of the shares of the combined company outstanding immediately after the effective time of the merger, which we refer to as the effective time.
Three Shores shareholders are being asked to approve the merger agreement. See “The Merger Agreement” for additional and more detailed information regarding the legal documents that govern the merger, including information about conditions to the completion of the merger and provisions for terminating or amending the merger agreement. United shareholders are not entitled to voting rights in connection with the merger.
Background of the Merger
As part of its ongoing consideration and evaluation of Three Shores’ long-term prospects and strategies, the Three Shores board of directors and senior management have regularly reviewed and assessed Three Shores’ business strategies and objectives, including strategic opportunities and challenges, and have considered various strategic options potentially available to them, all with the goal of enhancing value and liquidity for Three Shores’ shareholders. The Three Shores board of directors’ reviews and assessments have included discussions regarding strategic alternatives, including capital planning (such as share repurchases and dividends), earnings improvement (such as revenue increases and expense reductions), and growth strategies (such as organic growth and mergers and acquisitions).
In this regard, and to assist in evaluating Three Shores’ strategic alternatives, Three Shores’ board of directors and senior management have held periodic strategic planning meetings in recent years, at which the investment banking firm Piper Sandler & Co., which we refer to as Piper Sandler, has participated. The meetings would typically include formal and informal presentations regarding the overall banking industry and markets, nationally and in Florida (including the economic, interest rate, and regulatory environment); merger and acquisition activity trends and pricing; IPO market conditions, strategy and considerations for an IPO, and potential IPO timeline; comparable company analyses; valuation perspectives on Three Shores; and analyses of potential acquisition targets and acquirers, along with potential transaction pricing. These strategic planning sessions would include discussions regarding potential economies of scale, increased client service, and shareholder value benefits that might be achieved if Three Shores were to become a larger institution through acquisitions or a merger with a larger financial institution.
In connection with these strategic discussions, Three Shores engaged Piper Sandler in April 2017 to advise the Three Shores board of directors with respect to potential business combination transactions.

Three Shores executed a final engagement letter with Piper Sandler on April 25, 2017. The Three Shores board of directors determined to utilize the summer and fall of 2017 to advance preparations for a potential business combination transaction, including holding introductory meetings with Three Shores senior management and several potential merger partners.
Throughout the summer and fall of 2017, Three Shores’ senior management, together with Piper Sandler, held introductory meetings with potential merger partners. During this time, Gideon T. Haymaker, Three Shores’ President and Chief Executive Officer, entertained and met with several potential transaction partners at Three Shores’ Orlando headquarters.
Beginning in late 2017 through September 2019, Three Shores formally launched and engaged in outreach efforts to potential acquirers. Despite a thorough process that included constructive discussions with potential acquirers, Three Shores did not receive any proposals that the Three Shores board of directors deemed adequate to progress with further discussions. Throughout this period, Three Shores entertained several overtures with a variety of transaction structures from a large Canadian bank and several large regional U.S. banks, including United. At least four parties entered into confidentiality agreements with Three Shores and were provided with in-depth, confidential due diligence information. However, none of these discussions resulted in Three Shores reaching any letter of intent or definitive agreement.
In mid-July 2019, United contacted Mr. Haymaker directly in an effort to re-engage its earlier evaluation of Three Shores and resume discussions with respect to a possible transaction. In preparation for a meeting with United, Piper Sandler updated some preliminary financial information for Mr. Haymaker’s reference. Three Shores and United continued periodic discussions throughout the remainder of the summer and into the fall of 2019, with the process being interrupted on occasion due to other strategic initiatives United was considering or executing at the time.
Conversations between Three Shores and United again recommenced in November 2019, with United committing to provide a non-binding indication of interest in December 2019. Three Shores received the non-binding indication of interest on December 11, 2019, for an all-stock merger transaction at an implied price of $10.00 per share of Three Shores common stock and Three Shores Series D preferred stock. Throughout the remainder of December 2019 and through January 2020, United continued due diligence through a virtual data room. United also performed loan diligence (including a third-party loan review) electronically.
On February 20, 2020, United submitted a revised non-binding indication of interest reflecting a fixed exchange ratio of 0.33 shares of United common stock for each share of Three Shores common stock and Three Shores Series D preferred stock, and a proposal to cash out options and follow-on rights at $10.00 per option and follow-on right. Based on the closing price of United common stock on February 20, 2020, the exchange ratio represented an implied value of $9.74 per share of Three Shores common stock and Three Shores Series D preferred stock. Also on February 20, 2020, United’s legal counsel, Nelson Mullins Riley & Scarborough LLP, which we refer to as Nelson Mullins, delivered a draft definitive merger agreement to Three Shores’ legal counsel, Smith Mackinnon, PA, which we refer to as Smith Mackinnon.
Throughout the remainder of February 2020 and into March 2020, United continued its due diligence review, and the parties and their respective legal counsel negotiated the definitive merger agreement. Three Shores, Piper Sandler and representatives of certain holders of Three Shores Series D preferred stock also performed reverse due diligence of United through a formal document review as well as telephonic management interviews.
On March 6, 2020, United’s board of directors held a telephonic meeting at which representatives of Morgan Stanley & Co., United’s outside financial advisor, which we refer to as Morgan Stanley, and Nelson Mullins, were present. United’s general counsel reviewed with the United board of directors their fiduciary duties under applicable law in considering the proposed merger. United’s senior management provided the United board of directors with a presentation summarizing the material terms of the merger agreement, and Morgan Stanley reviewed certain financial aspects of the merger. Detailed written materials, including an updated draft of the merger agreement and a memorandum summarizing the terms of the merger agreement, were provided to the United board of directors for their review in advance of the meeting. Based upon review and discussion of the merger agreement, the United board of directors unanimously approved the merger agreement.

On March 9, 2020, the boards of directors of Three Shores and Seaside held a joint special meeting with representatives of Piper Sandler and Smith Mackinnon present. The directors reviewed with their advisors the terms of the merger agreement and the merger, and other relevant information. At the meeting, representatives of Piper Sandler reviewed with the Three Shores board Piper Sandler’s financial analysis summarized below under “— Opinion of Three Shores’ Financial Advisor” and delivered to the Three Shores board of directors the written opinion of Piper Sandler, which is attached to this proxy statement/prospectus as Annex B, that, based upon and subject to the various considerations set forth in such opinion, the merger consideration is fair to Three Shores shareholders from a financial point of view. In addition, Smith Mackinnon reviewed with the directors of Three Shores and Seaside the most recent drafts of the proposed merger agreement and related transaction documents, and the legal standards applicable to the decisions and actions of the Three Shores and Seaside directors with respect to the proposed transaction. Following a discussion of these matters and other factors listed under “— Recommendation of the Three Shores Board of Directors and Reasons for the Merger” below, the boards of directors of Three Shores and Seaside concluded that the merger and the merger of Seaside with and into United Community Bank were fair to and in the best interests of Three Shores and its shareholders. The boards of directors of Three Shores and Seaside unanimously approved and adopted the merger agreement and the transactions contemplated thereby and determined to recommend that Three Shores shareholders approve the merger agreement.
Following the meeting of the Three Shores and Seaside boards of directors, on March 9, 2020, the parties signed the merger agreement and related documents, and publicly announced the transaction in a press release after market closing.
United’s Reasons for the Merger
In reaching its decision to adopt the merger agreement and approve the merger and the other transactions contemplated by the merger agreement, the United board of directors consulted with United’s management and considered a number of factors, including the following material factors, which are not presented in order of priority:
•
its understanding of the current and prospective environment in which United and Three Shores operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on United both with and without the proposed transaction;

•
each of United’s, Three Shores’, and the combined company’s business, operations, financial condition, asset quality, earnings, and prospects. In reviewing these factors, the United board of directors considered its view that Three Shores’ financial condition and asset quality were sound, that Three Shores’ business and operations complemented those of United, and that the merger would result in a combined company with a larger market presence and more diversified business mix as well as an attractive funding base, including through core deposit funding, and stronger asset quality. The United board of directors further considered that Three Shores’ earnings and prospects, and synergies potentially available in the proposed transaction, created an opportunity for the combined company to have superior future earnings and prospects compared to United’s earnings and prospects on a stand-alone basis. In particular, the United board of directors considered the following:

•
its belief that the merger will combine two strong and growing banking institutions to create a leading regional banking franchise with an enhanced commercial lending expertise and complementary product sets, bolstering United’s lending presence with full service banking in highly attractive Florida markets;

•
the potential for bringing together seasoned bank operators built on a common vision with similar values, with talented, motivated workforces and compatible corporate cultures;

•
the similarity of the businesses, balance sheets and management teams;

•
the expanded possibilities, including organic growth and future acquisitions, that would be available to the combined company given its larger size, asset base, capital, and footprint;

•
its review and discussions with United’s management and advisors concerning United’s due diligence examination of Three Shores’ business;

•
the anticipated positive impact of the merger on the combined company’s capital position, including regulatory capital levels, and the combined company’s potential ability to generate substantial internal capital to support future growth;

•
United’s successful track record of creating shareholder value through prior acquisitions, including its proven experience in successfully integrating acquired businesses and retaining key personnel, and United management’s belief that United will be able to integrate Three Shores with United successfully;

•
the financial analyses presented to the United board of directors by Morgan Stanley; and

•
its review of the terms of the merger agreement, including mutual deal protection and termination fee provisions.

The United board of directors also considered potential risks relating to the merger but concluded that the anticipated benefits of the merger were likely to substantially outweigh these risks. These potential risks included:
•
the possibility of encountering difficulties in achieving anticipated cost savings in the amounts estimated or in the time frame contemplated;

•
the possible challenges of entering new markets that United does not presently occupy;

•
the potential effects of a sustained economic downturned caused by the novel coronavirus pandemic;

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the possibility of encountering difficulties in successfully integrating Three Shores’ business, operations, and workforce with those of United;

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the transaction-related costs, including the payments and other benefits to be received by Three Shores management in connection with the merger pursuant to existing Three Shores plans and compensation arrangements and the merger agreement;

•
diversion of management attention and resources from the operation of United’s business towards the completion of the merger; and

•
the regulatory and other approvals required in connection with the merger and the risk that such regulatory approvals will not be received in a timely manner or may impose unacceptable conditions.

The foregoing discussion of the information and factors considered by the United board of directors is not intended to be exhaustive, but includes the material factors considered by the United board of directors. In reaching its decision to adopt the merger agreement, to approve the merger and the other transactions contemplated by the merger agreement, the United board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The United board of directors considered all these factors as a whole and overall considered the factors to be favorable to, and to support, its determination. In addition, individual directors may have given different weights to different information and factors. The explanation of United’s reasons for the merger includes statements that are forward-looking in nature and, therefore, should be read in light of the factors discussed above under “Cautionary Statement Regarding Forward-Looking Statements.”
Three Shores’ Reasons for the Merger; Recommendation of Three Shores’ Board of Directors
After careful consideration, the Three Shores board of directors, at a meeting held on March 9, 2020, determined that the merger agreement is advisable and fair to and in the best interests of Three Shores and its shareholders. Accordingly, the Three Shores board of directors adopted and approved the merger agreement and the merger and the other transactions contemplated by the merger agreement, and recommends that Three Shores shareholders vote “FOR” the merger proposal. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, and to recommend that its shareholders adopt and approve the merger proposal, the Three Shores board of directors evaluated the merger and the merger agreement in consultation with Three Shores’

management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:
•
each of Three Shores’, United’s and the combined company’s business, operations, financial condition, asset quality, earnings and prospects. In reviewing these factors, the Three Shores board of directors considered its view that United’s business and operations complement those of Three Shores and that the merger would result in a combined company with diversified revenue sources, a well-balanced loan portfolio and an attractive funding base, as evidenced by a significant portion of core deposit funding;

•
its understanding of the current and prospective environment in which Three Shores and United operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on Three Shores both with and without the proposed transaction;

•
the reduction in the number of financial institutions with an interest in acquiring Florida banks as a result of the continued consolidation in the banking industry and the acquisition by other financial institutions of several of the banks that were historically active in acquiring Florida banks;

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the exchange ratio is fixed so that if the market price of United common stock is higher at the time of the closing of the merger, the economic value of the merger consideration to be received by Three Shores shareholders in exchange for their shares will also be higher;

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the results that Three Shores could expect to achieve operating independently, and the likely risks and benefits to Three Shores shareholders of that course of action, as compared to the value of the merger consideration to be received from United;

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its view that the size of the institution and related economies of scale were becoming increasingly important to continued success in the current financial services environment, including the increased expenses of regulatory compliance, and that a merger with a larger bank holding company could provide those economies of scale, increase efficiencies of operations and enhance customer products and services;

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its review and discussions with Three Shores’ management regarding strategic alternatives available to Three Shores for enhancing value over the long term and the potential risks, rewards and uncertainties associated with such alternatives and the benefits of an acquisition by United compared to such other alternatives;

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the complementary nature of the cultures of the two companies, which management believes should facilitate integration and implementation of the transaction;

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management’s expectation that the combined company will have a strong capital position upon completion of the transaction;

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its belief that the transaction is likely to provide substantial value to Three Shores’ shareholders;

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the financial analyses of Piper Sandler, Three Shores’ financial advisor, and the opinion delivered by Piper Sandler to Three Shores’ board of directors on March 9, 2020, to the effect that, as of the date of such opinion, and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Piper Sandler as set forth in its opinion, the merger consideration was fair to Three Shores shareholders from a financial point of view, as more fully described in the section entitled “The Merger — Opinion of Three Shores’ Financial Advisor”;

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the financial and other terms of the merger agreement, the expected tax treatment and deal protection provisions, including the ability of Three Shores’ board of directors, under certain circumstances, to withdraw or materially adversely modify its recommendation to Three Shores shareholders that they approve the merger agreement (subject to payment of a termination fee), each of which it reviewed with its outside financial and legal advisors;

•
the fact that the merger consideration will consist of shares of United common stock, which would allow Three Shores shareholders to participate in a significant portion of the future performance of the combined Three Shores and United business and synergies resulting from the merger, and the value to Three Shores shareholders represented by that consideration;
•
that the proforma ownership by Three Shores shareholders in United following the closing of the merger will be in an approximate range of 10% of the outstanding United shares;

•
that Three Shores’ directors and executive officers have financial interests in the merger in addition to their interests as Three Shores shareholders, including financial interests that are the result of compensation arrangements with Three Shores, and the manner in which such interests would be affected by the merger;

•
the regulatory and other approvals required in connection with the merger and the expectation that such regulatory approvals will be received in a timely manner and without the imposition of unacceptable conditions;

•
the merger consideration will generally be tax-free to Three Shores shareholders based on the expected tax treatment of the merger as a “reorganization” for U.S. federal income tax purposes, as further described under “The Merger — Material U.S. Federal Income Tax Consequences of the Merger”;

•
the greater liquidity in the trading market for United common stock relative to the market for Three Shores common stock and Three Shores Series D preferred stock due to the listing of United’s shares on the NASDAQ; and

•
the opportunity for Three Shores shareholders to receive United common stock which has historically paid a cash dividend as compared to the Three Shores shares for which no cash dividend has been paid.

The Three Shores board of directors also considered a number of potential risks and uncertainties associated with the merger in connection with its deliberation of the proposed transaction, including, without limitation, the following:
•
the risk that the merger may not be consummated or that the closing may be unduly delayed, including as a result of factors outside either party’s control;

•
the potential risk of diverting management attention and resources from the operation of Three Shores’ business and towards the completion of the merger and the possibility of employee attrition or adverse effects on client and business relationships as a result of the announcement and pendency of the merger;

•
the requirement that Three Shores conduct its business in the ordinary course and the other restrictions on the conduct of Three Shores’ business prior to the completion of the merger, which may delay or prevent Three Shores from undertaking business opportunities that may arise pending completion of the merger;

•
that under the merger agreement, subject to certain exceptions, Three Shores cannot solicit competing acquisition proposals;

•
the potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Three Shores’ business, operations and workforce with those of United and the risk of not realizing all of the anticipated benefits of the merger or not realizing them in the expected timeframe;

•
the possibility that Three Shores will have to pay a $8.5 million termination fee to United if the merger agreement is terminated under certain circumstances;

•
that the exchange ratio is fixed so that if the market price of United common stock is lower at the time of the closing of the merger, the economic value of the merger consideration to be received by Three Shores shareholders in exchange for their shares will also be lower; and

•
the other risks under the sections entitled “Cautionary Statement About Forward-Looking Statements” and “Risk Factors.”

In considering the recommendation of the Three Shores board of directors, you should be aware that certain directors and officers of Three Shores may have interests in the merger that are different from, or in addition to, interests of Three Shores shareholders generally and may create potential conflicts of interest. The Three Shores board of directors was aware of these interests and considered them when evaluating and negotiating the merger agreement, the merger and the other transactions contemplated by the merger agreement, and in recommending to Three Shores’ shareholders that they vote in favor of the proposal to approve the merger agreement. See “Interests of Three Shores’ Directors and Executive Officers in the Merger.”
The foregoing discussion of the factors considered by the Three Shores board of directors is not intended to be exhaustive, but, rather, includes the material factors considered by the Three Shores board of directors. In reaching its decision to adopt and approve the merger agreement and the merger and the other transactions contemplated by the merger agreement, the Three Shores board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Three Shores board of directors considered all these factors as a whole, including discussions with, and questioning of, Three Shores’ management and Three Shores’ financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.
For the reasons set forth above, the Three Shores board of directors has adopted and approved the merger agreement and the transactions contemplated thereby and recommends that you vote “FOR” the merger proposal and “FOR” the adjournment proposal.
Each of the directors of Three Shores has entered into a voting agreement with United, pursuant to which they have agreed to vote in favor of the merger proposal and the other proposals to be voted on at the Three Shores special meeting, subject to the terms of the voting agreement. The voting agreements are discussed in more detail in the section entitled “Information About the Three Shores Special Meeting — Shares Subject to Voting Agreements; Shares Held by Directors and Executive Officers.”
Certain Unaudited Prospective Financial Information
United and Three Shores do not, as a matter of course, publicly disclose forecasts or internal projections as to future performance, revenues, earnings, financial condition or other results due to, among other reasons, the inherent uncertainty of the underlying assumptions and estimates.
In connection with the merger, however, United and Three Shores are including in this proxy statement/prospectus certain unaudited prospective financial information for United and Three Shores that was made available as described below. We refer to this information collectively as the “prospective financial information.” The prospective financial information summarized in this section is not included in this proxy statement/prospectus in order to induce any shareholder of Three Shores to vote in favor of the merger proposal or the adjournment proposal at the Three Shores special meeting, but is included solely for the purpose of providing holders of Three Shores common stock and Three Shores Series D preferred stock access to certain information that had been made available to and considered by United, Three Shores and their respective boards of directors and advisors in connection with their decisions to enter into the merger agreement. This prospective financial information was developed prior to widespread recognition of the impact that the COVID-19 pandemic would have on the U.S. economy and the banking industry and does not reflect this impact to any extent. Given the significant impact of the COVID-19 pandemic, it is unlikely that the projections in the prospective financial information will be achieved, and neither United, Three Shores, nor, after completion of the merger, the combined company, undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events.
The inclusion of this prospective financial information should not be regarded as an indication that any of United, Three Shores, their respective affiliates, officers, directors, advisors or other representatives considered, or now considers, this prospective financial information to be material information to any shareholder, predictive of actual future results or events, or that it should be construed as financial guidance, and the prospective financial information should not be relied on as such.
Although presented with numeric specificity, the prospective financial information reflects numerous estimates, variables, expectations and assumptions with respect to, among other things, economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industries in which United and Three Shores operate and the risks and uncertainties described under “Risk Factors” beginning on page 22, “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 20 and in the reports that United files with the SEC from time to time, all of which are difficult to predict and many of which are outside the control of United and Three Shores and will be beyond the control of the combined company following completion of the merger. There can be no assurance that the underlying estimates, variables, expectations and assumptions would prove to be accurate or that the projected results would be realized even if the COVID-19 pandemic had not occurred, and actual results will likely differ materially from those reflected in the prospective financial information, whether or not the merger is completed. Further, these assumptions do not include all potential actions that the senior management of United or Three Shores could or might have taken during these time periods. In addition, since the prospective financial information covers multiple years, such information by its nature becomes subject to greater uncertainty with each successive year.
The prospective financial information constitutes forward-looking statements and is not fact and should not be relied upon as being necessarily indicative of actual future results. As noted above, the prospective financial information does not take into account any circumstances or events occurring after the date it was prepared. In particular, the prospective financial information does not reflect the recent instability and volatility of the global financial markets caused by the COVID-19 pandemic, which has adversely affected the business and results of operations of each of United and Three Shores. Moreover, the prospective financial information does not take into account all the possible financial and other effects on United or Three Shores of the merger, including the effect of negotiating or executing the merger agreement, the costs that may be incurred in connection with consummating the merger, the potential synergies that may be achieved by the combined company as a result of the merger (except as expressly set forth below under “—Pro Forma Assumptions — Estimated Costs Savings and Expenses Resulting or Derived from the Merger and Purchase Accounting Adjustments”), the effect on United or Three Shores of any business or strategic decision or action that has been or will be taken as a result of the merger agreement having been executed, or the effect of any business or strategic decisions or actions which would likely have been taken if the merger agreement had not been executed, but which were instead altered, accelerated, postponed or not taken in anticipation of the merger. Further, the prospective financial information does not take into account the effect of any possible failure of the merger to occur. No assurances can be given that if the prospective financial information had been prepared as of the date of this proxy statement/prospectus, similar assumptions would be used. In addition, the prospective financial information may not reflect the manner in which the combined company would operate after the merger.
The prospective financial information was not prepared for the purpose of, or with a view toward, public disclosure (except for publicly available mean analyst net income and earnings per share estimates) or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information, published guidelines of the SEC regarding forward-looking statements or generally accepted accounting principles.
The prospective financial information included in this document has been prepared by, and is the responsibility of, United’s and Three Shores’ respective management teams, as applicable. PricewaterhouseCoopers LLP (United’s independent registered public accounting firm) and Hacker, Johnson & Smith PA (Three Shores’ independent registered public accounting firm) have not audited, reviewed, examined, compiled nor applied agreed-upon procedures with respect to the accompanying prospective financial information and, accordingly, PricewaterhouseCoopers LLP and Hacker, Johnson & Smith PA do not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference into this proxy statement/prospectus relates to United’s previously issued financial statements and does not extend to the prospective financial information and should not be read to do so. Similarly, the Hacker, Johnson & Smith PA report incorporated by reference into this proxy statement/prospectus relates to Three Shores’ previously issued financial statements and does not extend to the prospective financial information and should not be read to do so.
Three Shores Prospective Financial Information
The following prospective financial information was approved by Three Shores for use by Piper Sandler in connection with Piper Sandler performing its financial analyses with respect to Three Shores on a stand-alone basis: (i) estimated net income for Three Shores provided by senior management of Three Shores for the years ended December 31, 2020 and December 31, 2021 of $15.3 million and $17.5 million, respectively, as well as an estimated annual net income growth rate of 10% for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, and (ii) estimated dividends per share for Three Shores provided by senior management of Three Shores for the years ended December 31, 2020 and December 31, 2021 of $0.
United Prospective Financial Information
The following prospective financial information was approved by United for use by Piper Sandler in connection with Piper Sandler performing its financial analyses with respect to United on a stand-alone basis: (i) publicly available median analyst earnings per share estimates for United for the years ending December 31, 2020 and December 31, 2021 of $2.16 and $2.11, respectively, (ii) publicly available median analyst dividends per share estimates for United for the years ending December 31, 2020 and December 31, 2021 of $0.72 and $0.74, respectively, (iii) an estimated long-term annual earnings per share growth rate for United provided by senior management of United of 6.0% for the year ending December 31, 2022, December 31, 2023 and December 31, 2024, (iv) estimated balance sheet growth for United provided by senior management of United of 5.0% for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, and (v) estimated annual dividend payout ratio for United provided by senior management of United of 31% for the years ending December 31, 2022, December 31, 2023 and December 31, 2024. With respect to the above-referenced median analyst earnings per share and dividend estimates, these exclude Janney Montgomery Scott LLC, Hovde Group, D.A. Davidson, Keefe, Bruyette & Woods, Inc., Stephens Inc. and Raymond James for not being reviewed since the 50 basis point rate cut on March 3, 2020.
Pro Forma Assumptions — Estimated Costs Savings and Expenses Resulting or Derived from the Merger and Purchase Accounting Adjustments
For purposes of the Pro Forma Transaction Analysis performed by Piper Sandler, senior management of United provided to Piper Sandler certain additional prospective financial information including: (i) estimated net income for Three Shores for the years ended December 31, 2020, December 31, 2021, December 31, 2022 and December 31, 2023 of $16.5 million, $17.7 million, $19.5 million and $22.4 million, respectively, and estimated net income growth rate for the year ending December 31, 2024 of 5.0%, (ii) an estimate of $15.0 million of pre-tax transaction expenses, (iii) an estimate of $27.0 million of credit marks on gross loans, and (iv) an estimate of $9.0 million of pre-tax cost savings (synergies) expected to result or be derived from the merger.
General
The stand-alone prospective financial information for United and Three Shores was prepared separately and the different estimates are not intended to be added together. Adding the prospective financial information together for the two companies is not intended to represent the results the combined company will achieve if the merger is completed and is not intended to represent forecasted financial information for the combined company if the merger is completed.
By including in this proxy statement/prospectus a summary of the prospective financial information, neither United nor Three Shores nor any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of United or Three Shores compared to the information contained in the prospective financial information. Neither United, Three Shores, nor, after completion of the merger, the combined company, undertakes any obligation to update or otherwise revise the prospective financial information to reflect circumstances existing since their preparation or to reflect the occurrence of subsequent or unanticipated events, even in the event that any or all of the underlying assumptions are shown to be inappropriate, or to reflect changes in general economic or industry conditions. None of United, Three Shores or their respective advisors or other representatives has made, makes or is authorized in the future to make any representation to any shareholder of Three Shores or other person regarding United’s or Three Shores’ ultimate performance compared to the information contained in the prospective financial information or that the results reflected in the prospective financial information will be achieved.

As noted above, in light of the foregoing, and considering that the Three Shores special meeting will be held several months after the prospective financial information, that the prospective financial information does not reflect recent instability and volatility of the global financial markets caused by the COVID-19 pandemic, and the uncertainties inherent in any forecasted information, you are cautioned not to place unwarranted reliance on such information, and are urged to review United’s most recent SEC filings for a description of its reported financial results and the financial statements of United incorporated by reference in this proxy statement/prospectus. See the section entitled “Where You Can Find More Information.”
Opinion of Three Shores’ Financial Advisor
Three Shores retained Piper Sandler to act as financial advisor to Three Shores’ board of directors in connection with Three Shores’ consideration of a possible business combination. Three Shores selected Piper Sandler to act as its financial advisor because Piper Sandler is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Piper Sandler is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.
Piper Sandler acted as financial advisor to Three Shores’ board of directors in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the March 9, 2020 meeting at which Three Shores’ board of directors considered the transaction and the merger agreement, Piper Sandler delivered to the board of directors its oral opinion, which was subsequently confirmed in writing on March 9, 2020, to the effect that, as of such date, the merger consideration was fair to the Three Shores shareholders from a financial point of view. The full text of Piper Sandler’s opinion is attached as Annex B to this proxy statement/prospectus. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Piper Sandler in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion. Three Shores shareholders are urged to read the entire opinion carefully in connection with their consideration of the proposed merger.
Piper Sandler’s opinion was directed to the board of directors of Three Shores in connection with its consideration of the merger and the merger agreement and does not constitute a recommendation to any shareholder of Three Shores as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the adoption and approval of the merger agreement. Piper Sandler’s opinion was directed only to the fairness, from a financial point of view, of the merger consideration and did not address the underlying business decision of Three Shores to engage in the merger, the form or structure of the transaction or any other transactions contemplated in the merger agreement, the relative merits of the transaction as compared to any other alternative transactions or business strategies that might exist for Three Shores or the effect of any other transaction in which Three Shores might engage. Piper Sandler also did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any officer, director or employee of Three Shores, or any class of such persons, if any, relative to the compensation to be received in the transaction by any other shareholder. Piper Sandler’s opinion was approved by Piper Sandler’s fairness opinion committee.
In connection with its opinion, Piper Sandler reviewed and considered, among other things:
•
an execution copy of the merger agreement;

•
certain publicly available financial statements and other historical financial information of Three Shores and its banking subsidiary, Seaside, that Piper Sandler deemed relevant;

•
certain publicly available financial statements and other historical financial information of United that Piper Sandler deemed relevant;

•
estimated net income and dividends per share for Three Shores for the years ending December 31, 2020 and December 31, 2021, as well as an estimated annual net income growth rate for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as provided by the senior management of Three Shores;

•
publicly available median analyst earnings per share and dividends per share estimates for United for the years ending December 31, 2020 and December 31, 2021, as well as estimated long-term annual earnings per share and balance sheet growth rates and an estimated annual dividend payout ratio for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as provided by the senior management of United;
•
the pro forma financial impact of the merger on United based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as estimated net income for Three Shores for the years ending December 31, 2020 through December 31, 2023 with an estimated net income growth rate for the year ending December 31, 2024, as provided by the senior management of United;

•
the publicly reported historical price and trading activity for United common stock, including a comparison of certain stock trading information for United common stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which were publicly traded;

•
a comparison of certain financial and market information for Three Shores and United with similar financial institutions for which information was publicly available;

•
the financial terms of certain recently completed, as well as publicly announced and pending, business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available;

•
the then current market environment generally and the banking environment in particular; and

•
such other information, financial studies, analyses and investigations and financial, economic and market criteria as Piper Sandler considered relevant.

Piper Sandler also discussed with certain members of the senior management of Three Shores and its representatives the business, financial condition, results of operations and prospects of Three Shores and held similar discussions with certain members of the senior management of United and its representatives regarding the business, financial condition, results of operations and prospects of United.
In performing its review, Piper Sandler relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by Piper Sandler from public sources, that was provided to Piper Sandler by Three Shores (with regard to Three Shores information), United (with regard to United information) or their respective representatives, or that was otherwise reviewed by Piper Sandler and Piper Sandler assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Piper Sandler further relied on the assurances of the respective senior managements of Three Shores (with regard to Three Shores information) and United (with regard to United information) that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading in any respect material to Piper Sandler’s analyses. Piper Sandler was not asked to and did not undertake an independent verification of any of such information and Piper Sandler did not assume any responsibility or liability for the accuracy or completeness thereof. Piper Sandler did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Three Shores or United. Piper Sandler rendered no opinion on or evaluation of the collectability of any assets or the future performance of any loans of Three Shores or United. Piper Sandler did not make an independent evaluation of the adequacy of the allowance for loan losses of Three Shores or United, or the combined company after the merger, and Piper Sandler did not review any individual credit files relating to Three Shores or United. Piper Sandler assumed, with Three Shores’ consent, that the respective allowances for loan losses for both Three Shores and United were adequate to cover such losses and would be adequate on a pro forma basis for the combined company.
In preparing its analyses, Piper Sandler used estimated net income and dividends per share for Three Shores for the years ending December 31, 2020 and December 31, 2021, as well as an estimated annual net income growth rate for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as provided by the senior management of Three Shores. In addition, Piper Sandler used publicly available median analyst earnings per share and dividends per share estimates for United for the years ending December 31, 2020 and December 31, 2021, as well as estimated long-term annual earnings per share and balance sheet growth rates and an estimated annual dividend payout ratio for the years ending December 31,

2022, December 31, 2023 and December 31, 2024, as provided by the senior management of United. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as estimated net income for Three Shores for the years ending December 31, 2020 through December 31, 2023 with an estimated net income growth rate for the year ending December 31, 2024, as provided by the senior management of United. With respect to the foregoing information, the respective senior managements of Three Shores and United confirmed to Piper Sandler that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgements of those respective senior managements as to the future financial performance of Three Shores and United, respectively, and Piper Sandler assumed that the financial results reflected in such information would be achieved. Piper Sandler expressed no opinion as to such projections, estimates or judgements, or the assumptions on which they were based. Piper Sandler also assumed that there has been no material change in Three Shores’ or United’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Piper Sandler. Piper Sandler assumed in all respects material to its analyses that Three Shores and United would remain as going concerns for all periods relevant to its analyses.
Piper Sandler also assumed, with Three Shores’ consent, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements required to effect the merger, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Three Shores, United, the merger or any related transactions, and (iii) the merger and any related transactions would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with Three Shores’ consent, Piper Sandler relied upon the advice that Three Shores received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the merger and the other transactions contemplated by the merger agreement. Piper Sandler expressed no opinion as to any such matters.
Piper Sandler’s opinion was necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to Piper Sandler as of, the date thereof. Events occurring after the date thereof could materially affect Piper Sandler’s opinion. Piper Sandler has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Piper Sandler expressed no opinion as to the trading value of United common stock at any time or what the value of United common stock will be once it is actually received by the Three Shores shareholders.
In rendering its opinion, Piper Sandler performed a variety of financial analyses. The summary below is not a complete description of all the analyses underlying Piper Sandler’s opinion or the presentation made by Piper Sandler to Three Shores’ board of directors, but is a summary of the material analyses performed and presented by Piper Sandler. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not necessarily susceptible to a partial analysis or summary description. Piper Sandler believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Piper Sandler’s comparative analyses described below is identical to Three Shores or United and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or transaction values, as the case may be, of Three Shores and United and the companies to which they were compared. In arriving at its opinion, Piper Sandler did not attribute any particular weight to any analysis or factor that it considered. Rather, Piper Sandler made qualitative judgments as to the significance and relevance of each analysis and factor. Piper Sandler did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Piper Sandler made its determination as to the fairness of the merger consideration on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.
In performing its analyses, Piper Sandler also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Three Shores, United, and Piper Sandler. The analyses performed by Piper Sandler are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Piper Sandler prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Three Shores’ board of directors at its March 9, 2020 meeting. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Piper Sandler’s analyses do not necessarily reflect the value of Three Shores common stock, Three Shores Series D preferred stock or United common stock or the prices at which Three Shores common stock, Three Shores Series D preferred stock or United common stock may be sold at any time. The analyses of Piper Sandler and its opinion were among a number of factors taken into consideration by Three Shores’ board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Three Shores’ board of directors with respect to the fairness of the merger consideration. The type and amount of consideration payable in the merger where determined through negotiations between Three Shores and United.
Summary of Proposed Transaction Consideration and Implied Transaction Metrics
Piper Sandler reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, at the effective time of the merger each share of Three Shores common stock and Three Shores Series D preferred stock issued and outstanding immediately prior to the effective time of the merger, except for certain shares as set forth in the merger agreement, will be converted into the right to receive 0.3300 of a share of United common stock. Based on the closing price of United common stock on March 6, 2020 of $23.15, Piper Sandler calculated an implied purchase price per share of $7.64 and an implied aggregate transaction value of approximately of $212.7 million (the “Aggregate Transaction Value”), consisting of 24,678,534 shares of Three Shores common stock and Three Shores Series D preferred stock outstanding, 2,845,150 options outstanding with a weighted average exercise price of $5.43 and cashed-out at a fixed $10.00 per share less the exercise price, and 3,155,265 follow-on rights outstanding with a weighted average strike price of $6.47 and cashed-out at a fixed $10.00 per share less the strike price. Based upon financial information for Three Shores as of or for the last twelve months (“LTM”) ended December 31, 2019, Piper Sandler calculated the following implied transaction metrics:
Aggregate Transaction Value / Fully Diluted Tangible Book Value	128%
Aggregate Transaction Value / 2019 Net Income	14.4x
Aggregate Transaction Value / 2020 Estimated Net Income(1)	13.9x
(Aggregate Transaction Value — Fully Diluted Tangible Book Value) / Core Deposits (CDs > $100K)(2)	3.8%
(Aggregate Transaction Value — Fully Diluted Tangible Book Value) / Core Deposits (CDs > $250K)(3)	3.3%

(1)
Based on estimated net income, as provided by Three Shores management

(2)
Core deposits equal to total deposits less CDs greater than $100K

(3)
Core deposits equal to total deposits less CDs greater than $250K

Stock Trading History
Piper Sandler reviewed the publicly available historical reported trading price of United common stock for the year-to-date, one-year, and three-year periods ended March 6, 2020. Piper Sandler then compared the relationship between the movements in the price of United common stock to movements in its peer group (as described below) as well as certain stock indices.
United’s Year-to-Date Stock Performance
	Beginning Value 1/1/2020	Ending Value 3/6/2020
United	100%	74.9%
United Peer Group	100%	77.1%
S&P 500 Index	100%	92.0%
NASDAQ Bank Index	100%	78.9%
United’s One-Year Stock Performance
	Beginning Value 3/6/2019	Ending Value 3/6/2020
United	100%	87.4%
United Peer Group	100%	79.9%
S&P 500 Index	100%	107.2%
NASDAQ Bank Index	100%	83.9%
United’s Three-Year Stock Performance
	Beginning Value 3/6/2017	Ending Value 3/6/2020
United	100%	79.4%
United Peer Group	100%	67.3%
S&P 500 Index	100%	124.7%
NASDAQ Bank Index	100%	80.0%
Comparable Company Analyses
Piper Sandler used publicly available information to compare selected financial information for Three Shores with a group of financial institutions selected by Piper Sandler. The Three Shores peer group included banks and thrifts whose securities were publicly traded on a major exchange (NYSE, NYSEAM, NASDAQ), headquartered in the Southeast region with total assets between $1.5 billion and $2.5 billion and LTM ROAA less than 2.0%, excluding targets of announced mergers (the “Three Shores Peer Group”). The Three Shores Peer Group consisted of the following companies:
American National Bankshares Inc.	Premier Financial Bancorp, Inc.
C&F Financial Corporation	Reliant Bancorp, Inc.
CapStar Financial Holdings, Inc.	SmartFinancial, Inc.
Colony Bankcorp, Inc.	Southern First Bancshares, Inc.
FVCBankcorp, Inc.	Summit Financial Group, Inc.
MVB Financial Corp.
The analysis compared publicly available financial information for Three Shores and its subsidiary, Seaside National Bank & Trust, with corresponding data for the Three Shores Peer Group as of or for the year ended December 31, 2019 (unless otherwise noted) with pricing data as of March 6, 2020. The table below sets forth the data for Three Shores and the median, mean, low and high data for the Three Shores Peer Group.

Three Shores Comparable Company Analysis
	Three Shores	Three Shores Peer Group Median	Three Shores Peer Group Mean	Three Shores Peer Group Low	Three Shores Peer Group High
Total assets ($mm)	1,874	1,944	1,997	1,515	2,479
Loans / Deposits (%)	90.4	89.0	90.1	74.8	103.6
Non-performing assets(1) / Total assets (%)	0.41	0.53	0.67	0.17	1.50
Tangible common equity/Tangible assets (%)	7.47	9.45	9.71	7.42	11.47
Total RBC Ratio¹ (%)	12.31	13.45	13.77	12.70	16.46
LTM Return on average assets (%)	0.79	1.13	1.16	0.72	1.46
LTM Return on average equity (%)	9.42	9.32	10.42	7.16	14.72
LTM Net interest margin (%)	2.77	3.66	3.85	3.43	5.52
LTM Efficiency ratio (%)	59.55	62.62	62.64	53.92	74.00
Price/Tangible book value (%)	—	116	117	100	138
Price/LTM Earnings per share (x)	—	9.8	10.6	7.9	14.3
Price/2020E Earnings per share (x)	—	10.3	11.1	8.7	14.8
Market value ($mm)	—	227	227	125	314

(1)
Bank level regulatory financial data used for Non-performing assets / Total assets of SmartFinancial, Inc., Summit Financial Group, Inc., MVB Financial Corp., Reliant Bancorp, Inc., FVCBankcorp, Inc., and Colony Bankcorp, Inc.; Total RBC Ratio of MVB Financial Corp., Reliant Bancorp, Inc., and FVCBankcorp, Inc.

Piper Sandler used publicly available information to perform a similar analysis for United by comparing selected financial information for United with a group of financial institutions selected by Piper Sandler. The United peer group included banks and thrifts whose securities were publicly traded on a major exchange (NYSE, NYSEAM, NASDAQ), headquartered in the Southeast region with total assets between $7.5 billion and $20.0 billion, excluding targets of announced mergers (the “United Peer Group”). The United Peer Group consisted of the following companies:
Amerant Bancorp Inc.	ServisFirst Bancshares, Inc.
Ameris Bancorp	TowneBank
Atlantic Union Bankshares Corporation	Trustmark Corporation
Home BancShares, Inc.	United Bankshares, Inc.
Renasant Corporation	WesBanco, Inc.
The analysis compared publicly available financial information for United with corresponding data for the United Peer Group as of or for the year ended December 31, 2019 (unless otherwise noted) with pricing data as of March 6, 2020. The table below sets forth the data for United and the median, mean, low and high data for the United Peer Group.

United Comparable Company Analysis
	United	United Peer Group Median	United Peer Group Mean	United Peer Group Low	United Peer Group High
Total assets ($mm)	12,916	14,265	14,200	7,985	19,662
Loans / Deposits (%)	80.9	94.8	94.0	83.7	99.8
Non-performing assets / Total assets (%)	0.63	0.42	0.48	0.28	0.73
Tangible common equity/Tangible assets (%)	10.24	9.82	9.68	8.40	10.80
Total RBC Ratio (%)	15.01	14.18	14.06	12.31	16.35
LTM Return on average assets (%)	1.46	1.24	1.28	0.65	1.93
LTM Return on average equity (%)	11.94	8.07	9.52	6.43	19.16
LTM Net interest margin (%)	4.07	3.62	3.63	2.85	4.29
LTM Efficiency ratio (%)	53.81	54.61	55.29	32.54	77.14
Price/Tangible book value (%)	142	144	148	87	214
Price/LTM Earnings per share (x)	10.0	11.2	11.1	9.4	13.6
Price/2020E Earnings per share (x)	10.7(1)	10.7	10.9	7.8	16.0
Dividend yield (%)	3.1	3.2	3.0	0.0	5.0
Market value ($mm)	1,828	1,844	1,912	662	2,854

(1)
Median street analyst estimates excluding Janney Montgomery Scott LLC, Hovde Group, D.A. Davidson, Keefe, Bruyette & Woods, Inc., Stephens Inc. and Raymond James for not being reviewed since the 50 basis point rate cut on March 3, 2020

Analysis of Precedent Transactions
Piper Sandler reviewed a group of merger and acquisition transactions, consisting of nationwide bank and thrift transactions announced between June 30, 2019 and March 6, 2020 with publicly disclosed deal values where the target’s total assets were between $1.0 billion and $7.5 billion at announcement, excluding transactions with cash consideration greater than 50% of aggregate consideration and transactions where the seller had a pending acquisition (the “Nationwide Precedent Transactions”).
The Nationwide Precedent Transactions group was composed of the following transactions:
Acquiror	Target	Announcement Date
Heartland Financial USA, Inc.	AIM Bancshares, Inc.	2/11/20
Business First Bancshares, Inc.	Pedestal Bancshares, Inc.	1/22/20
FB Financial Corporation	Franklin Financial Network, Inc.	1/21/20
Northwest Bancshares, Inc.	MutualFirst Financial, Inc.	10/29/19
Flushing Financial Corporation	Empire Bancorp, Inc.	10/25/19
Sandy Spring Bancorp, Inc.	Revere Bank	9/24/19
BancPlus Corporation	State Capital Corporation	9/19/19
First Defiance Financial Corp.	United Community Financial Corp.	9/9/19
OceanFirst Financial Corp.	Two River Bancorp	8/9/19
Simmons First National Corporation	Landrum Company	7/31/19
WesBanco, Inc.	Old Line Bancshares, Inc.	7/23/19
People’s United Financial, Inc.	United Financial Bancorp, Inc.	7/15/19
Using the latest publicly available information before the announcement of the merger, Piper Sandler reviewed the following transaction metrics: transaction price to last-twelve-months earnings per share, transaction price to estimated earnings per share, transaction price to tangible book value per share, core deposit premium, and the buyer’s stock performance since announcement date. Piper Sandler compared the median, mean, low and high metrics of the Nationwide Precedent Transactions group.
	Precedent Nationwide M&A Transactions
	Median	Mean	Low	High
Transaction Price / LTM Earnings Per Share (x)	14.6	16.8	12.5	31.0
Transaction Price / Est. Earnings Per Share (x)	14.1	14.2	11.6	15.9
Transaction Price / Tangible Book Value Per Share (%)	168	165	125	202
Tangible Book Value Premium to Core Deposits (%)	9.2	8.9	3.6	13.3
Buyer’s Stock Performance Since Announcement Date(1) (%)	(15.2)%	(15.4)%	(23.0)%	(5.5)%

(1)
Market data as of March 6, 2020

Net Present Value Analyses
Piper Sandler performed an analysis that estimated the net present value of Three Shores common stock assuming Three Shores performed in accordance with estimated net income and dividends per share for Three Shores for the years ending December 31, 2020 and December 31, 2021, as well as an estimated annual net income growth rate for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as provided by the senior management of Three Shores. To approximate the terminal value of a share of Three Shores common stock at March 6, 2020, Piper Sandler applied price to 2024 earnings multiples ranging from 9.0x to 14.0x and multiples of 2024 tangible book value ranging from 110% to 160%. The terminal values were then discounted to present values using different discount rates ranging from 11% to 15%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective holders of Three Shores common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of Three Shores common stock of $4.05 to $7.52 when applying multiples of earnings and $5.95 to $10.32 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
11.0%	$4.84	$5.37	$5.91	$6.45	$6.99	$7.52
12.0%	$4.62	$5.14	$5.65	$6.17	$6.68	$7.19
13.0%	$4.42	$4.92	$5.41	$5.90	$6.39	$6.88
14.0%	$4.23	$4.70	$5.17	$5.64	$6.11	$6.59
15.0%	$4.05	$4.50	$4.95	$5.40	$5.85	$6.30
Tangible Book Value Per Share Multiples
Discount Rate	110%	120%	130%	140%	150%	160%
11.0%	$7.10	$7.74	$8.39	$9.03	$9.68	$10.32
12.0%	$6.79	$7.40	$8.02	$8.64	$9.25	$9.87
13.0%	$6.49	$7.08	$7.67	$8.26	$8.85	$9.44
14.0%	$6.21	$6.78	$7.34	$7.90	$8.47	$9.03
15.0%	$5.95	$6.49	$7.03	$7.57	$8.11	$8.65
Piper Sandler also considered and discussed with the Three Shores’ board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis, assuming Three Shores’ earnings varied from 10% above budget to 10% below budget. This analysis resulted in the following range of per share values for Three Shores’ common stock, applying the price to 2024 earnings multiples range of 9.0x to 14.0x referred to above and a discount rate of 12.99%.

Earnings Per Share Multiples
Annual Budget Variance	9.0x	10.0x	11.0x	12.0x	13.0x	14.0x
(10.0%)	$3.98	$4.43	$4.87	$5.31	$5.75	$6.20
(5.0%)	$4.20	$4.67	$5.14	$5.61	$6.07	$6.54
0.0%	$4.43	$4.92	$5.41	$5.90	$6.39	$6.88
5.0%	$4.65	$5.16	$5.68	$6.20	$6.71	$7.23
10.0%	$4.87	$5.41	$5.95	$6.49	$7.03	$7.57
Piper Sandler also performed an analysis that estimated the net present value per share of United common stock, assuming United performed in accordance with publicly available median analyst earnings per share and dividends per share estimates for United for the years ending December 31, 2020 and December 31, 2021, as well as estimated long-term annual earnings per share and balance sheet growth rates and an estimated annual dividend payout ratio for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as provided by the senior management of United. To approximate the terminal value of a share of United common stock at March 6, 2020, Piper Sandler applied price to 2024 earnings multiples ranging from 10.00x to 13.75x and multiples of 2024 tangible book value ranging from 140% to 190%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 12.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective holders of United common stock. As illustrated in the following tables, the analysis indicated an imputed range of values per share of United common stock of $16.90 to $26.44 when applying multiples of earnings and $21.83 to $34.16 when applying multiples of tangible book value.
Earnings Per Share Multiples
Discount Rate	10.00x	10.75x	11.50x	12.25x	13.00x	13.75x
8.0%	$20.03	$21.31	$22.59	$23.88	$25.16	$26.44
9.0%	$19.18	$20.41	$21.63	$22.86	$24.08	$25.31
10.0%	$18.38	$19.55	$20.72	$21.89	$23.06	$24.23
11.0%	$17.62	$18.74	$19.86	$20.98	$22.09	$23.21
12.0%	$16.90	$17.97	$19.04	$20.11	$21.18	$22.25
Tangible Book Value Per Share Multiples
Discount Rate	140%	150%	160%	170%	180%	190%
8.0%	$25.94	$27.59	$29.23	$30.88	$32.52	$34.16
9.0%	$24.83	$26.40	$27.97	$29.54	$31.11	$32.68
10.0%	$23.78	$25.28	$26.78	$28.28	$29.78	$31.28
11.0%	$22.78	$24.21	$25.64	$27.08	$28.51	$29.95
12.0%	$21.83	$23.20	$24.57	$25.94	$27.31	$28.68
Piper Sandler also considered and discussed with the Three Shores’ board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to earnings. To illustrate this impact, Piper Sandler performed a similar analysis assuming United’s earnings varied from 10% above estimates to 10% below estimates. This analysis resulted in the following range of per share values for United common stock, applying the price to 2024 earnings multiples range of 10.00x to 13.75x referred to above and a discount rate of 11.02%.
Annual Estimate Variance	10.00x	10.75x	11.50x	12.25x	13.00x	13.75x
(10.0%)	$16.12	$17.12	$18.13	$19.14	$20.14	$21.15
(5.0%)	$16.86	$17.93	$18.99	$20.05	$21.11	$22.17
0.0%	$17.61	$18.73	$19.84	$20.96	$22.08	$23.20
5.0%	$18.35	$19.53	$20.70	$21.88	$23.05	$24.22
10.0%	$19.10	$20.33	$21.56	$22.79	$24.02	$25.25

Piper Sandler noted that the net present value analysis is a widely used valuation methodology, but the results of such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.
Pro Forma Transaction Analysis
Piper Sandler analyzed certain potential pro forma effects of the transaction on United assuming the merger closes on September 30, 2020. Piper Sandler utilized the following information and assumptions: (a) publicly available median analyst earnings per share and dividends per share estimates for United for the years ending December 31, 2020 and December 31, 2021, as well as estimated long-term annual earnings per share and balance sheet growth rates and an estimated annual dividend payout ratio for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as provided by the senior management of United, (b) estimated net income for Three Shores for the years ending December 31, 2020 through December 31, 2023 with an estimated net income growth rate for the year ending December 31, 2024, as provided by the senior management of United, and (c) estimated transaction expenses, purchase accounting adjustments and cost savings, as provided by the senior management of United. The analysis indicated that the transaction could be accretive to United’s estimated earnings per share (excluding one-time transaction costs and expenses) in the years ending 2020 through 2023 and dilutive to United’s estimated tangible book value per share at closing.
In connection with this analysis, Piper Sandler considered and discussed with the Three Shores’ board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.
Piper Sandler’s Relationship
Piper Sandler acted as Three Shores’ financial advisor in connection with the merger and will receive a fee for its services in an amount equal to 1.0% of the aggregate merger consideration, which fee is contingent upon consummation of the merger. At the time of announcement of the merger, Piper Sandler’s fee was approximately $1.8 million. Piper Sandler also received a $250,000 fee for rendering its opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the merger. Piper Sandler did not provide any other investment banking services to Three Shores in the two years preceding the date of its opinion, nor did Piper Sandler provide any investment banking services to United in the two years preceding the date of its opinion. In the ordinary course of its business as a broker-dealer, Piper Sandler may purchase securities from and sell securities to Three Shores, United and their respective affiliates. Piper Sandler may also actively trade the equity and debt securities of Three Shores, United and their respective affiliates for Piper Sandler’s account and for the accounts of Piper Sandler’s customers.
Interests of Three Shores’ Directors and Executive Officers in the Merger
In the merger, the directors and executive officers of Three Shores will receive the same merger consideration for their Three Shores shares as the other Three Shores shareholders. In considering the recommendation of the Three Shores board of directors that you vote to approve the merger agreement, you should be aware that some of the executive officers and directors of Three Shores may have interests in the merger and may have arrangements, as described below, that may be considered to be different from, or in addition to, those of Three Shores shareholders generally. The Three Shores board of directors was aware of these interests and considered them, among other matters, in reaching its decision to adopt and approve the merger agreement and to recommend that Three Shores shareholders vote in favor of approving the merger agreement. See “The Merger — Background of the Merger” and “The Merger — Three Shores’ Reasons for the Merger; Recommendation of the Three Shores Board of Directors.” Three Shores’ shareholders should take these interests into account in deciding whether to vote “FOR” the merger proposal. These interests are described in more detail below, and certain of them are quantified in the narrative below.

Entry into New Employment Agreement
Gideon T. Haymaker (President and Chief Executive Officer of Three Shores) has entered into an employment agreement with United Community Bank for a term of two years (unless extended) commencing with the closing of the merger and pursuant to which he will serve as President, Florida and Director of Private Banking and Wealth Management. He is entitled to an annual salary of $590,000 and is eligible to receive a discretionary performance bonus as determined by United Community Bank, with a target rate of 25% of base salary. He is also eligible to receive equity grants under United Community Bank’s stock option plans, and also will receive restricted stock units under its equity plan equal to $500,000 on the date of grant in accordance with the terms and conditions of such plan and with the vesting of such units if his employment continues through the second anniversary of the closing of the merger. He is also eligible to receive consideration for annual equity grants at a target rate of 30% of his base salary in accordance with the terms and conditions of the specified United Community Bank equity plan and the grant agreement for each such award. He is entitled to reimbursement of reasonable business expenses incurred, and he is eligible to participate in the medical, disability, life insurance and other plans applicable generally to employees of United Community Bank. The employment agreement includes certain termination provisions plus severance benefits if terminated by United Community Bank without “cause” or by him for “good reason” (as those terms are defined in the employment agreement). Generally, Mr. Haymaker is not entitled to any severance payment (other than accrued and unpaid compensation and vested equity rights) upon termination of employment if his employment is terminated by United Community Bank for “cause”, due to disability, or by him without “good reason” and, if his employment is terminated by United Community Bank without “cause” or he terminates his employment for “good reason”, he is entitled to receive his base salary for the remainder of the then two-year term (unless extended). The employment agreement also includes confidentiality provisions and provisions whereby he has agreed not solicit customers and employees through the second anniversary of the closing of the merger.
Change in Control Agreements and Payments
Three Shores has entered into employment agreements with each of Gideon T. Haymaker (President and Chief Executive Officer), Steven D. Hayworth (Vice Chairman and Director of Wealth Management), W. Timothy Myers (Regional President), Barry R. Griffiths (Senior Vice President and Chief Financial Officer), and Nancy K. Elberg (Director of Human Capital), which provide for them to receive upon the closing of a change of control (which includes the merger) lump sums of approximately $1,765,635, $590,685, $327,421, $297,604, and $218,110, respectively.
Treatment of Three Shores Equity Awards
The merger agreement provides that outstanding and unvested restricted shares awarded by Three Shores pursuant to its equity plans will fully vest at the closing of the merger and automatically be converted into the right to receive the merger consideration. The merger agreement also provides that stock options awarded under the Three Shores equity plans also will fully vest and be converted automatically into the right to receive a cash payment from Three Shores in an amount equal to the product of (i) the excess, if any, of $10.00 over the exercise price of each such stock option, multiplied by (ii) the number of shares of Three Shores common stock subject to the option. The payment will be made by Three Shores immediately prior to the effective time of the merger provided Three Shores has received an executed stock option cancellation agreement from the respective holder of Three Shores options prior to such effective time. If the exercise price per share of Three Shores common stock subject to the option is equal to or greater than $10.00, then the option will be cancelled without consideration and will have no further force or effect.

The following table sets forth the payments to be made to the Three Shores and Seaside directors and executive officers for the options held by them:
Name of Individual	Number of Options	Average Exercise Price	Cash-Out Payments
Gideon T. Haymaker	1,260,000	$5.33	$5,880,000
Thomas J. O’Shane	61,000	$5.87	$252,010
Richard J. Walsh	51,000	$5.94	$207,010
Charles E. Bailes III	61,000	$5.87	$252,010
John D. Cochran	35,000	$6.00	$140,000
Brian P. Golson	35,000	$6.00	$140,000
Michael Fess	61,000	$5.87	$252,010
Glen S. Davis	56,000	$5.88	$230,760
Jack T. Thompson	35,000	$6.00	$140,000
Steven D. Hayworth	300,000	$5.00	$1,500,000
Edmund C. Timberlake	16,000	$5.42	$73,260
Barry R. Griffiths	60,000	$5.33	$280,500
Gary P. Young	38,000	$5.06	$187,755
David E. Robinson	3,400	$5.57	$15,050
Total as a group	2,072,400	$5.39	$9,550,369
Treatment of Three Shores Follow-On Rights
Certain holders of Three Shores Series D preferred stock have contractual rights with Three Shores to make follow-on investments in Three Shores through the purchase of additional shares of Three Shores capital stock. The merger agreement provides that at the effective time, each Three Shores follow-on right will be cancelled and converted automatically into the right to receive a cash payment from United in an amount equal to the product of the excess, if any, of $10.00 over $6.47.
The following table sets forth the amounts to be paid to the holders of Three Shores follow-on rights:
Name of Holder	Follow On Rights Dollar Amount	Exercise Price	Cash-Out Payments
PCAP-SNBT LLC, PCAP Associates-SNBT LLC, and J&R Founders-SNBT LLC	$7,000,000	$6.47	$3,819,165
LM-SNBT, LLC	$7,000,000	$6.47	$3,819,165
Continental Investors Fund LLC	$6,414,563	$6.47	$3,499,754
Total as a group	$20,414,563	$6.47	$11,138,084
Brian P. Golson, a director of Three Shores, is Co-Chief Executive Officer and a Managing Partner of Parthenon Capital Partners, which is affiliated with PCAP-SNBT LLC, PCAP Associates-SNBT LLC, and J&R Founders-SNBT LLC. John D. Cochran, a director of Three Shores, is a Partner at Lovell Minnick Partners LLC, which is affiliated with LM-SNBT, LLC.
Indemnification and Insurance
As described under “The Merger Agreement — Covenants and Agreements — Director and Officer Indemnification and Insurance,” for a period of six years after the effective time of the merger, United will indemnify and defend the present and former directors, officers and employees of Three Shores and its subsidiaries against claims pertaining to matters occurring at or prior to the closing of the merger to the fullest extent permitted by law. United also has agreed, for a period of no less than six years after the effective time of the merger, to provide coverage to present and former directors and officers of Three Shores pursuant to Three Shores’ existing directors’ and officers’ liability insurance. This insurance policy may be substituted, but must contain at least the same coverage and amounts, and contain terms no less advantageous than the coverage currently provided by Three Shores. In no event is United required to expend for the tail insurance an aggregate premium amount in excess of 200% of the current annual premiums paid by Three Shores for such insurance.
Board of Directors and Management of United Following the Merger
The directors of United immediately prior to the effective time of the merger, together with such additional persons as United may thereafter elect, will be directors of the combined company and will hold office in accordance with United’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be a director. The officers of United immediately prior to the effective time of the merger, together with such additional persons as United may thereafter elect, will be officers of the combined company and will hold office in accordance with United’s bylaws, until the earlier of their resignation or removal or otherwise ceasing to be an officer. Information regarding the current executive officers and directors of United is contained in documents filed by United with the SEC and incorporated by reference into this proxy statement/prospectus, including United’s Annual Report on Form 10-K for the year ended December 31, 2019 and its Definitive Proxy Statement on Schedule 14A for its 2020 annual meeting, filed with the SEC on March 24, 2020. See “Where You Can Find More Information.”
Public Trading Markets
The United common stock is listed for trading on NASDAQ under the symbol “UCBI,” and the Three Shores common stock is quoted on the OTC Pink Open Market under the symbol “TSHR.” Upon completion of the merger, the Three Shores common stock will no longer be quoted on the OTC Pink Open Market. Following the merger, shares of United common stock will continue to be traded on NASDAQ.
Under the merger agreement, United will cause the shares of United common stock to be issued or reserved for issuance in the merger, including with respect to Three Shores restricted stock awards and warrants, to be approved for listing on NASDAQ, subject to notice of issuance, and the merger agreement provides that neither United nor Three Shores will be required to complete the merger if such shares are not authorized for listing on NASDAQ.
Appraisal Rights in the Merger
Holders of Three Shores common stock and Three Shores Series D preferred stock as of the record date are entitled to appraisal rights under the FBCA. Pursuant to Section 607.1302 of the FBCA, a Three Shores shareholder who does not wish to accept the merger consideration to be received pursuant to the terms of the merger agreement may dissent from the merger and elect to receive the fair value of his or her Three Shores shares immediately prior to the consummation of the merger, excluding any appreciation or depreciation in anticipation of the merger unless exclusion would be inequitable. Under the terms of the merger agreement, if 5% or more of the outstanding Three Shores shares validly exercise their appraisal rights, then United will not be obligated to complete the merger.
In order to exercise appraisal rights, a dissenting Three Shores shareholder must strictly comply with the statutory procedures of Sections 607.1301 through 607.1340 of the FBCA, which are summarized below. A copy of the full text of those Sections is included as Annex C to this proxy statement/prospectus. Three Shores shareholders are urged to read Annex C in its entirety and to consult with their legal advisors. Each Three Shores shareholder who desires to assert his or her appraisal rights is cautioned that failure on his or her part to adhere strictly to the requirements of Florida law in any regard will cause a forfeiture of any appraisal rights. Three Shores shareholders who do not properly follow appraisal rights procedures will receive the merger consideration if the merger is effected. The FBCA requires certain financial statements to be provided to shareholders who have appraisal rights. Accordingly, the audited financial statements for the years ended December 31, 2019 and 2018, and the unaudited financial statements for the three months ended March 31, 2020, of Three Shores are attached as Annex D to this proxy statement/prospectus.
Procedures for Exercising Dissenters’ Rights of Appraisal.   The following summary of Florida law is qualified in its entirety by reference to the full text of the applicable provisions of the FBCA, a copy of which is included as Annex C to this proxy statement/prospectus.

A dissenting shareholder who desires to exercise his or her appraisal rights must file with Three Shores, prior to the taking of the vote on the merger agreement, a written notice of intent to demand payment for his or her shares if the merger is effectuated. A vote against the merger agreement will not alone be deemed to be the written notice of intent to demand payment and will not be deemed to satisfy the notice requirements under the FBCA. A dissenting shareholder need not vote against the merger agreement, but cannot vote, or allow any nominee who holds such shares for the dissenting shareholder to vote, any of his or her Three Shores shares in favor of the merger agreement. A vote in favor of the merger agreement will constitute a waiver of the shareholder’s appraisal rights. A shareholder’s failure to vote against the merger agreement will not constitute a waiver of such shareholder’s dissenters’ rights. Such written notification should be delivered either in person or by mail (certified mail, return receipt requested, being the recommended form of transmittal) to:
Three Shores Bancorporation, Inc.
201 South Orange Avenue, Suite 100
Orlando, Florida 32801
Attn: Gideon T. Haymaker, President and Chief Executive Officer
All such notices must be signed in the same manner as the shares are registered on the books of Three Shores. If a Three Shores shareholder has not provided written notice of intent to demand fair value before the vote on the proposal to approve the merger agreement is taken at the special meeting, then the Three Shores shareholder will be deemed to have waived his or her appraisal rights.
Within 10 days after the completion of the merger, United must provide to each Three Shores shareholder who filed a notice of intent to demand payment for his or her shares a written appraisal notice and an election form that specifies, among other things:
•
the date of the completion of the merger;

•
United’s estimate of the fair value of the Three Shores shares;

•
where to return the completed appraisal election form and the shareholder’s stock certificates and the date by which each must be received by United or its agent, which date with respect to the receipt of the appraisal election form may not be fewer than 40, nor more than 60, days after the date United sent the appraisal election form to the shareholder (and shall state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless such form is received by United by such specified date) and which with respect to the return of stock certificates must not be earlier than the date for receiving the appraisal election form;

•
that, if requested in writing, United will provide to the shareholder so requesting, within 10 days after the date set for receipt by United of the appraisal election form, the number of shareholders who return the forms by such date and the total number of shares owned by them; and

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the date by which a notice from the Three Shores shareholder of his or her desire to withdraw his or her appraisal election must be received by United, which date must be within 20 days after the date set for receipt by United of the appraisal election form from the Three Shores shareholder.

The form must also contain United’s offer to pay to the Three Shores shareholder the amount that it has estimated as the fair value of the Three Shores shares and include Three Shores’ financial statements, consisting of a balance sheet as of the end of the fiscal year ending not more than 15 months prior to the date of the corporation’s appraisal notice, an income statement for that year, a cash flow statement for that year, and the latest applicable interim financial statements if any, and a copy of Section 607.1301-607.1340, and request certain information from the Three Shores shareholder, including:
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the shareholder’s name and address;

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the number of shares as to which the shareholder is asserting appraisal rights;

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that the shareholder did not vote for the merger;

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whether the shareholder accepts the offer of United to pay its estimate of the fair value of the Three Shores shares to the shareholder; and

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if the shareholder does not accept the offer of United, the shareholder’s estimated fair value of the Three Shores shares and a demand for payment of the shareholder’s estimated value plus interest.

A dissenting shareholder must execute the appraisal election form and submit it together with the certificate(s) representing his or her shares, in the case of certificated shares, by the date specified in the notice. Any dissenting shareholder failing to return a properly completed appraisal election form and his or her stock certificates within the period stated in the form will lose his or her appraisal rights and be bound by the terms of the merger agreement. Upon returning the appraisal election form, a dissenting shareholder will be entitled only to payment pursuant to the procedure set forth in the applicable sections of the FBCA and will not be entitled to vote or to exercise any other rights of a shareholder, unless the dissenting shareholder withdraws his or her demand for appraisal within the time period specified in the appraisal election form.
A dissenting shareholder who has delivered the appraisal election form and his or her Three Shores share certificates may decline to exercise appraisal rights and withdraw from the appraisal process by giving written notice to United within the time period specified in the appraisal election form. Thereafter, a dissenting shareholder may not withdraw from the appraisal process without the written consent of United. Upon such withdrawal, the right of the dissenting shareholder to be paid the fair value of his or her shares will cease, and he or she will be reinstated as a shareholder and will be entitled to receive the merger consideration.
If the dissenting shareholder accepts the offer of United in the appraisal election form to pay United’s estimate of the fair value of the Three Shores shares, payment for the shares of the dissenting shareholder is to be made within 90 days after the receipt of the appraisal election form by United or its agent. Upon payment of the agreed value, the dissenting shareholder will cease to have any right to receive any further consideration with respect to such shares.
A shareholder who is dissatisfied with United’s estimate of the fair value of the Three Shores shares must notify United of the shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus accrued interest in the appraisal election form within the time period specified in the form. A shareholder who fails to notify United in writing of the shareholder’s demand to be paid its stated estimate of the fair value of the shares plus accrued interest within the required time period waives the right to demand payment and will be entitled only to the payment offered by United in the appraisal election form.
A shareholder must demand appraisal rights with respect to all of the shares registered in his or her name, except that a record shareholder may assert appraisal rights as to fewer than all of the shares registered in the record shareholder’s name but which are owned by a beneficial shareholder or a voting trust beneficial owner, if the record shareholder objects with respect to all shares owned by the beneficial shareholder or a voting trust beneficial owner. A record shareholder must notify Three Shores in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. A beneficial shareholder and a voting trust beneficial owner may assert appraisal rights as to any shares held on behalf of the shareholder only if the beneficial shareholder submits to Three Shores the record shareholder’s written consent to the assertion of such rights before the date specified in the appraisal election form, and does so with respect to all shares that are beneficially owned by the beneficial shareholder or a voting trust beneficial owner.
Section 607.1330 of the FBCA addresses what should occur if a dissenting shareholder fails to accept the offer of United to pay the value of the shares as estimated by United, and United fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus accrued interest.
If a dissenting shareholder refuses to accept the offer of United to pay the value of the shares as estimated by United, and United fails to comply with the demand of the dissenting shareholder to pay the value of the shares as estimated by the dissenting shareholder, plus accrued interest, then within 60 days after receipt of a written demand from any dissenting shareholder, United shall file an action in any court of competent jurisdiction in the county in Florida where the registered office of United, maintained pursuant to Florida law, is located requesting that the fair value of such shares be determined by the court.

If United fails to institute a proceeding within the above-prescribed period, any dissenting shareholder may do so in the name of United. All dissenting shareholders whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares and a copy of the initial pleading will be served on each dissenting shareholder as provided by law. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.
United is required to pay each dissenting shareholder the amount of the fair value of such shareholder’s shares plus accrued interest, as found by the court, within 10 days after final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder ceases to have any rights to receive any further consideration with respect to such shares other than any amounts ordered to be paid for court costs and attorneys’ fees under Section 607.1331 of the FBCA.
Section 607.1331 of the FBCA provides that the costs of a court appraisal proceeding, including reasonable compensation for, and expenses of, appraisers appointed by the court, will be determined by the court and assessed against United, except that the court may assess costs against all or some of the dissenting shareholders, in amounts the court finds equitable, to the extent that the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to their appraisal rights. The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable, against: (i) United and in favor of any or all dissenting shareholders if the court finds United did not substantially comply with the notification provisions set forth in Sections 607.1320 and 607.1322 of the FBCA; or (ii) either United or a dissenting shareholder, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the appraisal rights. If the court in an appraisal proceeding finds that the services of counsel for any dissenting shareholder were of substantial benefit to other dissenting shareholders, and that the fees for those services should not be assessed against United, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the dissenting shareholders who were benefited. To the extent that United fails to make a required payment when a dissenting shareholder accepts United’s offer to pay the value of the shares as estimated by United, the dissenting shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from United all costs and expenses of the suit, including attorneys’ fees.
A shareholder entitled to appraisal rights may not challenge a completed corporate action for which appraisal rights are available unless such corporate action was either:
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not authorized and approved in accordance with the applicable provisions of Florida law; or

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procured as a result of fraud, material representation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

Also, nothing in the dissenters’ rights statutes operates to override or supersede the provisions of Florida law relating to conflict of interest transactions.
BECAUSE OF THE COMPLEXITY OF THE PROVISIONS OF FLORIDA LAW RELATING TO DISSENTERS’ APPRAISAL RIGHTS, SHAREHOLDERS WHO ARE CONSIDERING DISSENTING FROM THE MERGER ARE URGED TO CONSULT THEIR OWN LEGAL ADVISORS.
Regulatory Approvals Required for the Merger
Completion of the merger is subject to the receipt of all approvals, consents and waivers required to complete the transactions contemplated by the merger agreement from applicable governmental and regulatory authorities, and the expiration of any applicable statutory waiting periods, in each case, without the imposition of a condition or requirement that would reasonably be expected to have a material adverse effect on the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger. Subject to the terms and conditions of the merger agreement, United and Three Shores have agreed to use their reasonable best efforts and cooperate to promptly prepare and file, or cause to be prepare and filed, all necessary documentation, to obtain as promptly as practicable all regulatory approvals necessary or advisable to complete the transactions contemplated by the merger agreement, and to comply with the terms and conditions of all such approvals. United and Three Shores plan to file all necessary applications and notifications to obtain the required regulatory approvals, consents and waivers.

Federal Reserve Board
The transactions contemplated by the merger agreement require approval by the Federal Reserve Board pursuant to Section 3 of the Bank Holding Company Act of 1956, as amended, which we refer to as the BHC Act, unless the Federal Reserve Board waives that requirement. United has requested a waiver of this prior approval requirement using procedures outlined in applicable regulations. If a waiver is not received, the Federal Reserve Board takes into consideration a number of factors when acting on applications under Section 3 of the BHC Act (12 U.S.C. § 1842(c)) and Section 225.13 of Regulation Y (12 C.F.R. § 225.13). These factors include the financial condition of the holding companies and banks involved and the future prospects of the combined organization (including consideration of the current and projected capital positions and the levels of indebtedness) and the managerial resources (including the competence, experience, and integrity of the officers, directors, and principal shareholders, as well as their record of compliance with laws and regulations). The Federal Reserve Board also considers the effectiveness of the applicant in combatting money laundering, the convenience and needs of the communities to be served, as well as the extent to which the proposal would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. The Federal Reserve Board may not approve a proposal that would have significant adverse effects on competition or on the concentration of resources in any banking market.
Federal Deposit Insurance Corporation
The prior approval of the FDIC will be required under the Bank Merger Act to merge Seaside with and into United Community Bank. In evaluating an application filed under the Bank Merger Act, the FDIC generally considers: (1) the competitive impact of the transaction, (2) financial and managerial resources of the banks party to the bank merger, (3) the convenience and needs of the community to be served and the record of the banks under the Community Reinvestment Act, which we refer to as the CRA, including their CRA ratings, (4) the banks’ effectiveness in combating money-laundering activities, and (5) the extent to which the bank merger would result in greater or more concentrated risks to the stability of the U.S. banking or financial system.
Georgia Department of Banking and Finance
To complete the merger, United and United Community Bank are required submit an application to, and receive approval from, the Georgia DBF. The Georgia DBF will review the application to determine whether the merger and the bank merger comply with Georgia law. The criteria considered by the Georgia DBF are similar to those considered by the Federal Reserve Board and the FDIC. United Community Bank has also filed, and received approval of, an application to exercise full trust powers with the Georgia DBF in respect of the fiduciary and trust services Seaside provides to its customers and that United Community Bank will continue to provide following completion of the merger.
Public Notice and Comments
Furthermore, the BHC Act, the Bank Merger Act, the Georgia DBF and applicable regulations require published notice of, and the opportunity for public comment on these applications, and authorize the Federal Reserve Board and the FDIC to hold a public hearing or meeting if either agency determines that a hearing or meeting would be appropriate. The Federal Reserve Board, the FDIC, and the Georgia DBF take into account the views of third party commenters, particularly on the subject of the merging parties’ CRA performance and record of service to their respective communities, and any hearing, meeting or comments provided by third parties could prolong the period during which the applications are under review by these agencies.
Waiting Periods
Transactions approved under Section 3 of the BHC Act or the Bank Merger Act generally may not be completed until 30 days after the approval of the applicable federal agency is received, during which time the Department of Justice, which we refer to as the DOJ, may challenge the transaction on antitrust grounds. With the approval of the applicable federal agency and the concurrence of the DOJ, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically ordered otherwise. In reviewing the merger, the DOJ could analyze the merger’s effect on competition differently than the Federal Reserve Board or the FDIC, and thus it is possible that the DOJ could reach a different conclusion than the Federal Reserve Board or the FDIC regarding the merger’s effects on competition. A determination by the DOJ not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general. There can be no assurance if and when DOJ clearance will be obtained, or as to the conditions or limitations that such DOJ approval may contain or impose.
Additional Regulatory Approvals and Notices
Notifications and/or applications requesting approval may be submitted to various other federal and state regulatory authorities and self-regulatory organizations, including certain state insurance departments.
Based on information available to us as of the date hereof, United and Three Shores believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that United and Three Shores will be able to obtain all requisite regulatory approvals. However, neither United nor Three Shores can assure you that all of the regulatory approvals described above will be obtained and, if obtained, we cannot assure you as to the timing of any such approvals, United’s ability to obtain the approvals on satisfactory terms, or the absence of any litigation challenging such approvals. In addition, there can be no assurance that such approvals will not impose conditions or requirements that would reasonably be expected to have a material adverse effect on the financial condition, results of operations, assets, or business of the surviving corporation and its subsidiaries, taken as a whole, after giving effect to the merger. There can likewise be no assurances that U.S. federal or state regulatory authorities will not attempt to challenge the merger on antitrust grounds or for other reasons, or if such a challenge is made, as to the result of such challenge.
Neither United nor Three Shores is aware of any material governmental approvals or actions that are required for completion of the merger other than those described above. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.
The processing time for obtaining regulatory approvals for bank mergers, particularly for larger institutions, has increased since the financial crisis. Specifically, the Dodd-Frank Act requires bank regulators to consider financial stability concerns when evaluating a proposed bank merger. If there is an adverse development in either party’s regulatory standing, United may be required to withdraw some or all of the applications for approval of the proposed mergers and, if possible, resubmit it after the applicable supervisory concerns have been resolved.

THE MERGER AGREEMENT
The following describes certain aspects of the merger, including certain material provisions of the merger agreement. The following description of the merger agreement is subject to, and qualified in its entirety by reference to, the merger agreement, which is attached to this proxy statement/prospectus as Annex A and is incorporated by reference into this proxy statement/prospectus. We urge you to read the merger agreement carefully and in its entirety, as it is the legal document governing the merger.
Explanatory Note Regarding the Merger Agreement
The merger agreement is included to provide you with information regarding its terms. Neither the merger agreement nor the summary of its material terms included in this section is intended to provide any factual information about United or Three Shores. Factual disclosures about United and Three Shores contained in this proxy statement/prospectus and/or in the public reports of United filed with the SEC (as described in the section entitled “Where You Can Find More Information” beginning on page 95) may supplement, update or modify the disclosures about United contained in the merger agreement. The merger agreement contains representations and warranties and covenants of the parties customary for transactions of this nature. The representations and warranties contained in the merger agreement were made only for purposes of the merger agreement as of the specific dates therein; were made solely for the benefit of the parties to the merger agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the merger agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors are not third-party beneficiaries under the merger agreement and should not rely on the representations and warranties or any descriptions thereof as characterizations of the actual state of facts or condition of the parties thereto or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of representations and warranties may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in United’s public disclosures. Accordingly, the representations and warranties in the merger agreement should not be relied on by any person as characterizations of the actual state of facts about United or Three Shores at the time they were made or otherwise.
Structure of the Merger
Each of the United board of directors and the Three Shores board of directors has approved the merger agreement. The merger agreement provides for the merger of Three Shores with and into United, with United continuing as the surviving corporation. Immediately following the completion of the merger, Seaside National Bank & Trust, a national banking association and wholly-owned subsidiary of Three Shores, will merge with and into United Community Bank, a Georgia state-chartered bank and wholly-owned subsidiary of United, with United Community Bank continuing as the surviving entity.
Merger Consideration
Each share of Three Shores common stock and Three Shores Series D preferred stock issued and outstanding immediately prior to the effective time will be converted into the right to receive 0.33 shares, which we refer to as the exchange ratio, of validly issued, fully paid and nonassessable shares of United common stock (except for treasury stock or shares owned by Three Shores or United, in each case, other than in a fiduciary or agency capacity or as a result of debts previously contracted, and shares held by shareholders who properly exercise dissenters’ rights).
If the number of outstanding shares of United common stock, Three Shores common stock, or Three Shores Series D preferred stock is increased, decreased, changed into, or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there is any extraordinary dividend or distribution, an appropriate and proportionate adjustment will be made to the exchange ratio.

Fractional Shares
United will not issue any fractional shares of United common stock in the merger. Instead, a Three Shores shareholder who otherwise would have received a fraction of a share of United common stock will receive an amount in cash (rounded to the nearest whole cent) determined by multiplying (1) the volume weighted average closing price of United common stock for the 20 full trading days ending on the second trading day preceding the closing date of the merger by (2) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of United common stock which such holder would otherwise be entitled to receive.
Governing Documents; Directors and Officers; Governance Matters
At the effective time, the United articles of incorporation and bylaws in effect immediately prior to the effective time will be articles of incorporation and bylaws of the surviving corporation until thereafter amended in accordance with applicable law, and the directors and officers of United as of immediately prior to the effective time will continue to serve as the directors of the surviving entity from and after the effective time.
Treatment of Three Shores Restricted Stock, Stock Options and Follow-On Rights
Three Shores Restricted Stock
At the effective time, each outstanding Three Shores restricted stock award will vest and be cancelled and converted automatically into the right to receive the merger consideration in respect of each share of Three Shores common stock underlying such restricted stock award. The surviving corporation will issue the merger consideration in respect of Three Shores restricted stock awards within five business days following the closing date of the merger.
Three Shores Stock Options
At the effective time, each outstanding option to purchase shares of Three Shores common stock will vest and be cancelled and converted automatically into the right to receive a cash payment equal to the difference between $10.00 and the exercise price with respect to such stock option. Each option cash-out payment will be made by Three Shores immediately prior to the effective time provided that Three Shores has received an executed stock option cancellation agreement from the respective holder.
Three Shores Follow-On Rights
At the effective time, each outstanding right to make a follow-on investment with respect to a share of Three Shores Series D preferred stock existing under the terms of certain agreements between Three Shores and the holders of the Three Shores Series D preferred stock, which we refer to as a Three Shores follow-on right, will be cancelled and converted automatically into the right to receive a cash payment equal to the difference between $10.00 and $6.47, which is the exercise price with respect to the Three Shores follow-on rights.
Closing and Effective Time of the Merger
The merger will be completed only if all conditions to the merger discussed in this proxy statement/prospectus and set forth in the merger agreement are either satisfied or waived (subject to applicable law). Please see “— Conditions to Complete the Merger.”
The merger will become effective as set forth in the articles of merger to be filed with the Secretary of State of the State of Georgia and the articles of merger to be filed with the Secretary of State of the State of Florida on the closing date of the merger. The closing of the transactions contemplated by the merger will occur at 10:00 a.m. Eastern Time on a date no later than three business days after the satisfaction or waiver (subject to applicable law) of the last to occur of the conditions set forth in the merger agreement, unless extended by mutual agreement of the parties. It currently is anticipated that the completion of the merger will occur in the third quarter of 2020 subject to the receipt of Three Shores shareholder approval, regulatory approvals and other customary closing conditions, but neither United nor Three Shores can guarantee when or if the merger will be completed.
Conversion of Shares; Exchange of Certificates
The conversion of Three Shores common stock and Three Shores Series D preferred stock into the right to receive the merger consideration will occur automatically at the effective time. After completion of the merger, an exchange agent designated by United and reasonably acceptable to Three Shores, which we refer to as the exchange agent, will exchange certificates representing shares of Three Shores common stock and Three Shores Series D preferred stock for the merger consideration to be received pursuant to the terms of the merger agreement.
Letter of Transmittal
As promptly as practicable after the completion of the merger, and in any event within five days thereafter, United will cause the exchange agent to mail to each holder of record of Three Shores common stock and Three Shores Series D preferred stock immediately prior to the effective time a letter of transmittal and instructions on how to surrender shares of Three Shores common stock and Three Shores Series D preferred stock in exchange for the merger consideration the holder is entitled to receive under the merger agreement.
If a certificate for Three Shores common stock or Three Shores Series D preferred stock has been lost, stolen, or destroyed, the exchange agent will issue the merger consideration upon receipt of (1) an affidavit of that fact by the claimant and (2) if required by United, the posting of a bond in an amount as United may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such certificate.
After completion of the merger, there will be no further transfers on the stock transfer books of Three Shores of shares of Three Shores common stock or Three Shores Series D preferred stock that were issued and outstanding immediately prior to the effective time.
Withholding
United and the exchange agent will be entitled to deduct and withhold from any consideration payable under the merger agreement the amounts they are required to deduct and withhold under the Code or any provision of state, local, or foreign tax law. If any such amounts are withheld and paid over to the appropriate governmental authority, these amounts will be treated for all purposes of the merger agreement as having been paid to such person from whom they were withheld.
Dividends and Distributions
No dividends or other distributions declared with respect to United common stock will be paid to the holder of any unsurrendered certificates of Three Shores common stock or Three Shores Series D preferred stock until the holder surrenders such certificate in accordance with the merger agreement. After the surrender of a certificate in accordance with the merger agreement, the record holder thereof will be entitled to receive any such dividends or other distributions, without any interest, which had previously become payable with respect to the whole shares of United common stock that the shares of Three Shores common stock or Three Shores Series D preferred stock represented by such certificate have been converted into the right to receive under the merger agreement.
Representations and Warranties
The merger agreement contains customary representations and warranties of each of United and Three Shores relating to their respective businesses. The representations and warranties of each of United and Three Shores have been made solely for the benefit of the other party, and these representations and warranties should not be relied on by any other person. In addition, these representations and warranties:
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have been qualified by information set forth in confidential disclosure schedules in connection with signing the merger agreement, which information modifies, qualifies, and creates exceptions to the representations and warranties in the merger agreement;

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will not survive consummation of the merger;

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may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties to the merger agreement if those statements turn out to be inaccurate;

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are in some cases subject to a materiality standard described in the merger agreement which may differ from what may be viewed as material by you; and

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were made only as of the date of the merger agreement or such other date as is specified in the merger agreement.

The merger agreement contains representations and warranties made by each of United and Three Shores relating to a number of matters. With respect to Three Shores, these representations and warranties include the following:
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corporate matters, including due organization and qualification and subsidiaries;

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capitalization;

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authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

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required governmental and other regulatory filings and consents and approvals in connection with the merger;

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reports to regulatory authorities;

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financial statements, internal controls, books and records, and absence of undisclosed liabilities;

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broker’s fees payable in connection with the merger;

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the absence of certain changes or events;

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legal proceedings;

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tax matters;

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employee and employee benefit plan matters;

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compliance with applicable laws;

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certain material contracts;

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absence of agreements with regulatory authorities;

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derivative instruments and transactions;

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environmental matters;

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investment securities;

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real property;

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intellectual property;

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related party transactions;

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inapplicability of takeover statutes;

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absence of action or circumstance that would prevent the merger from qualifying as a “reorganization” under Section 368(a) of the Code;

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the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents;

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loan matters;

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mortgage banking matters;

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fiduciary and investment advisory activities;

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insurance matters; and

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information security matters.

United’s representations and warranties in the merger agreement include the following:
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corporate matters, including due organization and qualification and subsidiaries;

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capitalization;

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authority relative to execution and delivery of the merger agreement and the absence of conflicts with, or violations of, organizational documents or other obligations as a result of the merger;

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required governmental and other regulatory filings and consents and approvals in connection with the merger;

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reports to regulatory authorities;

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financial statements, internal controls, books and records, and absence of undisclosed liabilities;

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broker’s fees payable in connection with the merger;

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legal proceedings; and

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the accuracy of information supplied for inclusion in this proxy statement/prospectus and other similar documents.

Certain representations and warranties of United and Three Shores are qualified as to knowledge “materiality” or “material adverse effect.” For purposes of the merger agreement, a “material adverse effect,” when used in reference to United, Three Shores, or the combined company, means a material adverse effect on (i) the business, assets, liabilities, properties, results of operations or financial condition of such party and its subsidiaries taken as a whole (provided, that for purposes of clause (i), “material adverse effect” does not include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles or applicable regulatory accounting requirements, (B) changes, after the date of the merger agreement, in laws, rules or regulations of general applicability to companies in the industries in which such party and its subsidiaries operate, or interpretations thereof by courts or governmental authorities, (C) changes, after the date of the merger agreement, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its subsidiaries, (D) public disclosure of the execution of the merger agreement, public disclosure or consummation of the transactions contemplated by the merger agreement (including any effect on a party’s relationships with its customers or employees) or actions expressly required by the merger agreement in contemplation of the transactions contemplated by the merger agreement, (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), (F) the expenses incurred by United or Three Shores in negotiating, documenting, effecting and consummating the transactions contemplated by the merger agreement or (G) the occurrence of any natural or man-made disaster; except, with respect to subclauses (A), (B) and (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated by the merger agreement.
Covenants and Agreements
Conduct of Three Shores’ Business Prior to the Completion of the Merger
Three Shores has agreed that, prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, it will, and will cause each of its subsidiaries to, (a) conduct its business in the ordinary course in all material respects and (b) use commercially reasonable efforts to maintain and preserve intact its business organization, employees, and business relationships.

Additionally, Three Shores has undertaken further covenants. Prior to the effective time (or earlier termination of the merger agreement), subject to specified exceptions, Three Shores may not, and Three Shores may not permit any of its subsidiaries to, without prior written consent of United, undertake the following:
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amend its articles of incorporation or bylaws or comparable governing documents of its subsidiaries;

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adjust, split, combine, or reclassify any capital stock, or make, declare, or pay any dividend, or make any other distribution on, or directly or indirectly redeem, purchase, or otherwise acquire, any shares of its capital stock;

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sell, transfer, mortgage, encumber, or otherwise dispose of any of its properties or assets or any business, other than in the ordinary course of business consistent with past practice or with respect to obsolete assets;

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acquire control over any other business or entity or otherwise make an investment in any other business, entity, or assets outside the ordinary course of business;

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incur any indebtedness for borrowed money, other than in the ordinary course of business in respect of deposit liabilities, federal funds, borrowings from the Federal Reserve, and repurchase agreements;

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commence or settle any legal proceedings, with certain exceptions;

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make any change to its accounting methods, principles, or practices, except as required by accounting standards or law;

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except as required under any employee benefit plan, (i) increase the compensation or benefits payable to any current or former employee, officer, director or individual independent contractor, except for nonmaterial increases made in the ordinary course of business consistent with past practice, (ii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iii) establish, amend, or terminate any employee benefit plan or collective bargaining agreement (other than ordinary course amendments), (iv) take any action to accelerate any employee payment or benefit, or (v) terminate the employment or service of any employee of Three Shores or its subsidiaries having total annual compensation in excess of $100,000;

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hire any new employees, with certain exceptions;

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grant any equity awards, issue any capital stock, issue or transfer any capital stock of subsidiaries, or enter into any agreement with respect to the voting of its capital stock;

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make or change any tax election or fail to file any tax return when due;

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fail to use commercially reasonable efforts to maintain existing insurance policies;

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enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, and other banking and operating policies or practices, or change in any material respect its credit policies and collateral eligibility requirements and standards;

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acquire or accept any brokered deposit having a maturity longer than one year, except in the ordinary course of business;

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file any application to establish, relocate, or terminate the operations of, any banking office

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materially restructure or change its investment securities portfolio;

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with certain exceptions, make, acquire, or issue a commitment for (i) any commercial real estate or commercial and industrial loan in a principal amount greater than $5,000,000, or (ii) any residential loan to be retained in its loan portfolio in a principal amount greater than $2,000,000;

•
extend additional funds to a loan qualified as “criticized,” except for protective advances and extensions of credit of up to $500,000;

•
enter into, amend, or terminate any material contract, with certain exceptions;

•
adopt a plan of complete or partial liquidation or dissolution;

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take or knowingly fail to take any action that would prevent the merger from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code;

•
take any action that is intended or likely to (i) result in the failure of any closing condition of the merger or to otherwise delay the consummation of the merger, or (ii) delay or affect the ability of Three Shores to obtain any regulatory approvals required to complete the merger;

•
take or fail to take any action that would cause Three Shores’ representations and warranties in the merger agreement to be inaccurate in any material respect; or

•
agree to take, make any commitment to take, or adopt any resolutions of the Three Shores board of directors or shareholders in support of, any of the actions prohibited by the merger agreement.

Regulatory Matters
United and Three Shores have agreed to cooperate and use their respective commercially reasonable efforts to promptly prepare and file, or cause to be prepared and filed, all necessary documentation, to effect all applications, notices, petitions, and filings, to obtain as promptly as practicable all permits, consents, approvals, and authorizations of all third parties and governmental entities which are necessary or advisable to consummate the transactions contemplated by the merger agreement and to comply with the terms and conditions of all such permits, consents, approvals, and authorizations of all such government entities. However, in no event will United or Three Shores be required to take any action (and Three Shores will not be permitted to, without the prior written consent of United, take any action), or commit to take any action, or agree to any condition or restriction, in connection with obtaining the required permits, consents, approvals, and authorizations of governmental entities that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger. United and Three Shores have also agreed to furnish each other with all information reasonably necessary or advisable in connection with any statement, filing, notice or application to any governmental entity in connection with the merger, as well as to promptly keep each other apprised of the status of matters related to the completion of the transactions contemplated by the merger agreement.
Employee Benefit Matters
Following the effective time, United will use commercially reasonable efforts to: (i) waive all pre-existing conditions and waiting periods with respect to participation and coverage requirements under any employee benefit plans of United or its subsidiaries to the extent was or would have been covered under the Three Shores benefit plans, (ii) to the extent permissible by law, recognize any health or other welfare expenses incurred by Three Shores employees in the year that includes the closing date for purposes of employee benefit plans of United. United has agreed to continue through December 31, 2010 certain incentive compensation bonus programs and arrangements of Three Shores.
United has also agreed to pay severance payments to each Three Shores employee who is not hired by United or whose employment is terminated by United other than for cause during the 12-month period following the effective time, subject to the employee’s execution of a general release of claims, an amount equal to two weeks of base salary for each 12 months of prior employment by Three Shores, subject to a minimum of eight weeks’ base salary and a maximum of 52 weeks of base salary. United has also agreed to pay stay bonuses to certain employees of Three Shores mutually agreed upon by United and Three Shores following completion of the merger.
Director and Officer Indemnification and Insurance
The merger agreement provides that following completion of the merger, United and the surviving corporation each will indemnify and hold harmless, to the fullest extent permitted by applicable law, all present and former directors, officers, and employees of Three Shores and its subsidiaries (in their capacity as such) against any costs and liabilities, whether arising before or after the effective time, arising in whole or in part out of the fact that such person is or was a director, officer, or employee of Three Shores or its subsidiaries, and pertaining to matters existing or occurring at or prior to the effective time, and will also advance expenses to such persons to the fullest extent permitted by applicable law, provided that such person provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification.
The merger agreement requires the surviving corporation to maintain, for a period of six years after completion of the merger, Three Shores’ existing directors’ and officers’ liability insurance policy, or policies with a substantially comparable insurer of at least the same coverage and amounts and containing terms and conditions that are no less advantageous to the insured, with respect to claims against present and former officers and directors of Three Shores and its subsidiaries arising from facts or events that occurred at or prior to the completion of the merger, subject to a maximum expendable amount equal to 200% of the current annual premiums paid by Three Shores. In lieu of the foregoing, the surviving corporation may obtain at or prior to the effective time a six-year “tail” policy under Three Shores’ existing directors and officers insurance policy providing equivalent coverage to that described in the preceding sentence.
Certain Additional Covenants
The merger agreement also contains additional covenants, including, among others, covenants relating to the filing of this proxy statement/prospectus, obtaining required consents, the listing of the shares of United common stock to be issued in the merger, access to information and Three Shores’ delivery of financial statements, public announcements with respect to the transactions contemplated by the merger agreement, litigation in connection with the merger agreement, United’s assumption of Three Shores’ obligations in respect of its outstanding subordinated notes, and Three Shores’ repayment of its senior debt.
The Three Shores Shareholder Meeting
Three Shores has agreed to hold a meeting of its shareholders for the purpose of voting upon the approval of the merger agreement as soon as reasonably practicable and upon other related matters. Except to the extent that the Three Shores board of directors has made an adverse recommendation change, the Three Shores board of directors is required to use its reasonable best efforts to obtain from its shareholders the vote required to approve the merger agreement, including by communicating to its shareholders its recommendation (and including such recommendation in this proxy statement/prospectus) that they approve the merger agreement and the transactions contemplated thereby.
Notwithstanding any Three Shores change in recommendation, unless the merger agreement has been terminated in accordance with its terms, Three Shores is required to convene a meeting of its shareholders and to submit the merger agreement to a vote of such shareholders.
United shareholders are not required to approve the merger agreement.
Agreement Not to Solicit Other Offers
Three Shores has agreed that it will not, and will cause its subsidiaries and use its commercially reasonable efforts to cause its and their officers, directors, agents, advisors, and representatives not to, directly or indirectly, (i) initiate, solicit, knowingly encourage, or knowingly facilitate inquiries or proposals with respect to any acquisition proposal, (ii) engage or participate in any negotiations with any person concerning any acquisition proposal, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any person relating to, any acquisition proposal. For purposes of the merger agreement, an “acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer, proposal, or inquiry relating to, or any third-party indication of interest in, any (A) merger, consolidation, share exchange, tender offer, business combination, or similar transaction involving Three Shores (B) sale or other disposition of 10% or more of the consolidated assets of Three Shores, (C) any recapitalization, restructuring, liquidation, dissolution or other similar transaction with respect to Three Shores, or (D) transaction which is similar in form, substance, or purpose to any of the transactions listed in (A)-(C) above.
However, in the event that prior to the approval of the merger agreement by Three Shores’ shareholders Three Shores receives an unsolicited bona fide written acquisition proposal, it may, and may permit its subsidiaries and its subsidiaries’ officers, directors, agents, advisors, and representatives to, furnish or cause to be furnished nonpublic information or data and participate in negotiations or discussions to the extent that its board of directors concludes in good faith (after receiving the advice of its outside counsel, and with respect to financial matters, its financial advisors) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable law, provided that, prior to providing any such nonpublic information, Three Shores enters into a confidentiality agreement with such third-party on terms no less favorable to it than the confidentiality agreement between United and Three Shores. Three Shores will, and will use its commercially reasonable efforts to, cause its and its subsidiaries’ officers, directors, agents, advisors, and representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations conducted before the date of the merger agreement with any person other than United with respect to any acquisition proposal. Three Shores will promptly advise United following receipt of any acquisition proposal or any inquiry which could reasonably be expected to lead to an acquisition proposal, and the substance thereof (including the material terms and conditions of and the identity of the person making such inquiry or acquisition proposal), and will keep United reasonably apprised of any related developments, discussions, and negotiations on a current basis, including any amendments to or revisions of the material terms of such inquiry or acquisition proposal.
Adverse Recommendation Change
The Three Shores board of directors is required not to (i)(A) fail to recommend to the Three Shores shareholders that they approve the merger agreement and the transactions contemplated thereby or fail to include such recommendation in this proxy statement/prospectus, (B) change, qualify, withhold, withdraw, or modify, or publicly propose to change, qualify, withhold, withdraw, or modify, in a manner adverse to United, such recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer, or (D) adopt, approve, or recommend, or publicly propose to approve or recommend to the Three Shores shareholders, an acquisition proposal (each of the actions described in this clause (i) being referred to as a Three Shores adverse recommendation change).
Notwithstanding the above, prior to the time the requisite vote of Three Shores shareholders is obtained, the Three Shores board of directors may, in connection with a bona fide written acquisition proposal made after the date of the merger agreement (or made prior to the date of the merger agreement and remade after the date of the merger agreement) and that did not result from any breach of Three Shores’ non-solicitation obligations under the merger agreement, make an adverse recommendation change, if and only if, prior to taking such action, Three Shores has complied with its non-solicitation obligations under the merger agreement and the Three Shores board of directors has determined in good faith, after consultation with its financial advisors and outside legal counsel, that such acquisition proposal constitutes a superior proposal. Prior to taking any such action, (i) Three Shores must give United at least four business days’ prior written notice (specifying the material terms and conditions of the superior proposal, including the identity of the person or group of persons making the superior proposal) and must contemporaneously provide a copy to United of all written materials (including all transaction agreements and related documents) with or from the party making the superior proposal, (ii) Three Shores must negotiate, and must cause its representatives to negotiate, in good faith with United during such notice period, to the extent United wishes to negotiate, to enable United to revise the terms of the merger agreement such that the proposal would no longer constitute a superior proposal, and (iii) following the end of such notice period, the Three Shores board of directors must consider in good faith any changes to the merger agreement proposed by United, and must determine that the proposal continues to constitute a superior proposal if such revisions were given effect. In the event of any material revisions to an acquisition proposal that could have an impact, influence, or other effect on the Three Shores board of directors’ decision or discussion with respect to whether such proposal is a superior proposal, Three Shores must deliver a new written notice to United and United will again have the four business day match right as set forth in clauses (i), (ii) and (iii) above.
For purposes of the merger agreement, a “superior proposal” means any bona fide written acquisition proposal that the Three Shores board of directors has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, (i) would result in the acquisition of all issued and outstanding shares of Three Shores common stock and Three Shores Series D preferred stock, (ii) is reasonably likely to be consummated in accordance with its terms, (iii) is more favorable to, and involves consideration more favorable than the merger to, Three Shores shareholders, taking into account such factors as the Three Shores board of directors in good faith deems relevant, including legal, financial, regulatory and other aspects of the proposal.
Conditions to Complete the Merger
The respective obligations of each of United and Three Shores to complete the merger is subject to the satisfaction or waiver of the following conditions:
•
the approval of the merger agreement by Three Shores’ shareholders;

•
the authorization for listing on the NASDAQ of the United common stock to be issued upon the consummation of the merger;

•
the receipt and effectiveness of the requisite regulatory approvals contemplated by the merger agreement and the expiration of all statutory waiting periods in respect thereof, without the imposition of any condition or restriction that would reasonably be expected to have a material adverse effect on the combined company and its subsidiaries, taken as a whole, after giving effect to the merger;

•
the effectiveness of the registration statement of which this proxy statement/prospectus is a part, and the absence of any stop order suspending the effectiveness of such registration statement (or any proceedings for that purpose initiated or threatened by the SEC and not withdrawn);

•
the absence of any order, injunction, or decree by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the completion of the merger or any of the other transactions contemplated by the merger agreement, and the absence of any statute, rule, regulation, order, injunction, or decree enacted, entered, promulgated, or enforced by any governmental entity which prohibits or makes illegal consummation of the merger;

•
the accuracy of the representations and warranties of the other party contained in the merger agreement as of the date of the merger agreement and as of the closing date of the merger, subject to the materiality standards provided in the merger agreement (and the receipt by such party of an officer’s certificate from the other party to such effect);

•
the performance by the other party in all material respects of all obligations required to be performed by it under the merger agreement at or prior to the closing date of the merger (and the receipt by such party of an officer’s certificate from the other party to such effect);

•
receipt by such party of a third-party opinion to the effect that on the basis of facts, representations, and assumptions set forth or referred to in such opinion, the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code; and

•
the absence of any change, state of facts, event, development or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a material adverse effect on the other party since December 31, 2019.

United’s obligation to complete the merger is further subject to no more than five percent of the aggregate outstanding shares of Three Shores common stock and Three Shores Series D preferred stock having properly notified Three Shores of their intent to exercise dissenters’ rights under applicable law.
Neither United nor Three Shores can provide assurance as to when or if all of the conditions to the merger can or will be satisfied or waived by the appropriate party. As of the date of this proxy statement/prospectus, neither United nor Three Shores has reason to believe that any of these conditions will not be satisfied.
Termination of the Merger Agreement
The merger agreement may be terminated at any time prior to completion of the merger in the following circumstances:
•
by mutual written consent of United and Three Shores, if each of the United board of directors and the Three Shores board of directors determines to terminate the merger agreement by a vote of a majority of the members of its entire board;

•
by either United or Three Shores:

•
if any governmental entity that must grant a requisite regulatory approval has denied approval of the merger or the bank merger and such denial has become final and nonappealable, or obtaining any such regulatory approval would impose a materially burdensome condition on the surviving corporation;

•
if the approval by Three Shores shareholders of the merger proposal is not obtained;

•
if the merger has not been completed on or before December 31, 2020, which we refer to as the termination date, unless the failure of the merger to be consummated by the termination date is due to the material breach of the merger agreement by the party seeking to terminate;

•
if there is a breach of any of the covenants or agreements or any of the representations or warranties set forth in the merger agreement on the part of the other party which, either individually or in the aggregate, would constitute, if occurring or continuing on the date the merger is completed, the failure of a closing condition of the terminating party and which is not cured within 30 days following written notice to the party committing such breach, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the termination date) (provided that the terminating party is not then in material breach of any representation, warranty, covenant, or other agreement contained in the merger agreement); or

•
by United:

•
if, prior to obtaining the approval of Three Shores shareholders of the merger proposal, (i) Three Shores has materially breached its obligations to call, give notice of, and hold the Three Shores shareholders meeting, (ii) the Three Shores board of directors has failed to recommend that Three Shores shareholders approve the merger proposal or has made an adverse recommendation change, (iii) the Three Shores board of directors has recommended or proposed (or publicly announced an intention to recommend or propose) to engage in an acquisition proposal; or

•
by Three Shores:

•
in order to enter into a superior proposal; or

•
if the price of the United common stock declines by more than 20% and the price of United common stock underperforms a bank stock index by more than 20%, provided that United will have a right to increase the exchange ratio to prevent these thresholds from being triggered in the event that Three Shores seeks to exercise this right.

Effect of Termination
If the merger agreement is terminated, it will become void and have no effect, except that (1) both United and Three Shores will remain liable for any liabilities or damages arising out of its material breach of any provision of the merger agreement and (2) designated provisions of the merger agreement will survive the termination, including those relating to any payment of a termination fee and the confidential treatment of information.
Termination Fee
Three Shores will pay United a termination fee of $8,500,000 by wire transfer of immediately available funds, which we refer to as the termination fee, if the merger agreement is terminated in the following circumstances:
•
in the event that (i) after the date of the merger agreement, a bona fide acquisition proposal has been made known to Three Shores or any person has publicly announced (and not withdrawn) an acquisition proposal with respect to Three Shores and (ii) thereafter, the merger agreement is terminated (A) by either United or Three Shores because the merger has not been completed prior to the termination date (and Three Shores has not obtained approval of the merger proposal), (B) by United as a result of a breach of a representation, warranty, covenant or other agreement in the merger agreement by Three Shores that would constitute the failure of a closing condition and that has not been cured during the permitted time period, or by its nature cannot be cured during such period, or (C) by United or Three Shores because the approval of the merger proposal is not obtained and (iii) prior to the date that is 12 months after the date of such termination, Three Shores enters into a definitive agreement or consummates a transaction with respect to an acquisition proposal;
•
if, prior to obtaining the approval of Three Shores shareholders of the merger proposal, (i) Three Shores has materially breached its obligations to call, give notice of, and hold the Three Shores shareholders meeting, (ii) the Three Shores board of directors has failed to recommend that Three Shores shareholders approve the merger proposal or has made an adverse recommendation change, (iii) the Three Shores board of directors has recommended or proposed (or publicly announced an intention to recommend or propose) to engage in an acquisition proposal; or

•
by Three Shores in order to enter into a superior proposal.

Expenses and Fees
All costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expense.
Amendment, Waiver and Extension of the Merger Agreement
Subject to compliance with applicable law, the merger agreement may be amended in writing by United and Three Shores at any time before or after the approval of the merger proposal, except that after approval of the merger proposal, there may not be any amendment of the merger agreement that reduces or modified the consideration to be received by Three Shores shareholders.
At any time prior to the completion of the merger, United or Three Shores may, to the extent legally allowed, extend the time for the performance of any of the obligations or other acts of the other party, waive any inaccuracies in the representations and warranties contained in the merger agreement or in any document delivered pursuant to the merger agreement, and waive compliance with any of the agreements or satisfaction of any conditions contained in the merger agreement.

ACCOUNTING TREATMENT
The merger will be accounted for as a purchase for financial reporting and accounting purposes under generally accepted accounting principles in the United States. After the merger, the results of operations of Three Shores will be included in the consolidated financial statements of United. The merger consideration will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible and identified intangible assets of United acquired will be recorded as goodwill. Any identified intangible asset may be amortized by charges to operations under generally accepted accounting principles in the United States.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES
Subject to the limitations, assumptions, and qualifications described herein, it is the opinion of each of Nelson Mullins Riley & Scarborough LLP, counsel to United, and Hacker, Johnson & Smith, P.A., Three Shores’ independent public accounting firm, that the following discussion summarizes the material U.S. federal income tax consequences of the merger applicable to “U.S. holders” (as defined below) of Three Shores common stock and Three Shores Series D preferred stock that exchange their shares of Three Shores common stock and/or Three Shores Series D preferred stock for shares of United common stock in the merger. The following discussion is based upon the Code, the U.S. Treasury regulations promulgated thereunder and judicial and administrative authorities, rulings and decisions, all as in effect as of the date of this proxy statement/prospectus. These authorities may change, possibly with retroactive effect, and any such change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010, any withholding considerations under the Foreign Account Tax Compliance Act of 2010 (including the U.S. Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto or in connection therewith) nor does it address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax.
The following discussion applies only to holders of Three Shores common stock and Three Shores Series D preferred stock who hold such shares as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment). Further, this discussion does not purport to consider all aspects of U.S. federal income taxation that might be relevant to holders in light of their particular circumstances and does not apply to holders subject to special treatment under the U.S. federal income tax laws (such as, for example, dealers or brokers in securities, commodities or foreign currencies; traders in securities that elect to apply a mark-to-market method of accounting; banks and certain other financial institutions; insurance companies; mutual funds; tax-exempt organizations; holders subject to the alternative minimum tax provisions of the Code; persons who are required to recognize income or gain with respect to the merger no later than such income or gain is required to be reported on an applicable financial statement under Section 451(b) of the Code; partnerships, S corporations or other pass-through entities (or investors therein); regulated investment companies; real estate investment trusts; former citizens or residents of the United States; U.S. expatriates; U.S. holders whose functional currency is not the U.S. dollar; holders who hold shares of Three Shores common stock or Three Shores Series D preferred stock as part of a hedge, straddle, constructive sale or conversion transaction or other integrated investment; holders who acquired Three Shores common stock or Three Shores Series D preferred stock pursuant to the exercise of employee stock options, through a tax qualified retirement plan or otherwise as compensation; holders who exercise appraisal rights; or holders who actually or constructively own more than 5% of Three Shores’ voting stock).
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Three Shores common stock or Three Shores Series D preferred stock that is, for U.S. federal income tax purposes, (1) an individual citizen or resident of the United States, (2) a corporation, or entity treated as a corporation for U.S. federal income tax purposes, organized in or under the laws of the United States, any state thereof or the District of Columbia, (3) a trust if (a) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) such trust has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (4) an estate, the income of which is includible in gross income for U.S. federal income tax purposes, regardless of its source.
If an entity or arrangement treated as a partnership for U.S. federal income tax purposes is a holder of Three Shores common stock or Three Shores Series D preferred stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. Any entity treated as a partnership for U.S. federal income tax purposes that is a holder of Three Shores common stock or Three Shores Series D preferred stock, and any partners in such partnership, should consult their tax advisors regarding the tax consequences of the merger to their specific circumstances.
All holders of Three Shores common stock or Three Shores Series D preferred stock should consult their tax advisors regarding the specific tax consequences to them of the merger in light of their particular facts and circumstances, including the applicability and effect of the alternative minimum tax and any state, local, foreign and other tax laws.
Tax Consequences of the Merger
The merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code. United has received an opinion from Nelson Mullins Riley & Scarborough LLP, counsel to United, and Three Shores has received an opinion from Hacker, Johnson & Smith, P.A, Three Shores’ independent public accounting firm, stating that, subject to the qualifications, assumptions and limitations stated in such opinions, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. The foregoing opinions are filed as Exhibit 8.1 and Exhibit 8.2, respectively, to the registration statement on Form S-4 of which this proxy statement/prospectus forms a part. Additionally, it is a condition to the obligation of United to complete the merger that United receive an opinion from Nelson Mullins Riley & Scarborough LLP, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. It is a condition to the obligation of Three Shores to complete the merger that Three Shores receive an opinion from Hacker, Johnson & Smith, PA, dated as of the closing date, to the effect that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. These opinions will be based on customary assumptions and representations from United and Three Shores, as well as on certain covenants and undertakings by United and Three Shores. If any of the representations, assumptions, covenants or undertakings upon which those opinions are based is incorrect, incomplete, inaccurate or violated, the validity of the opinions may be affected and the tax consequences of the merger could differ from those described in this proxy statement/prospectus.
An opinion of counsel represents the counsel’s best legal judgment and is not binding on the IRS or any court. United and Three Shores have not sought and will not seek any ruling from the IRS regarding any matters related to the merger, and as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any such opinion.
Consequences to United and Three Shores
Each of United and Three Shores will be a party to the reorganization within the meaning of Section 368(b) of the Code, and neither United nor Three Shores will recognize any gain or loss as a result of the merger.
Consequences to Three Shores Shareholders
Because the merger will constitute a “reorganization” within the meaning of Section 368(a) of the Code, the U.S. federal income tax consequences of the merger to U.S. holders of Three Shores common stock and Three Shores Series D preferred stock generally will be as follows:
•
a U.S. holder of Three Shores common stock or Three Shores Series D preferred stock generally will not recognize gain or loss upon the exchange of shares of Three Shores common stock or Three Shores Series D preferred stock for shares of United common stock pursuant to the merger, except with respect to cash received in lieu of fractional shares of United common stock;

•
a U.S. holder of Three Shores common stock or Three Shores Series D preferred stock will have an aggregate tax basis in the United common stock received in the merger (including any fractional shares deemed received and redeemed for cash as described below) equal to the aggregate adjusted tax basis in the shares of Three Shores common stock or Three Shores Series D preferred stock surrendered in the merger; and

•
a U.S. holder of Three Shores common stock or Three Shores Series D preferred stock will have a holding period for the shares of United common stock received in the merger (including any fractional share deemed received and redeemed for cash as described below) that includes the holding period of the shares of Three Shores common stock or Three Shores Series D preferred stock surrendered in the merger.

If a U.S. holder acquired different blocks of Three Shores common stock or Three Shores Series D preferred stock at different times or at different prices, the United common stock such holder receives will be allocated pro rata to each block of Three Shores common stock or Three Shores Series D preferred stock, respectively, and the basis and holding period of each block of United common stock received will be determined on a block-for-block basis depending on the basis and holding period of the blocks of Three Shores common stock or Three Shores Series D preferred stock exchanged for such United common stock.
A U.S. holder of Three Shores common stock or Three Shores Series D preferred stock who receives cash in lieu of a fractional share of United common stock, generally will be treated as having received such fractional share of United common stock pursuant to the merger and then as having received cash in redemption of such fractional share of United common stock. Any such holder generally will recognize gain or loss equal to the difference between the amount of cash received and the tax basis in the fractional share of United common stock (as set forth above). Such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, as of the effective date of the merger, the holding period for such fractional share (including the holding period of shares of Three Shores common stock or Three Shores Series D preferred stock surrendered therefor) exceeds one year. Long-term capital gains of certain non-corporate holders of Three Shores common stock or Three Shores Series D preferred stock, including individuals, are generally taxed at preferential rates. The deductibility of capital losses is subject to limitations.
Information Reporting and Withholding
Payments of cash made pursuant to the merger to a U.S. holder of Three Shores common stock or Three Shores Series D preferred stock generally will be subject to information reporting and may be subject to U.S. federal backup withholding (currently, at a rate of 24%).
To prevent backup withholding, U.S. holders of Three Shores common stock and Three Shores Series D preferred stock should provide the Exchange Agent with a properly completed IRS Form W-9. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules may be refunded or credited against a U.S. holder’s United States federal income tax liability if the required information is supplied to the IRS in a timely manner.
This discussion of certain material U.S. federal income tax consequences is not intended to be, and should not be construed as, tax advice. All holders of Three Shores common stock and/or Three Shores Series D preferred stock should consult their tax advisors with respect to the application of U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift tax rules, or under the laws of any state, local, foreign or other taxing jurisdiction or under any applicable tax treaty.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF THREE SHORES
The following sets forth the beneficial ownership of Three Shores’ outstanding shares of common stock and preferred stock as of March 31, 2020 by (i) each director and executive officer of Three Shores and Seaside, (ii) all directors and executive officers of Three Shores and Seaside as a group, and (iii) each person or entity who is known by Three Shores to beneficially own more than 5% of the outstanding shares of Three Shores common stock and preferred stock.
The percentage of beneficial ownership by class is calculated in relation to the (i) 18,843,992 outstanding shares of Three Shores common stock and (ii) 5,834,542 outstanding shares of Three Shores Series D preferred stock. Certain holders of Three Shores Series D preferred stock have contractual rights with Three Shores to make follow on investments in Three Shores through the purchase of additional shares of Three Shores capital stock, which we refer to as the “follow on rights” in the table below. Beneficial ownership is determined in accordance with the rules of the SEC, which generally attribute beneficial ownership of securities to persons who possess sole or shared voting or investment power with respect to those securities, and includes shares issuable pursuant to the exercise of stock options and follow on rights that are execrable within 60 days of March 31, 2020. Except as otherwise indicated, to Three Shores’ knowledge, the persons or entities identified in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them.
Directors and Officers
	Series D Preferred Stock		Common Stock
	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Directors
Gideon T. Haymaker	—	—	1,462,470(1)	7.3%
Thomas J. O’Shane	—	—	113,792(2)	0.6%
Richard J. Walsh	—	—	80,738(3)	0.4%
Charles E. Bailes III	—	—	591,898(4)	3.1%
John D. Cochran	3,249,976(5)	47.0%	3,272,734(5)	17.3%
Brian P. Golson	3,249,976(6)	47.0%	3,272,734(6)	17.3%
Michael Fess	—	—	162,368(7)	0.9%
Glen S. Davis	—	—	191,783(8)	1.0%
Jack T. Thompson	893,277(9)	15.3%	1,360,915(9)	7.2%
Steven D. Hayworth	—	—	387,951(10)	2.0%
Edmund C. Timberlake	—	—	111,414(11)	0.6%
Non-Director Executive Officers:
Barry R. Griffiths	—	—	138,247(12)	0.7%
Gary P. Young	—	—	81,704(13)	0.4%
David E. Robinson	—	—	28,738(14)	0.2%
All directors and executive officers as a group (15 persons)	7,393,229	92.4%	11,257,486	54.5%

(1)
Includes 80,000 shares held jointly with his spouse, 47,542 shares held in his IRA, and 1,148,000 exercisable options to purchase shares of Three Shores common stock.

(2)
Includes 61,792 shares held in his IRA and 42,000 exercisable options to purchase shares of Three Shores common stock.

(3)
Includes 23,584 shares held in a family trust and 32,000 exercisable options to purchase shares of Three Shores common stock.

(4)
Includes 95,438 shares held in his IRA, 343,000 shares held in a limited partnership, 24,504 shares held by his spouse, 86,956 shares held by an affiliated company and 42,000 exercisable options to purchase shares of Three Shores common stock.

(5)
Includes 2,167,823 shares of Three Shores Series D preferred stock and 3,251,734 shares of Three Shores common stock owned by LM-SNBT, LLC (as to which he exercises voting rights), follow on rights to acquire 1,081,917 shares of Three Shores Series D preferred stock owned by LM-SNBT, LLC, and 21,000 exercisable options to purchase shares of Three Shores common stock. The address for LM-SNBT, LLC is 555 E. Lancaster Ave, Suite 510, Radner, PA 19087.

(6)
Includes 2,167,823 shares of Three Shores Series D preferred stock and 3,251,734 shares of Three Shores common stock owned by PCAP-SNBT LLC, PCAP Associates-SNBT LLC and J&R Founders-SNBT LLC (as to which he exercises voting rights), follow on rights to acquire 1,081,917 shares of Three Shores Series D preferred stock owned by PCAP-SNBT LLC, PCAP Associates-SNBT LLC and J&R Founders-SNBT LLC, and 21,000 exercisable options to purchase shares of Three Shores common stock. The address for PCAP-SNBT LLC, PCAP Associates-SNBT LLC, and J&R Founders-SNBT LLC is 1400 Lavaca Street, Suite 1300, Austin, TX 78701.

(7)
Includes 104,602 shares held jointly with his spouse and 42,000 options to purchase shares of Three Shores common stock.

(8)
Includes 23,585 shares held jointly with his spouse, 103,806 shares held in his IRA, 27,392 shares held by his spouse and 37,000 exercisable options to purchase shares of Three Shores common stock.

(9)
Includes 893,277 shares of Three Shores Series D preferred stock and 1,339,915 shares of Three Shores common stock owned by CJA Private Equity Financial Restructuring Master Fund I LP and successor-in-interest to Gapstow Financial Growth Capital Fund I LP (as to which he exercises voting rights), and 21,000 exercisable options to purchase shares of Three Shores common stock. The address for CJA Private Equity Financial Restructuring Master Fund I LP is 654 Madison Avenue, Suite 601, New York, NY 10065.

(10)
Includes 8,695 shares held by his IRA and 300,000 exercisable options to purchase shares of Three Shores common stock.

(11)
Includes 15,400 shares held by affiliated company, 22,806 shares held in an IRA and 14,000 exercisable options to purchase shares of Three Shores common stock.

(12)
Includes 9,500 shares held jointly with his spouse and 54,800 exercisable options to purchase shares of Three Shores common stock.

(13)
Includes 37,300 exercisable options to purchase shares of Three Shores common stock.

(14)
Includes 8,000 shares held by his IRA and 2,800 exercisable options to purchase shares of Three Shores common stock.

Other Principal Shareholder
Other than as set forth above, the following sets forth the beneficial ownership of Three Shores’ outstanding shares of common stock and preferred stock by the only other person owning 5% or more of the shares of either class:
	Series D Preferred Stock		Common Stock
Name of Shareholder	Amount and Nature of Beneficial Ownership	Percent of Class	Amount and Nature of Beneficial Ownership	Percent of Class
Continental Investors Fund LLC 227 West Monroe Street, Suite 5045 Chicago, Illinois 60606	1,596,580(1)	23.4%	907,721	4.8%

(1)
Includes follow-on rights to acquire 991,432 shares of Three Shores Series D preferred stock.

DESCRIPTION OF CAPITAL STOCK OF UNITED
As a result of the merger, Three Shores shareholders who receive shares of United common stock in the merger will become shareholders of United. Your rights as shareholder of United will be governed by the GBCA, the United articles of incorporation, and the United bylaws. The following briefly summarizes the material terms of United common stock that will be issued in connection with the merger. We urge you to read the applicable provisions of the GBCA, the United articles of incorporation, and the United bylaws. United’s articles of incorporation and bylaws are incorporated herein by reference and will be sent to shareholders of United and Three Shores upon request. See “Where You Can Find More Information.”
United’s articles of incorporation authorize the issuance of 150,000,000 shares of common stock, 26,000,000 shares of non-voting common stock, and 15,000,000 shares of preferred stock, all with a par value of $1.00 per share.
Voting Rights
Subject to such voting rights, if any, of any preferred stock, all voting rights are vested in the holders of United common stock. Each holder of United common stock is entitled to one vote per share on any issue requiring a vote at any meeting. There are no cumulative voting rights in the election of directors.
Preemption
No holder of shares of any class of United’s capital stock has or will have any right, pre-emptive or other, to subscribe for or to purchase from United any of the shares of any class of United capital stock that may be issued or sold in the future.
Dividends
Subject to the preferential dividend rights, if any, of any non-voting common stock or preferred stock that might be issued, the holders of United common stock will be entitled to share equally in such dividends as United’s board of directors may declare on United’s common stock from sources legally available therefor. The determination and declaration of dividends is within the discretion of United’s board of directors.
Distributions
After distribution in full of any preferential amount to be distributed to the holders of any non-voting common stock or preferred stock that might be issued, holders of United common stock will be entitled to receive, in the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up of United, all of United’s remaining assets of whatever kind available for distribution to United’s shareholders, after payment or provision for payment of all United’s debts and liabilities, ratably in proportion to the number of shares of United common stock held by them.
Classified Board
United’s board or directors is not classified and each member is elected annually. United’s articles of incorporation provide that directors can only be removed for cause and upon the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote on such matter.
Assessment and Other Provisions
The outstanding shares of United’s common stock are and, upon payment of consideration payable therefor, any shares of common stock issued by United in the future, will be fully paid and nonassessable. United’s common stock does not have any conversion rights and is not subject to any redemption provisions. No shares of any class of United’s capital stock are subject to any sinking fund provisions or to calls, assessments by, or liabilities of United.
Issuance of Non-voting Common Stock
United’s non-voting common stock is issuable at any time, and from time to time, bearing such dividend, conversion, liquidation and other rights and preferences as United’s board of directors may determine. The non-voting common stock could be issued for any lawful corporate purpose without further action by United’s shareholders. The issuance of any non-voting common stock having conversion rights could have the effect of diluting the interests of the other shareholders. Shares of non-voting common stock also could be issued with such rights, privileges and preferences as would deter a tender or exchange offer or to discourage the acquisition of control of United.
Issuance of Preferred Stock
United’s preferred stock is issuable at any time, and from time to time, in such amounts and series and bearing such voting, dividend, conversion, liquidation and other rights and preferences as United’s board of directors may determine. The preferred stock could be issued for any lawful corporate purpose without further action by United’s shareholders. The issuance of any preferred stock having conversion rights could have the effect of diluting the interests of the other shareholders. Shares of preferred stock also could be issued with such rights, privileges and preferences as would deter a tender or exchange offer or to discourage the acquisition of control of United.
Provisions in United’s Articles of Incorporation
United’s articles of incorporation contain certain other provisions that could impede or delay a change in control of United, including:
•
a provision that allows directors, in discharging their fiduciary duties, in addition to considering the effects of any action on United or its shareholders, to consider interests of United’s employees, customers, suppliers, and creditors, and the communities in which United’s offices or other establishments are located when considering an acquisition proposal;

•
a provision that requires, in addition to any affirmative vote required by law, and subject to the provisions of any series of preferred stock that may at the time be outstanding, the affirmative vote of the holders of not less than 75% of the outstanding shares of United’s common stock other than those beneficially owned (as defined in United’s articles of incorporation) by an Interested Shareholder (as defined in United’s articles of incorporation, but generally a person who owns 10% or more of the shares of United common stock) for the approval or authorization of any Business Combination (as defined in United’s articles of incorporation, but including transactions such as a merger or other acquisition) of United with such Interested Shareholder; provided, that the 75% voting requirement is not be applicable if the Business Combination is approved by three-fourths of all members of United’s board of directors;

•
a provision that amendments to United’s articles of incorporation and certain provisions in United’s bylaws must be approved by a majority of the outstanding shares of United’s capital stock entitled to vote;

•
a provision that any special meeting of shareholders may be called only by United’s chairman, chief executive officer, president, chief financial officer, board of directors, or the holders of 25% of the outstanding shares of United’s capital stock entitled to vote; and

•
a provision establishing certain advance notice procedures for matters to be considered at an annual meeting of United’s shareholders.

COMPARISON OF SHAREHOLDERS’ RIGHTS
If the merger is completed, Three Shores shareholders will receive shares of United common stock in the merger. United is organized under the laws of the State of Georgia and Three Shores is organized under the laws of the State of Florida. The following is a summary of the material differences between (1) the current rights of Three Shores shareholders under the Three Shores articles of incorporation and bylaws and (2) the current rights of United shareholders under the United articles of incorporation and bylaws.
United and Three Shores believe that this summary describes the material differences between the rights of United shareholders as of the date of this proxy statement/prospectus and the rights of Three Shores shareholders as of the date of this proxy statement/prospectus; however, it does not purport to be a complete description of those differences. Copies of United’s governing documents have been filed with the SEC. To find out where copies of these documents can be obtained, please see “Where You Can Find More Information.”
THREE SHORES	UNITED
AUTHORIZED CAPITAL STOCK
Three Shores is authorized to issue up to (i) 35,000,000 shares of common stock, no par value per share, (ii) 7,500,000 shares of Series D-1 Preferred Stock, no par value per share, (iii) 7,500,000 shares of Series D-2 Preferred Stock, no par value per share, (iv) 3,000,000 shares of Series D-3 Preferred Stock, no par value per share, (v) 2,900,000 shares of Series D-4 Preferred Stock, no par value per share, and (vi) 100,000 shares of preferred stock, no par value per share. As of the Three Shores record date, Three Shores had outstanding (i) 18,844,764 shares of common stock, (ii) 2,168,059 shares of Series D-1 Preferred Stock, (iii) 2,168,059 shares of Series D-2 Preferred Stock, (iv) 605,148 shares of Series D-3 Preferred Stock, and (v) 893,277 shares of Series D-4 Preferred Stock.
United is authorized to issue up to (i) 150,000,000 shares of common stock, par value $1.00 per share, (ii) 26,000,000 shares of non-voting common stock, $1.00 par value per share, and (iii) 10,000,000 shares of preferred stock, $1.00 par value per share. As of the April 30, 2020, there were 78,290,267 shares of United common stock outstanding, no shares of United non-voting common stock outstanding and no shares of United preferred stock outstanding.

VOTING LIMITATIONS
Holders of Three Shores common stock and Series D Preferred Stock are entitled to one vote per share in the election of directors and on all matters submitted to a vote at a meeting of shareholders. Except as otherwise provided by law, holders of Series D Preferred Stock are entitled to vote on all matters submitted for a vote to holders of common stock. The holders of Series D Preferred Stock vote together with the holders of common stock as a single class with each holder of common stock entitled to one vote per share of common stock and each holder of Series D Preferred Stock entitled to one vote for each share of common stock that would be issuable upon conversion of the applicable Series D Preferred Stock if such Series D Preferred Stock were converted into common stock as of the record date for such vote. Also, in all matters that entitle the holder of two or more classes or series of shares to vote as a separate voting group under the FBCA and in which the holders of Series D-1 Preferred Stock, Series D-2 Preferred Stock,	Each share of United common stock is entitled to one vote on each matter voted on at a meeting of United’s shareholders.

THREE SHORES	UNITED
Series D-3 Preferred Stock, and Series D-4 Preferred Stock are affected in the same or a substantially similar way, the holders of the applicable Series D Preferred Stock so affected must vote together as a single voting group.
RIGHTS OF PREFERRED STOCK
The rights of the holders of Series D Preferred Stock are set forth in Three Shores’ articles of incorporation, as amended.	United’s articles of incorporation provide that the United board of directors may issue, without any further vote or action by the shareholders, shares of preferred stock in one or more series and, with respect to each such series, fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series, and the powers, preferences and relative, participation, optional and other special rights, if any, and any qualifications, limitations or restrictions, of the shares of such series. As of the date hereof, there were no shares of preferred stock outstanding.
SIZE OF BOARD OF DIRECTORS
Three Shores’ bylaws provide that the number of directors serving on the Three Shores board of directors shall be such number as determined from time to time by a resolution of a majority of the full board of directors. The number of directors may be increased or decreased from time to time upon the affirmative vote of shareholders holding collectively two-thirds of the Three Shores common stock (including the holders of Series D-1 Preferred Stock, Series D-2 Preferred Stock, and Series D-3 Preferred Stock voting on an as-converted basis), but no decrease shall have the effect of shortening the terms of any incumbent director. There are currently six directors serving on the Three Shores board of directors.	United’s bylaws provide that the number of directors on United’s board of directors may range from eight to 14. The number of directors may be increased or decreased from time to time by the board of directors by resolution, but no decrease shall have the effect of shortening the term of an incumbent director. United’s board of directors is currently comprised of ten directors.
CLASSES OF DIRECTORS
Three Shores’ board of directors consists of one class. All directors serve a one-year term, expiring at the next annual meeting of shareholders or until their respective successors are duly elected and qualified.	United’s board of directors consists of one class. All directors serve a one-year term, expiring at the next annual meeting of shareholders or until their respective successors are duly elected and qualified.
REMOVAL OF DIRECTORS
Three Shores’ bylaws provide that subject to the terms of the Series D Preferred Stock, directors may be removed with or without cause. A director may be removed by the shareholders at a meeting of shareholders, provided the notice of the meeting states that the purpose, or one of the purposes, of the meeting is removal of the director.	The articles of incorporation of United provide that directors may be removed only for cause and only upon the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote on the removal.

THREE SHORES	UNITED
FILLING VACANCIES ON THE BOARD OF DIRECTORS
Three Shores’ bylaws provide that in the event of any vacancy on the board of directors, including any vacancy created by a failure to qualify or by any increase in the number of directors authorized, the board of directors may, but shall not be required to, fill such vacancy by the affirmative vote of a majority of the remaining directors, though less than a quorum of the board of directors. However, if a vacancy occurs in connection with a director elected by the holders of a majority of the Series D-1 Preferred Stock or the Series D-2 Preferred Stock, as the case may be, such position shall remain vacant until such time as the holders of a majority of the Series D-1 Preferred Stock or the Series D-2 Preferred Stock, as the case may be, fill such position. A director elected to fill a vacancy is elected for the unexpired portion of the term of his predecessor in office.	United’s bylaws provide that a vacancy occurring in the board of directors for any reason may be filled for the unexpired term, unless the shareholders have elected a successor, by the affirmative vote of a majority of the remaining directors, whether or not the remaining directors constitute a quorum.
SPECIAL MEETINGS OF SHAREHOLDERS
Three Shores’ bylaws provide that special meetings of shareholders of Three Shores may be called by the chairman of the board, the president, or any two directors of Three Shores and shall be called by the president or the chairman, or pursuant to a resolution adopted by shareholders holding at least 50% of all votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. Shareholders must sign, date, and deliver to Three Shores’ Secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held.	United’s bylaws provide that special meetings may be called by the board of directors, the chairman of the board of directors, the chief executive officer, the president or the chief financial officer and by the holders of at least 25% of the shares entitled to vote on the matter considered at the special meeting.
QUORUM
Except as otherwise provided in Three Shores’ bylaws or articles of incorporation, a majority of the outstanding shares of Three Shores entitled to vote shall constitute a quorum at a meeting of shareholders	Under United’s bylaws, except as otherwise provided by law or by United’s articles of incorporation, the holders of record of a majority of the shares of capital stock of United, issued and outstanding, entitled to vote at the meeting, present in person or by proxy shall constitute a quorum at a meeting of shareholders.
NOTICE OF SHAREHOLDER MEETINGS
Three Shores’ bylaws provide that written notice of the place, date, and time of all meetings of Three Shores’ shareholders must be given, not less than 10 and not more than 60 days before the date on which the meeting is to be held, to each shareholder of record entitled to vote at such meeting.	United’s bylaws provide that written notice of the date, time and place of each annual and special meeting of United’s shareholders will be given no fewer than ten days nor more than 60 days before the meeting date to each shareholder of record entitled to vote at the meeting.

THREE SHORES	UNITED
ADVANCE NOTICE OF SHAREHOLDER PROPOSALS
There are no special advance notice requirements for Three Shores shareholder proposals.	United’s bylaws provide that for business to be brought properly before an annual meeting by a shareholder, the shareholder must have given timely notice of the business in writing to the Secretary. To be timely, the notice must be delivered or mailed to and received at the principal offices of United on or before the later to occur of (i) 14 days prior to the annual meeting or (ii) five days after notice of the meeting is provided to the shareholders. A shareholder’s notice must set forth (i) a brief description of each matter of business the shareholder proposes to bring before the meeting and the reasons for conducting the business at the meeting; (ii) the name, as it appears on United’s books, and address of the shareholder proposing the business; (iii) the series or class and number of shares of United’s capital stock that are beneficially owned by the shareholder; and (iv) any material interest of the shareholder in the proposed business.
LIMITATION OF PERSONAL LIABILITY OF OFFICERS AND DIRECTORS
Three Shores’ articles of incorporation provide that, to the fullest extent permitted by the FBCA, a director of Three Shores shall not be liable to Three Shores or its shareholders for monetary damages for a breach of fiduciary duty as a director.	United’s articles of incorporation provide that no director of United shall be personally liable to United or its shareholders for breach of his or her duty of care or other duty as a director, but only to the extent permitted from time to time by the Georgia Business Corporation Code.
INDEMNIFICATION OF DIRECTORS AND OFFICERS AND INSURANCE

Three Shores’ bylaws provide that Three Shores will indemnify and hold harmless to the fullest extent permitted under the FBCA each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether bought by or in the right of Three Shores or any of its subsidiaries and whether civil, criminal, administrative or investigative, or any appeal of such proceeding, by reason of or arising out of the fact that such person, or any other person for whom such person is the legal representative, is or was a director or officer of Three Shores or is or was serving at the request of Three Shores as a director, officer, manager, general partner, employee, fiduciary, or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise.
Three Shores’ bylaws also provide that Three Shores may indemnify persons not covered by the foregoing who are or were employees or agents of Three Shores, or who are or were serving at the request of Three Shores as employees or agents of another

United’s bylaws require it to indemnify its directors, officers, employees, and agents against judgments, fines, penalties, amounts paid in settlement, and expenses, including attorneys’ fees, resulting from various types of legal actions or proceedings instituted by third parties if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct specified therein.
In addition, United’s bylaws require it to indemnify its directors, officers, employees, and agents for expenses actually and reasonably incurred in connection with legal actions or proceedings instituted by or in the right of United to procure a judgment in its favor, if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct set forth therein. However, United will not indemnify a director, officer, employee, or agent for such expenses if such person is adjudged liable to United, unless so ordered by the court in which the legal action or proceeding is brought.

THREE SHORES	UNITED

corporation, partnership, joint venture, trust or other enterprise, to the extent authorized at any time or from time to time by the board of directors.
Furthermore, Three Shores’ bylaws require Three Shores to purchase and maintain insurance on its own behalf and on behalf of any person who is or was a director, officer, employee, fiduciary, or agent of Three Shores or was serving at the request of Three Shores as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him or her and incurred by him or her in any such capacity, whether or not Three Shores would have the power to indemnify such person against such liability.

A determination concerning whether or not the applicable standard of conduct has been met by a director, officer, employee, or agent seeking indemnification must be made by (1) a disinterested majority of the Board of Directors, (2) United’s legal counsel, if a quorum of disinterested directors is not obtainable or if the disinterested directors so order, or (3) an affirmative vote of a majority of shares held by the shareholders. No indemnification may be made to or on behalf of a director, officer, employee, or agent in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him or her.
As provided under Georgia law, the liability of a director may not be eliminated or limited (1) for any appropriation, in violation of his duties, of any business opportunity of United, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful corporate distributions, or (4) for any transaction from which the director received an improper benefit.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to United’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, United has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.
United’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omission, subject to certain limitations.

AMENDMENTS TO ARTICLES OF INCORPORATION AND BYLAWS
Three Shores’ articles of incorporation may be amended by a vote of the shareholders holding collectively a majority of the Three Shores common stock (including the holders of the Series D-1 Preferred Stock, the holders of the Series D-2 Preferred Stock, and the holders of the Series D-3 Preferred Stock voting on an as-converted basis). The provision of Three Shores’ articles of incorporation regarding the amendment thereof may not be amended without the vote of the shareholders holding collectively two-thirds of the Three Shores common stock (including the holders of the Series D-1 Preferred Stock, the holders of the Series D-2 Preferred Stock, and the holders of the Series D-3 Preferred Stock voting on an as-converted basis).
United’s articles of incorporation specifically provide that any amendment or repeal of any provision of the articles of incorporation or Article II (Shareholders’ Meetings) or Article III (Board of Directors) of the bylaws requires the affirmative vote of holders of a majority of the shares of United’s capital stock then issued and outstanding and entitled to vote on such matters.
United’s bylaws provide that United’s board of directors may alter, amend or repeal United’s bylaws or adopt new bylaws, subject to the voting requirement included in United’s articles of incorporation. Any bylaws adopted by United’s board of directors may be altered, amended or repealed, and new bylaws adopted, by the shareholders of United.

THREE SHORES	UNITED

The board of directors must recommend the amendment to the shareholders, unless the board of directors determines that, because of a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the shareholders with the amendment.
The FBCA also allows the board of directors to amend the articles of incorporation without shareholder approval in certain discrete circumstances (for example, to change the par value for a class or series of shares).

Three Shores’ bylaws may be altered, amended or repealed in a manner consistent with the FBCA at any time by a vote of the shareholders holding collectively two-thirds of the Three Shores common stock (including the holders of the Series D-1 Preferred Stock, the holders of the Series D-2 Preferred Stock, and the holders of the Series D-3 Preferred Stock voting on an as-converted basis).
ACTION BY WRITTEN CONSENT OF THE SHAREHOLDERS
Three Shores bylaws provide that any action required or permitted to be taken at an annual meeting or special meeting of the shareholders may be taken without a meeting, without prior notice, and without a vote if the action is taken by the holders of outstanding stock of each voting group entitled to vote thereon having not less than the minimum number of votes with respect to each voting group that would be necessary to authorize or take such action at a meeting at which all voting groups and shares entitled to vote thereon were present and voted. The action must be evidenced by one or more written consents executed by the requisite percentage of Three Shores shareholders in order to be effective.	United’s bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting if a written consent (or consents) has been signed by the holders of outstanding United capital stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent must be given to those shareholders who have not consented in writing.

COMPARATIVE MARKET PRICES AND DIVIDENDS
United common stock is listed on NASDAQ under the symbol “UCBI,” and Three Shores common stock is quoted on the OTC Pink Open Market under the symbol “TSHR.” The following table sets forth for the periods indicated the high and low reported intraday sales prices per share of United common stock and Three Shores common stock on NASDAQ and the OTC Pink Open Market, respectively, and the cash dividends declared per share.
	United Common Stock			Three Shores Common Stock
	High	Low	Dividend(1)	High	Low	Dividend
Quarter Ended:
June 30, 2020 (through May 7, 2020)	$22.53	$16.68	$—	$7.25	$5.95	$—
March 31, 2020	31.02	15.71	0.18	9.69	6.00	—
December 31, 2019	31.66	27.01	0.18	9.40	9.02	—
September 30, 2019	29.28	25.24	0.17	9.12	8.96	—
June 30, 2019	28.98	24.91	0.17	9.71	9.00	—
March 31, 2019	29.79	21.19	0.16	9.71	9.06	—
December 31, 2018	28.88	20.23	0.16	12.00	9.06	—
September 30, 2018	31.93	27.82	0.15	12.00	7.80	—
June 30, 2018 (beginning April 10, 2018 for Three Shores)	34.18	30.65	0.15	7.80	7.50	—
On March 6, 2020, the last trading day before the date of public announcement of the merger agreement, the closing sale price of shares of United common stock as reported on NASDAQ was $23.15. On May 7, the last practicable trading day before the date of this proxy statement/prospectus, the closing sale price of shares of United common stock as reported on NASDAQ was $17.65.
On March 6, 2020, the last trading day before the date of public announcement of the merger agreement, the closing sale price of shares of Three Shores common stock as reported on the OTC Pink Open Market was $9.22. On May 6, 2020, the last practicable trading day on which shares of Three Shores common stock were actively traded before the date of this proxy statement/prospectus, the closing sale price of shares of Three Shores common stock as reported on the OTC Pink Open Market was $6.05.
As of May 7, 2020, the last date prior to printing this proxy statement/prospectus for which it was practicable to obtain this information for United and Three Shores, respectively, there were approximately 8,097 registered holders of United common stock, approximately 450 registered holders of Three Shores common stock, and eight registered holders of Three Shores Series D preferred stock.
The following table shows the closing sale prices of United common stock and Three Shores common stock as reported on NASDAQ and the OTC Pink Open Market, on March 6, 2020, the last trading day before the date of public announcement of the merger agreement, and on May 7, 2020 the last practicable trading day before the date of this proxy statement/prospectus. The table also shows the implied value of the merger consideration payable for each share of Three Shores common stock, which we calculated by multiplying the closing price of United common stock on those dates by the exchange ratio of 0.33.
	United Common Stock	Three Shores Common Stock	Implied Value of One Share of Three Shores Common Stock
March 6, 2020	$23.15	$9.22	$7.64
May 7, 2020	$17.65	$6.05	$5.82
United shareholders and Three Shores shareholders are advised to obtain current market quotations for United common stock and Three Shores common stock. The market price of United common stock and Three Shores common stock will fluctuate between the date of this proxy statement/prospectus and the date of completion of the merger. No assurance can be given concerning the market price of Three Shores common stock before the effective time or United common stock before or after the effective time.

Changes in the market price of United common stock prior to the completion of the merger will affect the market value of the merger consideration that Three Shores shareholders receive upon completion of the merger.
LEGAL MATTERS
The validity of the United common stock to be issued in connection with the merger will be passed upon for United by Nelson Mullins Riley & Scarborough LLP, Greenville, South Carolina. Certain U.S. federal income tax consequences relating to the merger will also be passed upon for United by Nelson Mullins Riley & Scarborough LLP, Greenville, South Carolina.
EXPERTS
United
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2019 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
Three Shores
The consolidated financial statements of Three Shores as of December 31, 2019 and December 31, 2018 and for the years then ended included herewith have been audited by Hacker, Johnson & Smith PA, an independent auditor, and are included in reliance upon the reports of such auditor given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
United has filed with the SEC a registration statement under the Securities Act of 1933, as amended, that registers the issuance of the shares of United common stock to be issued in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes the prospectus of United and a proxy statement for Three Shores shareholders. The registration statement, including this proxy statement/prospectus and the attached exhibits and schedules, contains additional relevant information about United and United common stock.
United also files reports, proxy statements, and other information with the SEC under the Securities Exchange Act of 1934 (the “Exchange Act”). The SEC maintains an Internet website that contains reports, proxy statements, and other information about issuers, such as United, who file electronically with the SEC. The address of the site is http://www.sec.gov. The reports and other information filed by United with the SEC are also available at United’s website at www.ucbi.com. The web addresses of the SEC and United are included as inactive textual references only. Except as specifically incorporated by reference into this proxy statement/prospectus, information on those web sites is not part of this proxy statement/prospectus.
Three Shores is not subject to the informational reporting requirements of the Exchange Act. Therefore, Three Shores does not file and is not required to file reports, proxy statements and other informational statements pursuant to the Exchange Act with the SEC or the FDIC. Seaside National Bank & Trust, a wholly-owned subsidiary of Three Shores, which we refer to as Seaside, does file unaudited, periodic reports of income and condition, or Call Reports, with the FDIC. Seaside’s Call Reports can be accessed through the Federal Financial Institutions Examination Council, or FFIEC’s, website (https://cdr.ffiec/gov/public/). Reference to the Call Reports is for informational purposes only, and such Call Reports are not incorporated by reference into this proxy statement/prospectus. Three Shores also makes available other information, including copies of prior years’ annual reports, through the investor relations section of its website (https://www.seasidebank.com/corporate-information/). Information on such web site is not part of this proxy statement/prospectus.
The SEC allows United to incorporate by reference information in this proxy statement/prospectus. This means that United can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this proxy statement/prospectus.
This proxy statement/prospectus incorporates by reference the documents listed below that United previously filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed according to SEC rules). They contain important information about the United and its financial condition.
United SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Year ended December 31, 2019
Quarterly Report on Form 10-Q	Quarter ended March 31, 2020
Current Reports on Form 8-K	Filed on March 10, 2020 and May 7, 2020 (other than the portions of those documents not deemed to be filed)
Definitive Proxy Statement on Schedule 14A	Filed on March 24, 2020
United also incorporates by reference the description of United common stock contained as Exhibit 4.1 to United’s Annual Report on Form 10-K filed on February 27, 2020 with the SEC, including any amendment or report filed for the purpose of updating such description.
In addition, United also incorporates by reference additional documents filed with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the Three Shores special meeting, provided that United is not incorporating by reference any information furnished to, but not filed with, the SEC.

Except where the context otherwise indicates, United has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to United, and Three Shores has supplied all information contained relating to Three Shores.
Documents incorporated by reference are available from United without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from United at the following address and phone number:
United Community Banks, Inc.
125 Highway 515 East
Blairsville, Georgia 30512
Attn: Investor Relations
Telephone: (706) 781-2265
Three Shores shareholders requesting documents must do so by June 9, 2020 to receive them before the Three Shores special meeting. Three Shores shareholders will not be charged for any of these documents that you request. If you request any incorporated documents from United, United will mail them to you by first class mail, or another equally prompt means, within one business day after receiving your request.
Neither United nor Three Shores has authorized anyone to give any information or make any representation about the merger or the companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Annex A

AGREEMENT AND PLAN OF MERGER
by and between
UNITED COMMUNITY BANKS, INC.
and
THREE SHORES BANCORPORATION, INC.
Dated as of
March 9, 2020

A-i

A-ii

A-iii

AGREEMENT AND PLAN OF MERGER
THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of March 9, 2020, is entered into by and between United Community Banks, Inc., a Georgia corporation (“Parent”), and Three Shores Bancorporation, Inc., a Florida corporation (the “Company”).
WITNESSETH:
WHEREAS, the parties intend that, on the terms and subject to the conditions set forth in this Agreement, the Company be merged with and into Parent (the “Merger”), so that Parent is the surviving corporation (hereinafter sometimes referred to in such capacity as the “Surviving Corporation”);
WHEREAS, the Board of Directors of the Company has determined that the Merger is in the best interests of the Company and its shareholders, and has unanimously adopted this Agreement and approved the execution, delivery, and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby, including the Merger;
WHEREAS, the Board of Directors of the Company, subject to the terms of this Agreement, has resolved to recommend that the shareholders of the Company approve this Agreement and to submit this Agreement to the shareholders of the Company (the “Company Shareholders”) for approval;
WHEREAS, the parties intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is adopted as a plan of reorganization for purposes of Section 354 and Section 361 of the Code;
WHEREAS, as a material inducement to Parent to enter into this Agreement, concurrently with the execution and delivery of this Agreement, the directors, executive officers, and certain shareholders of the Company, in their respective capacities as shareholders, have entered into voting and support agreements with Parent, effective as of the date hereof (each, a “Voting and Support Agreement” and collectively, the “Voting and Support Agreements”); and
WHEREAS, the parties desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.
NOW, THEREFORE,in consideration of the above and the mutual representations, warranties, covenants, and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties, intending to be legally bound, agree as follows:
ARTICLE 1
THE MERGER
1.1   The Merger.   Subject to the terms and conditions of this Agreement, at the Effective Time, the Company shall be merged with and into Parent pursuant to and with the effect provided in the Florida Business Corporation Act (the “FBCA”) and the Georgia Business Corporation Code (the “GBCC”). Parent shall be the Surviving Corporation resulting from the Merger and shall continue its corporate existence under the laws of the State of Georgia. Upon consummation of the Merger, the separate corporate existence of the Company shall cease.
1.2   Closing.   The closing of the Merger (the “Closing”) will occur by electronic exchange of documents at 10:00 a.m. Eastern Time on a date which shall be no later than three Business Days following the satisfaction or waiver (where legally permissible) of the latest to occur of the conditions set forth in Article 7 (other than those conditions that by their nature can be satisfied only at the Closing, but subject to the satisfaction or waiver of all conditions at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).
1.3   Effective Time.   The Merger shall become effective as set forth in the articles of merger to be filed with the Secretary of State of the State of Florida (the “Florida Articles of Merger”) and the articles of merger to be filed with the Secretary of State of the State of Georgia (the “Georgia Articles of Merger” and, together with the Florida Articles of Merger, the “Articles of Merger”) on the Closing Date. The

“Effective Time” shall mean the date and time when the Merger becomes effective as set forth in the Florida Articles of Merger and the Georgia Articles of Merger.
1.4   Effects of the Merger.   At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the FBCA and the GBCC. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers, and franchises of the Company shall vest in the Surviving Corporation, and all debts, liabilities, and duties of the Company shall become the debts, liabilities, and duties of the Surviving Corporation.
1.5   Conversion of Company Common Stock and Company Series    D Preferred Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Parent, the Company, or the holder of any of the following securities:
(a)
Subject to Section 2.2(e), each share of (i) common stock, no par value per share, of the Company (“Company Common Stock”), (ii) convertible perpetual preferred stock, no par value, Series D-1, of the Company (“Series D-1 Preferred Stock”), (iii) convertible perpetual preferred stock, no par value, Series D-2, of the Company (“Series D-2 Preferred Stock”), (iv) convertible perpetual preferred stock, no par value, Series D-3, of the Company (“Series D-3 Preferred Stock”), (v) convertible perpetual preferred stock, no par value, Series D-4, of the Company (“Series D-4 Preferred Stock” and, together with Series D-1 Preferred Stock, Series D-2 Preferred Stock, and Series D-3 Preferred Stock, “Company Series D Preferred Stock”), in each case issued and outstanding immediately prior to the Effective Time, except for shares of Company Common Stock and Company Series D Preferred Stock owned by the Company as treasury stock or owned by the Company or Parent (in each case other than in a fiduciary or agency capacity or as a result of debts previously contracted) and except for Dissenting Shares, shall be converted into the right to receive 0.3300 (the “Exchange Ratio”) validly issued, fully paid, and nonassessable shares (the “Merger Consideration”) of common stock, par value $1.00 per share, of Parent (“Parent Common Stock”).

(b)
All of the shares of Company Common Stock and Company Series D Preferred Stock converted into the right to receive Parent Common Stock pursuant to this Article 1 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate (each, a “Certificate,” it being understood that any reference herein to “Certificate” shall be deemed to include reference to book-entry account statements relating to the ownership of shares of Company Common Stock or Company Series D Preferred Stock) previously representing any such shares of Company Common Stock or Company Series D Preferred Stock shall thereafter represent only the right to receive (i) a certificate representing the number of whole shares of Parent Common Stock which such shares of Company Common Stock or Company Series D Preferred Stock have been converted into the right to receive, (ii) cash in lieu of fractional shares which the shares of Company Common Stock or Company Series D Preferred Stock represented by such Certificate have been converted into the right to receive pursuant to this Section 1.5 and Section 2.2(e), without any interest thereon, and (iii) any dividends or distributions which the holder thereof has the right to receive pursuant to Section 2.2. Certificates previously representing shares of Company Common Stock and Company Series D Preferred Stock shall be exchanged for certificates representing whole shares of Parent Common Stock (together with any dividends or distributions with respect thereto and cash in lieu of fractional shares issued in consideration therefor) upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Parent Common Stock, Company Common Stock, or Company Series D Preferred Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, or there shall be any extraordinary dividend or distribution, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

(c)
Notwithstanding anything to the contrary set forth in this Agreement, shares of Company Common Stock and Company Series D Preferred Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has properly exercised dissenters’ rights in respect of such shares (such shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect, withdraws or otherwise loses such holder’s dissenters’ rights under applicable law with respect to such shares) in accordance with Sections 1301 through 1340 of the FBCA (the “Appraisal Statutes”) shall not be converted into a right to receive the Merger Consideration but instead shall be entitled to payment of such consideration as may be determined to be due in accordance with the Appraisal Statutes; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to dissent pursuant to the Appraisal Statutes, or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by the Appraisal Statutes, such shares of Company Common Stock and/or Company Series D Preferred Stock, as applicable, shall be treated as if they had been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 1.5(a), without interest thereon, upon surrender of such shares of Company Common Stock and/or Company Series D Preferred Stock, as applicable. The Company shall give prompt notice to Parent of any demands received by the Company for appraisal, of any withdrawals of such demands, and of any other documents or instruments received by the Company related to the foregoing, and Parent shall direct all negotiations and proceedings with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand, or agree to any such appraisal demands.
1.6   Parent Common Stock.   At and after the Effective Time, each share of Parent Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of common stock of the Surviving Corporation and shall not be affected by the Merger.
1.7   Treatment of Company Equity Awards and Follow-On Rights.
(a)
At the Effective Time, each award in respect of a share of Company Common Stock subject to vesting, repurchase or other lapse restriction granted under the Three Shores Bancorporation, Inc. 2009 Incentive Plan or the Three Shores Bancorporation, Inc. 2019 Incentive Plan (collectively, the “Company Equity Plans”) that is outstanding immediately prior to the Effective Time (a “Company Restricted Stock Award”) shall vest and be cancelled and converted automatically into the right to receive the Merger Consideration in respect of each share of Company Common Stock underlying such Company Restricted Stock Award. The Surviving Corporation shall issue the consideration described in this Section 1.7(a) (together with any accrued but unpaid dividends corresponding to the Company Restricted Stock Awards that vest in accordance with this Section 1.7(a)), less applicable tax withholdings, within five Business Days following the Closing Date.

(b)
Immediately prior to the Effective Time, each outstanding option to acquire shares of Company Common Stock (each, a “Company Option” and hereinafter sometimes referred to together with the Company Restricted Stock Awards as the “Company Equity Awards”) issued pursuant to the Company Equity Plans, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time, shall become fully vested and shall be cancelled and converted automatically into the right to receive a cash payment from the Company in an amount (the “Option Cash-Out Amount”) equal to the product of (i) the excess, if any, of $10.00 over the exercise price of each such Company Option, multiplied by (ii) the number of shares of Company Common Stock subject to such option. The Option Cash-Out Amount payments shall be made by the Company immediately prior to the Effective Time provided that the Company has received an executed stock option cancellation agreement from the respective holder of Company Options prior to the Effective Time. The Company shall use reasonable best efforts to obtain such stock option cancellation agreements prior to the Effective Time. As of the Effective Time, each such cancelled Company Option shall no longer be exercisable by the former holder thereof, but shall only entitle the holder to the payment of the Option Cash-Out Amount, without interest. In the event the exercise price per share of Company Common Stock subject to a Company Option is equal to or greater than $10.00, such Company Option shall be cancelled without consideration and have no further force or effect.

(c)
At the Effective Time, each right to make a follow-on investment with respect to a share of Company Series D Preferred Stock existing under the terms of the Purchase Agreements outstanding as of immediately prior to the Effective Time (each, a “Follow-On Right”) shall be cancelled and converted automatically into the right to receive a cash payment from Parent in an amount (the “Follow-On Cash-Out Amount”) equal to the product of (i) the excess, if any, of $10.00 over $6.47, multiplied by (ii) the number of shares of Company Series D Preferred Stock subject to such Follow-On Right. After the Effective Time, each such cancelled Follow-On Right shall no longer be exercisable by the former holder thereof, but shall only entitle the holder to the payment of the Follow-On Cash-Out Amount, without interest. For purposes of this Agreement, the term “Purchase Agreements” has the meaning set forth in that certain Conversion and Transaction Pricing Agreement, dated as of October 16, 2019, by and among the Company, PCAP-SNBT LLC, PCAP Associates-SNBT LLC, J&R Founders-SNBT LLC, LM-SNBT LLC, and Continental Investors Fund LLC (the “CTP Agreement”).
(d)
At or prior to the Effective Time, the Board of Directors of the Company or the compensation committee thereof, as applicable, shall adopt any resolutions and take any actions necessary to effectuate the provisions of this Section 1.7.

1.8   Articles of Incorporation of Surviving Corporation.   The Articles of Incorporation of Parent in effect immediately prior to the Effective Time shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.
1.9   Bylaws of Surviving Corporation.   The Bylaws of Parent in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.
1.10   Directors and Officers of Surviving Corporation.   The directors and officers of Parent as of immediately prior to the Effective Time shall continue to serve as the directors and officers of the Surviving Corporation from and after the Effective Time.
1.11   Bank Merger.   Immediately following the Merger, Seaside National Bank & Trust, a national banking association and wholly-owned subsidiary of the Company (“Company Bank”), shall merge (the “Bank Merger”) with and into United Community Bank, a Georgia state-chartered bank and wholly-owned subsidiary of Parent (“Parent Bank”). Parent Bank shall be the surviving entity in the Bank Merger and, following the Bank Merger, the separate corporate existence of Company Bank shall cease. The parties agree that the Bank Merger shall become effective immediately following the Effective Time. The Bank Merger shall be implemented pursuant to an agreement and plan of merger, in a form to be mutually agreed upon by the parties (the “Bank Merger Agreement”). The Company shall cause Company Bank, and Parent shall cause Parent Bank, to execute such articles of merger and such other documents and certificates as are necessary to cause the Bank Merger to become effective immediately following the Effective Time.
ARTICLE 2
EXCHANGE OF SHARES
2.1   Parent to Make Merger Consideration Available.   At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with an exchange agent designated by Parent and reasonably acceptable to the Company (the “Exchange Agent”), for the benefit of holders of Certificates, for exchange in accordance with this Article 2, certificates or, at Parent’s option, evidence of shares in book-entry form (collectively referred to herein as “certificates”), representing the shares of Parent Common Stock to be issued to holders of Company Common Stock and Company Series D Preferred Stock, and cash in leu of fractional shares (such cash and certificates for shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereafter referred to as the “Exchange Fund”), to be issued pursuant to Section 1.5 and paid pursuant to Section 2.2(a) in exchange for outstanding shares of Company Common Stock and Company Series D Preferred Stock.
2.2   Exchange of Shares.
(a)
As promptly as practicable after the Effective Time, but in no event later than five days thereafter, Parent shall cause the Exchange Agent to mail to each holder of record of one or more Certificates representing shares of Company Common Stock and/or Company Series D Preferred Stock immediately prior to the Effective Time that have been converted at the Effective Time into the right to receive the Merger Consideration pursuant to Article 1, a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the number of whole shares of Parent Common Stock, and any cash in lieu of fractional shares, which the shares of Company Common Stock and/or Company Series D Preferred Stock represented by such Certificate or Certificates shall have been converted into the right to receive pursuant to this Agreement as well as any dividends or distributions to be paid pursuant to Section 2.2(b). Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive promptly thereafter and in exchange therefor, as applicable, (i) a certificate representing that number of whole shares of Parent Common Stock to which such holder of Company Common Stock and/or Company Series D Preferred Stock shall have become entitled pursuant to the provisions of Article 1 and (ii) a check representing the amount of (A) any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article 2, and (B) any dividends or distributions which the holder thereof has the right to receive pursuant to this Section 2.2, and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest shall be paid or accrued on any cash in lieu of fractional shares payable to holders of Certificates. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive, upon surrender, the number of whole shares of Parent Common Stock which the shares of Company Common Stock and/or Company Series D Preferred Stock represented by such Certificate have been converted into the right to receive, and any cash in lieu of fractional shares or in respect of dividends or distributions as contemplated by this Section 2.2.
(b)
No dividends or other distributions declared with respect to Parent Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article 2. After the surrender of a Certificate in accordance with this Article 2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to the whole shares of Parent Common Stock which the shares of Company Common Stock or Company Series D Preferred Stock represented by such Certificate had been converted into the right to receive.

(c)
If any certificate representing shares of Parent Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition of the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar Taxes required by reason of the issuance of a certificate representing shares of Parent Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d)
After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the shares of Company Common Stock or Company Series D Preferred Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Parent Common Stock and cash in lieu of fractional shares as provided in this Article 2.

(e)
Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to Parent Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Parent. In lieu of the issuance of any such fractional share, Parent shall pay to each former shareholder of the Company who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) equal to the product of (i) the volume weighted average closing price on The NASDAQ Global Select Market (“NASDAQ”) of Parent Common Stock for the 20 full trading days ending on the second trading day immediately preceding the Closing Date, rounded to the nearest cent, multiplied by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Parent Common Stock which such holder would otherwise be entitled to receive pursuant to Section 1.5.
(f)
Any portion of the Exchange Fund that remains unclaimed by the shareholders of the Company for 12 months after the Effective Time shall be paid to the Surviving Corporation. Any former shareholder of the Company that has not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for payment of the shares of Parent Common Stock, cash in lieu of fractional shares and any unpaid dividends and distributions on the Parent Common Stock deliverable in respect of each former share of Company Common Stock and/or Company Series D Preferred Stock such former shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Parent, the Company, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Company Common Stock or Company Series D Preferred Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g)
Each of Parent and the Exchange Agent shall be entitled to deduct and withhold from any consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld by Parent or the Exchange Agent, as the case may be, and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the deduction and withholding was made.

(h)
In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in such amount as Parent may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Parent Common Stock, and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Except as disclosed in the disclosure memorandum delivered by the Company to Parent concurrently herewith (the “Company Disclosure Memorandum”), the Company hereby represents and warrants to Parent as follows:
3.1   Organization, Standing, and Power.   The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Florida and is a financial holding company duly registered under the Bank Holding Company Act of 1956 (the “BHC Act”). Company Bank is a national banking association duly organized, validly existing and in good standing under the laws of the United States. Each of the Company and Company Bank has the corporate power and authority to carry on its business as presently conducted and to own, lease, and operate its properties. Each of the Company and Company Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of the properties it owns or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. Company Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, and the deposits of Company Bank are insured by the FDIC to the fullest extent permitted by Law. True and complete copies of the Articles of Incorporation of the Company and the Bylaws of the Company, each as in effect as of the date of this Agreement, have previously been made available by the Company to Parent.
3.2   Authority of the Company; No Conflicts.
(a)
The Company has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Requisite Company Shareholder Vote, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the Bank Merger have been duly and validly approved by the Board of Directors of the Company, and the Board of Directors of the Company has adopted this Agreement. The Board of Directors of the Company has determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of the Company and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to the Company Shareholders for approval at a meeting of such shareholders and has adopted a resolution to the foregoing effect. Except for (i) the approval of this Agreement by (A) the holders of a majority of the outstanding shares of Company Common Stock, (B) the holders of a majority of the outstanding shares of Company Common Stock and Company Series D Preferred Stock, voting together as a single class, and (C) the holders of a majority of the outstanding shares of Company Series D Preferred Stock, voting separately as a class (the “Requisite Company Shareholder Vote”), and (ii) the adoption and approval of the Bank Merger Agreement by the Company as Company Bank’s sole shareholder, no other corporate proceedings on the part of the Company are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and (assuming due authorization, execution and delivery by Parent) constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (except in all cases as such enforceability may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies (the “Enforceability Exceptions”)).

(b)
Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the transactions contemplated hereby, nor compliance by the Company with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of the Company’s Charter Documents or any resolution adopted by the Board of Directors or the shareholders of the Company or any Company Subsidiary, or (ii) except as set forth on Section 3.2(b) of the Company Disclosure Memorandum, violate, conflict with, constitute or result in a default under, require any consent pursuant to, or result in the creation of any Lien on any asset or property of the Company or any of its Subsidiaries under, any agreement, contract, arrangement or understanding, whether oral or written, that is legally binding (each, a “Contract”) or Permit of the Company or any of its Subsidiaries, or (iii) subject to receipt of the Regulatory Approvals, constitute or result in a default under, or require any consent pursuant to, any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets. As used in this Agreement, (A) the term “Permit” shall mean any grant, exemption, declaration, registration, filing, order, authorization, approval, consent, exception, accreditation, certificate, license, permit or franchise of, from or required by any Governmental Authority of competent jurisdiction or pursuant to any Law, and (B) the term “Order” shall mean any award, injunction, judgment, decree, order, ruling or verdict or other similar decision issued, promulgated or entered by or with any Governmental Authority of competent jurisdiction.

(c)
Except for the Regulatory Approvals, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by the Company of the Merger and the other transactions contemplated by this Agreement. As used in this Agreement, the term “Regulatory Approvals” shall mean the (i) the filing of applications, filings and notices, as applicable, with NASDAQ by Parent, (ii) the filing with the SEC of the Registration Statement (which will include the Proxy Statement/Prospectus) by Parent and the declaration of effectiveness of the Registration Statement by the SEC, (iii) the filing of the Articles of Merger, (iv) approval of the Federal Reserve, FDIC, OCC, Georgia Department of Banking and Finance,

and any other regulatory agency which is required to consummate the transactions contemplated hereby (including the Bank Merger), and (v) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Parent Common Stock pursuant to this Agreement and the approval of the listing of such Parent Common Stock on the NASDAQ.
3.3   Capital Stock.
(a)
The authorized capital stock of the Company consists of (i) 35,000,000 shares of Company Common Stock, of which, as of the date of this Agreement, (A) 18,843,991 shares are issued and outstanding (which number includes 714,441 shares of Company Common Stock subject to Company Restricted Stock Awards), (B) no shares are held in treasury, and (C) 2,845,150 shares are reserved for issuance upon the exercise of outstanding Company Options; (ii) 3,000,000 shares of Series A Common Stock, no par value (“Series A Common Stock”), of which, as of the date of this Agreement, no shares are issued and outstanding; (iii) 5,677 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series B (“Series B Preferred Stock”), of which, as of the date of this Agreement, no shares are issued and outstanding; (iv) 286 shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series C (“Series C Preferred Stock”), of which, as of the date of this Agreement, no shares are issued in outstanding; (v) 7,500,000 shares of Series D-1 Preferred Stock, of which, as of the date of this Agreement, 2,168,059 shares are issued and outstanding; (vi) 7,500,000 shares of Series D-2 Preferred Stock, of which, as of the date of this Agreement, 2,168,059 shares are issued and outstanding; (vii) 3,000,000 shares of Series D-3 Preferred Stock, of which, as of the date of this Agreement, 605,148 shares are issued and outstanding; (viii) 2,900,000 shares of Series D-4 Preferred Stock, of which, as of the date of this Agreement, 893,277 shares are issued and outstanding; and (ix) 100,000 shares of preferred stock, no par value (“Company Blank-Check Preferred Stock” and, together with Series B Preferred Stock, Series C Preferred Stock, and Company Series D Preferred Stock, “Company Preferred Stock” and, together with Company Common Stock and Company Series A Common Stock, “Company Capital Stock”), of which, as of the date of this Agreement, no shares are issued and outstanding. All of the issued and outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. There are no bonds, debentures, notes or other indebtedness that have the right to vote on any matters on which shareholders of the Company may vote. Except as set forth on Section 3.3(a) of the Company Disclosure Memorandum, no trust preferred or subordinated debt securities of the Company are issued or outstanding. Other than Company Equity Awards and the Follow-On Rights, there are no outstanding subscriptions, options, warrants, puts, calls, rights, exchangeable or convertible securities or other commitments or agreements obligating the Company to issue, transfer, sell, purchase, redeem or otherwise acquire, any such securities. Except for the Purchase Agreements, the CTP Agreement, and the Voting and Support Agreements, there are no voting trusts, shareholder agreements, proxies or other agreements in effect with respect to the voting or transfer of Company Capital Stock or other equity interests of the Company. No Subsidiary of the Company owns any shares of Company Capital Stock.

(b)
Section 3.3(b) of the Company Disclosure Memorandum sets forth a true and complete list of each Subsidiary of the Company. The Company owns, directly or indirectly, all of the issued and outstanding shares of capital stock or other equity ownership interests of each of its Subsidiaries, free and clear of any liens, pledges, charges, encumbrances and security interests whatsoever (“Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. No Subsidiary of the Company has or is bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such Subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

(c)
Section 3.3(c) of the Company Disclosure Memorandum sets forth a true, correct and complete list of all Company Equity Awards outstanding as of the date hereof specifying, on a holder-by-holder basis, (i) the name of each holder, (ii) the number of shares subject to each such Company Equity Award, and (iii) the grant date of each such Company Equity Award.

3.4   Financial Statements.
(a)
Copies of (i) the Company’s consolidated audited financial statements including the financial information of the Company as of December 31, 2019, 2018 and 2017 and the related statements of operations and changes in shareholders’ equity and cash flows for the years then ended (collectively, the “Audited Financial Statements”), and (ii) the Consolidated Reports of Condition and Income of Company Bank that were filed by Company Bank in 2019, 2018 and 2017 (collectively, the “Call Reports”) ((i) and (ii) collectively, the “Financial Statements”) have previously been made available to Parent. The balance sheet of the Company as of December 31, 2019 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date.”

(b)
Subject to the assumptions and qualifications set forth therein, the Financial Statements, when read together, present fairly, in all material respects, the financial position of the Company, at their dates and the results of operations and changes in shareholders’ equity of the Company for the periods indicated, and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby. All Call Reports required to be filed by Company Bank within the 24 months preceding the date hereof have been filed on a timely basis. As of their respective filing dates, the Call Reports complied in all material respects with all statutes and applicable rules and regulations of any applicable governmental agency or body, as the case may be.

(c)
Except as set forth in the Financial Statements or on any schedules hereto, neither the Company nor any of its Subsidiaries is liable upon or with respect to, or obligated in any other way to provide funds in respect of or to guarantee or assume in any manner, any debt, obligation or dividend of any Person (other than debts or obligations of the Company or its Subsidiaries). Neither the Company nor any of its Subsidiaries is currently liable for, or obligated to pay, any deferred purchase price amount arising from the acquisition of the equity or assets of a Person.

(d)
The records, systems, controls, data and information of the Company and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and control of the Company or its Subsidiaries or accountants (including all means of access thereto and therefrom). The Company and its Subsidiaries have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with its management’s general or specific authorizations and (ii) transactions are recorded in conformity with GAAP and Applicable Law. None of the Company, its Subsidiaries, or, to the Company’s Knowledge, any director, officer, employee, agent or other person acting on behalf of the Company or any of its Subsidiaries, has made any fraudulent entry on the books or records of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, senior executive officer, or auditor independent accountant of the Company or its Subsidiaries, has received written notice or otherwise obtained actual knowledge of any material weakness regarding the accounting or auditing practices, procedures or methods of the Company or any Subsidiary of the Company or their respective internal accounting controls.

(e)
The Company and its Subsidiaries have (i) implemented and at all times maintained disclosure controls and procedures to ensure that material information relating to the Company and its Subsidiaries is made known to the chief executive officer and the chief financial officer of the Company by others within those entities, and (ii) disclosed, based on the most recent evaluation prior to the date of this Agreement, to the Company’s outside auditors and the audit committee of the Company’s Board of Directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls over financial reporting.
3.5   Absence of Undisclosed Liabilities.   Neither the Company nor any of its Subsidiaries has any material liability or obligation (whether absolute, accrued, contingent or otherwise), except for (a) those liabilities that are reflected or reserved against on the Financial Statements (including any notes thereto), (b) those liabilities incurred in the ordinary course of business consistent with past practice from the Balance Sheet Date through the date of this Agreement, (c) those liabilities incurred in connection with this Agreement and the transactions contemplated hereby, and (d) those liabilities and obligations, if any, set forth in Section 3.5 of the Company Disclosure Memorandum.
3.6 Absence of Certain Changes or Events.   From the Balance Sheet Date through the Closing Date, except as set forth on Section 3.6 of the Company Disclosure Memorandum, the Company and its Subsidiaries have operated only in the ordinary course of business consistent with past practice, and there has not occurred any Material Adverse Effect with respect to the Company or its Subsidiaries. There has been no action taken by the Company or any of its Subsidiaries during the period from the Balance Sheet Date through the date of this Agreement that would have required Parent’s consent if the Company had been subject to Section 5.1 at such time.
3.7   Compliance with Laws.
(a)
The Company and each of its Subsidiaries are, and at all times have been, in compliance in all material respects with all Applicable Laws and Orders, including, but not limited to, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Bureau of Consumer Financial Protection, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and all agency requirements relating to the origination, sale and servicing of mortgage and consumer loans.

(b)
The Company and each of its Subsidiaries hold, and have at all times since January 1, 2016 held, all licenses, franchises, Permits and authorizations necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to each (and have paid all fees and assessments due and payable in connection therewith), except where neither the cost of failure to possess nor the cost of obtaining and possessing such license, franchise, Permit and authorization is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company. To the Company’s Knowledge, no suspension or cancellation of any such necessary license, franchise, Permit or authorization is threatened.

(c)
None of the Company, any Subsidiary of the Company, or to the Company’s Knowledge any of their respective directors or officers, nor, to the Company’s Knowledge, employees, agents or other Persons acting at the direction of or on behalf of the Company or a Subsidiary of the Company, in the course of its actions for, or on behalf of, the Company or its Subsidiaries has: (i) directly or indirectly, used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to foreign or domestic political activity; (ii) made any direct or indirect unlawful payments to any foreign or domestic governmental officials or employees or to any foreign or domestic political parties or campaigns from corporate funds; (iii) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iv) made any other unlawful bribe, rebate, payoff, influence payment, kickback or other material unlawful payment to any foreign or domestic government official or employee.

(d)
Neither the Company nor any of its Subsidiaries is in default under or in violation of any term or provision of (i) its certificate of formation, certificate of incorporation, articles of organization,

articles of incorporation, bylaws, operating agreement, limited liability company agreement, or other organizational document (collectively, “Charter Documents”), (ii) any Material Contract, or (iii) any material Permit which it holds.
3.8   Legal Proceedings.
(a)
Except as set forth on Section 3.8(a) of the Company Disclosure Memorandum, there is no legal, administrative, arbitral, or other proceeding, claim, action, or governmental or regulatory investigation of any nature (each, a “Proceeding”) pending or, to the Company’s Knowledge, threatened, either (i) against the Company or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.

(b)
Except as set forth on Section 3.8(b) of the Company Disclosure Memorandum, there is no Order either (i) outstanding against the Company or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.

(c)
To the Company’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any material Proceeding against the Company or any of its Subsidiaries.

3.9   Regulatory Matters.   The Company and each of its Subsidiaries have timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2016 with (a) the Office of the Comptroller of the
Currency (the “OCC”), (b) the Federal Reserve, (c) the FDIC, (d) any state regulatory authority, (e) any self-regulatory organization, (f) any other applicable bank regulatory agencies, and (g) any other applicable Governmental Authority ((a)-(f), collectively, the “Regulatory Agencies”) and have paid all applicable fees, premiums and assessments due and payable thereto. Each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied, in all material respects, with Applicable Law. Neither the Company nor any of its Subsidiaries is subject to any cease-and-desist or other formal or informal order or enforcement action issued by, or is a party to any written agreement, consent agreement, operating agreement or memorandum of understanding with, or is a party to any commitment letter, regulatory directive or similar undertaking with, or is subject to any capital directive by, or since January 1, 2016, has been ordered to pay any civil money penalty by, or since January 1, 2016, has been the recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any Regulatory Agency or other Governmental Authority of any kind (each, a “Company Regulatory Agreement”), nor has the Company or any of its Subsidiaries been advised since January 1, 2016 by any Regulatory Agency or other Governmental Authority that it is considering issuing, initiating, ordering or requesting any such Company Regulatory Agreement. There is no material unresolved written violation, criticism, comment or exception by any Regulatory Agency or other Governmental Authority relating to the Company or any of its Subsidiaries. No Regulatory Agency or other Governmental Authority has initiated or has pending any proceeding or, to the Company’s Knowledge, investigation into the business or operations of the Company or any of its Subsidiaries since January 1, 2016, and there has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency or other Governmental Authority with respect to the business, operations, policies or procedures of the Company or any of its Subsidiaries since January 1, 2016. The Company is not aware of any reason why all required Regulatory Approvals would not be received on a timely basis without undue delay and without the imposition of any Materially Burdensome Regulatory Condition.
3.10   Tax Matters.
(a)
(i) All federal and state Tax Returns and all other material Tax Returns that were or are required to be filed on or before the Closing Date by the Company or its Subsidiaries have been or will be timely filed on or before the Closing Date, and all such Tax Returns are or will be true, correct and complete in all material respects and were prepared in substantial compliance with all Applicable Laws; (ii) all Taxes due and owing by the Company or its Subsidiaries (whether or not shown on the Tax Returns referred to in clause (i)) have been or will be timely paid in full on or before the

Closing Date; (iii) all deficiencies asserted in writing or assessments made in writing by the relevant taxing authority in connection with any of the Tax Returns referred to in clause (i) have been or will be timely paid in full on or before the Closing Date; and (iv) no issues that have been raised by a relevant taxing authority in connection with any of the Tax Returns referred to in clause (i) are pending or unresolved as of the date of this Agreement, or, if pending or unresolved, have been specifically identified by the Company to Parent and adequately reserved for in the Financial Statements. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any Tax Return.
(b)
Neither the Company nor any of its Subsidiaries knows of any reason for which any authority may assess any additional Taxes for any periods for which a Tax Return has been filed. No federal, state, local or non-U.S. Tax audits or administrative or judicial Tax proceedings are pending or being conducted with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has received from any federal, state, local or non-U.S. taxing authority (including jurisdictions where the Company or its Subsidiaries have not filed Tax Returns) any (i) written notice indicating an intent to open an audit or other review; (ii) request for information related to Tax matters; or (iii) notice of deficiency or proposed adjustment for any amount of Tax proposed, asserted or assessed by any taxing authority against the Company or any of its Subsidiaries. Section 3.10(b) of the Company Disclosure Memorandum lists all Tax Returns filed by the Company and its Subsidiaries for taxable periods ended on or after December 31, 2016, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit. Parent has received correct and complete copies of all material federal and state Tax Returns, or been provided access to correct and complete copies of all such Tax Returns, filed by the Company for taxable periods ended on or after December 31, 2016, and have received all examination reports and statements of deficiencies related to federal and state income Tax assessed against or agreed to by the Company with respect to those taxable periods.

(c)
There are no Liens on the Company’s or any of its Subsidiaries’ assets that arose in connection with any failure (or alleged failure) to pay any Tax other than Liens for Taxes not yet due and payable or which the validity thereof is being contested in good faith by appropriate proceedings and for which adequate accruals or reserves have been established in accordance with GAAP in the Financial Statements.

(d)
Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of income Taxes or agreed to any extension of time with respect to an income Tax assessment or deficiency.

(e)
To the Company’s Knowledge, the Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owning to any employee, independent contractor, creditor, shareholder or other third party.

(f)
Except as set forth on Section 3.10(f) of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries is (or has been) a party to any Tax allocation, tax sharing, or tax indemnitee agreement. Neither the Company nor any of its Subsidiaries (i) has been a member of an Affiliated Group filing a consolidated federal Tax Return (other than a group the common parent of which was the Company); or (ii) has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. law) as a transferee, successor, by contract or otherwise. Any Tax allocation, tax sharing, or tax indemnity agreement that is listed on Section 3.10(f) of the Company Disclosure Memorandum will be terminated as of the day of the Effective Time and will have no further effect for any taxable year (whether the current year, a future year or a past year). As of the Closing Date, the Company and its Subsidiaries shall have no further liability or claim under such Tax allocation, tax sharing, or tax indemnity agreements.

(g)
Except as set forth on Section 3.10(g) of the Company Disclosure Memorandum, there are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which the Company or any Subsidiary of the Company is a party and that could be treated as a partnership for federal income Tax purposes.

(h)
Neither the Company nor any Subsidiary of the Company has, nor has it ever had, a “permanent establishment” in any foreign country, as such term is defined in any applicable Tax treaty or convention between the United States and such foreign country, nor has it otherwise taken steps that have exposed, or will expose, it to the taxing jurisdiction of a foreign country.

(i)
No claim has been made in the last five years by a taxing authority in a jurisdiction where the Company or any Subsidiary of the Company does not file Tax Returns that the Company (or such Subsidiary) is or may be subject to taxation by that jurisdiction nor is there any factual or legal basis for any such claim.

(j)
Neither the Company nor any Subsidiary of the Company has distributed stock of another corporation, or had its stock distributed by another corporation, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or 361 of the Code.

(k)
Neither the Company nor any Subsidiary of the Company is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(l)
Neither the Company nor any Subsidiary of the Company participates in or cooperates with (or has at any time participated in or cooperated with) an international boycott within the meaning of Section 999 of the Code.

(m)
Neither the Company nor any Subsidiary of the Company has engaged in any transaction that, as of the date hereof, is a “listed transaction” under Treasury Regulations Section 1.6011-4(b)(2). The Company and each Subsidiary of the Company have disclosed in their Tax Returns all information required by the provisions of the Treasury Regulations issued under Section 6011 of the Code with respect to any “reportable transaction” as that term is defined in Section 6707A(c) of the Code.

(n)
No gain recognition agreements have been entered into by either the Company or any Subsidiary of the Company, and, except as set forth on Section 3.10(n) of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries has obtained a private letter ruling or closing agreements from the IRS (or any comparable ruling from any other taxing authority).

(o)
Neither the Company nor any Subsidiary of the Company is or has at any time been (i) a “controlled foreign corporation” as defined by Section 957 of the Code; (ii) a “personal holding company” as that term has been defined from time to time in Section 542 of the Code; (iii) a “passive foreign investment company” nor has the Company or any Subsidiary at any time held directly, indirectly, or constructively shares of any “passive foreign investment company” as that term has been defined from time to time in Sections 1296 or 1297 of the Code.

(p)
The Company and each Subsidiary of the Company is in full compliance in all material respects with all the terms and conditions of any Tax exemption or other Tax reduction agreement or order of a foreign or state government, and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption or other Tax reduction agreement or order.

(q)
Except as set forth on Section 3.10(q) of the Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) result in the payment of any amount for which a deduction would be disallowed by reason of Sections 280G (as determined without regard to Section 280G(b)(4)) (or any corresponding provision of state, local or non-U.S. Tax law), 162 (other than 162(a)), or 404 of the Code.

(r)
To the Company’s Knowledge, neither the Company nor any Subsidiary of the Company has been, nor will any of them be, required to include any item of income in, or exclude any item of deduction from, taxable income for any Tax period (or portion thereof) ending after the day of the Effective Time (i) pursuant to Sections 481 or 263A of the Code or any comparable provision under state or foreign Tax Laws as a result of transactions, events, or accounting methods employed prior to the Merger, (ii) as a result of any installment sale or open transaction disposition made on or prior to the Closing Date, or (iii) as a result of any prepaid amount received on or prior to the day of the Effective Time; (iv) as a result of an election under Section 108(i) of the Code; or (v) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or non-U.S. income Tax law).
(s)
The Company and its Subsidiaries have complied in all material respects with all applicable unclaimed property Laws. Without limiting the generality of the foregoing, the Company and each Subsidiary of the Company have established and followed procedures to identify any unclaimed property and, to the extent required by Applicable Law, remit such unclaimed property to the applicable Governmental Authority. The Company’s and each Subsidiary’s records are adequate to permit a Governmental Authority or other outside auditor to confirm the foregoing representations.

(t)
All transactions for taxable years for which the statute of limitations is still open (including but not limited to sales of goods, loans, and provision of services) between (i) the Company or any Subsidiary of the Company and (ii) any other Person that is controlled directly or indirectly by the Company (within the meaning of Section 482 of the Code) were effected on arm’s-length terms and for fair market value consideration.

(u)
The unpaid Taxes of the Company and each Subsidiary (i) did not, as of the Balance Sheet Date exceed the reserve for Tax liability (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheet (rather than in any notes thereto) and (ii) will not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and each Subsidiary of the Company in filing its Tax Returns. Since the Balance Sheet Date, neither the Company nor any Subsidiary of the Company has incurred any liability for Taxes arising from extraordinary gains or losses, as that term is used in GAAP, outside the ordinary course of business consistent with past custom and practice.

(v)
The Company operates at least one significant historic business line, or owns at least a significant portion of its historic business assets, in each case within the meaning of Treasury Regulations  Section 1.368-1(d).

(w)
The Company has provided or made available to Parent all of the Company’s and its Subsidiaries’ books and records with respect to Tax matters pertinent to the Company or its Subsidiaries relating to any Tax periods commencing on or before the Closing Date including but not limited to all Tax opinions relating to and in the audit files of the Company or its Subsidiaries.

(x)
Section 3.10(x) of the Company Disclosure Memorandum sets forth, to the Company’s Knowledge, the following information with respect to the Company and each of its Subsidiaries as of the most recent practicable date and on an estimated pro forma basis as of the Closing Date giving effect to the consummation of the transactions contemplated by this Agreement: (i) the basis of the Company and its Subsidiaries in its assets; (ii) the amount of any net operating loss, net capital loss, unused investment or other credit, unused foreign tax credit, or excess charitable contribution allocation to the Company or its Subsidiaries; and (iii) the amount of any deferred gain or loss allocation to the Company or its Subsidiaries arising out of any intercompany transaction.

(y)
Neither the Company nor any of its Subsidiaries has taken any action, nor are they aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.

(z)
As used in this Agreement, (i) the term “Tax” or “Taxes” means all federal, state, local, and foreign income, excise, gross receipts, ad valorem, profits, gains, property, capital, sales, transfer, use, license, payroll, employment, social security, severance, unemployment, withholding, duties, excise, windfall profits, intangibles, franchise, backup withholding, value added, alternative or add-on minimum, estimated and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon, and (ii) the term “Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, supplied or required to be supplied to a Governmental Authority.
3.11   Labor Relations.
(a)
There is no labor strike, dispute, slowdown, stoppage or lockout actually pending or, to the Company’s Knowledge, threatened against or affecting the Company or its Subsidiaries. Neither the Company nor any Subsidiary of the Company is a party to any collective bargaining agreement or similar labor agreement. The Company and its Subsidiaries are, and have at all relevant times been, in compliance in all material respects with all Applicable Laws respecting employment and employment practices, terms and conditions of employment, equal opportunity, nondiscrimination, immigration, labor, wages, hours of work and occupational safety and health, and is not engaged in any unfair labor practices as defined in the National Labor Relations Act or other Applicable Law. The Company and its Subsidiaries have not received any written notice that any Governmental Authority responsible for the enforcement of labor or employment laws, rules or regulations intends to conduct an investigation with respect to or relating to the Company or its Subsidiaries and, to the Company’s Knowledge, no such investigation is in progress.

(b)
Since the Balance Sheet Date, neither the Company nor any of its Subsidiaries has effectuated a “mass layoff” as defined in the WARN Act affecting any site of employment or facility of the Company or its Subsidiaries.

(c)
Except as set forth on Section 3.11(c) of the Company Disclosure Memorandum, neither the Company or its Subsidiaries is a party to any Contract with respect to the employment of any officer, director, employee or consultant that is not terminable at will and without any penalty or other severance or obligation.

(d)
Section 3.11(d) of the Company Disclosure Memorandum sets forth a complete list of all employees of the Company and its Subsidiaries and their basic employment data (including, without limitation, with respect to each such employee, current salary or wage, total compensation for 2020 and date of hire). No individuals other than those set forth on Section 3.11(d) of the Company Disclosure Memorandum are deemed employees of the Company or its Subsidiaries.

(e)
None of the Company and its Subsidiaries has incurred any workers’ compensation liability outside of its ordinary course of business. The Company and each of its Subsidiaries have paid or accrued all current assessments under workers’ compensation legislation, and neither the Company nor any of its Subsidiaries has been subject to any special or penalty assessment under such legislation that has not been paid.

(f)
Except as set forth on Section 3.11(f) of the Company Disclosure Memorandum, there are no employment agreements, severance agreement or other employment arrangement to which the Company or a Subsidiary of the Company is a party.

(g)
Except as set forth on Section 3.11(g) of the Company Disclosure Memorandum, there are no non-solicitation, non-competition, non-disclosure, non-interference agreements between the Company or a Subsidiary of the Company and any current or former employee of the Company or a Subsidiary of the Company.

(h)
Except as set forth on Section 3.11(h) of the Company Disclosure Memorandum, to the Company’s Knowledge, there are no non-solicitation, non-competition, non-disclosure, non-interference agreements between any of current employees of the Company or its Subsidiaries and any third party.

3.12   Employee Benefit Plans.
(a)
Section 3.12(a) of the Company Disclosure Memorandum sets forth a true and complete list of each plan, policy, agreement or arrangement (including without limitation any “employee benefit plan” as defined in Section 3(3) of ERISA) and any trust or other funding medium relating thereto with respect to which the Company or any of its Affiliates has or may have any liability or whereby the Company and any of its Affiliates provides or is obligated to provide any benefit, to any current or former officer, director, employee or other individual, including, without limitation, any profit sharing, “golden parachute,” deferred compensation, incentive compensation, commissions, stock option or other equity-based compensation, stock purchase, Code Section 125 cafeteria plan or flexible benefit arrangement, rabbi trust, severance, retention, supplemental income, change in control, fringe benefit, perquisite, vacation, paid-time off or sick leave, pension, retirement, health or insurance plans, policies, agreements, or arrangements (each, an “Employee Benefit Plan”). Only employees and former employees of the Company or its Subsidiaries (and their eligible dependents) participate in the Employee Benefit Plans. The Company has not been notified that any Employee Benefit Plan is undergoing an audit or is subject to an investigation by any of the IRS, the United States Department of Labor (the “DOL”) or other Governmental Authority.
(b)
With respect to each Employee Benefit Plan, complete and correct copies of the following documents have been furnished to Parent: (i) the most recent plan documents or written agreements thereof, and all amendments thereto and all related trust or other funding vehicles (including, without limitation, contracts with service providers and insurers) with respect to each such Employee Benefit Plan and, in the case of any Employee Benefit Plan that is not in written form, a description of all material aspects of such plan; (ii) the most recent summary plan description, and all related summaries of material modifications thereto, if applicable; (iii) Forms 5500 (including schedules and attachments), financial statements and actuarial reports for the past three years, if applicable; (iv) Forms 1094 and 1095 for 2015, 2016, 2017, 2018, and 2019; (v) the most recent IRS determination letter or opinion letter and any pending application with respect to each such Employee Benefit Plan which is intended to qualify under Section 401(a) of the Code; (vi) current ERISA bonds; and (vii) all correspondence to and from the IRS, DOL, or any other Governmental Authority within the past three years relating to any Employee Benefit Plan (other than the documentation provided under (iii) and (v) above).

(c)
Except as set forth on Section 3.12(c) of the Company Disclosure Memorandum, with respect to each Employee Benefit Plan: (i) such Employee Benefit Plan has been administered in all material respects in compliance with its terms and with all Applicable Laws, including, but not limited to, ERISA, the Code, the Health Insurance Portability and Accountability Act and the Patient Protection and Affordable Care Act, and any regulations or rules promulgated thereunder; (ii) no Proceedings are pending, or to the Company’s Knowledge, threatened; (iii) all premiums, contributions, or other payments required to have been made by Applicable Law or under the terms of any such Employee Benefit Plan or any Contract relating thereto as of the Closing Date have been made; (iv) all material reports, returns and similar documents required to be filed with any Governmental Authority or distributed to any plan participant have been duly filed or distributed; (v) no penalty has been assessed, or is reasonably expected to be assessed, with respect to any Employee Benefit Plan by any Governmental Authority; and (vi) no non-exempt “prohibited transaction” or “reportable event” has occurred within the meaning of the applicable provisions of ERISA or the Code.

(d)
With respect to each Employee Benefit Plan intended to qualify under Section 401(a) of the Code, the IRS has issued a favorable determination letter or opinion letter or advisory letter upon which the Company is entitled to rely under IRS pronouncements, and no such determination letter, opinion letter or advisory letter has been revoked nor, to the Company’s Knowledge, has revocation been threatened.

(e)
All contributions (including, without limitation, all employer contributions and employee salary reduction contributions), premiums and benefit payments required by and due from the Company and any Affiliate under or in connection with the terms of each Employee Benefit Plan have been made within the time periods prescribed by the Employee Benefit Plan, ERISA and the Code.

(f)
Each Employee Benefit Plan may be amended, terminated or otherwise modified by the Company in its sole discretion, including the elimination of any and all future benefit accruals thereunder, without any adverse consequences to the Company, other than providing COBRA benefits to qualified beneficiaries of any Employee Benefit Plan that is a group health plan. No communications or provision of any Employee Benefit Plan has failed to effectively reserve the right of the Company to so amend, terminate or otherwise modify such Employee Benefit Plan. Except as set forth on Section 3.12(f) of the Company Disclosure Memorandum, neither the Company nor any of its Affiliates has announced its intention to modify or terminate any Employee Benefit Plan or adopt any arrangement or program which, once established, would come within the definition of an Employee Benefit Plan. Except as set forth on Section 3.12(f) of the Company Disclosure Memorandum, each asset held under each Employee Benefit Plan may be liquidated or terminated without the imposition of any redemption fee, surrender charge, comparable liability, or consent of a Person, other than the Company or the trustee of such plan.
(g)
Each Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in accordance with Section 409A of the Code and applicable guidance thereunder. No stock option granted under any Employee Benefit Plan (i) has an exercise price that has been or may be less than the fair market value of the underlying stock as of the date such stock option was granted, or (ii) has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option. No payment to be made under any Employee Benefit Plan is or will be subject to the penalties or Section 409A(a)(1) of the Code. Neither the Company nor any Affiliate has any obligations to any employee or other service provider to make any reimbursement or other payment with respect to any Tax imposed under Section 409A of the Code.

(h)
No Employee Benefit Plan is subject to the laws of any jurisdiction outside the United States.

(i)
Except as set forth on Section 3.12(i) of the Company Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement will, either alone or in combination with any other event: (i) result in any payment (including, without limitation, any separation, severance, termination, retention, or similar payments or benefits) becoming due, or increase the amount of compensation due, to any current or former employee, officer, director or other individual of the Company or any Subsidiary of the Company; (ii) increase any benefits payable under any Employee Benefit Plan; or (iii) result in any acceleration of the time of payment or vesting of any such compensation or benefits. Further, neither the Company nor any Subsidiary of the Company has announced any type of plan or binding commitment to create any additional Employee Benefit Plan, to enter into any agreement with any current or former employee, officer, director, or other individual or to amend or modify any existing Employee Benefit Plan or agreement with any current or former employee, officer, director, or other individual.

(j)
Except as set forth on Section 3.12(j) of the Company Disclosure Memorandum, neither the Company, any Subsidiary of the Company nor any Employee Benefit Plan provides (or will provide) health or other welfare benefits to one or more former employees, officers, directors, or other individuals (including dependents of any of the foregoing) other than benefits that are required to be provided pursuant to the applicable requirements of COBRA. The Company and its Subsidiaries have at all times complied with COBRA, and have maintained adequate records to evidence such compliance.

(k)
No Employee Benefit Plan is, and neither the Company nor any Affiliate thereof maintains or contributes to, or has at any time maintained or contributed to, or has any liability, whether actual or contingent under, a plan subject to Section 302 or Title IV of ERISA or to Section 412 of the Code. No Employee Benefit Plan is or was at any time a multiemployer plan, as defined in Section 3(37) of ERISA, and neither the Company nor any Affiliate has ever contributed to, or had an obligation to contribute to, or incurred any liability with respect to, any multiemployer plan. None of the Employee Benefit Plans are part of, or have at any time been part of, a multiple employer welfare arrangement, as that term is defined in ERISA Section 3(40). No Employee Benefit Plan is or was at any time a multiple employer plan, as described in Code Section 413(c) or ERISA Sections 4063 or 4064, and neither the Company nor any Affiliate thereof has ever contributed to or had an obligation to contribute to any such plan.

(l)
Section 3.12(l) of the Company Disclosure Memorandum sets forth a complete list of all severance and termination benefits with respect to which the Company or any Subsidiary of the Company has or will have any liability, under any Employee Benefit Plan or other employment agreement, severance agreement, program, practice, or arrangement.

(m)
The consummation of the transactions contemplated by this Agreement will not require the funding (whether on a formal or informal basis) of the benefits under any Employee Benefit Plan.

(n)
No participants in any Employee Benefit Plan participate in such plan pursuant to the terms of a collective bargaining agreement.

(o)
Except as set forth on Section 3.12(o) of the Company Disclosure Memorandum, the 401(k) Plan is not funded with and does not allow for payments, investments, or distributions in any employer security of the Company or any Affiliate thereof (including employer securities as defined in Section 407(d)(1) of ERISA), or employer real property as defined in Section 407(d)(2) of ERISA.

(p)
Except as set forth on Section 3.12(p) of the Company Disclosure Memorandum, no non-exempt reportable event within the meaning of Section 4043 of ERISA, and no event described in Sections 4062 or 4063 of ERISA, has occurred in connection with any Employee Benefit Plan, and neither the Company nor any Affiliate thereof has engaged in, or is a successor or parent corporation to an entity that has engaged in, a transaction described in Sections 4069 or 4212(c) of ERISA.

(q)
No Employee Benefit Plan which is an employee welfare benefit plan under Section 3(1) of ERISA is funded by a trust or is subject to Code Sections 419 or 419A.

(r)
Neither the Company nor any of its Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Sections 409A or 4999 of the Code (or any corresponding provisions of state or local Law relating to Tax).

(s)
Each Employee Benefit Plan that covers current or former employees (including leased employees) of the Company or any of its Subsidiaries satisfies the requirements of the Patient Protection and Affordable Care Act (including any successor law) and the regulations and guidance issued thereunder, such that there is no reasonable expectation that any Tax or penalty could be imposed pursuant to such law that relates to such group health plan. No condition exists that could cause the Company or any of its Subsidiaries or Affiliates to have any liability for any assessable payment under Section 4980H of the Code. No event has occurred or condition exists that could subject the Company or any of its Subsidiaries or Affiliates to any liability on account of a violation of the health care requirements of Part 6 or 7 of Title I of ERISA or Section 4980B or Section 4980D of the Code. The Companyand each of its Subsidiaries have maintained records that are sufficient to satisfy the reporting requirements under Sections 6055 and 6056 of the Code, to the extent required, for all periods of time up to and through the Closing Date. Neither the Company nor any of its Subsidiaries or ERISA Affiliates has modified the employment or service terms of any employee or service provider for the purpose of excluding such employee or service provider from full-time status for purposes of the Patient Protection and Affordable Care Act.

(t)
Each individual who is classified by the Company or any Subsidiary as an independent contractor has been properly classified for purposes of participation in, and benefit accrual under, each Employee Benefit Plan.

3.13   Material Contracts.   Section 3.13 of the Company Disclosure Memorandum sets forth a list of each of the following Contracts of the Company (each, a “Material Contract”):
(a)
any lease of real property;

(b)
any Contract for the purchase, sale, license or lease of tangible or intangible property or services (including materials, supplies, goods, services, equipment or other assets) (other than those specified elsewhere in this definition) that provides for aggregate payments or obligations of $150,000 or more;

(c)
any employment agreement, severance agreement, retention agreement, change of control agreement, consulting agreement or similar Contract that is with any director or executive officer of the Company or its Subsidiaries;

(d)
any partnership, joint venture or other similar Contract;

(e)
any Contract relating to the acquisition or disposition of any business or operations or, other than in the ordinary course of business, any assets or liabilities (whether by merger, sale of stock, sale of assets, outsourcing or otherwise);

(f)
any indenture, mortgage, promissory note, loan agreement, guarantee, sale and leaseback agreement, capitalized lease or other agreement or commitment by the Company or its Subsidiaries for the borrowing of money or the deferred purchase price of property or its Subsidiaries (in either case, whether incurred, assumed, guaranteed or secured by any asset);

(g)
any Contract that creates future payments or obligations in excess of $150,000 in the aggregate and which by its terms does not terminate or is not terminable without penalty or payment upon notice of 60 days or less;

(h)
any naming rights, license, franchise or similar Contract;

(i)
any exclusive dealing or third-party referral agreement imposed on the Company or its Subsidiaries or any Contract that contains express noncompetition or nonsolicitation covenants that limit or purport to limit the freedom of the Company or its Subsidiaries to compete in any line of business or with any Person or in any area, or to solicit the business of any Person or category of Persons;

(j)
any Contract that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or property of the Company or its Subsidiaries;

(k)
any memorandum of understanding, consent agreement, stipulation, any commitment letter or other similar Contract with any Governmental Authority; and

(l)
any Contract constituting a Company Regulatory Agreement.

Except as set forth on Section 3.13 of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries is a party to any Contract that contains (i) any noncompetition or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any respect the ability of the Company to solicit customers in the manner in which or the localities in which, all or any portion of its business is conducted or (ii) any agreement that grants any right of first refusal or right of first offer or similar rights or that limits or purports to limit the ability of the Company to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business. All Material Contracts are valid and binding agreements of the Company or its Subsidiaries, as applicable, and are in full force and effect and are enforceable in accordance with their terms except as such enforceability may be limited by the appointment of a conservator or receiver, bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. Neither the Company nor any of its Subsidiaries is in violation or breach of or default under any Material Contract. To the Company’s Knowledge, no third party is in violation or breach of or default under any Material Contract, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a breach or default.
3.14   Title to Assets; Real Property.
(a)
Except as set forth on Section 3.14(a) of the Company Disclosure Memorandum, as of the date of this Agreement, the Company or one of its Subsidiaries has, and as of the Closing, the Company or one of its Subsidiaries will have good and marketable title or a valid leasehold interest in, easement or right to use all of its assets and properties, including those reflected on the Balance Sheet as being owned or leased, as applicable (except for assets sold or otherwise disposed of or leases that have expired since the Balance Sheet Date in the ordinary course of business), and none of such properties or assets is subject to any Liens other than Permitted Liens. All such properties and assets are in good operating condition and repair, ordinary wear and tear expected, and, in all material respects, are fit for the uses to which they are being put.
(b)
Section 3.14(b) of the Company Disclosure Memorandum sets forth a true, correct and complete list of all real property owned by the Company or one of its Subsidiaries other than “real estate owned” (“OREO”) acquired as a result of debts previously contracted or exercising remedies under loans held by the Company or one of its Subsidiaries and which are not used for the operations of the Company (together with any buildings, structures, fixtures or other improvements thereon, the “Owned Real Property”). The Company or one of its Subsidiaries has, and as of the Closing will have, good, marketable and insurable fee simple title interest in and to all Owned Real Property.

(c)
Section 3.14(c) of the Company Disclosure Memorandum sets forth a true, correct and complete list of all leases pursuant to which the Company or one of its Subsidiaries is a lessee or lessor (the “Leases”) of any real property (together with any buildings, structures, fixtures or other improvements thereon, the “Leased Property” and, together with the Owned Real Property, the “Real Property”). All such Leases are valid, legally binding, in full force and effect, and enforceable in accordance with their terms, subject to the appointment of a conservator or receiver, bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. Other than as set forth on Section 3.14(c) of the Company Disclosure Memorandum, there is not under any of the Leases: (i) any default by the Company or its Subsidiaries or any circumstance which with notice or lapse of time, or both, would constitute a default; or (ii) to the Company’s Knowledge, any default or claim of default against any lessor to or lessee of the Company or its Subsidiaries, or any event of default or event which with notice or lapse of time, or both, would constitute a default by any such lessor or lessee. The consummation of the transactions contemplated hereby will not result in a breach or default under any of the Leases, and, except as set forth on Section 3.14(c) of the Company Disclosure Memorandum and specifically identified as such, no consent of or notice to any third party is required as a consequence thereof. The Company has made available to Parent true, correct and complete copies of the Leases, and no Lease has been modified in any respect since the date it was made available. Except as set forth on Section 3.14(c) of the Company Disclosure Memorandum, none of the property subject to a Lease is subject to any sublease, license or other agreement granting to any Person any right to the use, occupancy or enjoyment of such property or any portion thereof. Neither the Company nor any of its Subsidiaries has received written notice that the landlord with respect to any real property lease would refuse to renew such lease upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals. There are no pending or, to the Company’s Knowledge, threatened condemnation proceedings against the Real Property.

3.15   Environmental Matters.
(a)
Except as set forth on Section 3.15(a) of the Company Disclosure Memorandum, (i) no notice, notification, demand, request for information, citation, summons or order has been received by the Company or any of its Subsidiaries, no complaint has been filed against the Company or any of its Subsidiaries, no penalty has been assessed against the Company or any of its Subsidiaries, and no government investigation, private investigation, action, claim or suit, including by any third party, is pending or, to the Company’s Knowledge, is threatened against the Company or any of its Subsidiaries by any Governmental Authority or other Person, in each case relating to or arising out of any Environmental Law; (ii) to the Company’s Knowledge, there is no reasonable basis for any notice, notification, demand, request for information, citation, summons, order, complaint, penalty, investigation, action, claim or suit referred to in subclause (i) above, (iii) the Company, each of its Subsidiaries, the Real Property and, to the Company’s Knowledge, all OREO are, and have been, in compliance in all material respects with all Environmental Laws and all Permits relating to Environmental Law matters; (iv) neither the Company nor any of its Subsidiaries is conducting or paying for any response or corrective action under any Environmental Law at any location; and (v) neither the Company nor any of its Subsidiaries is party to any agreement, Order, letter agreement, settlement agreement or memorandum of agreement that imposes any obligations under any Environmental Law. Each of the Company and its Subsidiaries has developed, incorporated into its policies and is undertaking commercially reasonable risk management procedures in connection with its origination and servicing of loans, including in the exercise of any rights in the event of a borrower default, so as to minimize any potential liability to the Company or any of its Subsidiaries under any Environmental Laws.
(b)
As to the Owned Real Property and, to the Company’s Knowledge as to the OREO, there has been no release of any Hazardous Substance by the Company or any of its Subsidiaries in any manner that has given or would reasonably be expected to give rise to any remedial obligation, corrective action requirement or liability, including liability to third parties, under applicable Environmental Laws.

(c)
As to the Owned Real Property and, to the Company’s Knowledge as to the OREO, no Hazardous Substance has been disposed of, arranged to be disposed of, released or transported in violation of any applicable Environmental Law, or in a manner that has given rise to, or that would reasonably be expected to give rise to, any liability under any Environmental Law, from any current or former properties or facilities while owned or operated by the Company or any of its Subsidiaries or as a result of any operations or activities of the Company or any of its Subsidiaries at any location, and no other condition has existed or event has occurred with respect to the Company or any of its Subsidiaries or any such properties or facilities that, with notice or the passage of time, or both, would be reasonably likely to result in liability under Environmental Laws, and Hazardous Substances are not otherwise present at or about any such properties or facilities in amount or condition that has resulted in or could reasonably be expected to result in liability to the Company or any of its Subsidiaries under any Environmental Law.

(d)
The Company has delivered to Parent true and correct copies and results of any reports, studies, analyses, tests, communications or other monitoring documents in the possession, custody or control of the Company pertaining to Hazardous Substances at the Real Property, and to the Company’s Knowledge, all OREO, concerning compliance by the Company or any of its Subsidiaries with Environmental Laws.

(e)
The Company has implemented one or more formal codes addressing each of ethics, personal trading policies, conflicts of interest policies, customer privacy policies, anti-money laundering policies, fair lending policies, vendor risk management policies, policies related to compliance with the Foreign Corrupt Practices Act of 1977 and other material policies as may be required by any Applicable Law for itself and its Subsidiaries, and a complete and correct copy of each such policy has been made available to Parent. Such policies comply in all material respects with the requirements of any Laws applicable thereto.

(f)
As used in this Agreement, “Hazardous Substance” means (i) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or man-made, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws, and (ii) any petroleum or petroleum-derived products, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, radon and polychlorinated biphenyls in concentrations or forms regulated by Environmental Law.

3.16   Intellectual Property.   Section 3.16 of the Company Disclosure Memorandum sets forth, as of the date of this Agreement, a list of all Intellectual Property rights that are material to the conduct of the business of the Company, as presently conducted. The Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any material Liens), all Intellectual Property necessary for the conduct of its business as currently conducted. (a) (i) To the Company’s Knowledge, the use of any Intellectual Property by the Company and its Subsidiaries does not infringe, misappropriate or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Company Subsidiary acquired the right to use any Intellectual Property, and (ii) no Person has asserted in writing to the Company that the Company or any of its Subsidiaries has infringed, misappropriated or otherwise violated the Intellectual Property rights of such Person, (b) to the Company’s

Knowledge, no Person is challenging, infringing on or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by and/or licensed to the Company or its Subsidiaries, and (c) neither the Company nor any Company Subsidiary has received any written notice of any pending claim with respect to any Intellectual Property owned by the Company or any Company Subsidiary, and the Company and its Subsidiaries have taken commercially reasonable actions to avoid the abandonment, cancellation or unenforceability of all Intellectual Property owned or licensed, respectively, by the Company and its Subsidiaries. For purposes of this Agreement, “Intellectual Property” means trademarks, service marks, brand names, internet domain names, logos, symbols, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), all improvements thereto, and any renewals, extensions or reissues thereof, in any jurisdiction; nonpublic information, trade secrets and know-how, including processes, technologies, protocols, formulae, prototypes and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person; writings and other works, whether copyrightable or not and whether in published or unpublished works, in any jurisdiction; and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.
3.17   Related Party Transactions.   Except as set forth on Section 3.17 of the Company Disclosure Memorandum and normal reimbursements for business expenses made in the ordinary course of business, neither the Company nor any of its Subsidiaries is a party to any Contract with any director or executive officer of the Company or in which, to the Company’s Knowledge, any such person has a material interest.
3.18   Loans.
(a)
Each loan, revolving credit facility, letter of credit or other extension of credit (including guarantees) or commitment to extend credit originated or acquired by the Company and its Subsidiaries (collectively, “Loans”) (i) complies in all material respects with all Applicable Laws, (ii) has been made, entered into or acquired by the Company or one of its Subsidiaries in accordance with customary loan policies approved by the Company’s Board of Directors, (iii) is evidenced by promissory notes or other evidences of indebtedness, which are true, genuine and what they purport to be, and which, together with all security agreements and guarantees, constitute a valid and legally binding obligation of the obligor named therein, and as applicable, the Company or one of its Subsidiaries and are enforceable in accordance with their terms, (iv) is in full force and effect, and (v) to the Company’s Knowledge, is not subject to any offset, recoupment, adjustment or any other valid or cognizable claim or defense by the applicable borrower; provided, that the enforcement of each of (iii) and (v) above may be limited by the appointment of a conservator or receiver, bankruptcy, reorganization, insolvency, fraudulent transfer, moratorium, restructuring or similar Laws affecting creditors’ rights and remedies generally and general equitable principles regardless of whether such enforceability is considered in a proceeding at law or in equity. None of the rights or remedies under the documentation relating to the Loans has been amended, modified, waived, subordinated or otherwise altered by the Company or its Subsidiaries, except as evidenced by a written instrument which is a part of the file with respect to such Loans made available to Parent and was entered into by the Company or a Subsidiary in good faith and in its ordinary course of business. For purposes of this Section 3.18(a), the phrase “enforceable in accordance with its terms” as it relates to a Loan does not mean that the borrower has the financial ability to repay a Loan or that any collateral is sufficient to result in payment of the Loan secured thereby.

(b)
The Company and its Subsidiaries have previously disclosed a complete and correct list of all Loans that, as of the Balance Sheet Date (i) are contractually past due 90 days or more in the payment of principal and/or interest, (ii) are on nonaccrual status or (iii) are classified as “Watch List,” “Special Mention,” “Substandard,” “Doubtful” or “Loss,” (or words of similar import) together with the principal amount on each such Loan and the identity of the obligor thereunder. Section 3.18(b) of the Company Disclosure Memorandum sets forth a complete list of other real estate owned, acquired by foreclosure or by deed in-lieu thereof and owned by the Company or its Subsidiaries as of the Balance Sheet Date, including the book value thereof. True, correct and complete copies of the currently effective lending policies and practices of the Company and each of its Subsidiaries have been made available to Parent.
(c)
Each outstanding Loan (including Loans held for resale or previously sold to investors) has been solicited and originated and is administered and, where applicable, serviced, and the relevant files are being maintained, in accordance with the relevant loan documents in all material respects, the Company’s underwriting and servicing standards (and, in the case of Loans held for resale or previously sold to investors, the underwriting standards, if any, of the applicable investors) and with all Applicable Laws and applicable requirements of any government-sponsored enterprise program. The Company and its Subsidiaries have properly fulfilled in all material respects their contractual responsibilities and duties with respect to any Loan in which they act as the lead lender or servicer and have complied in all material respects with their duties as required under applicable regulatory requirements.

(d)
Except as set forth on Section 3.18(d) of the Company Disclosure Memorandum, none of the agreements pursuant to which the Company or any of its Subsidiaries has sold Loans or pools of Loans or participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein, other than repurchase obligations arising upon breach of representations and warranties, covenants and other obligations of the Company or its Subsidiaries, as applicable.

(e)
The Company has made available to Parent true and correct copies of the loan files related to the Loans. Such files contain, in all material respects, all of the documents and instruments relating to such Loans.

(f)
All payments made on the Loans have been properly credited to the respective Loan.

(g)
As to each Loan that is secured, whether in whole or in part, by a guaranty of the United States Small Business Administration or any other Governmental Authority, such guaranty is in full force and effect, and will remain in full force and effect following the Closing Date, in each case, without any further action by the Company or its Subsidiaries’ subject to the Company fulfilling its obligations under the Small Business Administration Agreement that arise after the date hereof.

(h)
Section 3.18(h) of the Company Disclosure Memorandum sets forth a list of all Loans by the Company and its Subsidiaries to any directors, executive officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of the Company or any of its Subsidiaries. There are no Loans to any employee, officer, director or other Affiliate of the Company on which the borrower is paying a rate other than that reflected in the note or the relevant credit agreement. All such Loans are and were made in compliance in all material respects with all Applicable Laws. Each Loan disclosed on Section 3.18(h) of the Company Disclosure Memorandum has been made in the ordinary course of business, and on the same terms, including interest rate and collateral, as those prevailing at the time for comparable arms’-length transactions, did not involve more than the normal risk of collectability or present other unfavorable features.

3.19   Mortgage Banking Business.   Except as set forth on Section 3.19 of the Company Disclosure Memorandum:
(a)
The Company and its Subsidiaries have complied with in all material respects, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated, purchased or serviced by the Company and its Subsidiaries satisfied in all material respects, (i) all applicable federal, state and local laws, rules and regulations with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, or filing of claims in connection with mortgage loans, including all laws relating to real estate settlement procedures, consumer credit protection, truth in lending laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, (ii) the responsibilities and obligations relating to mortgage loans set forth in any agreement between the Company and its Subsidiaries and any Agency, Loan Investor or Insurer, (iii) the applicable rules, regulations, guidelines, handbooks and other requirements of any Agency, Loan Investor or

Insurer, and (iv) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each mortgage loan; and
(b)
No Agency, Loan Investor or Insurer has (i) claimed in writing that the Company or its Subsidiaries has violated or has not complied with the applicable underwriting standards with respect to mortgage loans sold by the Company or its Subsidiaries to a Loan Investor or Agency, or with respect to any sale of mortgage servicing rights to a Loan Investor, (ii) imposed in writing restrictions on the activities (including commitment authority) of the Company or its Subsidiaries or (iii) indicated in writing to the Company or its Subsidiaries that it has terminated or intends to terminate its relationship with the Company or its Subsidiaries for poor performance, poor loan quality or concern with respect to the Company’s or its Subsidiaries’ compliance with laws.

(c)
As used in this Agreement, (i) “Agency” means the Federal Housing Administration, the Federal Home Loan Mortgage Corporation, the Farmers Home Administration (now known as Rural Housing and Community Development Services), the Federal National Mortgage Association, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture or any other federal or state agency with authority to (x) determine any investment, origination, lending or servicing requirements with regard to mortgage loans originated, purchased or serviced by the Company or any of its Subsidiaries or (y) originate, purchase, or service mortgage loans, or otherwise promote mortgage lending, including state and local housing finance authorities, (ii) “Loan Investor” means any Person (including an Agency) having a beneficial interest in any mortgage loan originated, purchased or serviced by the Company or any of its Subsidiaries or a security backed by or representing an interest in any such mortgage loan, and (iii) “Insurer” means a Person who insures or guarantees for the benefit of the mortgagee all or any portion of the risk of loss upon borrower default on any of the mortgage loans originated, purchased or serviced by the Company or any of its Subsidiaries, including the Federal Housing Administration, the United States Department of Veterans’ Affairs, the Rural Housing Service of the U.S. Department of Agriculture and any private mortgage insurer, and providers of hazard, title or other insurance with respect to such mortgage loans or the related collateral.

3.20   Allowance for Loan Losses.   The allowances for loan and lease losses and for credit losses contained in the Financial Statements and the allowance for loan and lease losses and for credit losses shown on any financial statements delivered in accordance with Section 6.12, as the case may be, were and will be established in accordance with the practices and experiences of the Company and its Subsidiaries and were and will be in all material respects in accordance with the requirements of GAAP.
3.21   Interest Rate Risk Management Instruments.   Except as set forth on Section 3.21 of the Company Disclosure Memorandum, neither the Company nor any of its Subsidiaries is a party to any interest rate swaps, caps, floors, derivative, hedge, foreign exchange or currency purchase or sale agreements, option agreements, futures and forward contracts or other similar derivative transactions and risk management arrangements or agreements. All instruments, agreements and arrangements set forth on Section 3.21 of the Company Disclosure Memorandum were entered into in the ordinary course of business consistent with past practice and in accordance in all material respects with applicable rules, regulations and policies of any Regulatory Agency and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of the Company or one of its Subsidiaries enforceable in accordance with their terms (subject to the Enforceability Exceptions), and are in full force and effect. The Company and each of its Subsidiaries have duly performed in all material respects all of their material obligations thereunder to the extent that such obligations to perform have accrued, and, to the Company’s Knowledge, there are no material breaches, violations or defaults or allegations or assertions of such by any party thereunder.
3.22   Deposits.   The deposit accounts of Company Bank are insured by the FDIC to the fullest extent permitted by Applicable Law, and all premiums and assessments required to be paid in connection therewith have been duly, timely and fully paid. All interest has been properly accrued on the deposit accounts of Company Bank, and Company Bank’s records accurately reflect such accrual of interest. Except as disclosed on Section 3.22 of the Company Disclosure Memorandum, the deposit accounts of Company Bank have been originated and administered in all material respects in accordance with the terms of the respective governing documents and in compliance in all material respects with all Applicable Laws. Neither the Company nor Company Bank has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of Company Bank. There is no action by the FDIC to terminate Company Bank’s deposit insurance and Company Bank has not received any written claim or notice threatening action alleging any of the foregoing. Except as set forth on Section 3.22 of the Company Disclosure Memorandum, none of the deposits of Company Bank are “brokered deposits” as such term is defined in 12 C.F.R. 337.6(a)(2).
3.23   Investment Portfolio.   All investment securities held by the Company or its Subsidiaries, as reflected in the Financial Statements, are carried in accordance with GAAP and in a manner consistent with the applicable guidelines issued by applicable bank regulatory agencies. The Company and its Subsidiaries has good, valid and marketable title to all securities held by it, except securities sold under repurchase agreements or held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in the Financial Statements and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of the Company or its Subsidiaries.
3.24   Bank Secrecy Act, Anti-Money Laundering and OFAC, and Customer Information.   The Company is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries to be deemed (a) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (b) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by the Company or Company Bank pursuant to 12 C.F.R. Part 364. The Company is not aware of any facts or circumstances that would cause it to believe that any non-public customer information or information technology networks controlled by and material to the operation of the business of the Company and its Subsidiaries has been disclosed to or accessed by an unauthorized third party in a manner that would cause it or any of its Subsidiaries to undertake any material remedial action. The Board of Directors of the Company (or, where appropriate, the Board of Directors of any of the Company’s Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.
3.25   CRA Compliance.   Company Bank is “well capitalized” (as that term is defined at 12 C.F.R. 325.103) and its most recent examination rating under the Federal Community Reinvestment Act, as amended (“CRA”), was “satisfactory” or better. To the Company’s Knowledge, there is no fact or circumstance or set of facts or circumstances which would be reasonably likely to cause Company Bank to receive any notice of non-compliance with such provisions of the CRA or cause Company Bank’s CRA rating to decrease below the “satisfactory” level.
3.26   Insurance.   Each of the Company and its Subsidiaries are insured against such risks and in such amounts as are adequate and as the management of the Company reasonably has determined to be prudent and customary with respect to their businesses, properties and assets by insurers who are, to the Company’s Knowledge, of recognized financial responsibility. The Company maintains directors’ and officers’ liability insurance and fiduciary liability insurance. Section 3.26 of the Company Disclosure Memorandum sets forth (a) a list of all insurance policies maintained with respect to the business and assets of the Company and its Subsidiaries, (b) all coverage limits, premiums and costs with respect to such insurance policies, and (c) all claims made under such insurance policies since December 31, 2016, the underlying incidents and dates of such claims, the insurance proceeds recovered with respect to such claims, the retention and deductibles with respect to such claims. Neither the Company nor any of its Subsidiaries has been refused any insurance coverage sought or applied for and does not have any reason to believe that it will not be able to renew existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would be materially higher than existing insurance coverage. All insurance policies with respect to the business and assets of the Company and its Subsidiaries are in full force and effect, there has been no lapse in coverage during the term of such policies, all premiums due and payable thereon have been paid, the Company and its Affiliates have not received notice to the effect that any of them are in default under any such insurance policy, and all claims have been filed in a timely fashion. There is no claim pending under any such policies with a respect to the Company or any of its Subsidiaries as to which coverage has been denied or disputed by the underwriters of such policies.
3.27   Fiduciary Activities.
(a)
The Company and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable law. None of the Company, any of its Subsidiaries, or any director, officer, or employee of any of them has committed any material breach of trust or fiduciary duty with respect to any such fiduciary account, and all the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account, in each case in all material respects. All books and records primarily related to the trust or wealth management businesses of the Company and its Subsidiaries include documented risk profiles signed by each customer. Since January 1, 2016, none of the Company or any of its Subsidiaries has been, and none are currently, engaged in any dispute with, or subject to any claims by, any trust or wealth management customer for breach of fiduciary duty or otherwise in connection with any such account.

(b)
Each trust or wealth management customer of the Company or any of its Subsidiaries has been in all material respects originated and serviced (a) in conformity with the applicable policies of the Company and its Subsidiaries, (b) in accordance with the terms of any applicable contract governing the relationship with such customer, (c) in accordance received from such customer and its authorized representatives and authorized signers, (d) consistent with such customer’s risk profile, and (e) in compliance with all applicable laws and the Company’s and its Subsidiaries’ constituent documents, including any policies and procedures adopted thereunder. Each contract governing a relationship with a trust or wealth management customer of the Company or any of its Subsidiaries has been duly and validly executed and delivered by the Company and/or each such Subsidiary and, to the Company’s Knowledge, the other party(ies) thereto, each such contract constitutes a valid and binding obligation of the parties thereto (except as such enforceability may be limited by the Enforceability Exceptions), and the Company, its Subsidiaries, and the other party(ies) thereto have duly performed in all material respects their respective obligations thereunder, and the Company and its Subsidiaries and, to the Company’s Knowledge, such other contracting parties are in compliance with each of the terms thereof.

(c)
No contract governing a relationship with a trust or wealth management customer of the Company or any of its Subsidiaries provides for any material reduction of fees charged (or in compensation payable to the Company or any of its Subsidiaries thereunder) by reason of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

3.28   Investment Advisory, Insurance and Broker-Dealer Matters.
(a)
Section 3.29(a) of the Company Disclosure Memorandum lists each Subsidiary of the Company (each, a “Company Advisory Entity”) that provides investment management, investment advisory or sub-advisory services to any Person (including management and advice provided to separate accounts and participation in wrap fee programs) and that is registered with the SEC as an investment adviser under the Investment Advisers Act of 1940 (the “Investment Advisers Act”). Each Company Advisory Entity is registered as an investment adviser under the Investment Advisers Act and has operated since January 1, 2016, and is currently operating, in compliance in all material respects with all laws applicable to it or its business and has all registrations, permits, licenses, exemptions, orders and approvals required for the operation of its business or ownership of its properties and assets as presently conducted. There is no action, suit, proceeding or investigation pending or, to the Company’s Knowledge, threatened, that would reasonably be expected to lead to the revocation, amendment, failure to renew, limitation, suspension or restriction of any such registrations, permits, licenses, exemptions, orders and approvals.
(b)
No Subsidiary of the Company conducts insurance operations that require it to be registered with any state insurance regulatory authorities.

(c)
No Subsidiary of the Company is a broker-dealer or is required to register as a “broker” or “dealer” in accordance with the provisions of the Exchange Act or, directly or indirectly through one or more intermediaries, controls or has any other association with (within the meaning of Article I of the Bylaws of FINRA) any member firm of FINRA.

3.29   Brokers; Fairness Opinion.   With the exception of the engagement of Piper Sandler & Co. (the “Company Financial Advisor”), no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the Bank Merger Agreement based upon arrangements made by or on behalf of the Company or Company Bank. The Company has disclosed to Parent as of the date of this Agreement the aggregate fees provided for in connection with the engagement of the Company Financial Advisor related to the Merger and the other transactions contemplated under this Agreement, including the Bank Merger. The Board of Directors of the Company has received the opinion of the Company Financial Advisor to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of Company Common Stock.
3.30   State Takeover Laws.   The Company and its Subsidiaries have taken all action required to be taken by them in order to exempt this Agreement and the transactions contemplated hereby from the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “shareholder protection,” “anti-greenmail,” “business combination” or other antitakeover Laws of the State of Florida to the extent such antitakeover Laws are applicable to the transactions contemplated by this Agreement. The Company and its Subsidiaries have taken all action required to be taken by it or its Subsidiaries in order to make this Agreement and the transactions contemplated hereby comply with, and the transactions contemplated hereby do comply with, the requirements of any provisions of their respective Charter Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement,” or other related provisions.
3.31   Accuracy of Information.   None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in (a) the prospectus in connection with the issuance of shares of Parent Common Stock pursuant to this Agreement, and the proxy statement of the Company relating to the Company Shareholders’ Meeting, including any amendments or supplements thereto (the “Proxy Statement/Prospectus”), on the date it (or any amendment or supplement thereto) is first mailed to the Company Shareholders or at the time of the Company Shareholders’ Meeting, (b) the registration statement on Form S-4 to register the Parent Common Stock to be issued pursuant to this Agreement (including any amendments or supplements thereto, the “Registration Statement”), when filed with the SEC and when it or any amendment thereto becomes effective under the Securities Act, or (c) the documents and financial statements of the Company incorporated by reference in the Proxy Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent for inclusion in the Proxy Statement/Prospectus or the Registration Statement.
ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF PARENT
Except as disclosed in the disclosure memorandum delivered by Parent to the Company concurrently herewith (the “Parent Disclosure Memorandum”), Parent hereby represents and warrants to the Company as follows:

4.1   Organization, Standing, and Power.   Parent is a corporation duly organized, validly existing, and in good standing under the laws of the State of Georgia and is a bank holding company duly registered under the BHC Act. Parent Bank is a Georgia state-chartered bank duly organized, validly existing and in good standing under the laws of the State of Georgia. Each of Parent and Parent Bank has the corporate power and authority to carry on its business as presently conducted and to own, lease, and operate its properties. Each of Parent and Parent Bank is duly qualified or licensed to transact business as a foreign corporation in good standing in the states of the United States and foreign jurisdictions where the character of the properties it owns or the nature or conduct of its business requires it to be so qualified or licensed, except for such jurisdictions where the failure to be so qualified or licensed is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent. Parent Bank is an “insured depository institution” as defined in the Federal Deposit Insurance Act, and the deposits of Parent Bank are insured by the FDIC to the fullest extent permitted by Law. No action for the revocation or termination of such deposit insurance is pending or, to Parent’s Knowledge, threatened.
4.2   Authority of Parent; No Conflicts.
(a)
Parent has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger and the Bank Merger have been duly and validly approved by the Board of Directors of Parent, and the Board of Directors of Parent has adopted this Agreement. Except for the adoption and approval of the Bank Merger Agreement by Parent as Parent Bank’s sole shareholder, no other corporate proceedings on the part of Parent are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and (assuming due authorization, execution and delivery by the Company) constitutes a valid and binding obligation of Parent, enforceable against Parent in accordance with its terms (except in all cases as such enforceability may be limited by the Enforceability Exceptions).

(b)
Neither the execution and delivery of this Agreement by Parent, nor the consummation by Parent of the transactions contemplated hereby, nor compliance by Parent with any of the provisions hereof, will (i) conflict with or result in a breach of any provision of Parent’s Articles of Incorporation or Bylaws, or (ii) violate, conflict with, constitute or result in a default under, require any consent pursuant to, or result in the creation of any Lien on any asset or property of Parent or any of its Subsidiaries under, any Contract or Permit of Parent or any of its Subsidiaries, or (iii) subject to receipt of the Regulatory Approvals, constitute or result in a default under, or require any consent pursuant to, any Law or Order applicable to Parent or any of its Subsidiaries or any of their respective properties or assets.

(c)
Except for the Regulatory Approvals, no consents or approvals of or filings or registrations with any Governmental Authority are necessary in connection with the consummation by Parent of the Merger and the other transactions contemplated by this Agreement.

4.3   Capitalization.   The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock, of which, as of the date of this Agreement, (i) 78,505,706 shares are issued and outstanding, (ii) no shares are held in treasury, and (iii) 4,139,081 shares are reserved for issuance upon the exercise of outstanding stock options of Parent. All of the issued and outstanding shares of Parent Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The Parent Common Stock to be issued in exchange for Company Common Stock and Company Series D Preferred Stock in the Merger, when issued in accordance with the terms of this Agreement, will be registered under the Securities Act and will be duly authorized, validly issued, fully paid and nonassessable and will not be subject to any preemptive rights. As of the date hereof there are, and as of the Effective Time there will be, sufficient authorized and unissued Parent Common Stock to enable Parent to issue the Merger Consideration as contemplated in this Agreement.
4.4   Regulatory Matters.   Parent has timely filed all material reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since January 1, 2016 with any Regulatory Agency, and has paid all applicable fees, premiums and assessments due and payable thereto. Since January 1, 2016, each such report, registration and statement, including financial statements, exhibits and schedules thereto, complied, in all material respects, with Applicable Law. No Regulatory Agency or other Governmental Authority has initiated or has pending or has advised Parent that it is considering issuing, initiating, ordering or requesting any formal enforcement action regarding the business, disclosures or operations of Parent. There is no material unresolved written violation, criticism, comment or exception by any Regulatory Agency or other Governmental Authority with respect to any report or statement relating to any examinations or inspections of Parent. Parent is not aware of any reason why it would not receive all Regulatory Approvals on a timely basis without undue delay and without the imposition of any Materially Burdensome Regulatory Condition.
4.5   Litigation; Orders.
(a)
There is no material Proceeding pending or, to Parent’s Knowledge, threatened either (i) against Parent or any of its Subsidiaries, or to which any assets, interest, or right of any of them may be subject, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement. To Parent’s Knowledge, no event has occurred or circumstance exists that could reasonably be expected to give rise to or serve as a basis for the commencement of any material Proceeding against Parent or any of its Subsidiaries.

(b)
There is no Order either (i) outstanding against Parent or any of its Subsidiaries, or (ii) seeking to prevent, materially alter or delay any of the transactions contemplated by this Agreement.

4.6   SEC Filings; Financial Statements; Taxes.
(a)
Parent has filed all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules and documents required to be filed with the SEC by it under Section 5 of the Securities Act or Sections 13(a), 14 or 15(d) of the Exchange Act, as the case may be, from and after January 1, 2016 (collectively, the “Parent SEC Filings”). There is no unresolved violation or exception of which Parent has been given notice by any Governmental Authority with respect to any such report, statement or certification. Each Parent SEC Filing, as amended or supplemented if applicable, (i) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (ii) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As to their respective dates, all of the foregoing reports complied as to form in all material respects with the published rules and regulations of the Governmental Authority with jurisdiction thereof and with respect thereto. There are no outstanding comments from or unresolved issues raised by the Governmental Authorities with respect to any of the foregoing reports filed by Parent or its Subsidiaries.

(b)
Each of the consolidated financial statements (including any notes thereto) contained in the Parent SEC Filings, as amended, supplemented or restated, if applicable, was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated, and each of such consolidated financial statements, as amended, supplemented or restated, if applicable, presented fairly, in all material respects, the consolidated financial position of Parent, at their dates and the results of operations and changes in shareholders’ equity of Parent for the periods indicated, and have been prepared in all material respects in accordance with the published rules and regulations of the SEC and GAAP applied on a consistent basis throughout the periods covered thereby.

(c)
Neither Parent nor any of its Subsidiaries has taken any action, nor are they aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code.

4.7   Brokers and Finders.   With the exception of the engagement of Morgan Stanley & Co. LLC, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, or the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or its Subsidiaries.
4.8   Accuracy of Information.   None of the information supplied or to be supplied by Parent for inclusion or incorporation by reference in (a) the Proxy Statement/Prospectus on the date it (or any amendment or supplement thereto) is first mailed to the Company Shareholders or at the time of the Company Shareholders’ Meeting, (b) the Registration Statement when filed with the SEC and when it or any amendment thereto becomes effective under the Securities Act, or (c) the documents and financial statements of Parent incorporated by reference in the Proxy Statement/Prospectus, the Registration Statement or any amendment or supplement thereto, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, no representation or warranty is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company for inclusion in the Proxy Statement/Prospectus or the Registration Statement.
ARTICLE 5
CONDUCT OF BUSINESS PENDING CONSUMMATION
5.1   Conduct of Business by the Company.   During the period from the date of this Agreement to the Closing Date, except (a) as otherwise expressly contemplated or permitted by this Agreement, (b) as set forth on Section 5.1 of the Company Disclosure Memorandum, or (c) with the written consent of Parent (which consent shall not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to, (i) maintain its existence under Applicable Law, (ii) conduct its business and operations in the ordinary and usual course of business and in a manner consistent with prior practice and in accordance with Applicable Law, and (iii) use commercially reasonable efforts to keep available the services of its current officers and employees and preserve the rights, franchises, goodwill and relations of its customers, clients and others with whom business relationships exist. Without limiting the generality of the foregoing, the Company covenants and agrees that between the date of this Agreement and the Closing Date, without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed) or as expressly contemplated or permitted by this Agreement, or required by a Governmental Authority or Applicable Law, or as set forth in Section 5.1 of the Company Disclosure Memorandum, the Company shall not, and shall cause its Subsidiaries not to, directly or indirectly:
(a)
amend its Charter Documents;

(b)
adjust, split, combine or reclassify any shares of its capital stock or other equity interests or declare, set aside, make or pay any dividend or other distribution (whether in cash, shares, equity interests or property or any combination thereof) in respect of its capital stock or equity interests, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase or otherwise acquire any of its securities;

(c)
sell, lease, renew or terminate the lease of, transfer, mortgage, encumber or otherwise dispose of any of its properties or assets, other than (i) as contemplated by this Agreement (ii) in the ordinary course of business, (iii) obsolete or written off assets;

(d)
(i) acquire direct or indirect control over any business or Person, whether by stock purchase, merger, consolidation or otherwise; or (ii) make any other investment either by purchase of stock or equity securities, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a Loan in the ordinary course of business consistent with past practice and with respect to Loans made to third parties who are not Affiliates of the Company;

(e)
incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any such indebtedness or any debt securities of another Person, or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person, other than, in each case to the extent incurred in the ordinary course of business, indebtedness in respect of deposit liabilities, federal funds, borrowings from the Federal Reserve and repurchase agreements;
(f)
commence any Proceeding or, except for Proceedings with respect to which an insurer has the right to control the decision to settle, settle any claim or litigation, in each case whether commenced by or pending or threatened against the Company, or any of its officers and directors in their capacities as such, other than the commencement or settlement of Proceedings in the ordinary course of business and settlements which, in any event (i) is for an amount not to exceed accruals therefor reflected in the Balance Sheet with respect to the applicable Proceeding (or series of related Proceedings) and (ii) reasonably would not be expected to prohibit or restrict the Company or its Subsidiaries from operating its business in the ordinary course;

(g)
make any change to its accounting methods, principles or practices, except as required by GAAP or Applicable Law;

(h)
except as required under any Employee Benefit Plan, (i) increase the compensation, severance, benefits, change of control payments or any other amounts payable to its present or former officers, employees or directors, other than nonmaterial increases in compensation or benefits for non-executive employees made in the ordinary course of business consistent with past practice, (ii) pay or award, or commit to pay or award, any bonuses or incentive compensation, (iii) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Employee Benefit Plan, other than any amendments in the ordinary course of business consistent with past practice that do not materially increase the cost to the Company, in the aggregate, of maintaining such Employee Benefit Plan, (iv) take any action to accelerate any payment or benefit, or the funding of any payment or benefit, payable or to become payable to any such individual, or (v) terminate the employment of any employee of the Company or its Subsidiaries having total annual compensation in excess of $100,000, other than termination for cause;

(i)
hire any new employees except to replace employees listed on Section 3.11(d) of the Company Disclosure Memorandum on comparable terms and conditions and consistent with past hiring practices;

(j)
(i) grant any stock appreciation rights, options, restricted stock, restricted stock units, awards based on the value of Company Capital Stock or other equity-based compensation or grant to any Person any right to acquire any shares of its capital stock; (ii) issue or commit to issue any additional shares of capital stock of the Company, other than the issuance of shares of Company Common Stock upon the exercise of any Company Options or the vesting and settlement of any Company Equity Awards, in each case, that are outstanding on the date hereof and in accordance with the terms of the applicable award agreement; (iii) issue, sell, lease, transfer, mortgage, encumber or otherwise dispose of any capital stock in any of the Company’s Subsidiaries; or (iv) enter into any agreement, understanding or arrangement with respect to the sale or voting of its capital stock;

(k)
make or change any Tax election different from its prior course of practice, settle or compromise any Tax liability, fail to file any Tax Return when due (taking extensions into account), enter into any closing agreement with respect to Taxes, file any amended Tax Return or surrender any right to claim a Tax refund, offset or other reduction in Tax liability;

(l)
fail to use commercially reasonable efforts to maintain existing insurance policies or comparable replacement policies to the extent available for a reasonable cost;

(m)
enter into any new line of business or change in any material respect its lending, investment, underwriting, risk and asset liability management, interest rate or fee pricing with respect to depository accounts, hedging and other material banking and operating policies or practices;

(n)
acquire or accept any brokered deposit having a maturity longer than one year, other than in the ordinary course of business;

(o)
file any application to establish, or to relocate or terminate the operations of, any banking office;

(p)
materially restructure or materially change its investment securities portfolio, through purchases, sales or otherwise, or the manner in which the portfolio is classified or reported;

(q)
change in any material respect its credit policies and collateral eligibility requirements and standards;

(r)
except for Loans or commitments for Loans (or renewals or extensions thereof) that have previously been approved by the Company prior to the date hereof, make or acquire or issue a commitment for (or renew or extend) (i) any commercial real estate loan in an original principal amount in excess of $5,000,000, (ii) any residential loan originated for retention in the loan portfolio in an original principal amount in excess of $2,000,000 or with loan to value ratios in excess of the Company’s internal polices as in effect on the date hereof or (iii) any commercial and industrial loan in an original principal amount in excess of $5,000,000; provided, that for the purpose of this paragraph, the consent of Parent shall be deemed received unless Parent objects in writing by the close of business on the next Business Day (or, if later, 24 hours) after receipt of notice from the Company; and provided, further, that, regardless of whether the consent of Parent is required under this paragraph, the Company shall provide Parent written notice within 24 hours after making, acquiring or issuing a commitment for a Loan in excess of $5,000,000;

(s)
extend additional funds to a Loan classified as “criticized”, except for protective advances and extensions of additional credit of up to $500,000 (for purposes of this paragraph, a “criticized” Loan means any Loan classified as special mention, substandard non-accrual, doubtful or a troubled debt restructuring (or words of similar import)); provided, that for the purpose of this paragraph, the consent of Parent shall be deemed received unless Parent objects in writing by the close of business on the next Business Day (or, if later, 24 hours) after receipt of notice from the Company;

(t)
enter into, renew, amend or terminate any Material Contract, other than (a) renewing or terminating any Material Contract in the ordinary course of business or (b) entering into a Material Contract which calls for aggregate annual payments of not more than $150,000 and which is terminable on 60 days or less notice without payment of any termination fee or penalty;

(u)
adopt a plan of complete or partial liquidation or dissolution;

(v)
purchase or otherwise acquire any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies and subject to any other restrictions set forth in this Section 5.1;

(w)
take any action or knowingly fail to take any action, which action or failure to act could reasonably be expected to prevent or impede the Merger from qualifying as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code;

(x)
take or fail to take any action that could reasonably be expected to cause the representations and warranties made in Article 3 to be inaccurate in any material respect at the time of the Closing or preclude the Company from making such representations and warranties at the time of the Closing;

(y)
take any action that is intended to or would reasonably be likely to result in any of the conditions set forth in Article 7 not being satisfied or prevent or materially delay the consummation of the transactions contemplated hereby;

(z)
take any action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of the Company or its Subsidiaries to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby; or

(aa)
agree to take, make any commitments to take, or adopt any resolutions of the Board of Directors or shareholders in support of, any of the actions prohibited by this Section 5.1.

ARTICLE 6
ADDITIONAL AGREEMENTS
6.1   Company Shareholders’ Meeting.
(a)
The Company shall take all action necessary in accordance with applicable laws and the Company’s Charter Documents to duly give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”), to be held as promptly as practicable after the Registration Statement is declared effective under the Securities Act, for the purposes of obtaining the Requisite Company Shareholder Vote. The Board of Directors of the Company has resolved to recommend to the Company Shareholders that they approve this Agreement and the Company shall, acting through its Board of Directors, (i) recommend that the Company Shareholders adopt this Agreement (the “Company Recommendation”), (ii) include the Company Recommendation in the Proxy Statement/Prospectus and (iii) use reasonable best efforts to solicit from the Company Shareholders proxies in favor of the adoption of this Agreement, including by communicating to the Company Shareholders the recommendation of the Board of Directors of the Company that they approve this Agreement, and to take all other action necessary or advisable to secure the vote or consent of the Company Shareholders required by Applicable Law to obtain such approvals. Except as permitted by Section 6.3(b), the Company’s Board of Directors shall not (A) fail to make the Company Recommendation or fail to include such recommendation in the Proxy Statement/Prospectus, (B) change, qualify, withhold, withdraw, or modify, or publicly propose to change, qualify, withhold, withdraw, or modify, in a manner adverse to Parent, such recommendation, (C) take any formal action or make any recommendation or public statement in connection with a tender offer or exchange offer, or (D) adopt, approve, or recommend, or publicly propose to approve or recommend to the Company Shareholders, an Acquisition Proposal (each of the actions described in these subclauses (A)-(D) being referred to as an “Adverse Recommendation Change”). Notwithstanding anything to the contrary herein, unless this Agreement has been terminated in accordance with Article 8, the Company Shareholders’ Meeting shall be convened and this Agreement shall be submitted to the Company Shareholders at the Company Shareholders’ Meeting, for the purpose of voting on the approval of this Agreement and the other transactions contemplated hereby, and nothing contained herein shall be deemed to relieve the Company of such obligation.

6.2   Proxy and Registration Statement.   As promptly as reasonably practicable following the date of this Agreement (but in no event later than 45 days following the date of this Agreement), Parent and the Company shall prepare the Registration Statement, which Parent shall file with the SEC and will include the Proxy Statement/Prospectus. Each of Parent and the Company shall use reasonable best efforts to have the Registration Statement declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Registration Statement effective as long as necessary to consummate the Merger and the other transactions contemplated hereby. The Company will cause the Proxy Statement/Prospectus to be mailed to the Company Shareholders as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance and reservation of Parent Common Stock in the Merger, and the Company shall furnish all information concerning the Company and the holders of Company Common Stock and Company Series D Preferred Stock, or holders of a beneficial interest therein, as may be reasonably requested in connection with any such action. Parent will advise the Company promptly after it receives oral or written notice of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Proxy Statement/Prospectus or the Registration Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the other with copies of any written communication from the SEC or any state securities commission. If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective Affiliates, officers or directors, is discovered by Parent or the Company which should be set forth in an amendment or supplement to any of the Registration Statement or the Proxy Statement/Prospectus, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the Company Shareholders.
6.3   No Solicitation.
(a)
The Company agrees that it will not, and will cause its directors, officers, employees, advisors, representatives and Affiliates not to, directly or indirectly, (i) initiate, solicit, or knowingly encourage or facilitate inquiries or proposals with respect to, (ii) engage or participate in any negotiations concerning, or (iii) provide any confidential or nonpublic information or data to, or have or participate in any discussions with, any Person relating to, any Acquisition Proposal; provided, that, in the event the Company receives an unsolicited bona fide Acquisition Proposal that does not violate (i) and (ii) above at any time prior to, but not after, the time this Agreement is adopted by the Requisite Company Shareholder Vote, and the Company’s Board of Directors concludes in good faith that there is a reasonable likelihood that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Proposal, the Company may, and may permit its officers and representatives to, furnish or cause to be furnished nonpublic information or data and participate in such negotiations or discussions to the extent that the Board of Directors of the Company concludes in good faith (after receiving the advice of its outside counsel) that failure to take such actions would constitute, or would be reasonably likely to result in, a breach of its fiduciary obligations to the Company Shareholders under applicable Law; provided further, that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, the Company shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement. The Company will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than Parent with respect to any Acquisition Proposal. The Company shall promptly (and in any event within two Business Days) advise Parent following the receipt or notice of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal), and will keep Parent apprised of any related developments, discussions and negotiations on a current basis.

(b)
Notwithstanding the foregoing, if the Company’s Board of Directors concludes in good faith (and based upon the written advice of outside legal counsel and, with respect to financial matters, its financial advisor) that an Acquisition Proposal constitutes a Superior Proposal and that failure to accept such Superior Proposal would constitute, or would be reasonably likely to result in, a breach of its fiduciary obligations to the Company Shareholders under applicable Law, the Company’s Board of Directors may at any time prior to the Requisite Company Shareholder Vote (i) make an Adverse Recommendation Change or make or cause to be made any third party or public communication proposing or announcing an Adverse Recommendation Change, and (ii) terminate this Agreement to enter into a definitive agreement with respect to such Superior Proposal; provided, however, that the Board of Directors of the Company may not make an Adverse Recommendation Change, and terminate this Agreement, with respect to an Acquisition Proposal unless (i) the Company shall not have breached this Section 6.3 in any respect and (ii) (A) the Board of Directors of the Company determines in good faith (after consultation with its outside counsel and its financial advisors) that such Superior Proposal has been made and has not been withdrawn and continues to be a Superior Proposal after taking into account all adjustments to the terms of this Agreement that may be offered by Parent under this Section 6.3(b); (B) the Company has given Parent at least four Business Days’ prior written notice of its intention to take such actions set forth above (which notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal)) and has contemporaneously provided an unredacted copy of the relevant proposed transaction agreements with the Person making such Superior Proposal; and (C) before effecting such Adverse Recommendation Change, the Company has negotiated, and has caused its representatives to negotiate in good faith with Parent during such notice period to the extent Parent wishes to negotiate, to enable Parent to revise the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal. In the event of any material change to the terms of the such Superior Proposal, the Company shall, in each case, be required to deliver to Parent a new written notice, the notice period shall have recommenced and the Company shall be required to comply with its obligations under this Section 6.3 with respect to such new written notice. The Company will advise Parent in writing within twenty-four (24) hours following the receipt of any Acquisition Proposal and the substance thereof (including the identity of the Person making such Acquisition Proposal) and will keep Parent apprised of any related developments, discussions and negotiations (including the terms and conditions of the Acquisition Proposal) on a current basis.
(c)
As used in this Agreement, (i) the term “Acquisition Proposal” means any bona fide proposal or offer for, inquiry relating to, or any third party indication of interest in, whether in one transaction or a series of related transactions, a (A) merger, consolidation, share exchange, tender offer, business combination or similar transaction involving the Company, (B) sale or other disposition, directly or indirectly, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of the Company representing 10% or more of the consolidated assets of the Company, (C) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company, or (D) transaction which is similar in form, substance or purpose to any of the foregoing transactions, and (ii) the term “Superior Proposal” means any bona fide written Acquisition Proposal (on its most recently amended or modified terms, if amended or modified) made by a third party, which, upon acceptance by the Company, would create a legally binding obligation of such third party (subject to regulatory approval) to consummate the Acquisition Proposal, on terms that the Company’s Board of Directors determines in its good faith judgment, after consultation with its outside legal counsel and financial advisors, (A) would, if consummated, result in the acquisition of all, but not less than all, of the issued and outstanding shares of Company Common Stock or Company Series D Preferred Stock or all, or substantially all, of the assets of the Company and its Subsidiaries on a consolidated basis, and (B) would result in a transaction that (1) involves consideration to the Company Shareholders that is more favorable, from a financial point of view, than the consideration to be paid to the Company Shareholders pursuant to this Agreement, considering, among other things, the nature of the consideration being offered and any material regulatory approvals or other risks associated with the timing of the proposed transaction beyond or in addition to those specifically contemplated hereby, (2) is, in light of the other terms of such proposal, more favorable to the Company Shareholders than the Merger and the transactions contemplated by this Agreement, and (3) is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

6.4   Regulatory Approvals and Filings.
(a)
Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other party in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including (i) obtaining all Regulatory Approvals and all other approvals necessary, proper or advisable actions or non-actions, waivers, consents, qualifications and approvals from Governmental Authorities and making all necessary, proper or advisable registrations, filings and notices and taking all steps as may be necessary to obtain an approval, waiver or exemption from any Governmental Authority; provided, that nothing contained herein shall be deemed to require Parent, or require or permit the Company, to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the permits, consents, approvals and authorizations of any Governmental Authority that would reasonably be expected to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries, taken as a whole, after giving effect to the Merger (a “Materially Burdensome Regulatory Condition”); (ii) obtaining all necessary, proper or advisable consents, qualifications, approvals, waivers or exemptions from nongovernmental Persons; and (iii) executing and delivering any additional documents or instruments necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

(b)
Without limiting the generality of the foregoing, as soon as practicable after the date of this Agreement (but in no event later than 45 days following the date of this Agreement), Parent and the Company shall each prepare and file any applications, notices and filings required in order to obtain the Regulatory Approvals. Parent and the Company shall each use reasonable best efforts to obtain each such approval as promptly as reasonably practicable. The parties shall cooperate with each other in connection therewith (including the furnishing of any information and any reasonable undertaking or commitments that may be required to obtain the Regulatory Approvals). Each party will provide the other with copies of any applications and all correspondence relating thereto prior to filing, other than material filed in connection therewith under a claim of confidentiality. If any Governmental Authority shall require the modification of any of the terms and provisions of this Agreement as a condition to granting the Regulatory Approvals, the parties hereto will negotiate in good faith and use commercially reasonable efforts to seek a mutually agreeable adjustment to the terms of the transactions contemplated hereby.

(c)
The parties shall advise each other within 24 hours of receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that the Regulatory Approvals or any other consent or approval required hereunder will not be obtained or that the receipt of any such approval will be materially delayed.

6.5   NASDAQ Listing of Additional Shares.   Parent shall, as promptly as practicable, file all documents (including a Notification of Listing of Additional Shares), take all actions reasonably necessary and otherwise use its reasonable best efforts to (a) list, prior to the Effective Time if such listing is required to be made prior to the Effective Time under the NASDAQ listing rules, the shares of Parent Common Stock to be issued as part of the Merger Consideration in connection with the Merger, or (b) make such post-Closing filings with the NASDAQ as may be required by the applicable rules thereof.
6.6   Access; Systems Integration; Confidentiality.
(a)
In order to facilitate the consummation of the transactions contemplated hereby and the integration of the business and operations of the Company, subject to Section 6.3(c) and Applicable Laws relating to confidentiality and the exchange of information, the Company shall permit Parent and Parent’s Subsidiaries and their officers, employees, counsel, accountants and other authorized Representatives, access, throughout the period before the Closing Date, at Parent’s sole expense, (i) during customary business hours, to the Company’s and its Subsidiaries’ books, papers and records relating to the assets, properties, operations, obligations and liabilities in which Parent may have a reasonable interest; provided, however, that the Company shall not be required to take any action that would provide access to or to disclose information where such access or disclosure would result in the waiver by it of the privilege protecting communications between it and any of its counsel or where such access or disclosure would contravene any Applicable Law or Order or binding agreement entered into prior to the date of this Agreement; provided, further, that the parties shall attempt to make appropriate substitute disclosure arrangements, and (ii) during and, as reasonably required, outside of customary business hours, to telecommunications and electronic data processing systems, facilities and personnel of the Company and its Subsidiaries for the purpose of performing conversion activities related to data processing integration. Parent shall use commercially reasonable efforts to minimize any interference with the Company’s regular business operations during any such access to the Company’s property, books and records.

(b)
At the request of Parent, during the period from the date of this Agreement to the Closing, the Company and its Subsidiaries shall, and shall cause their officers and employees to, make all reasonable efforts to cause their respective telecommunications and data processing service providers to, cooperate and assist Parent in connection with preparation for an electronic and systematic conversion of all applicable data regarding the Company and its Subsidiaries to Parent’s and Parent’s Subsidiaries’ systems of telecommunications and electronic data processing, including, if requested by Parent, by granting to Parent one or more powers of attorney authorizing Parent to instruct or otherwise contact such telecommunications and data processing service providers on the Company’s behalf. Electronic and systematic conversion shall occur at such time as determined by Parent, in its sole discretion, provided, however, that no such conversion shall occur prior to the Closing. Parent shall be responsible for reasonable and agreed upon costs incurred by the Company, including all fees to third parties, in connection with any such efforts.
(c)
Each of Parent and the Company acknowledges and agrees that the Confidentiality Agreement, dated as of January 11, 2018, by and between Parent and the Company Financial Advisor (the “Non-Disclosure Agreement”) remains in full force and effect and, in addition, covenants and agrees to keep confidential, in accordance with the provisions of the Non-Disclosure Agreement, information provided to them pursuant to this Agreement.

6.7   No Control of the Company.   Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company and its Subsidiaries prior to the Closing Date.
6.8   Press Releases.   The Company and Parent shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated hereby and shall not issue, and shall not permit any of their Subsidiaries to issue, any such press release or make any such public statement without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that a party may, without the prior written consent of the other party, issue such press release or make such public statement or filing as may be required by Applicable Law or Order, or any listing agreement with a national stock exchange or automated quotation system; provided, further, however that such party shall have first used reasonable best efforts to consult with the other party with respect to such release, statement or filing.
6.9   Employee Benefits.
(a)
The Company shall take (or cause to be taken) all actions necessary or appropriate to terminate, effective no later than the day immediately preceding the Closing Date, the Three Shores Bancorporation, Inc. 401(k) Plan (the “401(k) Plan”), unless Parent or one of Parent’s Affiliates, in its sole and absolute discretion, agrees to sponsor and maintain such 401(k) Plan by providing the Company with written notice of such election at least 15 days before the Closing. Unless Parent or one of its Affiliates provides such notice to the Company, Parent shall receive from the Company, prior to the Closing, evidence that the Board of Directors of the Company has adopted resolutions to terminate the 401(k) Plan (the form and substance of which resolutions shall be subject to review and approval of Parent), effective no later than the date immediately preceding the Closing Date. In the event that the Company becomes aware prior to the Closing that distributions of assets from the trust of the 401(k) Plan which is terminated is reasonably anticipated to trigger liquidation charges, surrender charges or other fees to be imposed upon the account of any participant or beneficiary of such terminated plan or upon the Company or other plan sponsor, then the Company shall take (or cause to be taken) such actions as are necessary to reasonably estimate the amount of such charges and/or fees and provide such estimate in writing to Parent prior to the Closing. The Company shall take (or cause to be taken) such commercially reasonable other actions in furtherance of terminating the 401(k) Plan as Parent may reasonably require. If Parent, in its sole and absolute discretion, notifies the Company before the 15th day prior to the Closing Date that Parent agrees to sponsor and maintain the 401(k) Plan, the Company shall amend the 401(k) Plan, effective as of the Closing, to the extent permitted by its terms and applicable Law as necessary to limit participation to employees of the Company and its Subsidiaries and to exclude all employees of Parent and its Affiliates (other than the Company and its Subsidiaries) from participation in such plan.

(b)
Nothing in this Section 6.9, expressed or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 6.9. Without limiting the foregoing, no provision of this Section 6.9 will create any third party beneficiary rights in any current or former employee, director or consultant of Company Bank in respect of continued employment (or resumed employment) or any other matter. Nothing in this Section 6.9 is intended (i) to amend any Employee Benefit Plan or any Parent Bank benefit plan, (ii) interfere with the right of either the Parent or Parent Bank from and after the Closing Date to amend or terminate any Employee Benefit Plan that is not terminated prior to the Effective Time or amend or terminate any Parent Bank benefit plan, (iii) interfere with the right of either Parent or the Parent Bank from and after the Effective Time to terminate the employment or provision of services by any director, employee, independent contractor, consultant or other service provider or (iv) interfere with Parent’s indemnification obligations set forth in Section 6.10.
(c)
With respect to any employee benefit plan of Parent or Parent Bank that is a health, dental, vision or other welfare plan in which any Company Bank employee is eligible to participate following the Closing Date, Parent or its applicable Subsidiary shall make reasonable efforts as are necessary or appropriate to (i) cause any pre-existing condition limitations or eligibility waiting periods under such Parent or Subsidiary plan to be waived with respect to such Company Bank employee and his or her covered dependents to the extent such condition was or would have been covered under the Employee Benefit Plan in which such Company Bank employee participated immediately prior to the Effective Time, and (ii) to the extent permissible under Applicable Law, recognize any health, dental, vision or other welfare expenses incurred by such Company Bank employee or his or her covered dependents in the year that includes the Closing Date for purposes of any applicable co-payment, deductible or annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan.

(d)
If any Company Bank employee is not hired by Parent or its Subsidiaries on or immediately following the Effective Time or if prior to the first anniversary of the Effective Time, any Company Bank employee is terminated by Parent or its Subsidiaries other than “for cause,” then Parent shall pay severance to such Company Bank employee, subject to such Company Bank employee’s execution and non-revocation of a general release of claims in a form satisfactory to Parent, in an amount equal to two weeks of base salary for each twelve months of such Company Bank employee’s prior employment with the Company; provided, however, that in no event will the total amount of severance for any single Company Bank employee be less than eight weeks of such base salary nor greater than fifty-two weeks of such base salary; provided, further, that any Company Bank employee so not hired by Parent or its Subsidiaries or so terminated prior to the first anniversary of the Effective Time and with 15 years or more of employment with Company Bank shall be entitled to receive fifty-two weeks of such base salary.

(e)
At the Effective Time, all accrued and unused sick time for all employees of Company Bank and relating to periods prior to the Effective Time shall be paid out to employees by the Company prior to the Effective Time.

(f)
No later than thirty (30) days following the date of this Agreement, Parent and the Company shall agree upon the names of the Company Bank employees to whom Parent shall pay a stay bonus after the Closing and setting forth the compensation to be paid to each such employee, which shall be in addition to any severance payment to such employee otherwise provided pursuant to Section 6.9(e) of this Agreement.

(g)
Parent shall cause the continuation on and after the Effective Time and through December 31, 2020 the incentive compensation bonus programs and arrangements of Company Bank (excluding any equity-based programs and arrangements) as set forth in Section 3.12(a) of the Company Disclosure Memorandum (and any obligation for payments thereafter as a result of such performance during calendar year 2020).

(h)
Parent or its Subsidiaries shall provide reimbursement for all COBRA benefits for each Company Bank employee terminated by Parent or its Subsidiaries prior to the first anniversary of the Effective Time other than “for cause” in an amount up to four months for Company Bank employees with fewer than 15 years of employment with Company Bank and six months for Company Bank employees with employment with Company Bank of 15 years or longer.

6.10   Indemnification; Directors’ and Officers’ Insurance.
(a)
From and after the Effective Time and for a period of six years thereafter, each of Parent and Surviving Corporation shall (i) indemnify and hold harmless each individual who at the Effective Time is, or any time prior to the Effective Time was, a director, officer or employee of the Company or any of its Subsidiaries (the “Indemnitees”) in respect of all claims, liabilities, losses, damages, judgments, fines, penalties costs and expenses (including legal expenses) in connection with any claim, suit, action, proceeding or investigation, whenever asserted, based on or arising out of the fact that Indemnitee was an officer, director or employee of the Company or any of its Subsidiaries or acts or omissions by Indemnitee in such capacity or taken at the request of the Company or any of its Subsidiaries, at or any time prior to the Effective Time (including any claim, suit, action, proceeding or investigation relating to the transactions contemplated hereby), to the fullest extent permitted by Law and (ii) assume all obligations of the Company and its Subsidiaries to Indemnitees in respect of indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company’s Charter Documents and the organizational documents of the Company’s Subsidiaries. In addition, Parent, from and after the Effective Time, shall and shall cause Surviving Corporation to, advance any expenses (including legal expenses) of any Indemnitee under this Section 6.10 as incurred to the fullest extent permitted by Applicable Law, provided that the Indemnitee to whom expenses are advanced provides an undertaking to repay advances if it shall be determined that such Indemnitee is not entitled to be indemnified pursuant to this Section 6.10.
(b)
The Surviving Corporation shall use its reasonable best efforts to maintain in effect for six years after the Effective Time, the current directors’ and officers’ liability insurance policies maintained by the Company (provided that the Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous to such officers and directors so long as substitution does not result in gaps or lapses in coverage) with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.10(b) more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance and, in the event the cost of such coverage shall exceed that amount, the Surviving Corporation shall purchase as much coverage as possible for such amount. The provisions of this Section 6.10 shall be deemed to have been satisfied if prepaid “tail” policies with the same terms, conditions and coverage as indicated above have been obtained by the Surviving Corporation for purposes of this Section 6.10 from carriers with the same or better rating as the carrier of such insurances as of the date of this Agreement.

(c)
The provisions of this Section 6.10 are intended for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her Representatives and is in addition to, and not in substitution for, any other rights to indemnification or contribution that any Indemnitee may have under the Company Charter Documents, by contract or otherwise. In the event the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation or the purchaser of its assets and properties shall assume the obligations set forth in this Section 6.10. This Section 6.10 shall survive the Effective Time.

6.11   Efforts to Close; Further Assurances.
(a)
Parent and the Company agree to use reasonable best efforts to satisfy or cause to be satisfied as soon as practicable their respective obligations hereunder and the conditions precedent to the Closing.

(b)
Prior to the Closing Date, each of the parties hereto shall promptly advise the other party of any change or event that, individually or in the aggregate, would reasonably be expected to cause or constitute a breach in any material respect of any of its representations, warranties or covenants contained herein.

(c)
In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by Parent.
6.12   Financial Statements.   From the date of this Agreement until the Closing Date (or the termination of this Agreement pursuant to Article 8), the Company will provide to Parent as promptly as practicable, but in no event later than the 20th day following the end of the relevant calendar month, the monthly unaudited financial statements of the Company as provided to the Company’s management (including any related notes and schedules thereto), for each of the calendar months ended after the date of this Agreement.
6.13   Notification of Certain Matters.   The Company, on the one hand, and Parent, on the other hand, shall promptly (and in any event within three Business Days after becoming aware of any such breach) notify the other party or parties in writing (a) if it believes that such party or parties have breached any representation, warranty, covenant or agreement contained in this Agreement or (b) if it believes that any event shall have occurred that might reasonably be expected to result, individually or in the aggregate, in a failure of a condition set forth in Article 7 if continuing on the Closing Date.
6.14   Litigation and Claims.   The Company shall promptly, and in any event within two Business Days, notify Parent in writing of any Proceeding, or of any claim, controversy or contingent liability that might reasonably be expected to become the subject of a Proceeding, against the Company or any of its Subsidiaries, if such Proceeding or potential Proceeding is reasonably likely to result in a Material Adverse Effect on the Company. The Company shall promptly notify Parent in writing of any Proceeding, pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries that (a) questions or would reasonably be expected to question the validity of this Agreement or the other agreements contemplated hereby or any actions taken or to be taken by Parent or its Subsidiaries with respect hereto or thereto, or (b) seeks to enjoin or otherwise restrain the transactions contemplated hereby. The Company shall give Parent the opportunity to participate at their own expense in the defense or settlement of any shareholder litigation against the Company and/or its directors or Affiliates relating to the transactions contemplated by this Agreement, and no such settlement shall be agreed without Parent’s prior written consent (such consent not to be unreasonably withheld or delayed).
6.15   Assumption of Company Subordinated Notes.   At the Effective Time, Parent shall assume the due and punctual payment of the principal and any premium and interest on the Company’s 5.875% Fixed to Floating Rate Subordinated Notes due 2026 in the aggregate principal amount of $15,000,000 (the “Company Notes”) in accordance with their terms, and the due and punctual performance of all covenants and conditions thereof on the part of the Company to be performed or observed after the Effective Time. In connection therewith, Parent and the Company shall cooperate and use reasonable best efforts to execute and deliver any documents required to make such assumption effective as of the Effective Time.
6.16   Payment of Loan Agreement Amount.   On or before the Effective Time, the Company shall pay in full all principal of and any premium and interest on amounts owed by the Company pursuant to the certain Loan Agreement, dated September 13, 2018, by and between the Company and First Tennessee Bank, N.A. (now known as First Horizon Bank), and shall cause any related Liens on the assets or properties of the Company and its Subsidiaries to be released. The proceeds of such payment shall be derived from a dividend from Company Bank (subject to non-objection by any applicable Governmental Authority).
ARTICLE 7
CONDITIONS PRECEDENT
7.1   Conditions to Each Party’s Obligations to Effect the Merger.   The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
(a)
Company Shareholder Approval. This Agreement and the transactions contemplated hereby, including the Merger, shall have been approved by the Company Shareholders by the Requisite Company Shareholder Vote.

(b)
Effectiveness of Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued (and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn).
(c)
NASDAQ Listing. The shares of Parent Common Stock to be issued pursuant to this Agreement shall have been authorized for listing on the NASDAQ.

(d)
Regulatory Approvals. All Regulatory Approvals shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired, and no such Regulatory Approval shall have resulted in the imposition of a Materially Burdensome Regulatory Condition.

(e)
No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits or makes illegal consummation of the Merger.

7.2   Conditions to Obligations of Parent.   The obligation of Parent to effect the Merger is also subject to the satisfaction (or waiver in writing by Parent), at or prior to the Effective Time, of the following conditions:
(a)
Representations and Warranties. The representations and warranties of the Company contained herein shall be true and correct as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true in all material respects at and as of such time, except as a result of changes or events expressly permitted or contemplated herein; provided that, for purposes of this sentence, those representations and warranties that are qualified by reference to materiality or Knowledge shall be deemed not to include such qualifications; provided, further, that the representations and warranties made in Sections 3.1, 3.2(a), 3.2(b)(i), 3.3, and 3.29 shall be true and correct in all respects, except for inaccuracies which are de minimis in amount or effect. Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to the foregoing effect.

(b)
Performance of Agreements. The Company shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company to such effect.

(c)
Tax Opinion. Parent shall have received a written opinion of Nelson Mullins Riley & Scarborough LLP, in form and substance reasonably satisfactory to Parent, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

(d)
No Material Adverse Effect. Since December 31, 2019, there shall not have occurred any change, state of facts, event, development, or effect that has had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on the Company.

(e)
Dissenters’ Rights. The holders of no more than five percent of the aggregate outstanding shares of Company Capital Stock shall have properly notified the Company under the Appraisal Statutes that they intend to exercise their dissenters’ rights.

7.3   Conditions to Obligations of the Company.   The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, at or before the Effective Time, of the following conditions:
(a)
Representations and Warranties. The representations and warranties of Parent contained herein shall be true and correct as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true in all material respects at and as of such time, except as a result of changes or events expressly permitted or contemplated herein; provided that, for purposes of this sentence, those representations and warranties that are qualified by reference to materiality or Knowledge shall be deemed not to include such qualifications; provided, further, that the representations and warranties made in Sections 4.1, 4.2(a), 4.2(b)(i), 4.3, and 4.7 shall be true and correct in all respects, except for inaccuracies which are de minimis in amount or effect. The Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to the foregoing effect.
(b)
Performance of Agreements. Parent shall have performed in all material respects the obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the Chief Executive Officer and the Chief Financial Officer of Parent to such effect.

(c)
Tax Opinion. The Company shall have received a written opinion of Hacker Johnson & Smith, PA, in form and substance reasonably satisfactory to the Company, dated as of the Closing Date, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Code. In rendering such opinion, such firm may require and rely upon representations contained in certificates of officers of Parent and the Company, reasonably satisfactory in form and substance to such counsel.

(d)
No Material Adverse Effect. Since December 31, 2019, there shall not have occurred any change, state of facts, event, development, or effect that has had, or would reasonably be expected to have, either individually or in the aggregate a Material Adverse Effect on Parent.

ARTICLE 8
TERMINATION
8.1   Termination.   This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:
(a)
at any time prior to the Effective Time, by the mutual written consent of Parent and the Company if each of the Board of Directors of Parent and the Board of Directors of the Company so determine by vote of a majority of the members of its entire board;

(b)
(i) by Parent or the Company, if either of their respective Boards of Directors so determines by a vote of a majority of the members of its entire board, in the event that any Regulatory Approval shall have been denied by final, non-appealable action by the applicable Governmental Authority or an application therefor shall have been permanently withdrawn at the request of a Governmental Authority, or (ii) by Parent, if its Board of Directors so determines by a vote of a majority of the members of its entire board, in the event that Parent determines, in its good faith judgment, that obtaining a Regulatory Approval would require a Materially Burdensome Regulatory Condition or the receipt of any Regulatory Approval would impose a Materially Burdensome Regulatory Condition;

(c)
by Parent or the Company (provided, that the Company may not terminate this Agreement pursuant to this paragraph if it is in breach of its obligations pursuant to Section 6.1 or Section 6.3), if the Requisite Company Shareholder Vote is not obtained at the Company Shareholders’ Meeting or at any adjournment or postponement thereof;

(d)
by either Parent or the Company (provided, that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties (or any such representation or warranty shall cease to be true) set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent, in the case of a termination by the Company, which breach or failure to be true, either individually or in the aggregate with all other breaches by such party (or failures of such representations or warranties to be true), would constitute, if occurring or continuing on the Closing Date, the failure of a condition set forth in Section 7.2, in the case of a termination by Parent, or Section 7.3, in the case of a termination by the Company, and which is not cured within 30 days following written notice to the Company, in the case of a termination by Parent, or to Parent, in the case of a termination by the Company, or by its nature or timing cannot be cured during such period (or such fewer days as remain prior to the Termination Date);
(e)
by either Parent or the Company if the Merger shall not have been consummated on or before December 31, 2020 (the “Termination Date”), unless the failure of the Closing to occur by such date shall be due to a material breach of this Agreement by the party seeking to terminate this Agreement; and

(f)
by Parent, if at any time prior to the Company Shareholders’ Meeting, (i) the Company shall have materially breached its obligations under Section 6.1, (ii) the Board of Directors of the Company shall have failed to make its recommendation in favor of the Merger or shall have made an Adverse Recommendation Change, (iii) the Board of Directors of the Company shall have recommended, proposed, or publicly announced its intention to recommend or propose, to engage in an Acquisition Proposal with any Person other than Parent, Parent Bank or an Affiliate of Parent, or (iv) the Company shall have materially breached its obligations under Section 6.1 by failing to call, give notice of, convene and hold the Company Shareholders’ Meeting in accordance with Section 6.1; and

(g)
by the Company pursuant to Section 6.3(b)(ii); and

(h)
by the Company in the event the Company so determines, at any time during the five-day period commencing with the Determination Date (as defined below), if both of the following conditions are satisfied:

(i)
the number obtained by dividing the Average Closing Price by the Starting Price (each as defined below) (the “Parent Ratio”) shall be less than 0.80; and

(ii)
(x) the Parent Ratio shall be less than (y) the number (the “Index Ratio”) obtained by (A) dividing the Final Index Price by the Initial Index Price (each as defined below), and (B) subtracting 0.20 from the quotient in clause (ii)(y)(A);

subject, however, to the following three sentences. If the Company elects to exercise the termination right pursuant to this Section 6.1(h), the Company shall give written notice to Parent not later than the end of the five-day period referred to above (provided, that such notice of election to terminate may be withdrawn at any time within the aforementioned five-day period). During the five-day period commencing with its receipt of such notice, Parent shall have the option to increase the consideration to be received by the holders of Company Common Stock and Company Preferred Stock hereunder, by adjusting the Merger Consideration (calculated to the nearest one ten-thousandth (1/10,000)) to equal the lesser of (x) the quotient (rounded to the nearest one ten-thousandth (1/10,000)) of (A) the product of (1) the Starting Price, multiplied by (2) 0.80, and further multiplied by (3) the Merger Consideration (as then in effect), divided by (B) the Average Closing Price, and (y) the quotient (rounded to the nearest one ten-thousandth (1/10,000)) of (A) the product of (1) the Index Ratio, multiplied by (2) the Merger Consideration (as then in effect), divided by (B) the Parent Ratio. If Parent so elects within such five-day period, it shall give prompt written notice to the Company of such election and the revised Merger Consideration, whereupon no termination shall have occurred pursuant to this Section 8.1(h), and this Agreement shall remain in effect in accordance with its terms (except as the Merger Consideration shall have been so modified).
For purposes of this Section 8.1(h), the following terms shall have the meanings indicated:
“Average Closing Price” means the average of the VWAP of Parent Common Stock during the ten consecutive full Trading Days ending on the Trading Day prior to the Determination Date.
“Determination Date” means the later of (i) the date on which the last Regulatory Approval is obtained without regard to any requisite waiting period or (ii) the date on which the Requisite Company Shareholder Vote is obtained.

“Final Index Price” means the average of the Index Prices for the ten consecutive Trading Days ending on the Trading Day prior to the Determination Date.
“Index Group” means the Nasdaq Bank Index or, if such index is not available, such substitute or similar index as substantially replicates the Nasdaq Bank Index.
“Index Price” means the closing price on any given Trading Day of the Index Group.
“Initial Index Price” means the average of the Index Prices for the ten (10) consecutive Trading Days ending on the last Trading Day immediately preceding the date of the first public announcement of entry into this Agreement.
“Starting Price” means $18.98.
“Trading Day” means any day on which the NASDAQ is open for trading; provided, that “Trading Day” shall not include any days on which trading on NASDAQ closes prior to 4:00 p.m. Eastern Time.
“VWAP” means volume-weighted average trading price.
If Parent or any company belonging in the Index Group declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the Parent Common Stock or the common stock of such other company, as the case may be, shall be appropriately adjusted for the purposes of applying this Section 8.1(h).
8.2   Effect of Termination.   In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, this Agreement shall become void and have no effect, except that (a) the provisions of Section 6.6(c), Section 6.8, this Section 8.2, Section 8.3, and Article 9 shall survive any such termination and abandonment, and (b) notwithstanding anything to the contrary contained in this Agreement, neither party shall be relieved or released from any liabilities or damages arising out of its material breach of any provision of this Agreement.
8.3   Termination Fee.
(a)
In recognition of the efforts, expenses and other opportunities foregone by Parent while pursuing the Merger, in the event that:

(i)
this Agreement is terminated by Parent pursuant to Section 8.1(f);

(ii)
(A) an Acquisition Proposal with respect to the Company shall have been communicated to or otherwise made known to the shareholders, senior management or Board of Directors of the Company, or any Person or group of Persons shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal with respect to the Company after the date of this Agreement, (B) thereafter this Agreement is terminated (1) by Parent or the Company pursuant to Section 8.1(e) (if the Requisite Company Shareholder Vote has not theretofore been obtained), (2) by Parent pursuant to Section 8.1(d) or (3) by Parent or the Company pursuant to Section 8.1(c) and (C) prior to the date that is 12 months after the date of such termination the Company consummates a transaction of a type set forth in the definition of “Acquisition Proposal” or enters into any definitive agreement relating to a transaction of a type set forth in the definition of “Acquisition Proposal”; or

(iii)
This Agreement is terminated by the Company pursuant to Section 8.1(g);

then, the Company shall pay to Parent, by wire transfer of immediately available funds, a termination fee equal to $8,500,000 (the “Termination Fee”) within two Business Days following the date of such termination; provided, that any Termination Fee payable pursuant to Section 8.3(a)(ii) shall be paid on the earlier of the date such transaction is consummated or such definitive agreement is entered into.
(b)
Parent and the Company each agree that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails promptly to pay any amounts due under this Section 8.3 and, in order to obtain such payment, Parent commences a suit that results in a judgment against the Company for such amounts, the Company shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate of interest equal to the sum of (i) the rate of interest published from time to time in The Wall Street Journal (or any reasonably similar successor publication thereto), designated therein as the “prime rate” on the date such payment was due, plus (ii) 100 basis points, together with the costs and expenses of Parent (including reasonable legal fees and expenses) in connection with such suit.
(c)
The payment of the Termination Fee shall fully discharge the Company from and be the sole and exclusive remedy of Parent with respect to any and all losses that may be suffered by Parent based upon, resulting from or arising out of the circumstances giving rise to the payment of such Termination Fee. In no event shall the Company be required to pay the Termination Fee on more than one occasion.

ARTICLE 9
MISCELLANEOUS
9.1   Interpretation.
(a)
Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation”, and such terms shall not be limited by enumeration or example. No disclosure, representation or warranty shall be required to be made (or any other action taken) pursuant to this Agreement that would involve the disclosure of confidential supervisory information of a Governmental Authority by either party hereto to the extent prohibited by applicable law, and, to the extent legally permissible, appropriate substitute disclosures or actions shall be made or taken under circumstances in which the limitations of this sentence apply.

(b)
As used in this Agreement, the following terms shall have the following respective meanings:

(i)
“Affiliate” means, with respect to a specified Person, any person that directly or indirectly controls, is controlled by, or is under common control with, such specified Person;

(ii)
“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized by law or executive order to be closed;

(iii)
“Company’s Knowledge” means the actual knowledge of any of the officers set forth on Section 9.1 of the Company Disclosure Memorandum and the knowledge that such officers would have after due inquiry;

(iv)
“Governmental Authority” means any governmental, regulatory or administrative body, agency, commission, board, or authority, including any Regulatory Agency, or any court or judicial authority, to which a party, by the nature of its activities, is subject, whether international, national, federal, state or local;

(v)
“Material Adverse Effect” means, with respect to the Company, Parent or the Surviving Corporation, as the case may be, a material adverse effect on (i) the business, assets, liabilities, properties, results of operations or financial condition of such party and its Subsidiaries taken as a whole (provided, that with respect to this clause (i), “Material Adverse Effect” shall not be deemed to include the impact of (A) changes, after the date hereof, in U.S. generally accepted accounting principles (“GAAP”) or applicable regulatory accounting requirements, (B) changes, after the date hereof, in laws, rules or regulations of general applicability to companies in the industries in which such party and its Subsidiaries operate, or interpretations thereof by courts or Governmental Authorities, (C) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (D) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement in contemplation of the transactions contemplated hereby, (E) a decline in the trading price of a party’s common stock or the failure, in and of itself, to meet earnings projections or internal financial forecasts (it being understood that the underlying cause of such decline or failure may be taken into account in determining whether a Material Adverse Effect has occurred), (F) the expenses incurred by the Company or Parent in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement or (G) the occurrence of any natural or man-made disaster; except, with respect to subclauses (A), (B) and (C), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the industry in which such party and its Subsidiaries operate) or (ii) the ability of such party to timely consummate the transactions contemplated hereby;
(vi)
“Parent’s Knowledge” means the actual knowledge of any of the officers set forth on Section 9.1 of the Parent Disclosure Memorandum and the knowledge that such officers would have after due inquiry;

(vii)
“Person” means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Authority or other entity of any kind or nature; and

(viii)
“Subsidiary” shall have the meaning ascribed to it in Section 2(d) of the BHC Act.

9.2   Expenses.   Each of the parties shall bear and pay all direct costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including filing, registration and application fees, printing fees, and fees and expenses of its own financial or other consultants, investment bankers, accountants, and counsel, and which in the case of the Company, shall be paid at Closing and prior to the Effective Time. Notwithstanding any other provision in this Agreement, in any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties hereunder, the prevailing Party is such action or suit shall be entitled to receive its reasonable attorneys’ fees and costs and expenses incurred in such action or suit.
9.3   Entire Agreement.   Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein), together with the Voting and Support Agreements and the other documents and agreements delivered at the Closing pursuant to the provisions hereof, constitute the entire agreement between the parties with respect to the transactions contemplated hereunder and supersede all prior arrangements or understandings with respect thereto, written or oral. Nothing in this Agreement expressed or implied is intended to confer upon any Person, other than the parties or their respective successors, any rights, remedies, obligations, or liabilities under or by reason of this Agreement, other than (i) as provided in Section 6.10, and (ii) if the Effective Time occurs, the right of the holders of Company Common Stock and Company Series D Preferred Stock to receive the Merger Consideration payable pursuant to this Agreement and the right of the holders of the Follow-On Rights to receive the Follow-On Cash-Out Amount pursuant to Section 1.7(c) of this Agreement.
9.4   Amendments.   This Agreement may be amended only by a subsequent writing signed by each of the parties upon the approval of each of the parties, whether before or after Requisite Company Shareholder Vote of this Agreement has been obtained; provided, that after any such approval by the Company Shareholders, there shall be made no amendment that reduces or modifies the consideration to be received by the Company Shareholders.
9.5   Waiver.
(a)
Prior to or at the Effective Time, Parent, acting through its Board of Directors, Chief Executive Officer, or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by the Company, to waive or extend the time for the compliance or fulfillment by the Company of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Parent under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of Parent.
(b)
Prior to or at the Effective Time, the Company, acting through its Board of Directors, Chief Executive Officer, or other authorized officer, shall have the right to waive any default in the performance of any term of this Agreement by Parent, to waive or extend the time for the compliance or fulfillment by Parent of any and all of its obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of the Company under this Agreement, except any condition which, if not satisfied, would result in the violation of any Law. No such waiver shall be effective unless in writing signed by a duly authorized officer of the Company.

(c)
The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same or any other provision of this Agreement. No waiver of any condition or of the breach of any term contained in this Agreement in one or more instances shall be deemed to be or construed as a further or continuing waiver of such condition or breach or a waiver of any other condition or of the breach of any other term of this Agreement.

9.6   Assignment.   Except as expressly contemplated hereby, neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any party hereto (whether by operation of Law, including by merger or consolidation, or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.
9.7   Notices.   All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by hand, by registered or certified mail, postage pre-paid, or by courier or overnight carrier, or email (with, in the case of email, confirmation of date and time by the transmitting equipment) to the persons at the addresses set forth below (or at such other address as may be provided hereunder), and shall be deemed to have been delivered as of the date so delivered or refused:
Parent:	United Community Banks, Inc. Greenville ONE, Suite 700 2 West Washington Street Attention: H. Lynn Harton Email: lynn_harton@ucbi.com
with copies to:	United Community Banks, Inc. Greenville ONE, Suite 700 2 West Washington Street Attention: Melinda Davis Lux Email: melinda_davislux@ucbi.com
Nelson Mullins Riley & Scarborough LLP Greenville ONE, Suite 400 2 West Washington Street Greenville, South Carolina 29601 Attention: Neil E. Grayson Email: neil.grayson@nelsonmullins.com
the Company:	Three Shores Bancorporation, Inc. 201 South Orange Avenue, Suite 100 Orlando, Florida 32801 Attention: Gideon T. Haymaker Email: ghaymaker@seasidebank.com

with a copy to:	Smith Mackinnon, PA 301 East Pine Street, Suite 750 Orlando, Florida 32801 Attention: John P. Greeley Email: jpg7300@aol.com
9.8   Governing Law; Jurisdiction.   Regardless of any conflict of law or choice of law principles that might otherwise apply, the parties agree that this Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Georgia. Each party agrees that it will bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contemplated hereby exclusively in any federal or state court located in the State of Georgia (the “Chosen Courts”), and, solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement, (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party, and (d) agrees that service of process upon such party in any such action or proceeding will be effective if notice is given in accordance with Section 9.7
9.9   Waiver of Jury Trial.   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE EXTENT PERMITTED BY LAW AT THE TIME OF INSTITUTION OF THE APPLICABLE LITIGATION, ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.9.
9.10   Specific Performance.   The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that, except as set forth in Section 8.3(c), the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity. Further, no Party has any requirement to post a bond or other security before it can obtain specific performance.
9.11   Counterparts.   This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.
9.12   Enforcement of Agreement.   The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement was not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.
9.13   Severability.   Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its duly authorized officers as of the day and year first above written.
UNITED COMMUNITY BANKS, INC.
By:	/s/ H. Lynn Harton
Name:	H. Lynn Harton
Title:	President and Chief Executive Officer
THREE SHORES BANCORPORATION, INC.
By:	/s/ Gideon T. Haymaker
Name:	Gideon T. Haymaker
Title:	President and Chief Executive Officer

Annex B
March 9, 2020
Board of Directors
Three Shores Bancorporation, Inc.
201 South Orange Avenue, Suite 1350
Orlando, FL 32801
Ladies and Gentlemen:
Three Shores Bancorporation, Inc. (“Seller”) and United Community Banks, Inc. (“Purchaser”) are proposing to enter into an Agreement and Plan of Merger (the “Agreement”) pursuant to which Seller shall merge with and into Purchaser with Purchaser as the surviving corporation (the “Merger”). As set forth in the Agreement, at the Effective Time, each share of (i) common stock, no par value, of Seller (“Seller Common Stock”), (ii) convertible perpetual preferred stock, no par value, Series D-1, of Seller (“Series D-1 Preferred Stock”), (iii) convertible perpetual preferred stock, no par value, Series D-2, of Seller (“Series D-2 Preferred Stock”), (iv) convertible perpetual preferred stock, no par value, Series D-3, of Seller (“Series D-3 Preferred Stock”), (v) convertible perpetual preferred stock, no par value, Series D-4, of Seller (“Series D-4 Preferred Stock” and, together with Series D-1 Preferred Stock, Series D-2 Preferred Stock, and Series D-3 Preferred Stock, “Seller Series D Preferred Stock”), in each case issued and outstanding immediately prior to the Effective Time, except for certain shares of Seller Common Stock and Seller Series D Preferred Stock as specified in the Agreement, shall be converted into the right to receive 0.3300 of a share of common stock, par value $1.00 per share, of Purchaser (“Purchaser Common Stock” and such consideration, the “Merger Consideration”). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Agreement. You have requested our opinion as to the fairness, from a financial point of view, of the Merger Consideration to the holders of Seller Common Stock and Seller Series D Preferred Stock (together, the “Seller Shareholders”).
Piper Sandler & Co. (“Piper Sandler”, “we” or “our”), as part of its investment banking business, is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions. In connection with this opinion, we have reviewed and considered, among other things: (i) an execution copy of the Agreement; (ii) certain publicly available financial statements and other historical financial information of Seller and its banking subsidiary, Seaside National Bank & Trust, that we deemed relevant; (iii) certain publicly available financial statements and other historical financial information of Purchaser that we deemed relevant; (iv) estimated net income and dividends per share for Seller for the years ending December 31, 2020 and December 31, 2021, as well as an estimated annual net income growth rate for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as provided by the senior management of Seller; (v) publicly available median analyst earnings per share and dividends per share estimates for Purchaser for the years ending December 31, 2020 and December 31, 2021, as well as estimated long-term annual earnings per share and balance sheet growth rates and an estimated annual dividend payout ratio for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as provided by the senior management of Purchaser; (vi) the pro forma financial impact of the Merger on Purchaser based on certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as estimated net income for Seller for the years ending December 31, 2020 through December 31, 2023 with an estimated net income growth rate for the year ending December 31, 2024, as provided by the senior management of Purchaser; (vii) the publicly reported historical price and trading activity for Purchaser Common Stock, including a comparison of certain stock trading information for Purchaser Common Stock and certain stock indices, as well as similar publicly available information for certain other companies, the securities of which are publicly traded; (viii) a comparison of certain financial and market information for Seller and Purchaser with similar financial institutions for which information is publicly available; (ix) the financial terms of certain recently completed, as well as publicly announced and pending, business combinations in the bank and thrift industry (on a nationwide basis), to the extent publicly available; (x) the current market environment generally and the banking environment in particular; and (xi) such other information, financial studies, analyses and investigations and financial, economic and market criteria as we considered relevant. We also discussed with certain members of the senior management of Seller and its representatives the business, financial condition, results of operations and prospects of Seller and held similar discussions with certain members of the senior management of Purchaser and its representatives regarding the business, financial condition, results of operations and prospects of Purchaser.
In performing our review, we have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by Seller, Purchaser or their respective representatives, or that was otherwise reviewed by us and we have assumed such accuracy and completeness for purposes of rendering this opinion without any independent verification or investigation. We have further relied on the assurances of the respective senior managements of Seller and Purchaser that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading in any respect material to our analyses. We have not been asked to undertake, and have not undertaken, an independent verification of any such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. We did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Seller or Purchaser. We render no opinion on or evaluation of the collectability of any assets or the future performance of any loans of Seller or Purchaser. We did not make an independent evaluation of the adequacy of the allowance for loan losses of Seller or Purchaser, or the combined entity after the Merger, and we have not reviewed any individual credit files relating to Seller or Purchaser. We have assumed, with your consent, that the respective allowances for loan losses for both Seller and Purchaser are adequate to cover such losses and will be adequate on a pro forma basis for the combined entity.
In preparing its analyses, Piper Sandler used estimated net income and dividends per share for Seller for the years ending December 31, 2020 and December 31, 2021, as well as an estimated annual net income growth rate for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as provided by the senior management of Seller. In addition, Piper Sandler used publicly available median analyst earnings per share and dividends per share estimates for Purchaser for the years ending December 31, 2020 and December 31, 2021, as well as estimated long-term annual earnings per share and balance sheet growth rates and an estimated annual dividend payout ratio for the years ending December 31, 2022, December 31, 2023 and December 31, 2024, as provided by the senior management of Purchaser. Piper Sandler also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments and cost savings, as well as estimated net income for Seller for the years ending December 31, 2020 through December 31, 2023 with an estimated net income growth rate for the year ending December 31, 2024, as provided by the senior management of Purchaser. With respect to the foregoing information, the respective senior managements of Seller and Purchaser confirmed to us that such information reflected (or, in the case of the publicly available analyst estimates referred to above, were consistent with) the best currently available projections, estimates and judgements of those respective senior managements as to the future financial performance of Seller and Purchaser, respectively, and we assumed that the financial results reflected in such information would be achieved. We express no opinion as to such projections, estimates or judgements, or the assumptions on which they are based. We have also assumed that there has been no material change in Seller’s or Purchaser’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to us. We have assumed in all respects material to our analyses that Seller and Purchaser will remain as going concerns for all periods relevant to our analyses.
We have also assumed, with your consent, that (i) each of the parties to the Agreement will comply in all material respects with all material terms and conditions of the Agreement and all related agreements required to effect the Merger, that all of the representations and warranties contained in such agreements are true and correct in all material respects, that each of the parties to such agreements will perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements are not and will not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the Merger, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on

Seller, Purchaser, the Merger or any related transactions, and (iii) the Merger and any related transactions will be consummated in accordance with the terms of the Agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements. Finally, with your consent, we have relied upon the advice that Seller has received from its legal, accounting and tax advisors as to all legal, accounting and tax matters relating to the Merger and the other transactions contemplated by the Agreement. We express no opinion as to any such matters.
Our opinion is necessarily based on financial, regulatory, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof could materially affect this opinion. We have not undertaken to update, revise, reaffirm or withdraw this opinion or otherwise comment upon events occurring after the date hereof. We express no opinion as to the trading value of Purchaser Common Stock at any time or what the value of Purchaser Common Stock will be once it is actually received by the Seller Shareholders.
We have acted as Seller’s financial advisor in connection with the Merger and will receive a fee for our services, which fee is contingent upon consummation of the Merger. We will also receive a fee for rendering this opinion, which opinion fee will be credited in full towards the advisory fee which will become payable to Piper Sandler upon consummation of the Merger. Piper Sandler did not provide any other investment banking services to Seller in the two years preceding the date of this opinion, nor did Piper Sandler provide any investment banking services to Purchaser in the two years preceding the date of this opinion. In the ordinary course of our business as a broker-dealer, we may purchase securities from and sell securities to Seller, Purchaser and their respective affiliates. We may also actively trade the equity and debt securities of Seller, Purchaser and their respective affiliates for our own account and for the accounts of our customers.
Our opinion is directed to the Board of Directors of Seller in connection with its consideration of the Agreement and the Merger and does not constitute a recommendation to any shareholder of Seller as to how any such shareholder should vote at any meeting of shareholders called to consider and vote upon the approval of the Agreement and the Merger. Our opinion is directed only as to the fairness, from a financial point of view, of the Merger Consideration to the Seller Shareholders and does not address the underlying business decision of Seller to engage in the Merger, the form or structure of the Merger or any other transactions contemplated in the Agreement, the relative merits of the Merger as compared to any other alternative transactions or business strategies that might exist for Seller or the effect of any other transaction in which Seller might engage. We also do not express any opinion as to the fairness of the amount or nature of the compensation to be received in the Merger by any Seller officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. This opinion has been approved by Piper Sandler’s fairness opinion committee. This opinion may not be reproduced without Piper Sandler’s prior written consent; provided, however, Piper Sandler will provide its consent for the opinion to be included in any regulatory filings to be completed in connection with the Merger.
Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the Seller Shareholders from a financial point of view.
Very truly yours,

Annex C
ANNEX C — Sections 607.1301 through 607.1340 of the Florida Business Corporation Act
Shareholders are advised to read the relevant sections of the Florida Business Corporation Act (“FBCA”). The following extract does not revise, amend or supersede the FBCA.
607.1301. Appraisal rights; definitions
The following definitions apply to ss. 607.1301-607.1340:
(1)
“Accrued interest” means interest from the date the corporate action becomes effective until the date of payment, at the rate of interest determined for judgments pursuant to s. 55.03, determined as of the effective date of the corporate action.

(2)
“Affiliate” means a person that directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive of such person. For purposes of paragraph (6)(a), a person is deemed to be an affiliate of its senior executives.

(3)
“Corporate action” means an event described ins. 607.1302(1).

(4)
“Corporation” means the domestic corporation that is the issuer ‘of the shares held by a shareholder demanding appraisal and, for matters covered in ss. 607.1322 — 607.1340, includes the domesticated eligible entity in a domestication, the covered eligible entity in a conversion, and the survivor of a merger.

(5)
“Fair value” means the value of the corporation’s shares determined:

(a)
Immediately before the effectiveness of the corporate action to which the shareholder objects.

(b)
Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable to the corporation and its remaining shareholders.

(c)
Without discounting for lack of marketability or minority status.

(6)
“Interested transaction” means a corporate action described in s. 607.1302(1), other than a merger pursuant to s. 607.1104, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition:

(a)
“Interested person” means a person, or an affiliate of a person, who at any time during the 1-year period immediately preceding approval by the board of directors of the corporate action:

1.
Was the beneficial owner of 20 percent or more of the voting power of the corporation, other than as owner of excluded shares;

2.
Had the power, contractually or otherwise, other than as owner of excluded shares, to cause the appointment or election of 25 percent or more of the directors to the board of director of the corporation; or

3.
Was a senior executive or director of the corporation or a senior executive of any affiliate of the corporation, and will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

a.
Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

b.
Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than-those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in, s. 607.0832; or
c.
In the case of a director of the corporation who, in the corporate action, will become a director or governor of the acquirer or any of its affiliates in the corporate action, rights and benefits_ as a director or governor that are provided on the same basis as those afforded by the acquirer generally to other directors or governors of such entity or such affiliate.

(b)
“Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership as of the date of the agreement, of all shares having voting power of the corporation beneficially owned by any member of the group.

(c)
“Excluded shares_” means shares acquired pursuant to an offer for all shares having voting power if the offer Was made within 1 year before the corporate action for consideration of the same_ kind and of a value equal to or less than that paid in connection with the corporate action.

(7)
“Preferred shares” means a class or series of shares the holders of which have preference over any other class or series of shares with respect to distributions.

(8)
“Senior executive” means the chief executive officer, chief operating officer, chief financial officer, or any individual in charge of a principal business unit or function.

(9)
Notwithstanding s. 607.01401(67), “shareholder” means a record shareholder, a beneficial shareholder, and a voting trust beneficial owner. Laws 1989, c. 89-154, § 118. Amended by Laws 2003, c. 2003-283, § 21, eff. Oct. 1, 2003; Laws 2005, c. 2005-267, § 2, eff. June 20, 2005; Laws 2019, c. 2019-90, § 161, eff. Jan. 1, 2020.

607.1302. Right of shareholders to appraisal
(1)
A shareholder of a domestic corporation is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

(a)
Consummation of a domestication_ or a conversion of such corporation pursuant to s. 607.11921 or s. 607.11932, as applicable, if shareholder approval is required for the domestication or the conversion;

(b)
Consummation of a merger to which such corporation is a party:

1.
If shareholder approval is required for the merger under s. 607.1103 or would be required but for s. 607.11035, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remains outstanding after consummation of the merger where the terms of such class or series have not been materially altered; or

2.
If such corporation is a subsidiary and the merger is governed by s. 607.1104;

(c)
Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, except that appraisal rights are not available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not acquired in the share exchange;

(d)
Consummation of a disposition of assets pursuant to s. 607.1202 if the shareholder is entitled to vote on the disposition, including a sale in dissolution, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares or any class or series if:

1.
Under the terms of the corporate action approved by the shareholders there is to be distributed to shareholders in cash the corporation’s net assets, in excess of a reasonable amount reserved to meet claims of the type described in ss. 607.1406 and 607.1407, within 1 year after the shareholders’ approval of the action and in accordance with their respective interests determined at the time of distribution; and

2.
The disposition of assets is not an interested transaction;

(e)
An amendment of the articles of incorporation with respect to a class or series of shares which reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or the right to repurchase the fractional share so created;

(f)
Any other merger, share exchange, disposition of assets, or amendment to the articles of incorporation, in each case to the extent provided by the articles of incorporation, bylaws, or a resolution of the board of directors, except that no bylaw or board resolution providing for appraisal rights may be amended or otherwise altered except by shareholder approval;

(g)
An amendment to the articles of incorporation or bylaws of the corporation, the effect of which is to alter or abolish voting or other rights with respect to such interest in a manner that is adverse to the interest of such shareholder, except as the right may be affected by the voting or other rights of new shares then being authorized of a new class or series of shares;

(h)
An amendment to the articles of incorporation or bylaws of a corporation the effect of which is to adversely affect the interest of the shareholder by altering or abolishing appraisal rights under this section;

(i)
With regard to a class of shares Prescribed in the articles of incorporation prior to October 1, 2003, including any shares within that class subsequently authorized by amendment, any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

1.
Altering or abolishing any preemptive rights attached to any of his or her shares;

2.
Altering or abolishing the voting rights pertaining to any of his or her shares, except as such rights may be affected. by the voting rights of, new shares then being authorized of any existing or new class or series of shares;

3.
Effecting an exchange, cancellation, or reclassification of any of his or her shares, when such exchange, cancellation, or reclassification would alter or abolish the shareholder’s voting rights or alter his or her percentage of equity in the corporation, or effecting a reduction or cancellation of accrued dividends or other arrearages in respect to such shares;

4.
Reducing the stated redemption price of any of the shareholder’s redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his or her shares, or making any of his or her shares subject to redemption when they are no otherwise redeemable;

5.
Making noncumulative, in whole or in part, dividends of any of the shareholder’s preferred shares which had theretofore been cumulative;

6.
Reducing the stated dividend preference of any of the shareholder’s preferred shares; or

7.
Reducing any stated preferential amount payable on any of the shareholder’s preferred shares upon voluntary or involuntary liquidation;

(j)
An amendment of the articles of incorporation of a social purpose corporation to which s. 607.504 or s. 607.505 applies;

(k)
An amendment of the articles of incorporation of a benefit corporation to which s. 607.604 or s. 607.605 applies;

(l)
A merger, domestication, conversion, or share exchange of a social purpose corporation to which s. 607.504 applies; or

(m)
A merger, domestication, conversion, or share exchange of a benefit corporation to which s. 607.604 applies.

(2)
Notwithstanding subsection (1), the availability of appraisal rights under paragraphs (l)(a), (b), (c), (d), and (e) shall be limited in accordance with the following provisions:

(a)
Appraisal rights shall not be available for the holders of shares of any class or series of shares which is:

1.
A covered security under s. 18(b)(1)(A) or (B) of the Securities Act of 1933(1);

2.
Not a covered security; but traded in an organized market and has at least 2,000 shareholders and the outstanding shares of such class or series have a market value of at least $20 million, exclusive of the value of outstanding shares held by the corporation’s subsidiaries , by the corporation’s senior executives, by the corporation’s directors, and by the corporation’s beneficial shareholders and voting trust beneficial owners owning more than 10 percent of the outstanding shares; or

3.
Issued by an open end management investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940(2) and which may be redeemed at the option of the holder at net asset value.

(b)
The applicability of paragraph (a) shall be determined as of:

1.
The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights, or, in the case of an offer made pursuant to s. 607.11035, the date of such offer; or

2.
If there will be no meeting of shareholders and no offer is made pursuant to s. 607.11035, the close of business 9n the day before the consummation of the corporate action or the effective date of the amendment of the articles, as applicable.

(c)
Paragraph (a) is not applicable and appraisal rights shall be available pursuant to subsection (1) for the holders of any class or series of shares where the corporate action is an interested transaction.

(3)
Notwithstanding any other provision of this section, the articles of incorporation .as originally filed or any amendment to the articles of incorporation may limit or eliminate appraisal rights for any class or series of preferred shares, except that:

(a)
No such limitation or elimination shall be effective if the class or series does not have the right to vote separately as a voting group, alone or as part of a group, on the action or if the action is a domestication under s. 607.11920 or a conversion under s. 607.11930,or a merger having a similar effect as a domestication or conversion in which the domesticated eligible entity or the converted eligible entity is an eligible entity; and_ .

(b)
Any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding

(1)
15 U.S.C.A. § 77r(b)(l)(A) or (B).

(2)
15 U.S.C.A. § 80a -1 et seq.

immediately before the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange, or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within 1 year after the effective date of such amendment if such action would otherwise afford appraisal rights. Laws 1989, c. 89-154, § 119. Amended by Laws .1994, c. 94-327,§ 5, eff. lune 2, 1994; Laws 1997, c. 97-102, § 31, eff. July 1, 1997; Laws 2003, c. 2003- 283, § 22, eff. Oct. 1, 2003; Laws 2004, c. 2004 378, § 1, eff. June 24, 2004; Laws 2005, — 2005- 267, § 3, eff. Jan. 1, 2006; Laws 2014, c. 2014-209, § 5, eff July 1, 2014; Laws 2019, c. 2019-90, § 162, eff. Jan. 1, 2020.
607.1303. Assertion of rights by nominees and beneficial owners
(1)
A record shareholder may assert appraisal right s as to fewer than all the s res registered i:O the record shareholder’s name but owned by a beneficial shareholder or a voting trust beneficial owner only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder or a voting trust beneficial owner and notifies the corporation in writing of the name and address of each beneficial shareholder or voting trust beneficial owner on whose behalf appraisal rights are being asserted. The fights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection ‘shall be determined as if the shares as to which the record shareholder ob1ects and the record shareholder’s other shares were registered m the names of different record shareholders.

(2)
A beneficial shareholder and 1t voting trust beneficial owner may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

(a)
Submits to the corporation the record shar holder’s written consent to the assertion of such rights no later than the date referred to in s. 607.1322(2)(b)2.

(b)
Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder or the voting trust beneficial owner. Added by Laws 2003, c. 2003- 283, § 23, eff. Oct. 1, 2003. Amended by Laws 2019, c. 2019-90, § 163, eff. Jan. 1, 2020.

607.1320. Notice of appraisal rights
(1)
If a proposed corporate action described in s. 607.1302(1) is to be submitted to a vote at a shareholders’ meeting, the meeting notice (or, where no approval of such action is required pursuant to s. 607.11035, the offer made pursuant to s. 607.11035), must state that the corporation has concluded that shareholders are, are not, or may be entitled to assert appraisal rights under this chapter. If the corporation concludes that appraisal rights are or may be available, a copy of ss. 607.1301- 607.1340 must accompany the meeting notice or offer sent to those record shareholders entitled to exercise appraisal rights.

(2)
In a merger pursuant to s. 607.1104, the parent corporation must notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice must be sent within 10 days after the corporate action became effective and include the materials described in s. 607.1322.

(3)
If a proposed corporate action described in s. 607.1302(1) is to be approved by written consent of the shareholders pursuant to s. 607.0704:

(a)
Written notice that appraisal rights are, are not, or may be available must be sent to each shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited, and, if the corporation has concluded that appraisal rights are or may be available, a copy of ss. 607.1301-607.1340 must accompany such written notice; and

(b)
Written notice that appraisal rights are, are not, or may be available must be delivered, at least 10 days before the corporate action becomes effective, to all nonconsenting and nonvoting shareholders, and, if the corporation has concluded that appraisal rights are or may be available, a copy of ss. 607.1301 :607.1340 must accompany such written notice.

(4)
Where a corporate action described in s. 607.1302(1) is proposed or a merger pursuant to s. 607.1104 is effected, and the corporation concludes that appraisal rights are or may be available, the notice referred to in subsection (1), paragraph (3)(a), or paragraph (3)(b) must be accompanied by:

(a)
Financial statements of the corporation that issued the shares that may be or are subject to appraisal rights, consisting of a balance sheet as of the end of the fiscal year ending not more than 16 months before the date of the notice, an income statement for that fiscal year, and a cash flow statement for that fiscal year; however, if such financial statements are not reasonably available, the corporation must provide reasonably equivalent financial information; and,

(b)
The latest available interim financial statements, including year-to-date through the end of the interim period of such corporation, if any.

(5)
The right to receive the information described in subsection (4) may be waived in writing by a shareholder before or after the corporate action is effected. Laws 1989, c. 89-154, § 120. Ame11ded by Laws 1993, c. 93- 281, § 35, eff. May 15, 1993; Laws 1997, c. 97-102, § 32, eff. July 1, 1997, Laws 2003, c. 2003- 283, § 24, eff. Oct. 1, 2003; Laws 2019, c. 2019-90, § 164, eff. Jan. 1, 2020.

607.1321. Notice of intent to demand payment
(1)
If a proposed corporate action requiring appraisal rights under s. 607.1302 is submitted to a vote at a shareholders meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a)
Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed corporate action is effectuated; and

(b)
Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed corporate action.

(2)
If a proposed corporate action requiring appraisal rights under s. 607.1302 is to be approved by written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares must not sign a consent in favor of the proposed corporate action with respect to that class or series of shares.

(3)
If a proposed corporate action specified ins. 607.1302(1) does not require shareholder approval pursuant to s. 607.11035, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

(a)
Must deliver to the corporation before the shares are purchased pursuant to the offer a written notice of the shareholders intent to demand payment if the proposed action is effected; and

(b)
Must not tender, or cause or permit to be tendered, any shares of sue class or series in response to such offer.

(4)
A shareholder who may otherwise be entitled to appraisal rights but does not satisfy the requirements of subsection (1), subsection (2), or subsection (3) is not entitled to payment under this chapter. Added by Laws 2003, c. 2003-283, § 25, eff. Oct. .1, 2003. Ame11ded by Laws 2004, c. 2004-378, § 7, eff. July 24, 2004; Laws 2019, c. 2019-90, § 165, eff. Jan. 1, 2020.

607.1322. Appraisal notice and form
(1)
If a proposed corporate action requiring appraisal rights under s. 607.1302(1) becomes effective, the corporation must deliver a written appraisal notice and form required by paragraph (2)(a) to all shareholders who satisfied the requirements of s. 607.1321(1), (2), or (3). In the case of a merger under s. 607.1104, the parent must deliver a written appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

(2)
The appraisal notice must be delivered no earlier than the date the corporate action became effective, and no longer than 10 days after such date, and must:

(a)
Supply a form that specifies the date that the corporate action became effective and that provides for the shareholder to state:

1.
The shareholder’s name and address.

2.
The number, classes, and series of shares as to which the shareholder asserts appraisal rights.

3.
That the shareholder did not vote for or consent to the transaction.

4.
Whether the shareholder accepts the corporation’s offer as stated in subparagraph (b)4

5.
If the offer is not accepted, the shareholder’s estimated fair value of the shares and a demand for payment of the shareholder’s estimated value plus accrued interest.

(b)
State:

1.
Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date by which the corporation must receive the required form under subparagraph 2.

2.
A date by which the corporation must receive the form, which date may not be fewer than 40 nor more than 60 days after the date the subsection (1) appraisal notice and form are sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date.

3.
The corporation’s estimate of the fair value of the shares.

4.
An offer to each shareholder who is entitled to appraisal rights to pay the corporation’s estimate of fair value set forth in subparagraph 3.

5.
That, if requested in writing, the corporation will provide to the shareholder so requesting, within 10 days after the date specified in subparagraph 2., the number of shareholders who return the forms by the specified date and the total number of shares owned by them.

6.
The date by which the notice to withdraw under s. 607.1323 must be received, which date must be within 20 days after the date specified in subparagraph 2.

(c)
If not previously provided, be accompanied by a copy of ss. 607.1301 607.1340. Added by Laws 2003, c. 2003- 283, § 26, eff. Oct. 1, 2003. Amended by Laws 2019, c. 2019-90, § 166, eff. Jan. 1, 2020

607.1323. Perfection of rights; right to withdraw
(1)
A shareholder who receives notice pursuant to s. 607.1322 and who wishes to exercise appraisal rights must sign and return the form received pursuant to s. 607.1322(1) and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice purs1,1ant to ss. 607.1322(2)(b)2. Once a shareholder deposits-that shareholder’s certificates or, in the case of uncertificated shares, returns the signed forms, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection (2).

(2)
A shareholder who has complied with subsection (1) may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to s. 607.1322(2)(b)6. A shareholder who fails to so withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

(3)
A shareholder who does not sign and ‘return the form and, in the case of certificated shares, deposit that shareholder’s share certificates if required, each by the date set forth in the notice described in s. 607.1322(2), shall not be entitled to payment under ss. 607.1301-607.1340. Added by Laws 2003, c. 2003-283, § 27, eff. Oct. 1, 2003. Amended by Laws 2019, c. 2019-90, § 167, eff. Jan. 1, 2020.

607.1324. Shareholder’s acceptance of corporation’s offer
(1)
If the shareholder states on the form provided ins. 607.1322(1) that the shareholder accepts the offer of the corporation to pay the corporation’s estimated fair value for the shares, the corporat10n shall make such payment to the shareholder within 90 days after the corporation’s receipt of the form from the shareholder.

(2)
Upon payment of the agreed value, the shareholder shall cease to have any right to receive any further consideration with respect to such shares. Added by Laws 2003, c, 2003-283, § 28, eff. Oct. 1; 2003. Amended by Laws 2019, c. 2019-90, § 168, eff. Jan. 1, 2020.

607.1326. Procedure if shareholder is dissatisfied with offer
(1)
A shareholder who is dissatisfied with the corporation’s offer as set forth pursuant to s. 607.1322(2)(b)4. must notify the corporation on the form provided pursuant to s. 607.1322(1) of that shareholder’s estimate of the fair value of the shares and demand payment of that estimate plus accrued interest.

(2)
shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus accrued interest under subsection (1) within the timeframe set forth ins. 607.1322(2)(b)2. waives the right to demand payment under this section and shall be entitled only for the payment offered by the corporation pursuant to s. 607.1322(2)(b)4. Added by Laws 2003, c. 2003-283, § 29, eff. Oct. 1, 2003. Amended by Laws 2019, c. 2019-90, § 169, eff. Jan. 1, 2020.

607.1330. Court action
(1)
If a shareholder makes demand for payment under s. 607.1326 which remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest from the date of the corporate action. If the corporation does not commence the proceeding within the 60-day period, any shareholder who has made a demand pursuant to s. 607.1326 may commence the proceeding in the name of the corporation.

(2)
The proceeding shall be commenced in the circuit court in the applicable county. If by virtue of the corporate action becoming effective the entity has become a foreign eligible entity without a registered office in this state, the proceeding shall be commenced in the county in this state” in which the principal office or registered office of the domestic corporation merged with the foreign eligible entity was located immediately before the time the corporate action became effective. If such entity has, and immediately before the corporate action became effective had, no principal or registered office in this state, then the proceeding shall be commenced in the county in this state in which the corporation has, or immediately before the time the corporate action became effective had, an office in this state. If such entity has, or immediately before the time the corporate action became effective had, no office in this state, the proceeding shall be commenced in the county in which the corporation’s registered office is or was last located.

(3)
All shareholders, whether or not residents of this state, whose demands remain unsettled shall be made parties to the proceeding as in an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each shareholder party who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident shareholder party by registered or certified mail or by publication as provided by law.

(4)
The jurisdiction of the court in which the proceeding is commenced under subsection (2) is plenary and exclusive. If it so elects, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them or in any amendment to the order. The shareholders demanding appraisal rights are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

(5)
Each shareholder made a party to the proceeding is entitled to judgment for the amount of the fair value of ‘such shareholder’s shares, plus accrued interest, as found by the court.

(6)
The corporation shall pay each such shareholder the amount found to be due within 10 days after final determination of the proceedings. Upon payment of the judgment, the shareholder shall cease to have any rights to receive any further consideration with respect to such shares other than any amounts ordered to be paid for court costs and attorney fees under s. 607.1331. Added by Laws 2004, c. 2004-378, § 2, eff. June 24, 2004. Amended by Laws 2019, c. 2019-90, § 170, eff. Jan. 1, 2020.

607.1331. Court costs and counsel fees
(1)
The court in an appraisal proceeding shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the-shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(2)
The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

(2)
Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with ss. 607.1320 and 607.1322; or

(b)
Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(3)
If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

(4)
To the extent the corporation fails to make a required payment pursuant to s. 607.1324, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including attorney fees. Added by Laws 2003, c. 2003-283, § 30, eff. Oct. 1, 2003. Amended by Laws 2004, c. 2004-5, § 98, eff. June 29, 2004; Laws 2019, c. 2019-90, § 171, eff. Jan. 1, 2020.

607.1333. Limitation on corporate payment
(1)
No payment shall be made to a shareholder seeking appraisal rights if, at the time of payment, the corporation is unable to meet the distribution standards of s. 607.06401. In such event, the shareholder shall, at the shareholder’s option:

(a)
Withdraw his or her notice of intent to assert appraisal rights, which shall in such event-be deemed withdrawn with the consent of the corporation; or

(b)
Retain his or her status as a claimant against the corporation and, if it is liquidated, be subordinated to the rights of creditors of the corporation, but have rights superior to the shareholders not asserting appraisal rights, and if the corporation is not liquidated, retain his or her right to be paid for the shares, which right the corporation shall be obliged to satisfy when the restrictions of this section do not apply.
(2)
The shareholder shall exercise the option under paragraph (l)(a) or paragraph (l)(b) by written notice filed with the corporation within 30 days after the corporation has given written notice that the payment for shares cannot be made because of the restrictions of this section. If the shareholder fails to exercise the option, the shareholder shall be deemed to have withdrawn his or her notice of intent to assert appraisal rights. Added by Laws 2003, c. 2003-283, § 32, eff. Oct. 1, 2003. Amended by Laws 2019, c. 2019-90, § 173, eff. Jan. 1, 2020.

607.1340. Other remedies limited
(1)
A shareholder entitled to appraisal rights under this chapter may not challenge a completed corporate action for which appraisal rights are available unless such corporate action was either:

(a)
Not authorized and approved in accordance with the applicable provisions of this chapter;

(b)
Procured as a result of fraud, a material misrepresentation, or an omission of material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading.

(2)
Nothing in this section operates to override or supersede the provisions of s. 607.0832. Added by Laws 2019, c. 2019-90, § 174, eff. Jan. 1, 2020.

Annex D
ANNEX D – THREE SHORES FINANCIAL STATEMENTS

THREE SHORES BANCORPORATION, INC.
AND SUBSIDIARY
Orlando, Florida
Audited Consolidated Financial Statements
At December 31, 2019 and 2018 and For the Years Then Ended
(Together with Independent Auditors’ Report)

Independent Auditors’ Report
Board of Directors and Stockholders
Three Shores Bancorporation, Inc. and Subsidiary
Orlando, Florida:
We have audited the accompanying consolidated financial statements of Three Shores Bancorporation, Inc. and Subsidiary (the “Company”), which comprise the consolidated balance sheets as of December 31, 2019 and 2018, and the related consolidated statements of earnings, comprehensive income, stockholders’ equity and cash flows for the years then ended, and the related notes to the financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of their operations and cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.
Other Matters
We also have audited, in accordance with auditing standards generally accepted in the United States of America, the Company’s internal control over financial reporting as of December 31, 2019, based on criteria established in Internal Control-Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) and our report dated February 19, 2020 expressed an unmodified opinion.
HACKER, JOHNSON & SMITH PA
Orlando, Florida
February 19, 2020
5401 South Kirkman Road, Suite 620, Orlando, Florida 32819, (407) 895-3383
A Registered Public Accounting Firm

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Consolidated Balance Sheets
($ in thousands)
	At December 31,
	2019	2018
Assets
Cash and due from banks	$42,856	42,455
Federal funds sold	2,000	2,000
Total cash and cash equivalents	44,856	44,455
Debt securities available for sale	261,790	294,624
Debt securities held to maturity (fair value of $157,561 in 2019 and $118,555 in 2018)	154,327	124,014
Loans held for sale	165	—
Loans, net of allowance for loan losses of $14,868 in 2019 and $13,940 in 2018	1,354,766	1,382,739
Accrued interest receivable	6,820	7,260
Premises and equipment, net	1,943	2,183
Right of use lease assets	21,524	—
Restricted securities	11,095	10,894
Deferred income taxes	6,117	8,118
Foreclosed real estate, net	411	—
Intangible assets, net	4,910	5,411
Other assets	5,350	3,540
Total assets	$1,874,074	1,883,238
Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing demand deposits	287,358	293,744
NOW deposits	194,170	233,163
Money-market and savings deposits	737,223	793,347
Time deposits	296,307	232,376
Total deposits	1,515,058	1,552,630
Federal Home Loan Bank advances	126,000	126,000
Subordinated debt	15,000	15,000
Other borrowings	8,253	29,280
Accrued interest payable	1,339	964
Official checks	5,314	6,696
Right of use lease liabilities	22,280	—
Other liabilities	11,598	7,579
Total liabilities	1,704,842	1,738,149
Commitments and contingencies (Notes 6, 11, 16 and 19)
Stockholders’ equity:
Preferred stock Series D, 20,900,000 shares authorized, 5,834,543 shares issued and outstanding	24,738	24,738
Common stock, no par value; 35,000,000 shares authorized, 18,591,401 and 18,174,329 shares issued and outstanding in 2019 and 2018, respectively	—	—
Additional paid-in capital	113,901	111,162
Retained earnings	30,525	15,776
Accumulated other comprehensive income (loss)	68	(6,587)
Total stockholders’ equity	169,232	145,089
Total liabilities and stockholders’ equity	$1,874,074	1,883,238

See accompanying Notes to Consolidated Financial Statements.

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Consolidated Statements of Earnings
(In thousands)
	Year Ended December 31,
	2019	2018
Interest income:
Loans	$65,030	61,779
Securities	11,528	10,497
Other	1,806	1,639
Total interest income	78,364	73,915
Interest expense:
Deposits	23,484	18,273
Borrowings	4,724	3,835
Total interest expense	28,208	22,108
Net interest income	50,156	51,807
Provision for loan losses	5,054	1,499
Net interest income after provision for loan losses	45,102	50,308
Noninterest income:
Asset advisory services	3,627	3,209
Insurance income	2,806	2,388
Service charges on deposit accounts	675	682
Net gain on sales of loans held for sale	141	119
Net (loss) gain on sales of debt securities available for sale	(37)	270
Net gain on sales of foreclosed real estate	—	10
Other	2,805	2,269
Total noninterest income	10,017	8,947
Noninterest expenses:
Salaries and employee benefits	24,184	23,612
Occupancy and equipment	4,413	4,373
Data processing	1,792	1,797
Deposit insurance premiums	797	1,544
Professional fees	996	989
Advertising	295	238
Other general and administrative	3,975	3,896
Total noninterest expenses	36,452	36,449
Earnings before income taxes	18,667	22,806
Income taxes	3,918	5,634
Net earnings	$14,749	17,172

See accompanying Notes to Consolidated Financial Statements.

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Consolidated Statements of Comprehensive Income
(In thousands)
	Year Ended December 31,
	2019	2018
Net earnings	$14,749	17,172
Other comprehensive income (loss):
Net change in unrealized loss on debt securities available for sale:
Unrealized gain (loss) arising during the year	8,067	(3,203)
Reclassification adjustment for unrealized loss on debt securities available for sale transferred to held to maturity	2,842	—
Reclassification adjustment for realized losses (gains)	37	(270)
Net change in unrealized loss on debt securities available for sale	10,946	(3,473)
Net change in fair value of cash flow hedges	—	(195)
Reclassification adjustment for unrealized loss on debt securities available for sale transferred to held to maturity	(2,842)	—
Amortization of transferred net unrealized loss (gain) on debt securities held to maturity	810	(40)
Total other comprehensive income (loss) before income tax expense (benefit)	8,914	(3,708)
Income tax expense (benefit)	2,259	(940)
Total other comprehensive income (loss)	6,655	(2,768)
Comprehensive income	$21,404	14,404
See accompanying Notes to Consolidated Financial Statements.

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Consolidated Statements of Stockholders’ Equity
Years Ended December 31, 2019 and 2018
($ in thousands)
	Preferred Stock				Additional Paid-In Capital	Retained Earnings Accumulated Deficit)	Accumulated Other Comprehensive Loss	Total Stockholders’ Equity
	Series D		Common Stock
	Shares	Amount	Shares	Amount
Balance at December 31, 2017	5,834,543	$24,738	17,884,192	$—	108,744	(1,396)	(3,819)	128,267
Net earnings	—	—	—	—	—	17,172	—	17,172
Net change in unrealized loss on debt securities available for sale, net of tax benefit of $880	—	—	—	—	—	—	(2,593)	(2,593)
Net change in fair value of cash flow hedges, net of tax benefit of $50	—	—	—	—	—	—	(145)	(145)
Amortization of transferred unrealized gain on debt securities held to maturity, net of tax benefit $10	—	—	—	—	—	—	(30)	(30)
Proceeds from stock options exercised	—	—	1,300	—	6	—	—	6
Stock issued related to prior acquisition	—	—	29,333	—	220	—	—	220
Stock-based compensation	—	—	259,504	—	2,192	—	—	2,192
Balance at December 31, 2018	5,834,543	$24,738	18,174,329	$—	111,162	15,776	(6,587)	145,089
Balance at December 31, 2018	5,834,543	$24,738	18,174,329	$—	111,162	15,776	(6,587)	145,089
Net earnings	—	—	—	—	—	14,749	—	14,749
Net change in unrealized loss on debt securities available for sale, net of taxes of $2,037	—	—	—	—	—	—	6,067	6,067
Amortization of transferred net unrealized loss on debt securities held to maturity, net of taxes of $222	—	—	—	—	—	—	588	588
Proceeds from stock options exercised, including cashless exercises	—	—	192,400	—	546	—	—	546
Stock-based compensation	—	—	224,672	—	2,193	—	—	2,193
Balance at December 31, 2019	5,834,543	$24,738	18,591,401	$—	113,901	30,525	68	169,232
See accompanying Notes to Consolidated Financial Statements.

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows
(In thousands)
	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net earnings	$14,749	17,172
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	366	447
Provision for loan losses	5,054	1,499
Deferred income taxes	(258)	(142)
Net amortization of premiums and discounts on debt securities	1,771	1,899
Net amortization of deferred loan fees, discounts and costs	(1,171)	(138)
Amortization of intangible assets	501	501
Stock-based compensation	2,193	2,192
Net loss (gain) on sales of debt securities available for sale	37	(270)
Net gain on sales of loans held for sale	(141)	(119)
Proceeds from sales of loans held for sale	7,701	7,220
Loans originated for sale	(7,725)	(7,101)
Net gain on sales of foreclosed real estate	—	(10)
Repayment of operating lease liabilities	(60)	—
Net decrease (increase) in accrued interest receivable	440	(1,485)
Net increase in other assets	(1,810)	(816)
Net (decrease) increase in official checks	(1,382)	3,152
Net increase in accrued interest payable	375	131
Net increase in other liabilities	4,835	2,570
Net cash provided by operating activities	25,475	26,702
Cash flows from investing activities:
Purchase of debt securities available for sale	(92,962)	(63,914)
Purchase of debt securities held to maturity	(24,819)	(34,443)
Proceeds from principal repayments, sales and maturities of debt securities available for sale	83,147	40,389
Proceeds from principal repayments of debt securities held to maturity	44,261	9,121
Net principal repayments (originations) of loans	23,679	(112,059)
Purchase of premises and equipment	(126)	(108)
(Purchase) redemption of restricted securities	(201)	439
Stock issued related to prior acquisition	—	220
Proceeds from sales of foreclosed real estate	—	1,285
Net cash provided by (used in) investing activities	32,979	(159,070)
Cash flows from financing activities:
Net (decrease) increase in deposits	(37,572)	163,962
Proceeds from Federal Home Loan Bank advances	43,000	126,000
Maturities of Federal Home Loan Bank advances	(43,000)	(141,000)
Net decrease in other borrowings	(21,027)	(20,959)
Proceeds from stock options exercised	546	6
Net cash (used in) provided by financing activities	(58,053)	128,009
Net increase (decrease) in cash and cash equivalents	401	(4,359)
Cash and cash equivalents at beginning of year	44,455	48,814
Cash and cash equivalents at end of year	$44,856	44,455

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Consolidated Statements of Cash Flows (Continued)
(In thousands)
	Year Ended December 31,
	2019	2018
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$27,833	21,977
Income taxes	$4,158	5,759
Noncash transactions:
Other comprehensive income (loss), net change in unrealized loss on debt securities available for sale, net of tax expense (benefit)	$6,067	(2,593)
Other comprehensive loss, fair value adjustment on cash flow hedges, net of tax benefit	$—	(145)
Other comprehensive loss, amortization of transferred unrealized loss (gain) on debt securities held to maturity, net of tax expense (benefit)	$588	(30)
Transfer debt securities from available for sale to held to maturity	$51,789	—
Unrealized loss on debt securities transferred from available for sale to held to maturity	$(2,842)	—
Transfer of loans to foreclosed real estate	$411	35
Initial recognition of right of use lease assets	$23,914	—
Initial recognition of right of use lease liabilities	$24,730	—
Reclassification of other liabilities to right of use lease assets	$816	—

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements
At December 31, 2019 and 2018 and For the Years Then Ended
(1)   Basis of Presentation
Summary of Significant Accounting Policies
Organization.   Three Shores Bancorporation, Inc. (the “Holding Company”) owns 100% of the outstanding common stock of Seaside National Bank & Trust (the “Bank”) (collectively, the “Company”). The Holding Company operates as a one-bank holding company. The Holding Company’s primary business activity is the operation of the Bank. The Bank is a national-chartered commercial bank and its primary regulator is the Office of the Comptroller of the Currency (“OCC”). The deposit accounts of the Bank are insured up to the applicable limits by the Federal Deposit Insurance Corporation (“FDIC”). The Company offers a variety of commercial banking and financial services, including trust and wealth management services, to individual and corporate customers throughout Florida. The Company is headquartered in Orlando, Florida and currently operates fourteen banking offices in four market areas of Florida: four offices in the Central Florida market area; six offices in South Florida between Stuart and Coral Gables; three offices in West Florida between Tampa and Naples; and one office in North Florida: Ponte Vedra Beach.
The Bank has two wholly-owned subsidiaries: Seaside Insurance, Inc. (“SIA”) and Seaside Capital Management, Inc. (“SCM”). SIA is an insurance agency formed to provide various insurance products and services. SCM is a registered investment advisory company formed to provide investment management products and services.
Summary of Significant Accounting Policies.   The following is a description of the significant accounting policies and practices followed by the Company, which conform to accounting principles generally accepted in the United States of America (“GAAP”) and prevailing practices within the banking industry.
Principles of Consolidation.   The consolidated financial statements of the Company include the accounts of the Holding Company, the Bank, SIA and SCM. All significant intercompany balances and transactions have been eliminated.
The assets under advice through the wealth management department of the Bank, as well as the obligations associated with those assets, are not included as part of the consolidated financial statements of the Company.
Use of Estimates.   In preparing consolidated financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheets and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of deferred tax assets.
Cash and Cash Equivalents.   For purposes of the consolidated statements of cash flows, cash and cash equivalents include cash and due from banks and federal funds sold, all of which have original maturities within ninety days.
The Company is required under Federal Reserve Board regulations to maintain reserves, generally consisting of cash, noninterest-earning accounts or accounts at the Federal Reserve Bank of Atlanta, against its transaction deposit accounts. The Company was required to maintain cash reserves of $8.5 million and $11.5 million at December 31, 2019 and 2018, respectively.
Debt Securities.   Debt securities may be classified as trading, held-to-maturity or available-for-sale. Trading debt securities are held principally for resale and recorded at their fair values. Unrealized gains and losses on trading debt securities are included immediately in earnings. Held-to-maturity debt securities are those which the Company has the positive intent and ability to hold to maturity and are reported at

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(1)   Basis of Presentation (Continued)
Summary of Significant Accounting Policies (Continued)
amortized cost. Available-for-sale debt securities consist of securities not classified as trading debt securities or as held-to-maturity debt securities. Unrealized holding gains and losses, net of tax, on available-for-sale debt securities are excluded from earnings and reported in accumulated other comprehensive income (loss). Gains and losses on the sale of available-for-sale debt securities are recorded on the trade date and are determined using the specific-identification method. Premiums and discounts on debt securities are recognized in interest income using the interest method over the period to maturity.
The Company views the determination of whether an investment security is temporarily or other-than-temporarily impaired as a critical accounting policy, as the estimate is susceptible to significant change from period to period because it requires management to make significant judgments, assumptions and estimates in the preparation of its consolidated financial statements. Management considers whether an investment security is other-than-temporarily impaired under the guidance provided in Accounting Standards Codification (“ASC”) Topic 320, Investments — Debt Securities. The Company assesses individual securities in its investment securities portfolio for impairment at least on a quarterly basis, and more frequently when economic or market conditions warrant such an evaluation. An investment is impaired if the fair value of the security is less than its carrying value at the consolidated financial statement date. When a security is impaired, the Company then determines whether this impairment is temporary or other-than-temporary. In estimating other-than-temporary impairment (“OTTI”) losses, management assesses whether it intends to sell, or it is more likely than not that it will be required to sell, a security in an unrealized loss position before recovery of its amortized cost basis. If either of these criteria is met, the entire difference between amortized cost and fair value is recognized in earnings. For securities that do not meet the aforementioned criteria, the amount of impairment recognized in earnings is limited to the amount related to estimated credit losses, while impairment related to other factors is recognized in other comprehensive income (loss). Management utilizes cash flow models to segregate impairments to distinguish between impairment related to estimated credit losses and impairment related to other factors. To assess for OTTI, management considers, among other things, (i) the severity and duration of the impairment; (ii) the ratings of the security; (iii) the overall transaction structure (the Company’s position within the structure, the aggregate, near-term financial performance of the underlying collateral, delinquencies, defaults, loss severities, recoveries, prepayments, cumulative loss projections, and discounted cash flows); and (iv) the timing and magnitude of a break in modeled cash flows.
Loans Held for Sale.   Loans held for sale, which are composed of residential first mortgage loans, are reported at the lower of cost or fair value on an aggregate loan portfolio basis. Gains or losses realized on the sales of loans held for sale are recognized at the time of sale and are determined by the difference between the net sales proceeds and the carrying value of the loans sold including any deferred origination fees and costs. Net unrealized losses, if any, are recognized through a market adjustment by charges to earnings.
Loans.   Loans that management has the intent and the Company has the ability to hold for the foreseeable future or until maturity or pay-off are reported at their outstanding principal adjusted for any charge-offs, the allowance for loan losses, and any discounts, deferred fees or costs.
Loan origination fees are deferred and certain direct origination costs are capitalized. Discounts, deferred fees and costs are recognized as an adjustment of the yield of the related loan.
For loans amortized at cost, interest income is accrued based on the unpaid principal balance.
The accrual of interest on loans is discontinued at the time the loan is ninety days delinquent unless the loan is well collateralized and in process of collection. In all cases, loans are placed on nonaccrual or charged-off at an earlier date if collection of principal or interest is considered doubtful. Past due status is based on contractual terms of the loans.

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(1)   Basis of Presentation (Continued)
Summary of Significant Accounting Policies (Continued)
All interest accrued but not collected for loans that are placed on nonaccrual or charged-off is reversed against interest income. The interest on these loans is accounted for on the cash-basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.
Allowance for Loan Losses.   The Company has a credit risk management strategy that includes a combination of exposure limits below legal lending limits and comprehensive underwriting, documentation and collection standards. The strategy also emphasizes diversification on an industry and client level, regular credit examinations and management reviews of large credit exposures. Even with this lending strategy, loan losses are inherent in the Company’s portfolio. The Company maintains an allowance for loan losses to absorb estimated loan losses that may occur. The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the loan balance is uncollectible. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a monthly basis by management and is approved by both the Company’s Credit Management Committee and Board of Directors. The allowance is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
The allowance consists of specific and general components. The specific component relates to loans that are considered impaired. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Performing loans and loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for all types of loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral-dependent.
For loans considered impaired, an allowance is established when the discounted cash flows or the collateral value of the impaired loan is lower than the carrying value of the loan. A specific allowance may not be necessary if the discounted cash flows or the underlying collateral value is deemed sufficient by management to cover any estimated exposures.
Troubled debt restructurings are separately identified for impairment disclosures and are measured at the present value of estimated future cash flows using the loan’s effective rate at inception. If a troubled debt restructuring is considered to be a collateral dependent loan, the loan is reported net, at the lower of book value or the fair value of the collateral. For troubled debt restructurings that subsequently default, the Company determines the amount of reserve in accordance with the accounting policy for the allowance for loan losses.

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(1)   Basis of Presentation (Continued)
Summary of Significant Accounting Policies (Continued)
The general component of the allowance covers non-impaired loans and is estimated for inherent losses within the remaining portfolio. As part of the monthly analysis, management stratifies the loan portfolio into several classes: commercial and industrial, commercial real estate, residential real estate, construction and land, and consumer loans. Loans are further segregated within these categories by risk ratings. The Company’s credit administration process applies a risk rating to all loans at initial underwriting and upon periodic loan reviews based on a risk rating scale from one through ten. Management then applies historical loss experience determined by losses recognized by portfolio class over the preceding four years. Qualitative factors are added to the historical loss experience ratios to determine general reserves for each risk-rated sub-category. Management has established eleven qualitative factors that are used in calculating general loan loss allowances. These factors are: (i) lending policies and procedures; (ii) economic conditions; (iii) nature of loan portfolio; (iv) current lending volumes; (v) lending management experience; (vi) volume of problem loans; (vii) quality of loan review system; (viii) value of loan collateral; (ix) concentrations of credit; (x) competition; and (xi) regulatory changes. There were no significant changes in the Company’s allowance for loan loss methodology during the years ended December 31, 2019 or 2018.
Foreclosed Real Estate.   Real estate acquired through, or in lieu of, loan foreclosure is held for sale and initially recorded at fair value less cost to sell at the date of foreclosure, establishing a new cost basis. Subsequent to foreclosure, valuations are periodically performed by management and the properties are carried at the lower of carrying amount or fair value less cost to sell. Revenue and expenses from operations and changes in the valuation allowance are included in earnings.
Premises and Equipment.   Land is carried at cost. Buildings, leasehold improvements, furniture, fixtures and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization expense are computed using the straight-line method over the shorter of the estimated useful life of each type of asset or lease term.
Transfer of Financial Assets.   Transfers of financial assets or a participating interest in an entire financial asset are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity. A participating interest is a portion of an entire financial asset that (1) conveys proportionate ownership rights with equal priority to each participating interest holder (2) involves no recourse (other than standard representations and warranties) to, or subordination by, any participating interest holder, and (3) does not entitle any participating interest holder to receive cash before any other participating interest holder.
Derivatives.   At the inception of a derivative contract, the Company designates the derivative as one of three types based on the Company’s intentions and belief as to likely effectiveness as a hedge. These three types are (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value hedge”), (2) a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (“cash flow hedge”), or (3) an instrument with no hedging designation (“stand-alone derivative”). For a fair value hedge, the gain or loss on the derivative, as well as the offsetting loss or gain on the hedged item, are recognized in earnings as fair values change. For a cash flow hedge, the gain or loss on the derivative is reported in accumulated other comprehensive income (loss) and is reclassified into earnings in the same periods during which the hedged transaction affects earnings. For both types of hedges, changes in the fair value of derivatives that are not highly effective in hedging the changes in fair value or expected cash flows of the hedged item are recognized immediately in earnings.

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(1)   Basis of Presentation (Continued)
Summary of Significant Accounting Policies (Continued)
Changes in the fair value of derivatives that do not qualify for hedge accounting are reported currently in earnings, as other noninterest income.
Net cash settlements on derivatives that qualify for hedge accounting are recorded in interest income or interest expense, based on the item being hedged. Net cash settlements on derivatives that do not qualify for hedge accounting are reported in other noninterest income. Cash flows on hedges are classified in the consolidated statements of cash flows the same as the cash flows of the items being hedged.
The Company formally documents the relationship between derivatives and hedged items, as well as the risk-management objective and the strategy for undertaking hedge transactions at the inception of the hedging relationship. This documentation includes linking fair value or cash flow hedges to specific assets and liabilities on the consolidated balance sheet or to specific firm commitments or forecasted transactions. The Company also formally assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative instruments that are used are highly effective in offsetting changes in fair values or cash flows of the hedged items. The Company discontinues hedge accounting when it determines that the derivative is no longer effective in offsetting changes in the fair value or cash flows of the hedged item, the derivative is settled or terminates, a hedged forecasted transaction is no longer probable, a hedged firm commitment is no longer firm, or treatment of the derivative as a hedge is no longer appropriate or intended.
When hedge accounting is discontinued, subsequent changes in fair value of the derivative are recorded as other noninterest income. When a fair value hedge is discontinued, the hedged asset or liability is no longer adjusted for changes in fair value and the existing basis adjustment is amortized or accreted over the remaining life of the asset or liability. When a cash flow hedge is discontinued but the hedged cash flows or forecasted transactions are still expected to occur, gains or losses that were in accumulated other comprehensive income (loss) are amortized into earnings over the same periods which the hedged transactions will affect earnings.
Income Taxes. The Company accounts for income taxes in accordance with income tax accounting guidance in ASC 740, Income Taxes. The accounting guidance relating to accounting for uncertainty in income taxes sets out a consistent framework to determine the appropriate level of tax reserves to maintain for uncertain tax positions.
The income tax accounting guidance results in two components of income tax expense: current and deferred. Current income tax expense reflects taxes to be paid or refunded for the current period by applying the provisions of the enacted tax law to the taxable income or excess of deductions over revenues. The Company determines deferred income taxes using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is based on the tax effects of the differences between the book and tax bases of assets and liabilities, and enacted changes in tax rates and laws are recognized in the period in which they occur.
Deferred income tax expense results from changes in deferred tax assets and liabilities between periods. Deferred tax assets are recognized if it is more likely than not, based on the technical merits, that the tax position will be realized or sustained upon examination. The term more likely than not means a likelihood of more than 50 percent; the terms examined and upon examination also include resolution of the related appeals or litigation processes, if any. A tax position that meets the more-likely-than-not recognition threshold is initially and subsequently measured as the largest amount of tax benefit that has a greater than 50 percent likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. The determination of whether or not a tax position has met the more-likely-than-not recognition threshold considers the facts, circumstances, and information available at the reporting date and is subject to management’s judgment. Deferred tax assets are reduced by a valuation allowance if,

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(1)   Basis of Presentation (Continued)
Summary of Significant Accounting Policies (Continued)
based on the weight of evidence available, it is more likely than not that some portion or all of a deferred tax asset will not be realized. As of December 31, 2019 and 2018, management was not aware of any uncertain tax positions that would have a material effect on the Company’s consolidated financial statements.
The Company recognizes interest and penalties on income taxes as a component of income tax expense. The Company did not incur any interest or penalties on income tax during the years ended December 31, 2019 or 2018.
Stock-Based Compensation.   All stock-based awards made to employees and directors are based on estimated fair values. The Company measures the fair value of stock-based compensation agreements at the grant date and recognizes stock-based compensation expense in salaries and employee benefits for employee awards and other general and administrative expense for director awards in the consolidated statements of earnings on a straight-line basis over the vesting period.
The Company uses an option pricing model to value stock-based option awards. The determination of the fair value of stock-based option awards on the date of grant using an option pricing model is affected by the Company’s stock price as well as assumptions regarding a number of highly complex and subjective variables. These variables include, but are not limited to the expected life of the award, estimated stock price volatility over the term of the award and actual and projected exercise behaviors. The assumptions used in calculating fair value of stock-based option awards are highly subjective, and other reasonable assumptions could provide differing results.
Intangible Assets.   Intangible assets are amortized using the straight-line method over the estimated useful life. The Company determined there was no impairment of the intangible assets at December 31, 2019 or 2018.
Advertising.   Media advertising is charged to expense as incurred.
Off-Balance-Sheet Instruments.   In the ordinary course of business the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit, standby letters of credit, undisbursed construction loans and unused lines of credit. Such financial instruments are recorded in the consolidated financial statements when they are funded.
Fair Value Measurements.   Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. A fair value measurement assumes that the transaction to sell the asset or transfer the liability occurs in the principal market for the asset or liability or, in the absence of a principal market, the most advantageous market for the asset or liability. The price in the principal (or most advantageous) market used to measure the fair value of the asset or liability shall not be adjusted for transaction costs. An orderly transaction is a transaction that assumes exposure to the market for a period prior to the measurement date to allow for marketing activities that are usual and customary for transactions involving such assets and liabilities; it is not a forced transaction. Market participants are buyers and sellers in the principal market that are (i) independent, (ii) knowledgeable, (iii) able to transact and (iv) willing to transact.
Valuation techniques that are consistent with the market approach, the income approach and/or the cost approach are permitted. The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities. The income approach uses valuation techniques to convert future amounts, such as cash flows or earnings, to a single present amount on a discounted basis. The cost approach is based on the amount that currently would be required to replace the service capacity of an asset (replacement cost). Valuation techniques should be consistently applied.

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(1)   Basis of Presentation (Continued)
Summary of Significant Accounting Policies (Continued)
Inputs to valuation techniques refer to the assumptions that market participants would use in pricing the asset or liability. Inputs may be observable, meaning those that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from independent sources, or unobservable, meaning those that reflect the reporting entity’s own assumptions about the assumptions market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. Fair value hierarchy for valuation inputs gives the highest priority to quoted prices in active markets (Level 1 measurements) for identical assets or liabilities and the lowest priority to unobservable inputs (Level 3 measurements). The fair value hierarchy is as follows:
•
Level 1 — Valuation is based on unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.

•
Level 2 — Valuation is based on quoted prices for similar instruments in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and model-based techniques for which all significant assumptions are observable in the market.

•
Level 3 — Valuation is principally generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates that market participants would use in pricing the asset or liability. Valuation techniques include use of discounted cash flow models and similar techniques.

The level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety. A summary of the financial assets and liabilities measured at fair value are disclosed in Footnote 21. A description of the valuation methodologies used for instruments measured at fair value, as well as the general classification of such instruments pursuant to the valuation hierarchy, follows:
Debt Securities: The fair value of debt securities may be reported utilizing Level 1, Level 2 or Level 3 inputs.
Level 1.   Fair values are based on quoted prices in active trading markets.
Level 2.   The Company obtains fair value measurements from independent pricing providers. The fair value measurements used by the pricing providers consider observable data that may include dealer quotes, market maker quotes and live trading systems.
If quoted prices are not readily available, fair values are determined using matrix pricing models, or other model-based valuation techniques requiring observable inputs other than quoted prices such as market pricing spreads, credit information, callable features, cash flows, the U.S. Treasury yield curve, trade execution data, market consensus prepayment speeds, default rates, and the securities’ terms and conditions, among other things.
Level 3.   Certain debt securities are valued principally from discounted cash flow analysis. Due to the stressed markets for these particular types of securities, Level 1 or Level 2 inputs are not useful. Management has obtained valuations from third party financial consultants and performed detailed cash flow analysis on the underlying collateral and cash flows expected within the security structure. Since significant assumptions are used in this analysis, these valuation techniques are considered Level 3.
Derivative Instruments: Exchange-traded derivatives valued using quoted prices are classified within Level 1 of the valuation hierarchy. However, few classes of derivative contracts are listed on an exchange; thus, all of the Company’s derivative positions are valued by third-parties using proprietary models and are

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(1)   Basis of Presentation (Continued)
Summary of Significant Accounting Policies (Continued)
classified within Level 2 of the valuation hierarchy. Derivatives that are valued based upon models with significant unobservable market parameters and that are normally traded less actively or have trade activity that is one way are classified within Level 3 of the valuation hierarchy. For derivatives that are used as fair value hedges, derivative fair values are combined with the underlying loan principal balances and reported as loans with fair value hedges within the same valuation hierarchy as the derivative.
Impaired Loans: The Company’s impaired loans that are collateral-dependent are carried at the lower of the Company’s net recorded investment in the loan or the estimated fair value of the collateral less estimated selling costs. Estimates of fair value are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s senior lending and credit officers related to values of properties in the Company’s market areas. These officers take into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, fair value estimates for impaired loans are classified as Level 3.
Foreclosed Real Estate: The Company’s foreclosed real estate is recorded at lower of cost or fair market value less estimated costs to sell. Estimates of fair values are determined based on a variety of information, including the use of available appraisals, estimates of market value by licensed appraisers or local real estate brokers and the knowledge and experience of the Company’s senior lending officers related to values of properties in the Company’smarket areas. These officers take into consideration the type, location and occupancy of the property as well as current economic conditions in the area the property is located in assessing estimates of fair value. Accordingly, the fair values estimates for foreclosed real estate are classified as Level 3.
The foregoing valuation methodologies may produce fair value calculations that may not be fully indicative of net realizable value or reflective of future fair values. While management believes these valuation methodologies are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.
Comprehensive Income.   Accounting principles generally require that recognized revenue, expenses, gains and losses be included in net earnings. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale debt securities and fair value adjustments on cash flow hedges, are reported as a separate component of the equity section of the consolidated balance sheet, such items along with net earnings, are components of comprehensive income. The tax effects of the items included in accumulated other comprehensive income (loss) are released as each individual item matures, is sold or disposed of.
The components of accumulated other comprehensive income (loss) are as follows (in thousands):
	At December 31,
	2019	2018
Net unrealized gain (loss) on debt securities available for sale	$2,116	(8,830)
Unamortized net unrealized (loss) gain on debt securities transferred to held to maturity	(2,026)	6
Gross unrealized amount	90	(8,824)
Income tax expense (benefit)	22	(2,237)
Net unrealized amount	$68	(6,587)

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(1)   Basis of Presentation (Continued)
Summary of Significant Accounting Policies (Continued)
Acquisitions.   The Company accounts for acquisitions using the acquisition method of accounting. The acquisition method of accounting requires the Company to estimate the fair value of the tangible assets and identifiable assets acquired and liabilities assumed. The estimated fair values are based on available information and current economic conditions at the date of acquisition. Fair value may be obtained from independent appraisers, discounted cash flow present value techniques, management valuation models, quoted prices on national markets or quoted market prices from brokers. These fair value estimates will affect future earnings through the disposition or amortization of the underlying assets and liabilities. While management believes the sources to arrive at the fair value estimates are reliable, different sources or methods could have yielded different fair value estimates. Such different value estimates could affect future earnings through different values being utilized for the disposition or amortization of the underlying assets and liabilities acquired. There were no acquisitions during the years ended December 31, 2019 or 2018.
Reclassifications.   Certain reclassifications have been made to prior period consolidatedfinancial statements to conform to the current year presentation.
Recent Pronouncements.   In February 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2016-2, Leases (Topic 842) which requires leases with terms of more than twelve months to be recognized on the consolidated balance sheet as assets and liabilities for the rights and obligations created by those leases. Consistent with current GAAP, the recognition, measurement, and presentation of expenses and cash flows arising from a lease by a lessee primarily will depend on its classification as a finance or operating lease. The new ASU requires both types of leases to be recognized on the consolidated balance sheet. The ASU also requires disclosures to help investors and other consolidated financial statement users better understand the amount, timing, and uncertainty of cash flows arising from leases. These disclosures include qualitative and quantitative requirements, providing additional information about the amounts recorded in the consolidated financial statements. This ASU became effective for fiscal years beginning after December 15, 2018. The effect of the implementation of the standard on the Company’s consolidated financial statements was to increase assets and liabilities by $24.2 million on January 1, 2019. See Footnote 6 for additional disclosures.
In June 2016, FASB issued ASU No. 2016-13 Financial Instruments-Credit Losses (Topic 326). The ASU requires the Company to measure all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Many of the loss estimation techniques applied today will still be permitted, although the inputs to those techniques will change to reflect the full amount of expected credit losses. The Company will continue to use judgment to determine which loss estimation method is appropriate for their circumstances. The ASU requires enhanced disclosures to help investors and other consolidated financial statement users better understand significant estimates and judgments used in estimating credit losses, as well as the credit quality and underwriting standards of an organization’s portfolio. These disclosures include qualitative and quantitative requirements that provide additional information about the amounts recorded in the consolidated financial statements. Additionally, the ASU amends the accounting for credit losses on available-for-sale debt securities and purchased financial assets with credit deterioration. The ASU is effective for fiscal years, and for interim periods within those fiscal years, beginning after December 15, 2022 (as amended). Early application will be permitted. The Company is in the process of determining the effect of the ASU on its consolidated financial statements.
In March 2017, the FASB issued ASU No. 2017-08, Receivables — Nonrefundable Fees and Other Costs (Subtopic 310-20): Premium Amortization on Purchased Callable Debt Securities. The ASU shortens the amortization period for certain callable debt securities held at a premium, the ASU requires the premium to be amortized to the earliest call date. No accounting change is required for securities held at a discount.

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(1)   Basis of Presentation (Continued)
Summary of Significant Accounting Policies (Continued)
The ASU is effective for fiscal years beginning after December 15, 2018. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.
In August 2017, the FASB issued ASU No. 2017-12, Derivatives and Hedging (Topic 815) Targeted Improvements to Accounting for Hedge Activities. The ASU better aligns an entity’s risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. To meet that objective, the ASU expands and refines hedge accounting for both nonfinancial and financial risk components and aligns the recognition and presentation of the effects of the hedging instrument and the hedged item in the consolidated financial statements. The amendments became effective for fiscal years beginning after December 15, 2018. Early adoption is permitted. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.
In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820) — Disclosure Framework — Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). ASU 2018-13 removes, modifies and adds certain disclosure requirements associated with fair value measurements. ASU 2018-13 became effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2019. The removed and modified disclosures will be adopted on a retrospective basis and the new disclosures will be adopted on a prospective basis. Early adoption is permitted upon issuance of this ASU. The Company is currently evaluating the impact of the adoption of this ASU, which only affects the presentation of certain disclosures and is not expected to impact our results of operations, financial position or liquidity.
Subsequent Events.   In preparing these consolidated financial statements, the Company has evaluated events and transactions for potential recognition or disclosure through February 19, 2020, which is the date these consolidated financial statements were issued. Through that date, there were no additional events or transactions requiring recognition or disclosure.

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(2)   Debt Securities
The carrying amount of debt securities and their approximate fair values are summarized as follows (in thousands):
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
At December 31, 2019:
Available for Sale:
U.S. Government-backed securities:
Agency debt securities	$85,468	382	(455)	85,395
Mortgage-backed securities	119,066	1,792	(385)	120,473
Tax exempt	3,067	—	(65)	3,002
Municipal bonds – Taxable	20,751	407	(14)	21,144
Corporate bonds	31,322	868	(414)	31,776
Total	$259,674	3,449	(1,333)	261,790
Held to Maturity:
U.S. Government-backed securities:
Agency debt securities	68,403	414	(348)	68,469
Mortgage-backed securities	82,924	3,339	(171)	86,092
Corporate bonds	3,000	—	—	3,000
Total	$154,327	3,753	(519)	157,561
At December 31, 2018:
Available for Sale:
U.S. Government-backed securities:
Agency debt securities	$119,759	143	(3,225)	116,677
Mortgage-backed securities	130,535	267	(4,331)	126,471
Municipal bonds – Taxable	19,541	27	(508)	19,060
Municipal bonds – Tax exempt	1,638	—	(31)	1,607
Corporate bonds	31,981	—	(1,172)	30,809
Total	$303,454	437	(9,267)	294,624
Held to Maturity:
U.S. Government-backed securities:
Agency debt securities	77,562	13	(4,529)	73,046
Mortgage-backed securities	43,952	110	(1,053)	43,009
Corporate bonds	2,500	—	—	2,500
Total	$124,014	123	(5,582)	118,555
The scheduled maturities of debt securities at December 31, 2019 are as follows (in thousands):
	Available for Sale		Held to Maturity
	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due less than one year	$1,180	1,196	258	258
Due from one to five years	29,690	30,290	11,918	12,101
Due from five to ten years	57,934	58,125	43,008	42,956
Due greater than ten years	51,804	51,706	16,219	16,154
Mortgage-backed securities	119,066	120,473	82,924	86,092
	$259,674	261,790	154,327	157,561

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(2)   Debt Securities (Continued)
Actual principal repayments could differ from scheduled maturities due to early repayment and callable options held by the issuer.
The following summarizes the sales of debt securities available for sale (in thousands):
	Year Ended December 31,
	2019	2018
Proceeds received	$47,103	12,818
Gross gains	$301	299
Gross losses	$(338)	(29)
At December 31, 2019 and 2018, debt securities with a carrying value of approximately $136.1 million and $152.0 million, respectively, were pledged as collateral for public deposits, FHLB advances, other borrowings, derivative instruments and trust powers.
Debt securities with gross unrealized losses, aggregated by investment category and length of time that individual securities have been in a continuous loss position, is as follows (in thousands):
	Twelve Months or Greater		Less Than Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
At December 31, 2019:
Available for Sale:
U.S. Government-backed securities:
Agency debt securities	$(358)	28,163	(97)	15,479
Mortgage-backed securities	(338)	25,736	(47)	8,855
Tax exempt	—	—	(65)	3,002
Municipal bonds – Taxable	(2)	998	(12)	3,006
Corporate bonds	(414)	3,581	—	—
	$(1,112)	58,478	(221)	30,342
Held to Maturity:
U.S. Government-backed securities:
Agency debt securities	(348)	39,869	—	—
Mortgage-backed securities	(131)	9,218	(40)	4,789
	$(479)	49,087	(40)	4,789

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(2)   Debt Securities (Continued)
	Twelve Months or Greater		Less Than Twelve Months
	Gross Unrealized Losses	Fair Value	Gross Unrealized Losses	Fair Value
At December 31, 2018:
Available for Sale:
U.S. Government-backed securities:
Agency debt securities	$(2,652)	72,232	(573)	30,036
Mortgage-backed securities	(4,061)	89,807	(270)	12,458
Municipal bonds – Taxable	(469)	12,955	(39)	3,536
Municipal bonds – Tax exempt	(26)	1,165	(5)	442
Corporate bonds	(1,062)	16,984	(110)	13,825
	$(8,270)	193,143	(997)	60,297
Held to Maturity:
U.S. Government-backed securities:
Agency debt securities	(4,485)	58,774	(44)	9,308
Mortgage-backed securities	(1,003)	21,776	(50)	3,138
	$(5,488)	80,550	(94)	12,446

The Company had identified certain investments that had been deemed other-than-temporarily impaired (“OTTI”). These consisted of investments in pooled trust preferred securities primarily backed by debt issued by other financial institutions. The estimated fair value of these securities had been depressed due to the unusual credit conditions that the financial industry has faced since the middle of 2008, which had severely reduced the demand for these type of securities and limited their active trading market. Based on the lack of an active market and the results of the Company’s continuing valuation of the underlying collateral and cash flows of these securities, these investments had been deemed as other-than-temporarily impaired. Based on current accounting policies (as discussed in Note 1), the portion of losses deemed as credit losses was charged against earnings and the portion deemed as non-credit losses was included in other comprehensive income (loss). During 2018 management elected to sell the remaining pooled trust preferred securities and recorded a net gain upon the sale. At December 31, 2019 and 2018, there were no securities considered other-than-temporarily impaired.
At December 31, 2019 and 2018, there were 81 and 192 debt securities, respectively, in a loss position. The unrealized losses with respect to these debt securities that exist are considered by management to be principally attributable to changes in market interest rates, and not to credit risk or deterioration on the part of the issuer. Accordingly, if interest rates were to decline, much or all of the current unrealized loss could be recovered through market appreciation. Since the Company has the intent and ability to hold their investments until a market price recovery or maturity, these investments are not considered other-than-temporarily impaired.
The Company will continue to evaluate the investment ratings in the securities portfolio, severity in pricing declines, market price quotes along with timing and receipt of amounts contractually due. Based upon these and other factors, the securities portfolio may experience future impairment.

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(3)   Restricted Securities
The Company maintains investments in the common stock of the Federal Reserve Bank of Atlanta and the Federal Home Loan Bank of Atlanta. These investments are considered restricted as they are required to be maintained by member banks. The amounts of the required investments are predetermined by these entities and may change over time. The cost of the investment is also the redemption value and estimated fair value. The Company’s investments in restricted securities are as follows (in thousands):
	At December 31,
	2019	2018
Federal Reserve Bank stock	$4,045	3,980
Federal Home Loan Bank stock	7,050	6,914
	$11,095	10,894
(4)   Loans
The Company has divided the loan portfolio into three portfolio segments, each with different risk characteristics and methodologies for assessing risk. The portfolio segments identified by the Company are as follows:
Real Estate Mortgage.   Real estate mortgage loans are typically segmented into three classes: Commercial real estate, Residential real estate and Construction and land loans. Commercial real estate loans are secured by the subject property and are underwritten based upon standards set forth in the policies approved by the Company’s Board of Directors (the “Board”). Such standards include, among other factors, loan to value limits, cash flow coverage and general creditworthiness of the obligors. Residential real estate loans are underwritten in accordance with policies set forth and approved by the Board, including repayment capacity and source, value of the underlying property, credit history and stability. Construction and land loans to borrowers are to finance the construction of owner occupied and lease properties. These loans are categorized as construction and land loans during the construction period. If permanent financing is provided, these loans will convert to commercial or residential real estate loans after the construction is complete and amortization of the loan begins. Construction and land loans underwritten in accordance with policies set forth and approved by the Board are approved based on an analysis of the borrower and guarantor, the viability of the project and on an acceptable percentage of the appraised value of the property securing the loan. Construction and land loan funds are disbursed periodically based on the percentage of construction completed. The Company carefully monitors these loans with on-site inspections and requires the receipt of lien waivers on funds advanced. Construction and land loans are typically secured by the properties under development or construction, and personal guarantees are typically obtained. Further, to assure that reliance is not placed solely on the value of the underlying property, the Company considers the market conditions and feasibility of proposed projects, the financial condition and reputation of the borrower and guarantors, the amount of the borrower’s equity in the project, independent appraisals, costs estimates and pre-construction sale information.
Real Estate Mortgage, Continued.   The Company also makes loans on occasion for the purchase of land for future development by the borrower. Construction and land loans are extended for the future development for either commercial or residential use by the borrower. The Company carefully analyzes the intended use of the property and the viability thereof.
Commercial and Industrial.   Commercial and industrial loans are underwritten in accordance with policies set forth and approved by the Board based on the borrowers’ ability to service such debt from income. The cash flows of borrowers, however, may not be as expected and the collateral securing these loans may fluctuate in value. As a general practice, the Company takes as collateral a security interest in any available real estate, equipment, or other chattel, although loans may also be made on an unsecured basis.

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(4)   Loans (Continued)
Collateralized working capital loans typically are secured by short-term assets whereas long-term loans are primarily secured by long-term assets.
Consumer.   Consumer loans are extended for various purposes, including purchases of automobiles, recreational vehicles, and boats. The Company also offers home improvement loans, home equity lines of credit, personal loans and lines of credit, and deposit account collateralized loans. Repayment of these loans is primarily dependent on the personal income of the borrowers, which can be impacted by economic conditions in their market areas such as unemployment levels. Loans to consumers are extended in accordance with policies set forth and approved by the Board which includes a credit evaluation, including the creditworthiness of the borrower(s), the purpose of the credit, and the secondary source of repayment. Consumer loans are made at fixed and variable interest rates and may be made on terms of up to ten years. Risk is mitigated by the fact that the loans are of smaller individual amounts and spread over a large number of borrowers.
The segments and classes of loans are as follows (in thousands):
	At December 31,
	2019	2018
Real estate mortgage:
Commercial real estate	$374,985	333,749
Residential real estate	159,542	151,693
Construction and land	54,581	84,443
Total real estate	589,108	569,885
Commercial and Industrial	667,168	704,929
Consumer	111,342	121,069
Total loans	1,367,618	1,395,883
Add (deduct):
Allowance for loan losses	(14,868)	(13,940)
Net deferred loan costs	2,016	796
Loans, net	$1,354,766	1,382,739
Credit Risk.   The Company grants the majority of its loans to borrowers throughout the four Florida markets discussed in Note 1. A significant portion of its borrowers’ ability to honor their contracts is dependent upon the economy of these areas. The Company does not have significant concentrations to any one industry or customer.

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(4)   Loans (Continued)
An analysis of the change in the allowance for loan losses follows (in thousands):
	Real Estate Mortgage
	Commercial Real Estate	Residential Real Estate	Construction and Land	Commercial and Industrial	Consumer	Total
Year Ended December 31, 2019:
Beginning balance	$3,478	607	1,291	7,804	760	13,940
(Credit) provision for loan losses	(948)	(5)	(581)	6,681	(93)	5,054
Charge-offs	—	(75)	—	(4,977)	(23)	(5,075)
Recoveries	787	122	—	35	5	949
Ending balance	$3,317	649	710	9,543	649	14,868
Loans individually evaluated for impairment:
Recorded investment	$3,783	957	—	3,113	—	7,853
Balance in allowance for loan losses	$—	115	—	1,019	—	1,134
Loans collectively evaluated for impairment:
Recorded investment	$371,202	158,585	54,581	664,055	111,342	1,359,765
Balance in allowance for loan losses	$3,317	534	710	8,524	649	13,734
Year Ended December 31, 2018:
Beginning balance	$3,204	817	875	7,061	802	12,759
Provision (credit) for loan losses	200	(201)	416	1,183	(99)	1,499
Charge-offs	—	(51)	—	(472)	—	(523)
Recoveries	74	42	—	32	57	205
Ending balance	$3,478	607	1,291	7,804	760	13,940
Loans individually evaluated for impairment:
Recorded investment	$—	1,514	—	—	411	1,925
Balance in allowance for loan losses	$—	172	—	—	—	172
Loans collectively evaluated for impairment:
Recorded investment	$333,749	150,179	84,443	704,929	120,658	1,393,958
Balance in allowance for loan losses	$3,478	435	1,291	7,804	760	13,768

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(4)   Loans (Continued)
The following summarizes the loan credit quality (in thousands):
	Real Estate Mortgage
	Commercial Real Estate	Residential Real Estate	Construction and Land	Commercial and Industrial	Consumer	Total
Credit Risk Profile by Internally Assigned Grade:
At December 31, 2019:
Pass (risk rating 1-6)	$371,202	158,035	54,581	650,301	111,275	1,345,394
Special mention (risk rating 7)	—	—	—	262	—	262
Substandard (risk rating 8)	3,783	1,507	—	16,605	67	21,962
Total	$374,985	159,542	54,581	667,168	111,342	1,367,618
Credit Risk Profile by Internally Assigned Grade:
At December 31, 2018:
Pass (risk rating 1-6)	$331,519	149,802	84,443	700,314	120,938	1,387,016
Special mention (risk rating 7)	2,230	—	—	3,889	23	6,142
Substandard (risk rating 8)	—	1,891	—	726	108	2,725
Total	$333,749	151,693	84,443	704,929	121,069	1,395,883
The Company categorizes loans into risk categories based on relevant information about the ability of borrowers to service their debt such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors.
The Company analyzes loans individually by classifying the loans as to credit risk. Loans classified as substandard or special mention are reviewed quarterly by the Company for further deterioration or improvement to determine if they are appropriately classified and whether there is any impairment. All loans are graded upon initial issuance. Further, commercial loans are typically reviewed at least annually to determine the appropriate loan grading. In addition, during the renewal process of any loan, as well as if a loan becomes past due, the Company will determine the appropriate loan grade.
Loans excluded from the review process above are generally classified as pass credits until: (a) they become past due; (b) management becomes aware of a deterioration in the credit worthiness of the borrower; or (c) the customer contacts the Company for a modification. In these circumstances, the loan is specifically evaluated for potential classification as to special mention, substandard or even charged-off. The Company uses the following definitions for risk ratings:
Pass (Risk Rating 1-6) — A Pass loan’s primary source of loan repayment is satisfactory, with secondary sources very likely to be realized if necessary.
Special Mention (Risk Rating 7) — A Special Mention loan has potential weaknesses that deserve management’s close attention. If left uncorrected, these potential weaknesses may result in the deterioration of the repayment prospects for the asset or the Company’s credit position at some future date. Special Mention loans are not adversely classified and do not expose an institution to sufficient risk to warrant adverse classification.
Substandard (Risk Rating 8) — A Substandard loan is inadequately protected by the current sound worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified must have a

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(4)   Loans (Continued)
well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the Company will sustain some loss if the deficiencies are not corrected.
Doubtful (Risk Rating 9) — A loan classified Doubtful has all the weaknesses inherent in one classified Substandard with the added characteristics that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.
Loss (Risk Rating 10) — A loan classified Loss is considered uncollectible and of such little value that continuance as a bankable asset is not warranted. This classification does not mean that the asset has absolutely no recovery or salvage value, but rather it is not practical or desirable to defer writing off this basically worthless asset even though partial recovery may be affected in the future.
Age analysis of past-due loans is as follows (in thousands):
	Accruing Loans
	30 – 59 Days Past Due	60 – 89 Days Past Due	Greater Than 90 Days Past Due	Total Past Due	Current	Nonaccrual Total Loans	Loans
At December 31, 2019:
Real estate mortgage:
Commercial real estate	$387	—	—	387	370,815	3,783	374,985
Residential real estate	408	2,516	—	2,924	156,068	550	159,542
Construction and land	—	—	—	—	54,581	—	54,581
Commercial and Industrial	—	2,874	—	2,874	661,009	3,285	667,168
Consumer	—	—	—	—	111,275	67	111,342
Total	$795	5,390	—	6,185	1,353,748	7,685	1,367,618
At December 31, 2018:
Real estate mortgage:
Commercial real estate	$—	—	—	—	333,749	—	333,749
Residential real estate	1,051	594	—	1,645	148,819	1,229	151,693
Construction and land	—	—	—	—	84,443	—	84,443
Commercial and Industrial	708	712	—	1,420	703,509	—	704,929
Consumer	—	—	—	—	120,205	864	121,069
Total	$1,759	1,306	—	3,065	1,390,725	2,093	1,395,883

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(4)   Loans (Continued)
The following summarizes the amount of impaired loans (in thousands):
	With No Related Allowance Recorded		With an Allowance Recorded		Total
	Recorded Investment	Unpaid Contractual Balance	Recorded Investment	Unpaid Contractual Balance	Related Allowance	Recorded Investment	Unpaid Contractual Balance	Related Allowance
December 31, 2019:
Commercial real estate	$3,783	3,783	—	—	—	3,783	3,783	—
Residential real estate	—	—	957	1,329	115	957	1,329	115
Commercial and Industrial	—	—	3,113	3,113	1,019	3,113	3,113	1,019
	$3,783	3,783	4,070	4,442	1,134	7,853	8,225	1,134
December 31, 2018:
Residential real estate	$—	—	1,514	1,932	172	1,514	1,932	172
Consumer	411	514	—	—	—	411	514	—
	$411	514	1,514	1,932	172	1,925	2,446	172
The average net investment in impaired loans and interest income recognized and received on impaired loans are as follows (in thousands):
	Average Recorded Investment	Interest Income Recognized	Interest Income Received
Year Ended December 31, 2019:
Commercial real estate	$2,207	—	—
Residential real estate	1,031	—	—
Commercial and Industrial	751	—	14
Consumer	377	—	—
	$4,366	—	14
Year Ended December 31, 2018:
Commercial real estate	$368	—	15
Residential real estate	1,902	49	49
Commercial and Industrial	306	—	17
Consumer	414	—	7
	$2,990	49	88

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(4)   Loans (Continued)
Troubled debt restructurings (“TDR’s”) entered into during 2019 and 2018 were as follows ($ in thousands):
	Number of Contracts	Pre-Modification Outstanding Recorded Investment	Post-Modification Outstanding Recorded Investment
Year Ended December 31, 2019:
Real estate mortgage –
Residential real estate –
Modified interest rate and amortization	1	$160	160
Year Ended December 31, 2018:
Real estate mortgage –
Residential real estate –
Modified interest rate and amortization	2	$317	317
The allowance for loan losses on loans that have been restructured and are considered TDR’s is included in the Company’s specific reserve resulting from evaluation of TDR’s individually for impairment. The specific reserve is determined on a loan by loan basis by either the present value of expected future cash flows discounted at the loan’s effective interest rate, or the fair value of the collateral if the loan is collateral-dependent. TDR’s that have subsequently defaulted are considered collateral-dependent. There were no TDR’s entered into during 2019 or 2018 that subsequently defaulted within the same year.
(5)   Premises and Equipment
A summary of premises and equipment follows (in thousands):
	At December 31,
	2019	2018
Land	$408	408
Building	1,402	1,402
Leasehold improvements	5,094	5,080
Furniture, fixtures and equipment	5,792	5,680
Total, at cost	12,696	12,570
Less accumulated depreciation and amortization	(10,753)	(10,387)
Premises and equipment, net	$1,943	2,183
(6)   Leases
The Company adopted ASU 2016-02, Leases, on January 1, 2019 which resulted in the recognition of operating leases on the consolidated balance sheets in 2019 and forward. Right of use assets and lease liabilities are disclosed as separate line items in the consolidated balance sheets and are valued based on the present value of future minimum lease payments at the commencement date, including expected exercised renewal options. As our leases do not provide implicit rates, we use our incremental borrowing rate based on the information available at the adoption date for existing leases and origination date for new leases in determining present value of future payments. Lease expense is recognized on a straight-line basis over the lease term.

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(6)   Leases (Continued)
The Company owns one office and leases all other offices under operating leases. These leases have terms ranging from five to ten years and some contain options to renew. Most provide for minimum rent increases based on changes in the Consumer Price Index and require the Company to pay for their allocated share of operating expenses. Operating lease cost was $2.9 million for the year ended December 31, 2019. Cash paid for the amount included in the measurement of lease liabilities operating cash flows from operating leases was $3.0 million for the year ended December 31, 2019. Rent expense was $2.8 million for the year ended December 31, 2018.
Other lease information at December 31, 2019 was as follows (in thousands):
Amount
Operating lease right of use assets	$21,524
Operating lease liabilities	$22,280
Weighted average remaining operating lease term (in years)	6.5
Weighted average discount rate	3.33%
At December 31, 2019, future minimum rental commitments under these leases, including expected renewals, reconciled to our operating lease liabilities are approximately as follows (in thousands):
Year Ending December 31,	Amount
2020	$2,532
2021	2,572
2022	2,459
2023	2,474
2024	2,267
Thereafter	16,112
Total future lease payments	28,416
Less interest	(6,136)
Total operating lease liabilities	$22,280
(7)   Intangible Assets
A summary of intangible assets follows (in thousands):
	At December 31,
	2019	2018
Intangible assets – customer lists	$7,323	7,323
Accumulated amortization	(2,413)	(1,912)
Intangible assets, net	$4,910	5,411
Amortization expense for the year	$501	501
Intangible assets are being amortized on a straight-line basis over periods between 10 to 15 years. Amortization expense related to intangible assets is estimated to be $.5 million for each of the next five years and $2.4 million thereafter.

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(8)   Deposits
As of December 31, 2019 and 2018, the Company has $83.4 million and $88.4 million, respectively, of time deposits that are greater than $250,000. The Company’s time deposits are scheduled to mature over the years as follows (in thousands):
2020	$172,287
2021	60,463
2022	30,844
2023	17,531
2024	14,596
Thereafter	586
$296,307
(9)   Federal Home Loan Bank Advances
The Company has an agreement with the Federal Home Loan Bank of Atlanta (“FHLB”) to borrow funds under a line of credit. The Company has the ability to borrow up to 15% of the Bank’s total assets; however, it is limited based on the amount of collateral pledged to the FHLB at any point in time. The Company pledged $220.6 million and $253.1 million of loans respectively, and $25.1 million and $40.4 million of securities respectively, at December 31, 2019 and 2018, respectively. Based on the amount of pledged collateral as of December 31, 2019 and 2018, the Company could borrow up to $182.8 million and $214.4 million, respectively.
Advances from the FHLB are as follows (in thousands):
	At December 31,
	2019	2018
Fixed rates ranging from 0.73% to 3.27% and 1.27% to 3.27%, respectively and averaging 2.53% and 2.41%, respectively	$126,000	126,000
Interest expense for the year	$3,261	2,333
Maturities of FHLB advances at December 31, 2019 are as follows (in thousands):
Year Ending December 31,	Amount
2020	$5,000
2021	10,000
2022	28,000
2023	35,000
2024	38,000
Thereafter	10,000
$126,000
Certain advances have conversion options held by the FHLB that, if elected, will convert the fixed rate advance into a floating rate advance over the remaining term. If converted, the Company has the option to prepay the advance without penalty.

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(10)   Subordinated Debt and Other Borrowings
In August 2016, the Bank completed a private placement of subordinated notes payable, raising $15.0 million. The subordinated notes have a term of 10 years at a fixed-rate of 5.875% for the first five years and then convert to a floating rate that adjusts each quarter to 3-month LIBOR plus 4.70%. The Bank cannot redeem the notes during the first five years (through September 2021). The proceeds qualify as Tier 2 capital under federal regulatory capital regulations for both the Bank and Company. Total interest expense recorded on subordinated notes was $946,000 during each of the years ended December 31, 2019 and 2018.
During 2018, The Holding Company entered into a Loan Agreement with a correspondent lender (the “Loan Agreement”). The Loan Agreement is for a term of five years, with a fixed interest rate of 5% and requires quarterly principal and interest payments using a ten-year amortization schedule. The Holding Company has pledged 67% of the Bank’s common stock as collateral under the Loan Agreement. At December 31, 2019 and 2018, the outstanding balance of the Loan Agreement was $5.7 million and $6.3 million, respectively. Total interest expense recorded on the Loan Agreement was $320,000 and $332,000 during the years ended December 31, 2019 and 2018, respectively.
The Company enters into repurchase agreements with customers that sweep funds from deposit accounts into investment accounts. These investment accounts are not federally insured and are treated as borrowings. These agreements require the Company to pledge securities as collateral for these borrowings. At December 31, 2019 and 2018, the outstanding balance of such borrowings totaled $2.6 million and $6.0 million respectively, and the Company pledged securities with a carrying value of approximately $8.4 million and $6.8 million, respectively, as collateral for these agreements. Total interest expense on repurchase agreements was $24,000 and $20,000 during the years ended December 31, 2019 and 2018, respectively.
The Company has unsecured federal funds purchased lines of credit available through its correspondent banking relationships. As of December 31, 2019 and 2018, the Company could borrow up to $217.0 million and $191.5 million, respectively on these short-term lines of credit. The Company did not have any outstanding borrowings on these lines at December 31, 2019. Outstanding borrowings at December, 31, 2018 on these lines were $17.0 million. Total interest expense on federal funds purchased agreements was $173,000 and $204,000 during the years ended December 31, 2019 and 2018, respectively.
The Company may also borrow through the Federal Reserve Bank’s discount window program and is required to post collateral against any borrowings. The Company did not have any borrowings outstanding through the discount window at December 31, 2019 or 2018 nor was any interest expense recognized during the years ended December 31, 2019 or 2018.
(11)   Off-Balance-Sheet Financial Instruments
In the normal course of business, the Company uses various financial instruments with off-balance-sheet risk to meet the financing needs of its customers. These financial instruments are commitments to extend credit, standby letters of credit, undisbursed construction loans and unused lines of credit and may involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of these instruments reflect the extent of involvement the Company has in these financial instruments.
The Company’s exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit, unused lines of credit and standby letters of credit is represented by the contractual amount of those instruments. The Company uses the same credit policies in making commitments as it does for on-balance sheet instruments.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(11)   Off-Balance-Sheet Financial Instruments (Continued)
termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management’s credit evaluation of the counterparty.
Unfunded commitments under lines of credit are commitments for possible future extensions of credit to existing customers. These lines may be fixed or revolving and may be made to both businesses and consumers. Undisbursed construction loans are funds that have been authorized for disbursement in accordance with construction loan agreements and will be disbursed as various stages of construction or development are completed.
Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, including commercial paper, bond financing and similar transactions. Most guarantees expire within one year. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Credit losses are incurred when one of the parties fails to perform in accordance with the terms of the contract. The Company generally holds collateral supporting these commitments.
Commitments to extend credit typically result in loans with a market interest rate when funded. A summary of the contractual amounts of the Company’s financial instruments with off-balance-sheet risk at December 31, 2019 follows (in thousands):
Commitments to extend credit	$30,540
Standby letters of credit	$5,721
Undisbursed construction loans	$19,824
Unused lines of credit	$488,290
(12)   Derivative Financial Instruments
The Company utilizes interest rate swaps to manage interest rate risk and these agreements are considered derivative financial instruments. These derivative instruments involve both credit and market risk. The notional amounts are amounts on which calculations, payments, and the value of the derivatives are based. Notional amounts do not represent direct credit exposures. Direct credit exposure is limited to the net difference between the calculated amounts to be received and paid, if any, over the life of the contract. Such differences, which represent the fair value of the derivative instruments, are reflected on the Company’s consolidated balance sheets as either derivative assets or derivative liabilities.
The Company is exposed to credit-related losses in the event of nonperformance by the counterparties to those agreements. The Company controls the credit risk of its financial contracts through credit approvals,

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(12)   Derivative Financial Instruments (Continued)
limits and monitoring procedures, and does not expect any counterparties to fail on their obligations. The information pertaining to outstanding derivative instruments is as follows ($ in thousands):
	2019	2018
At December 31:
Notional amount-interest rate swaps:
Fair value hedges	$5,801	10,686
Stand-alone derivatives	$200,121	133,674
Weighted-average pay rate-interest rate swaps	4.16%	5.09%
Weighted-average receive rate-interest rate swaps	4.13%	5.07%
Weighted-average maturity (in years)-interest rate swaps	8.5	6.0
Net realized fair value adjustments:
Fair value hedges-hedged assets (loans)	$26	1
Fair value hedges-interest rate swaps (other assets)	$—	58
Fair value hedges-interest rate swaps (other liabilities)	$(26)	(59)
Stand-alone derivatives-interest rate swaps (other assets)	$3,615	1,657
Stand-alone derivatives-interest rate swaps (other liabilities)	$(3,615)	(1,657)
For the year ended December 31:
Net cash settlements on derivatives:
Fair value and cash flow hedges (interest income)	$(21)	(10)
Stand-alone derivatives (other noninterest income)	$1,203	471
The majority of these agreements provide for the Company to receive or make payments at a variable-rate determined by a specified index (1-month LIBOR) in exchange for making or receiving payments at a fixed-rate.
(13)   Income Taxes
Income taxes consist of the following (in thousands):
	Year Ended December 31,
	2019	2018
Current:
Federal	$3,820	4,985
State	356	791
Total current	4,176	5,776
Deferred:
Federal	(207)	(119)
State	(51)	(23)
Total deferred	(258)	(142)
Income taxes	$3,918	5,634

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(13)   Income Taxes (Continued)
The reasons for the differences between the statutory Federal income tax rate and the effective tax rate are summarized as follows ($ in thousands):
	Year Ended December 31,
	2019		2018
	Amount	% of Pretax Earnings	Amount	% of Pretax Earnings
Income taxes at statutory rate	$3,920	21.0%	$4,789	21.0%
Increase (decrease) resulting from:
State taxes, net of Federal taxes	241	1.3	606	2.7
Stock-based compensation	(233)	(1.2)	(95)	(.4)
Other	(10)	(.2)	334	1.4
Income taxes	$3,918	20.9%	$5,634	24.7%
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are presented below (in thousands):
	At December 31,
	2019	2018
Deferred tax assets:
Net operating loss carryforward	$2,205	2,513
Allowance for loan losses	3,925	3,681
Unrealized loss on debt securities available for sale	—	2,238
Unrealized loss on debt securities transferred to held to maturity	497	—
Stock-based compensation	1,316	1,189
Depreciation	732	665
Accrued rent	192	207
Organizational and preopening costs	36	55
Other	135	41
Deferred tax assets	9,038	10,589
Deferred tax liabilities:
Deferred loan costs	(1,133)	(1,077)
Intangible assets	(1,182)	(1,302)
Prepaid expenses	(87)	(91)
Unrealized gain on debt securities available for sale	(519)	—
Unrealized gain on debt securities transferred to held to maturity	—	(1)
Deferred tax liabilities	(2,921)	(2,471)
Net deferred tax asset	$6,117	8,118
At December 31, 2019, the Company has net operating loss carryforwards of approximately $8.8 million available to offset future taxable income. These carryforwards have an annual utilization limitation of approximately $1.3 million and are due to expire as follows (in thousands):
2028	$4,177
2029	4,669
$8,846

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(13)   Income Taxes (Continued)
The Company’s federal and state income tax returns filed for tax years ending after 2015 remain subject to examination by the Internal Revenue Service and the State of Florida.
(14)   Stock-Based Compensation
From time to time, the Company may issue stock-based compensation awards under Company’s approved incentive plans (the “Plans”). Under the Plans, the Company is authorized to issue incentive awards that may consist of common stock, performance units, stock appreciation rights, incentive stock options, nonqualified stock options, phantom stock or restricted stock. During 2019, the Company’s shareholders approved a new incentive plan which authorized 600,000 common shares to be available for future awards and any remaining authorized shares available under older plans expired. At December 31, 2019 and 2018, there were 592,370 and 299,495 shares, respectively, of common stock available to be issued in connection with future awards of stock-based compensation.
Common Stock issued to Directors.   The Company’s directors have been granted the option to receive common stock in lieu of cash as payment for Board and committee meetings. During 2019 and 2018, a total of 3,840 shares and 4,158 shares, respectively, of common stock were issued and $34,000 and $33,000, respectively, was recognized as stock-based compensation expense relating to these awards.
Stock Options.   The majority of the options granted to date have ten year terms and vest 20% annually over a five-year period. A summary of stock option transactions follows:
	Number of Options	Weighted- Average per Option Exercise Price	Weighted- Average Remaining Contractual Term
Options outstanding at December 31, 2017	3,153,625	$5.31
Options granted	18,500	6.82
Options exercised for cash	(1,300)	4.47
Options forfeited	(12,710)	4.94
Options outstanding at December 31, 2018	3,158,115	5.33
Options granted	15,000	8.75
Options exercised for cash	(128,060)	4.26
Options exercised for net shares of 64,340	(128,505)	4.25
Options forfeited	(19,400)	6.17
Options outstanding at December 31, 2019	2,897,150	$5.43	5.2 years
Options exercisable at December 31, 2019	2,487,330	$5.32	4.9 years
Restricted Stock.   The Company has granted restricted common stock shares to certain employees under the Plan. The restricted stock cliff vests after three years of continuous service. Stockholders of unvested restricted stock have the right to vote and the right to receive dividends declared on common stock, if any. A summary of restricted stock transactions follows ($ in thousands, except per share amounts):

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(14)   Stock-Based Compensation (Continued)
	Number of Shares	Wtd-Avg Grant-Date Fair Value per Share	Grant-Date Fair Value
Non-vested restricted stock outstanding at December 31, 2017	830,697	$5.70	$4,734
Non-vested restricted stock granted in 2018	264,780	7.50	1,986
Restricted stock shares vested in 2018	(245,681)	5.25	(1,290)
Non-vested restricted stock forfeited in 2018	(9,434)	6.42	(61)
Non-vested restricted stock outstanding at December 31, 2018	840,362	6.39	5,369
Non-vested restricted stock granted in 2019	236,751	8.75	2,072
Restricted stock shares vested in 2019	(262,067)	5.75	(1,507)
Non-vested restricted stock forfeited in 2019	(15,919)	7.62	(121)
Non-vested restricted stock outstanding at December 31, 2019	799,127	$7.27	$5,813
At December 31, 2019 and 2018, there was approximately $2.4 million and $2.6 million, respectively, of total unrecognized compensation expense related to non-vested stock options and non-vested restricted stock granted under the Plan. The cost is expected to be recognized over a weighted-average period of 1.1 years and 1.8 years at December 31, 2019 and 2018, respectively. The total fair value of options and restricted stock recognized as compensation expense over the related vesting periods was $2.2 million and the associated income tax benefit recognized was $0.5 million for each of the years ended December 31, 2019 and 2018.
The fair value of each option granted was estimated on the date of grant with the following assumptions:
	Year Ended December 31,
	2019	2018
Weighted-average risk-free interest rate	2.28%	2.82%
Dividend yield	—%	—%
Weighted-average estimated stock price volatility	11%	10%
Expected life	6.5 years	6.5 years
Per share weighted-average grant-date fair value of options issued during the year	$1.65	1.54
The Company uses current accounting guidance to determine the estimated life of options issued. Based on this guidance, the estimated term is deemed to be the midpoint of the vesting term and the contractual term ((vesting term and original contractual term)/2). Estimated stock price volatility is based on historical stock price volatility. The risk-free interest rates are based on U.S. Treasury strips in effect at the time of grant. The dividend yield assumption is based on the Company’s history and expectation of dividend payments.
(15)   Retirement Plan
The Company sponsors a 401(k) retirement plan (the “Plan”) to which eligible employees may contribute a percentage of their salaries. Currently, the Company makes matching contributions to the Plan each payroll period at an amount equal to 100% of the first 5% of salaries contributed by the employees. The Company recognized compensation expense of $710,000 and $687,000 for the years ended 2019 and 2018, respectively relating to the Plan.

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(16)   Preferred Stock
The Company has issued and outstanding preferred stock. All series of preferred stock rank in parity with each other and would have priority over common stock holders in the event of dissolution of the Company. In addition, the Company is authorized to issue up to 100,000 additional shares of preferred stock with terms, rights and preferences determined by the Company’s Board of Directors at the time of issuance.
Series D Preferred Stock.   The Company is authorized to issue up to 20,900,000 shares of Series D preferred stock. The Series D preferred stockholders have voting rights equal to common stockholders and are entitled to receive dividends in an amount equal to any dividend declared on common stock. The holders of Series D preferred stock may convert their shares to common stock on a one-for-one basis at any time and have registration rights, which if exercised, would require the Company to use its best efforts to register its common stock under the Securities Exchange Act of 1934.
Certain Series D preferred stockholders have the right to elect two directors to the Holding Company’s Board of Directors, three directors to the Bank’s Board of Directors and follow-on rights that allow them to purchase up to $20.4 million of additional Series D preferred stock at a price equal to the Company’s then current adjusted tangible book value per share less fifty cents.
(17)   Related Party Transactions
In the ordinary course of business, the Company has granted loans to and accepted deposits and wealth management assets from its principal officers and directors and their affiliates. These related-party transactions are summarized as follows (in thousands):
	Year Ended December 31,
	2019	2018
Loan balances at beginning of year	$4,230	4,929
New loans or advances	2,984	215
Principal repayments	(2,190)	(914)
Loan balances at end of year	$5,024	4,230
Deposits at end of year	$13,450	32,069
Wealth management assets under advice at end of year	$37,532	41,877
(18)   Dividend Restrictions
The Company and the Bank are limited in the amount of cash dividends that may be paid based on current banking regulations. These regulations generally restrict the Bank and the Company to not pay cash dividends that would exceed the sum of current period net earnings plus retained earnings from the past two years. However, for any dividend declaration, the Company or the Bank must consider additional factors such as the amount of current period net earnings, liquidity, asset quality, capital adequacy and economic conditions. It is likely that these factors would further limit the amount of dividends which the Company or the Bank could declare. In addition, bank regulators have the authority to prohibit banks or holding companies from paying dividends if they deem such payment to be an unsafe or unsound practice.
(19)   Contingencies
Various legal claims arise from time to time in the normal course of business, which in the opinion of management, will not have material effect on the Company’s consolidated financial statements or consolidated results of operations.

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(20)   Regulatory Matters
The Company (on a consolidated basis) and the Bank are subject to various regulatory capital requirements, including the Basel III Framework (“Basel III”), administered by the banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company’s consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company and the Bank must meet specific capital guidelines that involve quantitative measures of the Company’s and the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company’s and the Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.
Under Basel III, the Company and the Bank are subject to the capital conservation buffer rules which place limitations on distributions, including dividend payments, and certain discretionary bonus payments to executive officers. In order to avoid these limitations, a company or bank must hold a capital conservation buffer above its minimum risk-based capital requirements. As of December 31, 2019 and 2018, the Company’s and the Bank’s capital conservation buffers exceed the minimum requirements of 2.50% for 2019 and 1.875% for 2018.
As of December 31, 2019 and 2018, the Bank was well capitalized under the regulatory framework for prompt corrective action. To be categorized as adequately capitalized the Bank must maintain minimum common equity Tier 1 (CET1), total risk-based, Tier I risk-based, and Tier I leverage percents as set forth in the table. Management believes, as of December 31, 2019 and 2018, that the Bank meets all capital adequacy requirements to which it is subject. The Company’s and Bank’s actual capital amounts and percentages are also presented in the table ($ in thousands):
	Actual		Minimum For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
As of December 31, 2019:
Total Capital (to Risk-Weighted Assets):
Bank	$196,458	12.58%	$124,953	8.00%	$156,191	10.00%
Company	192,231	12.31	124,941	8.00	N/A	N/A
Tier I Capital (to Risk-Weighted Assets):
Bank	165,968	10.63	93,715	6.00	124,953	8.00
Company	161,741	10.36	93,706	6.00	N/A	N/A
Common equity Tier 1 (CET1) Capital (to Risk-Weighted Assets):
Bank	165,968	10.63	70,286	4.50	101,524	6.50
Company	137,003	8.77	70,279	4.50	N/A	N/A
Tier I Capital (to Average Assets):
Bank	165,968	8.88	74,766	4.00	93,457	5.00
Company	161,741	8.65	74,768	4.00	N/A	N/A

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(20)   Regulatory Matters (Continued)
	Actual		Minimum For Capital Adequacy Purposes		Minimum To Be Well Capitalized Under Prompt Corrective Action Provisions
	Amount	%	Amount	%	Amount	%
As of December 31, 2018:
Total Capital (to Risk-Weighted Assets):
Bank	$177,317	11.36%	$124,920	8.00%	$156,150	10.00%
Company	173,275	11.10	124,924	8.00	N/A	N/A
Tier I Capital (to Risk-Weighted Assets):
Bank	147,795	9.47	93,690	6.00	124,920	8.00
Company	143,753	9.21	93,693	6.00	N/A	N/A
Common equity Tier 1 (CET1) Capital (to Risk-Weighted Assets):
Bank	147,795	9.47	70,267	4.50	101,497	6.50
Company	119,015	7.62	70,270	4.50	N/A	N/A
Tier I Capital (to Average Assets):
Bank	147,795	7.82	75,581	4.00	94,476	5.00
Company	143,753	7.61	75,583	4.00	N/A	N/A
(21)   Fair Value Measurements
The following table summarizes financial assets and financial liabilities measured at fair value on a recurring basis, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands):
	Fair Value	Level 1	Level 2	Level 3
As of December 31, 2019:
U.S. Government-backed securities:
Agency debt securities	$85,395	—	85,395	—
Mortgage-backed securities	120,473	—	120,473	—
Tax exempt	3,002	—	3,002	—
Municipal bonds – Taxable	21,144	—	21,144	—
Corporate bonds	31,776	—	31,776	—
Total debt securities	$261,790	—	261,790	—
Loans with fair value hedges	$5,827	—	5,827	—
Derivative assets –
Stand-alone derivatives	$3,615	—	3,615	—
Derivative liabilities:
Fair value hedges	$26	—	26	—
Stand-alone derivatives	$3,615	—	3,615	—

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(21)   Fair Value Measurements (Continued)
	Fair Value	Level 1	Level 2	Level 3
As of December 31, 2018:
U.S. Government-backed securities:
Agency debt securities	$116,677	—	116,677	—
Mortgage-backed securities	126,471	—	126,471	—
Municipal bonds – Taxable	19,060	—	19,060	—
Municipal bonds – Tax exempt	1,607	—	1,607	—
Corporate bonds	30,809	—	30,809	—
Total debt securities	$294,624	—	294,624	—
Loans with fair value hedges	$10,687	—	10,687	—
Derivative assets:
Fair value hedges	$58	—	58	—
Stand-alone derivatives	$1,657	—	1,657	—
Derivative liabilities:
Fair value hedges	$59	—	59	—
Stand-alone derivatives	$1,657	—	1,657	—

During the years ended December 31, 2019 or 2018, no financial assets or liabilities were transferred in or out of Level 1, 2 or 3.
There were no Level 3 recurring assets or liabilities during 2019. The table below presents a roll-forward for the year ended December 31, 2018 of all assets and liabilities measured at fair value on a recurring basis using significant unobservable inputs (Level 3) (in thousands):
Available- For-Sale Securities
Balance, beginning of year	$2,069
Total change in unrealized loss –
Included in other comprehensive income	263
Proceeds from sales	(2,488)
Gain on sale	264
Principal repayments	(108)
Balance, end of year	$—
The following table summarizes collateral-dependent financial assets measured at fair value on a nonrecurring basis, segregated by the level of the valuation inputs within the fair value hierarchy utilized to measure fair value (in thousands):

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(21)   Fair Value Measurements (Continued)
	At Year End					Losses Recorded During the Year
	Fair Value	Level 1	Level 2	Level 3	Total Losses
December 31, 2019:
Impaired loans:
Commercial real estate	$3,783	—	—	3,783	—	—
Residential real estate	842	—	—	842	115	18
Commercial and Industrial	2,094	—	—	2,094	1,019	1,019
Total	$6,719	—	—	6,719	1,134	1,037
December 31, 2018:
Impaired loans:
Residential real estate	$1,342	—	—	1,342	172	—
Consumer	411	—	—	411	—	—
Total	$1,753	—	—	1,753	172	—
The following methods and assumptions were used by the Company in estimating fair values of financial instruments:
Cash and Cash Equivalents.   The carrying amounts of cash and cash equivalents approximate their fair values.
Debt Securities.   Fair values for securities are based on the framework for measuring fair value established by ASC Topic 820 Fair Value Measurement and Disclosures and the hierarchy discussed above.
Restricted Securities.   Fair value of the Company’s investment in Federal Reserve Bank stock and FHLB stock is based on its redemption value.
Loans, including Loans held for sale.   Fair values of loans are determined using an exit price notion which incorporates current loan yields, certain credit factors and liquidity factors. Fair values for loans with fair value hedges and impaired loans are based on the framework for measuring fair value and the hierarchy discussed above.
Derivative Contracts.   Fair value of the Company’s derivative contracts are based on the framework of measuring fair value.
Deposits.   The fair values disclosed for demand, NOW, money-market and savings deposits are, by definition, equal to the amount payable on demand at the reporting date (that is, their carrying amounts). Fair values for fixed-rate time deposits are estimated using a discounted cash flow calculation that applies interest rates currently being offered on time deposits to a schedule of aggregated expected monthly maturities on time deposits.
Federal Home Loan Bank Advances and Subordinated Debt.   Fair value for FHLB advances and subordinated debt are estimated using current rates for borrowings with similar maturities.
Other Borrowings.   The fair values of other borrowings are estimated using current rates for borrowings with similar maturities.
Accrued Interest.   The carrying amounts of accrued interest approximate their fair value.

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(21)   Fair Value Measurements (Continued)
Off-Balance-Sheet Financial Instruments.   Fair values for off-balance-sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.
The estimated fair values of the Company’s financial instruments are as follows (in thousands):
	At December 31,
	2019		2018
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Financial assets:
Cash and cash equivalents	$44,856	44,856	44,445	44,445
Debt securities available for sale	261,790	261,790	294,624	294,624
Debt securities held to maturity	154,327	157,561	124,014	118,555
Loans held for sale	165	165	—	—
Loans, net	1,354,766	1,338,791	1,382,739	1,370,244
Accrued interest receivable	6,820	6,820	7,260	7,260
Restricted securities	11,095	11,095	10,894	10,894
Derivative contract assets	3,615	3,615	1,716	1,716
Financial liabilities:
Deposits	1,515,058	1,516,874	1,552,630	1,550,795
FHLB advances	126,000	126,879	126,000	126,100
Subordinated debt	15,000	15,465	15,000	15,878
Other borrowings	8,253	8,293	29,280	29,120
Accrued interest payable	1,339	1,339	964	964
Derivative contract liabilities	3,615	3,615	1,716	1,716
Off-balance-sheet financial instruments	531	531	761	761
(22)   Holding Company Only Financial Information
The Holding Company’s unconsolidated financial information is as follows (in thousands):
Condensed Balance Sheets
	At December 31,
	2019	2018
Assets
Cash	$1,399	2,218
Investment in subsidiary	173,459	149,132
Other assets	36	48
	$174,894	151,398
Liabilities and Stockholders’ Equity
Other borrowings	5,662	6,309
Stockholders’ equity	169,232	145,089
	$174,894	151,398

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(22)   Holding Company Only Financial Information (Continued)
Condensed Statements of Earnings
	Year Ended December 31,
	2019	2018
Interest expense on other borrowings	$320	332
Operating expenses	693	648
Net operating loss	(1,013)	(980)
Income tax benefit	(249)	(248)
Net loss before earnings of subsidiary	(764)	(732)
Earnings of subsidiary	15,513	17,904
Net earnings	$14,749	17,172
Condensed Statements of Cash Flows
	Year Ended December 31,
	2019	2018
Cash flows from operating activities:
Net earnings	$14,749	17,172
Adjustments to reconcile net earnings to net cash used in operating activities:
Deferred income tax benefit	(249)	(248)
Equity in earnings of subsidiary	(15,513)	(17,904)
Stock-based compensation	34	33
Decrease in other assets	261	264
Decrease in other liabilities	—	(66)
Net cash used in operating activities	(718)	(749)
Cash flows from financing activities:
Decrease in other borrowings	(647)	(99)
Net proceeds from issuance of common stock	546	226
Net cash (used in) provided by financing activities	(101)	127
Net decrease in cash	(819)	(622)
Cash at beginning of year	2,218	2,840
Cash at end of year	$1,399	2,218
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$320	398
Income Taxes	$4,158	5,759

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Notes to Consolidated Financial Statements (Continued)
At December 31, 2019 and 2018 and For the Years Then Ended
(23)   Computation of Adjusted Net Worth for Seaside National Bank and Trust
The Bank is an approved Supervised Mortgagee under the Federal Housing Association Lender Program sponsored by the U.S. Department of Housing and Urban Development (“HUD”). Under this program, the Bank must maintain minimum net worth as of December 31, 2019 as calculated below:
1. Servicing portfolio at December 31, 2019		$—
2. Add:
Origination of HUD loans during 2019	$—
HUD loans purchased from loan correspondents during 2019	—
Subtotal		—
3. Less:
HUD loans originated and sold with servicing retained during 2019	$—
HUD loans purchased from correspondents and sold with servicing retained	—
Subtotal		—
4. Total		$—
5. 1% of Line 4		$—
6. Minimum net worth required (greater of $1,000,000 or Line 5)		$1,000,000
Stockholder’s equity (net worth) per balance sheet	$173,459,000
Less unacceptable assets:
Intangible assets, net	(4,910,000)
Other assets	(5,314,000)
Adjusted net worth for HUD requirement purposes		$163,235,000
Adjusted net worth above amount required		$162,235,000

Independent Auditors’ Report on Supplementary Information
Three Shores Bancorporation, Inc. and Subsidiary Orlando, Florida:
We have audited the accompanying consolidated financial statements of Three Shores Bancorporation, Inc. and Subsidiary at and for the year ended December 31, 2019, and have issued our report thereon dated February 19, 2020. Our audit was conducted for the purpose of forming an opinion on the consolidated financial statements taken as a whole. The consolidating information in the accompanying schedules is presented for purposes of additional analysis and is not a required part of the consolidated financial statements. Such information is the responsibility of management and was derived from and relates directly to the underlying accounting and other records used to prepare the consolidated financial statements. The consolidating information has been subjected to the auditing procedures applied in the audit of the consolidated financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the consolidated financial statements themselves, and other additional procedures in accordance with auditing standards generally accepted in the United States of America. In our opinion, the information is fairly stated in all material respects in relation to the consolidated financial statements taken as a whole.
HACKER, JOHNSON & SMITH PA
Orlando, Florida
February 19, 2020
5401 South Kirkman Road, Suite 620, Orlando, Florida 32819, (407) 895-3383
A Registered Public Accounting Firm

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Consolidating Balance Sheet
At December 31, 2019
(In thousands)
	Three Shores Bancorporation, Inc.	Seaside National Bank and Trust	Seaside Insurance, Inc.	Seaside Capital Management, Inc.	Eliminations	Consolidated
Assets
Cash and cash equivalents	$1,399	44,855	2,572	283	(4,253)(b)	44,856
Debt securities available for sale	—	261,790	—	—	—	261,790
Debt securities held to maturity	—	154,327	—	—	—	154,327
Loans held for sale	—	165	—	—	—	165
Loans, net	—	1,354,766	—	—	—	1,354,766
Accrued interest receivable	—	6,820	—	—	—	6,820
Premises and equipment, net	—	1,943	—	—	—	1,943
Right of use assets	—	21,524	—	—	—	21,524
Restricted securities	—	11,095	—	—	—	11,095
Deferred income taxes	—	7,325	(1,208)	—	—	6,117
Foreclosed real estate, net	—	411	—	—	—	411
Investment in subsidiaries	173,459	6,395	—	—	(179,854)(a)	—
Intangible assets, net	—	145	4,765	—	—	4,910
Other assets	36	5,300	14	—	—	5,350
Total assets	$174,894	1,876,861	6,143	283	(184,107)	1,874,074
Liabilities and Stockholders’ Equity
Noninterest-bearing demand deposits	—	291,611	—	—	(4,253)(b)	287,358
NOW deposits	—	194,170	—	—	—	194,170
Money-market and savings deposits	—	737,223	—	—	—	737,223
Time deposits	—	296,307	—	—	—	296,307
Total deposits	—	1,519,311	—	—	(4,253)	1,515,058
Federal Home Loan Bank advances	—	126,000	—	—	—	126,000
Subordinated Debt	—	15,000	—	—	—	15,000
Other borrowings	5,662	2,591	—	—	—	8,253
Accrued interest payable	—	1,339	—	—	—	1,339
Official checks	—	5,314	—	—	—	5,314
Right of use lease liabilities	—	22,280	—	—	—	22,280
Other liabilities	—	11,567	31	—	—	11,598
Total liabilities	5,662	1,703,402	31	—	(4,253)	1,704,842
Stockholders’ equity	169,232	173,459	6,112	283	(179,854)(a)	169,232
Total liabilities and stockholders’ equity	$174,894	1,876,861	6,143	283	(184,107)	1,874,074

(a)
to eliminate investment in subsidiaries.

(b)
to eliminate intercompany cash balances, receivables and payables.

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Consolidating Statement of Earnings
Year Ended December 31, 2019
(In thousands)
	Three Shores Bancorporation, Inc.	Seaside National Bank and Trust	Seaside Insurance, Inc.	Seaside Capital Management, Inc.	Eliminations	Consolidated
Interest income:
Loans	$—	65,030	—	—	—	65,030
Securities	—	11,528	—	—	—	11,528
Other	—	1,806	—	—	—	1,806
Total interest income	—	78,364	—	—	—	78,364
Interest expense:
Deposits	—	23,484	—	—	—	23,484
Borrowings	320	4,404	—	—	—	4,724
Total interest expense	320	27,888	—	—	—	28,208
Net interest (expense) income	(320)	50,476	—	—	—	50,156
Provision for loan losses	—	5,054	—	—	—	5,054
Net interest (expense) income after provision for loan losses	(320)	45,422	—	—	—	45,102
Noninterest income:
Asset advisory services	—	3,497	—	130	—	3,627
Insurance income	—	—	2,806	—	—	2,806
Service charges on deposit accounts	—	675	—	—	—	675
Net gain on sales of loans held for sale	—	141	—	—	—	141
Net loss on sales of securities available for sale	—	(37)	—	—	—	(37)
Earnings of subsidiaries	15,513	1,059	—	—	(16,572)(a)	—
Other	—	2,805	—	—	—	2,805
Total noninterest income	15,513	8,140	2,806	130	(16,572)	10,017
Noninterest expenses:
Salaries and employee benefits	621	22,689	874	—	—	24,184
Occupancy and equipment	—	4,413	—	—	—	4,413
Data processing	—	1,790	—	2	—	1,792
FDIC insurance premiums	—	797	—	—	—	797
Professional fees	40	851	94	11	—	996
Advertising	—	295	—	—	—	295
Other general and administrative	32	3,390	552	1	—	3,975
Total noninterest expense	693	34,225	1,520	14	—	36,452
Earnings before income taxes (benefit)	14,500	19,337	1,286	116	(16,572)	18,667
Income taxes (benefit)	(249)	3,824	315	28	—	3,918
Net earnings	$14,749	15,513	971	88	(16,572)	14,749

(a)
to eliminate earnings of subsidiaries.

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Unaudited Consolidated Balance Sheet
At March 31, 2020
($ in thousands)
Assets
Cash and due from banks	$72,306
Debt securities available for sale	263,524
Debt securities held to maturity (fair value of $117,130)	110,332
Loans held for sale	580
Loans, net of allowance for loan losses of $14,872	1,335,078
Accrued interest receivable	6,781
Premises and equipment, net	1,868
Right of use lease assets	21,720
Restricted securities	10,891
Deferred income taxes	5,143
Foreclosed real estate, net	411
Intangible assets, net	4,785
Other assets	13,014
Total assets	$1,846,433
Liabilities and Stockholders’ Equity
Liabilities:
Noninterest-bearing demand deposits	332,385
NOW deposits	201,351
Money-market and savings deposits	678,642
Time deposits	269,663
Total deposits	1,482,041
Federal Home Loan Bank advances	121,000
Subordinated debt	15,000
Other borrowings	8,445
Accrued interest payable	968
Official checks	4,342
Right of use lease liabilities	22,435
Other liabilities	16,200
Total liabilities	1,670,431
Stockholders’ equity:
Preferred stock Series D, no par value, 20,900,000 shares authorized, 5,834,543 shares issued and outstanding	24,738
Common stock, no par value; 35,000,000 shares authorized, 18,843,991 shares issued and outstanding	—
Additional paid-in capital	114,462
Retained earnings	34,440
Accumulated other comprehensive income	2,362
Total stockholders’ equity	176,002
Total liabilities and stockholders’ equity	$1,846,433

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Unaudited Consolidated Statement of Earnings
For the Three Months Ended March 31, 2020
(In thousands)
Interest income:
Loans	$14,377
Securities	2,577
Other	323
Total interest income	17,277
Interest expense:
Deposits	4,353
Borrowings	1,143
Total interest expense	5,497
Net interest income	11,780
Provision for loan losses	17
Net interest income after provision for loan losses	11,763
Noninterest income:
Asset advisory services	997
Insurance income	646
Service charges on deposit accounts	177
Net gain on sales of loans held for sale	37
Other	782
Total noninterest income	2,639
Noninterest expenses:
Salaries and employee benefits	6,416
Occupancy and equipment	1,089
Data processing	418
Deposit insurance premiums	283
Professional fees	263
Advertising	82
Other general and administrative	940
Total noninterest expenses	9,491
Earnings before income taxes	4,911
Income taxes	996
Net earnings	$3,915

THREE SHORES BANCORPORATION, INC. AND SUBSIDIARY
Unaudited Consolidated Statement of Cash Flows
For the Three Months Ended March 31, 2020
(In thousands)
Cash flows from operating activities:
Net earnings	$3,915
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	89
Provision for loan losses	17
Deferred income taxes	229
Net amortization of premiums and discounts on debt securities	478
Net amortization of deferred loan fees, discounts and costs	(30)
Amortization of intangible assets	125
Stock-based compensation	541
Net loss on sales of debt securities available for sale	1
Net gain on sales of loans held for sale	(37)
Proceeds from sales of loans held for sale	1,827
Loans originated for sale	(2,205)
Repayment of operating lease liabilities	(41)
Net decrease in accrued interest receivable	39
Net increase in other assets	(7,664)
Net decrease in official checks	(972)
Net decrease in accrued interest payable	(371)
Net increase in other liabilities	4,602
Net cash provided by operating activities	543
Cash flows from investing activities:
Purchase of debt securities available for sale	(38,343)
Proceeds from principal repayments, sales and maturities of debt securities available for sale	39,046
Proceeds from principal repayments of debt securities held to maturity	44,118
Net principal repayments of loans	19,701
Purchase of premises and equipment	(14)
Redemption of restricted securities	204
Net cash provided by investing activities	64,712
Cash flows from financing activities:
Net decrease in deposits	(33,017)
Maturities of Federal Home Loan Bank advances	(5,000)
Net increase in other borrowings	192
Proceeds from stock options exercised	20
Net cash used in financing activities	(37,805)
Net increase in cash and cash equivalents	27,450
Cash and cash equivalents at beginning of period	44,856
Cash and cash equivalents at end of period	$72,306
Supplemental disclosure of cash flow information:
Cash paid during the year for:
Interest	$5,868
Income taxes	$—
Noncash transactions:
Other comprehensive income, net change in unrealized gain on debt securities available for sale, net of tax expense	$2,235
Other comprehensive income, amortization of transferred unrealized loss on debt securities held to maturity, net of tax expense	$59
Recognition of right of use lease assets	$748
Recognition of right of use lease liabilities	$748

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.   Indemnification of Directors and Officers.
United’s articles of incorporation, as amended, provide that no director of United shall be personally liable to United or its shareholders for breach of his or her duty of care or other duty as a director, but only to the extent permitted from time to time by the Georgia Business Corporation Code.
United’s bylaws require it to indemnify its directors, officers, employees, and agents against judgments, fines, penalties, amounts paid in settlement, and expenses, including attorneys’ fees, resulting from various types of legal actions or proceedings instituted by third parties if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct specified therein.
In addition, United’s bylaws require it to indemnify its directors, officers, employees, and agents for expenses actually and reasonably incurred in connection with legal actions or proceedings instituted by or in the right of United to procure a judgment in its favor, if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct set forth therein. However, United will not indemnify a director, officer, employee, or agent for such expenses if such person is adjudged liable to United, unless so ordered by the court in which the legal action or proceeding is brought.
A determination concerning whether or not the applicable standard of conduct has been met by a director, officer, employee, or agent seeking indemnification must be made by (1) a disinterested majority of the Board of Directors, (2) United’s legal counsel, if a quorum of disinterested directors is not obtainable or if the disinterested directors so order, or (3) an affirmative vote of a majority of shares held by the shareholders. No indemnification may be made to or on behalf of a director, officer, employee, or agent in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him or her.
As provided under Georgia law, the liability of a director may not be eliminated or limited (1) for any appropriation, in violation of his duties, of any business opportunity of United, (2) for acts or omissions which involve intentional misconduct or a knowing violation of law, (3) for unlawful corporate distributions, or (4) for any transaction from which the director received an improper benefit.
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to United’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, United has been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.
United’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omission, subject to certain limitations.

Item 21.   Exhibits and Financial Statement Schedules.
Exhibit No.	Description
2.1	Agreement and Plan of Merger by and between United Community Banks, Inc. and Three Shores Bancorporation, Inc. dated as of March 9, 2020 (attached as Annex A to the proxy statement/prospectus contained in this Registration Statement).*
3.1	Restated Articles of Incorporation of United Community Banks, Inc., as amended (incorporated by reference to Exhibit 3.1 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the period ended June 30, 2016, filed with the Securities and Exchange Commission on August 8, 2016).
3.2	Amended and Restated Bylaws of United Community Banks, Inc. (incorporated by reference to
Exhibit 3.2 to United Community Banks, Inc.’s Quarterly Report on Form 10-Q for the period ended March 31, 2015, filed with the Securities and Exchange Commission on May 11, 2015).
4.1	Form of common stock certificate of United Community Banks, Inc.
4.2	United Community Banks, Inc. will furnish, upon request, copies of all instruments defining the rights of holders of long-term debt instruments of the registrant and its consolidated subsidiaries
5.1	Opinion of Nelson Mullins Riley & Scarborough LLP regarding the validity of the securities to be issued.
8.1	Opinion of Nelson Mullins Riley & Scarborough LLP regarding certain tax matters.
8.2	Opinion of Hacker, Johnson & Smith, PA regarding certain tax matters.
21.1	Subsidiaries of United Community Banks, Inc. (incorporated by reference to Exhibit 21 to
United Community Banks, Inc.’s Annual Report on Form 10-K for the year ended
December 31, 2019, filed with the Securities and Exchange Commission on February 27, 2020).
23.1	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 5.1).
23.2	Consent of Nelson Mullins Riley & Scarborough LLP (included in Exhibit 8.1).
23.3	Consent of PricewaterhouseCoopers LLP.
23.4	Consent of Hacker, Johnson & Smith PA.
24.1	Power of Attorney.**
99.1	Consent of Piper Sandler & Co.
99.2	Form of proxy of Three Shores Bancorporation, Inc.

*
Annexes, schedules, and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K. United agrees to furnish supplementally a copy of any omitted attachment to the Securities and Exchange Commission on a confidential basis upon request.

**
Previously filed

Item 22.   Undertakings.
The undersigned registrant hereby undertakes:
(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5)
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(6)
That every prospectus (i) that is filed pursuant to paragraph (5) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(7)
To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(8)
To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.

(9)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Greenville, South Carolina, on May 8, 2020.
UNITED COMMUNITY BANKS, INC.
By:	/s/ H. Lynn Harton
Name:	H. Lynn Harton
Title:	Chairman, President and Chief Executive Officer
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
By: /s/ H. Lynn Harton H. Lynn Harton	Chairman, President and Chief Executive Officer (Principal Executive Officer)	May 8, 2020
By: /s/ Jefferson L. Harralson Jefferson L. Harralson	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 8, 2020
By: /s/ Alan H. Kumler Alan H. Kumler	Senior Vice President and Chief Accounting Officer (Principal Accounting Officer)	May 8, 2020
By: * Thomas A. Richlovsky	Lead Independent Director	May 8, 2020
By: * Robert Blalock	Director	May 8, 2020
By: * L. Cathy Cox	Director	May 8, 2020
By: * Kenneth L. Daniels	Director	May 8, 2020
By: * Lance F. Drummond	Director	May 8, 2020
By: * Jennifer Mann	Director	May 8, 2020
By: * David C. Shaver	Director	May 8, 2020
By: * Tim Wallis	Director	May 8, 2020

Signature	Title	Date
By: * David H. Wilkins	Director	May 8, 2020
*By: /s/ H. Lynn Harton H. Lynn Harton	Attorney-in-Fact	May 8, 2020